   As filed with the Securities and Exchange Commission on May 17, 1999.
                                                      Registration No. 333-73107
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                              AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                   ST. JOHN KNITS INTERNATIONAL, INCORPORATED
             (Exact name of Registrant as specified in its charter)

              Delaware                        2253                    52-2061057
 (State or other jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer
 Incorporation or Organization)     Classification Code Number)  Identification Number)

                 17422 Derian Avenue, Irvine, California 92614
                                 (949) 863-1171
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                                ROGER G. RUPPERT
           Senior Vice President--Finance and Chief Financial Officer
                   ST. JOHN KNITS INTERNATIONAL, INCORPORATED
                 17422 Derian Avenue, Irvine, California 92614
                                 (949) 863-1171
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                                   Copies to:

        DAVID A. KRINSKY, ESQ.                   BRIAN J. MCCARTHY, ESQ.             PHILIP T. RUEGGER III, ESQ.
        O'Melveny & Myers LLP           Skadden, Arps, Slate, Meagher & Flom, LLP    Simpson Thacher & Bartlett
 610 Newport Center Drive, 17th Floor       300 South Grand Avenue, Suite 3400          425 Lexington Avenue
Newport Beach, California 92660-6429          Los Angeles, California 90071         New York, New York 10017-3954
         (949) 760-9600                              (213) 687-5000                        (212) 455-2000

   Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE AND UPON CONSUMMATION OF THE TRANSACTIONS DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                --------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                [ST. JOHN LOGO]

                        SPECIAL MEETING OF SHAREHOLDERS
                MERGERS PROPOSED -- YOUR VOTE IS VERY IMPORTANT

   St. John Knits, Inc. has signed a merger agreement providing for two mergers, a reorganization merger and an acquisition merger. If both of the mergers are completed, each share of St. John common stock owned before the mergers will be exchanged, at the holder's election and subject to proration, for either $30 in cash or one share of common stock of St. John Knits International, Incorporated, with a total of 456,047 shares of common stock of St. John Knits International to be issued in the mergers.

   St. John Knits International is currently a wholly owned subsidiary of St. John. As a result of the reorganization merger, St. John will become a wholly owned subsidiary of St. John Knits International. As a result of the acquisition merger, St. John Knits International will be 7% owned by existing shareholders of St. John and 93% owned by Vestar/Gray Investors LLC. Vestar/Gray LLC will be approximately 84% owned by Vestar Capital Partners III, L.P. and approximately 16% owned by Robert E. Gray, Marie Gray and Kelly A. Gray after the mergers. We do not expect the shares of common stock of St. John Knits International to be listed on any national securities exchange or inter-dealer quotation system.

   Before we can complete these transactions, St. John shareholders must approve the principal terms of the reorganization merger found in the merger agreement. The affirmative vote of holders of a majority of outstanding shares of St. John's common stock entitled to vote and the affirmative vote of holders of a majority of outstanding shares of St. John's common stock voting at the special meeting, excluding shares held by the Grays, are required to approve the reorganization merger.

   Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, we will vote your proxy in favor of the principal terms of the reorganization merger found in the merger agreement. If you do not return your card, the effect will be a vote against the reorganization merger.

   The date and time of the special meeting is       , 1999,      local time.
The meeting will be held at St. John's office located at 17522 Armstrong Avenue, Irvine, California 92614.

   This proxy statement-prospectus provides you with detailed information about the proposed mergers. You can also get information about St. John from documents that have been filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

   After careful consideration, a special committee of your board of directors and your board of directors have determined that the mergers are advisable and in the best interests of St. John and its shareholders. Your board of directors has approved and adopted the merger agreement, the reorganization merger and the acquisition merger, and it recommends that you vote "FOR" approval of the principal terms of the reorganization merger found in the merger agreement at the special meeting.

                                          Robert E. Gray
                                          Chairman of the Board and Chief
                                           Executive Officer

   For a discussion of risk factors which you should consider in evaluating the mergers, see "Risk Factors" beginning on page 15.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or the securities offered by this proxy statement-prospectus, or passed upon the fairness or merits of this transaction or the adequacy or accuracy of this proxy statement-prospectus. Any representation to the contrary is a criminal offense.

       This proxy statement-prospectus is dated               , 1999
         and was first mailed to shareholders on               , 1999.

   We have not authorized anyone to give any information or make any representation about the mergers, St. John or St. John Knits International that differs from or adds to the information in this proxy statement-prospectus or in our documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

   If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this proxy statement-prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this proxy statement-prospectus does not extend to you.

   The information contained in this proxy statement-prospectus speaks only as of its date unless the information specifically indicates that another date applies.

   As allowed by the Commission rules, this proxy statement-prospectus incorporates important business and financial information about St. John that is not included in or delivered with the proxy statement-prospectus. This information is available to shareholders of St. John without charge upon written request to Roger G. Ruppert, Senior Vice President-Finance and Chief Financial Officer, St. John Knits, Inc., 17422 Derian Avenue, Irvine, California 92614. Telephone requests may be directed to Roger G. Ruppert at
(949) 863-1171. To obtain timely delivery, shareholders must request this
information no later than      , 1999.

                              ST. JOHN KNITS, INC.

                                ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                      To be held on                 , 1999

                                ----------------

   St. John Knits, Inc. will hold a special meeting of shareholders at its offices located at 17522 Armstrong Avenue, Irvine, California, at
local time on               , 1999, for the following purposes:

  . To consider and vote upon a proposal to approve the principal terms of the reorganization merger found in the Agreement and Plan of Merger, dated as of February 2, 1999, by and among St. John Knits, Inc., St. John Knits International, Incorporated, SJKAcquisition, Inc. and Pearl Acquisition Corp., pursuant to which St. John Knits, Inc. will become a wholly owned subsidiary of St. John Knits International, Incorporated, a Delaware corporation, which is currently a wholly owned subsidiary of St. John, and to approve the form of agreement of merger to be filed with the California Secretary of State to effect the reorganization merger. The consummation of the reorganization merger is a condition precedent to the acquisition merger and the other transactions contemplated in the merger agreement.

  . To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

   A copy of the merger agreement is attached as Appendix A to the proxy statement-prospectus accompanying this notice.

   Record holders of St. John common stock at the close of business on May 24, 1999 will receive notice of and will be entitled to vote at the special meeting, including any adjournments or postponements of the special meeting. The affirmative vote of:

  . the holders of a majority of the outstanding shares of St. John common stock entitled to vote on the reorganization merger; and

  . the holders of a majority of the shares of St. John common stock present either in person or by proxy and voting at the special meeting, excluding any shares of St. John common stock owned beneficially by Robert E. Gray, Marie Gray and Kelly A. Gray and Vestar Capital Partners III, L.P. and any of its affiliates, is required for approval of the principal terms of the reorganization merger found in the merger agreement.

   Your vote is important and we urge you to complete, sign, date and return your proxy card as promptly as possible, whether or not you expect to attend the special meeting. If you are unable to attend in person and you return your proxy card, your shares will be voted at the special meeting. A return envelope is included for your convenience. If your shares are held in "street name" by your broker or other nominee, only that holder can vote your shares. You should follow the directions provided by your broker or nominee regarding how to instruct them to vote your shares.

                                        By Order of the Board of Directors,
                                        ST. JOHN KNITS, INC.


                                        Robert E. Gray
                                        Chairman of the Board and
                                        Chief Executive Officer

Irvine, California
              , 1999

     Please mark, sign, date and return your proxy promptly, whether or not you plan to attend the special meeting.

      Your board of directors recommends that you vote FOR approval of the reorganization merger, which is described in detail in the accompanying proxy statement-prospectus.

                               TABLE OF CONTENTS

                                                                           Page
Questions and Answers About the Mergers...................................   1
Diagram of the Structure of the Proposed Mergers..........................   3
Summary...................................................................   4
  The Mergers.............................................................   4
  What You Will Receive in the Mergers....................................   4
  Election Procedures.....................................................   5
  Merger Financing........................................................   5
  Reasons for the Mergers; Recommendations to Shareholders................   6
  New York Stock Exchange Delisting.......................................   6
  Interests of the Grays That Are Different From Yours....................   6
  Material Federal Income Tax Consequences................................   7
  Comparison of Rights of St. John Common Stock and St. John Knits
   International Common Stock.............................................   7
  Dissenters' Rights......................................................   7
  Opinions of Financial Advisors..........................................   7
  Procedural and Substantive Fairness.....................................   8
  The Special Meeting.....................................................   8
  Vote Required...........................................................   8
  Percentage of Shares Held by Directors and Executive Officers...........   8
  Conditions to Completion of the Mergers.................................   8
  Termination of the Merger Agreement.....................................   9
  Termination Fees and Expenses...........................................   9
  St. John and St. John Knits International...............................  10
  Description of Capital Stock of St. John Knits International............  10
  Market Price and Dividend Information...................................  11
  Selected Historical Condensed Financial Data and Selected Pro Forma
   Condensed Consolidated Financial Data (Unaudited)......................  12
Risk Factors..............................................................  15
  We Will Be Controlled By Vestar After The Mergers.......................  15
  The Fairness Opinions and the Board Recommendation May Not Apply to
   Shareholders Electing to Receive St. John Knits International Common
   Stock..................................................................  15
  You May Not Receive the Type of Consideration Specified in Your
   Election...............................................................  15
  Our Common Stock Will Not Be Listed, Which May Make it More Difficult
   For You to Sell Shares.................................................  15
  Failure to Register St. John Knits International Common Stock Under the
   Securities Exchange Act of 1934 Will Reduce Stockholder Protection.....  16
  Our Company Will Be Substantially Leveraged Which May Adversely Affect
   Our Operations.........................................................  16
  Issuance of Options to Management May Dilute the Interests of St. John
   Knits International Stockholders.......................................  17
  We Do Not Expect to Pay Dividends.......................................  17
  Our Increased Leverage May Make it Difficult for Us to Compete
   Effectively With Other Apparel Manufacturers...........................  17
  Some Members of St. John's Management and Some Directors Have Interests
   That Are in Addition to the Interests of the St. John Shareholders.....  17
  Reincorporation from California to Delaware May Have Adverse
   Consequences for St. John Shareholders.................................  18
  A Warning About Forward-Looking Statements..............................  18
Special Factors...........................................................  19
  Background of the Mergers...............................................  19
  Purpose and Structure for the Mergers...................................  25

                               TABLE OF CONTENTS
                                  (continued)

                                                                           Page
  Reasons for the Mergers; Recommendations to Shareholders................  26
  Fairness Opinions of Financial Advisors.................................  31
  Interests of the Grays and Other Officers and Directors of St. John in
   the Mergers; Conflicts of Interests....................................  44
  Effects of the Mergers; Operations of St. John After the Mergers; New
   York Stock Exchange Delisting..........................................  49
  Accounting Treatment....................................................  50
  Material Federal Income Tax Consequences................................  51
Financial Projections.....................................................  55
The Mergers...............................................................  56
  Merger Consideration....................................................  56
  Conversion/Retention of Shares; Procedures for Exchange of
   Certificates...........................................................  59
  Fractional Shares.......................................................  60
  Governmental and Regulatory Approval....................................  60
  Dissenters' Rights of Appraisal.........................................  61
  Treatment of Options....................................................  63
  Board of Directors and Officers of St. John Knits International
   Following the Mergers..................................................  63
  Other Information Regarding Directors and Executive Officers............  64
  Resale of St. John Knits International Common Stock After the Mergers...  64
  Merger Financing........................................................  65
  Rights Plan.............................................................  69
  Pro Forma Condensed Consolidated Financial Statements (Unaudited).......  71
The Merger Agreement......................................................  77
  The Mergers.............................................................  77
  Closing of the Mergers; Effective Time of the Mergers; Surviving
   Corporations...........................................................  77
  Representations and Warranties..........................................  78
  Covenants...............................................................  79
  No Solicitation.........................................................  80
  Employee Benefits.......................................................  81
  Access to Information...................................................  81
  Cooperation and Reasonable Best Efforts.................................  81
  Indemnification and Insurance...........................................  81
  Conditions to the Consummation of the Mergers...........................  81
  Termination.............................................................  82
  Amendment and Waiver....................................................  84
  Termination Fees and Expenses...........................................  84
The Voting Agreement......................................................  87
The Stockholders' Agreement...............................................  88
  Voting Agreements.......................................................  88
  Registration Rights.....................................................  88
  Transfers of St. John Knits International Common Stock..................  89
  Termination.............................................................  90
The Limited Liability Company Agreement...................................  91
  Voting of Shares........................................................  91
  Registration Rights.....................................................  91
  Transfers of St. John Knits International Common Stock..................  92
  Non-Compete.............................................................  93
  Termination.............................................................  93

                               TABLE OF CONTENTS
                                  (continued)

                                                                           Page
The Special Meeting......................................................   94
  General................................................................   94
  Matters to be Considered...............................................   94
  Proxies................................................................   94
  Solicitation of Proxies................................................   95
  Forms of Election......................................................   95
  Record Date and Voting Rights..........................................   95
  Recommendation of the St. John Board and the Special Committee of the
   Board.................................................................   96
Comparison of the Rights of Holders of St. John Common Stock and St. John
 Knits International Common Stock........................................   97
  Dividends and Repurchases of Shares....................................   97
  Special Meetings of Shareholders; Quorum; Shareholder Action by Written
   Consent...............................................................   98
  Voting Rights in Reorganizations.......................................   99
  Size and Classification of the Board of Directors......................  100
  Election of Directors..................................................  101
  Removal of Directors; Filling Vacancies on the Board of Directors......  101
  Amendment of Charter and Bylaws........................................  102
  Dissenters' Appraisal Rights...........................................  103
  Business Combinations and Reorganizations..............................  105
  Limitation on Directors' Liability.....................................  107
  Indemnification of Officers and Directors; Insurance...................  109
  Loans to Officers and Employees........................................  111
  Inspection of Shareholders' List.......................................  112
  Interested Director Transactions.......................................  112
  Voting By Ballot.......................................................  113
  Shareholder Derivative Suits...........................................  114
  Dissolution............................................................  114
  Rights Plan............................................................  114
  Doctrine of Independent Legal Significance.............................  115
  Application of the California General Corporation Law to Delaware
   Corporations..........................................................  115
Pending Litigation Relating to the Mergers ..............................  115
Information About St. John and St. John Knits International..............  117
  General................................................................  117
  Management and Additional Information..................................  117
  St. John Knits International...........................................  117
Security Ownership of Five Percent Beneficial Owners and Management......  118
Description of St. John Knits International Capital Stock................  119
Purchases of Shares......................................................  119
Information Concerning Pearl, Vestar and the Grays.......................  121
Where You Can Find More Information......................................  122
St. John Incorporated Documents..........................................  122
Legal Opinions...........................................................  123
Independent Public Accountants...........................................  123
Shareholder Proposals....................................................  124
Other Matters............................................................  124
APPENDIX A--Agreement and Plan of Merger.................................  A-1
APPENDIX B--Opinion of Merrill Lynch, Pierce, Fenner & Smith
 Incorporated............................................................  B-1
APPENDIX C--Opinion of Wasserstein Perella & Co., Inc. ..................  C-1
APPENDIX D--Dissenters' Rights...........................................  D-1
APPENDIX E--Voting Agreement.............................................  E-1
APPENDIX F--Form of Agreement of Merger..................................  F-1

                    QUESTIONS AND ANSWERS ABOUT THE MERGERS

Q:  What will St. John shareholders receive for each St. John share?

A: Each St. John shareholder will have the right to elect to receive in exchange for each share of St. John common stock either $30 in cash or one share of common stock of St. John Knits International.

Q:  Will I receive the type of consideration in the mergers I elect to receive?

A: You may not receive the type of consideration that you elect and will not know at the time of your vote or election what you will ultimately receive in exchange for your shares of St. John common stock. This result occurs because only 456,047 shares of St. John Knits International will be issued in the acquisition merger and the allocation of these shares among St. John shareholders depends on the elections made by all of the shareholders of St. John.

Q: Will the shares of St. John Knits International be listed on the New York Stock Exchange?

A: No. We do not expect that the shares of common stock of St. John Knits International will be listed on any national securities exchange or any inter-dealer quotation system.

Q:  What do I need to do now?

A: After carefully reading and considering the information contained in this document, please fill out and sign your proxy card. Then mail your completed, signed and dated proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the St. John special meeting. If you want to elect to receive shares of St. John Knits International common stock in the acquisition merger, mail your completed form of election in the enclosed return envelope. If you do not want to elect to receive shares of St. John Knits International common stock, do not complete a form of election, although this will not guarantee that you will not receive shares.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will not be able to vote your shares without instructions from you. You should follow the directions provided by your broker to vote your shares.

Q: How do I change my vote or election to receive shares after I have mailed my signed proxy card and form of election?

A: You may change your vote by sending a written notice stating that you would like to revoke your proxy or by completing and submitting a new, later dated proxy card to the Corporate Secretary of St. John. You also can attend the St. John special meeting and vote in person. You may change your election by sending a written notice to St. John's exchange agent stating that you would like to revoke your election, as described more fully in the form of election.

Q:  Should I send in my stock certificates now?

A: If you have elected to receive shares of St. John Knits International common stock, you must send in with your form of election your St. John stock certificates or an appropriate guarantee of delivery as described in the form of election. If you have not elected to receive shares of St. John Knits International common stock, you should not send in your stock certificates now. After the mergers are completed, you will receive written instructions for exchanging your St. John stock certificates for cash, St. John Knits International stock certificates or both cash and St. John Knits International stock certificates.

Q:  When do you expect the mergers to be completed?

A: We are working toward completing the mergers as quickly as possible after the St. John special meeting. We hope to complete the mergers late in the second calendar quarter or early in the third calendar quarter of 1999.

Q:  Who can help answer my questions?

A:  If you have more questions about the mergers, you should contact:

    St. John Knits, Inc.
    17422 Derian Avenue
    Irvine, California 92614
    (949) 863-1171
    Attention: Roger G. Ruppert, Chief Financial Officer

               [DIAGRAM OF THE STRUCTURE OF THE PROPOSED MERGERS]

                                    SUMMARY

   This Summary, together with the "Questions and Answers About the Mergers" and the "Diagram of the Structure of the Proposed Mergers" on the preceding pages, highlights important selected information from this proxy statement-prospectus and may not contain all of the information that is important to you. To understand fully the mergers and related transactions and for a more complete description of the legal terms of the mergers and related transactions, you should read carefully this entire document and the other documents to which we have referred you. For more information about St. John, see "Where You Can Find More Information" (page 122). We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary.

The Mergers (See Page 56)

   The merger agreement is attached as Appendix A to this proxy statement-prospectus. We encourage you to read the merger agreement as it is the legal document that governs the mergers.

   If the reorganization merger is approved by St. John shareholders and all other conditions to the reorganization merger and the acquisition merger are satisfied or, where permissible, waived, St. John will complete the mergers as follows:

  1. The Reorganization Merger. St. John will merge with SJKAcquisition, Inc., with St. John surviving the reorganization merger. As a result, St. John will become a subsidiary of St. John Knits International and, for a brief period of time prior to the acquisition merger, all St. John shareholders will become stockholders of St. John Knits International.

  2. The Acquisition Merger. Immediately after the reorganization merger, St. John Knits International will merge with Pearl Acquisition Corp., with St. John Knits International surviving the acquisition merger. Pearl is a Delaware corporation which is wholly owned by Vestar/Gray Investors LLC. Vestar/Gray LLC is a limited liability company indirectly wholly owned by Vestar Capital Partners III, L.P.

   Prior to the reorganization merger, Vestar/Gray LLC will purchase 1,205,983 shares of St. John common stock from the Grays, and in exchange the Grays will receive $7,110,000 in cash for 237,000 of these shares and a 16% ownership interest in Vestar/Gray LLC, valued at approximately $29.1 million, for 968,983 of these shares. The Grays will not retain any shares of St. John common stock and therefore will not participate directly in the mergers along with other St. John shareholders. In the reorganization merger, Vestar/Gray LLC will exchange each of the 1,205,983 shares of St. John common stock for one share of St. John Knits International common stock. In the acquisition merger, the shares of common stock of Pearl owned by Vestar/Gray LLC will be converted into shares of St. John Knits International common stock and the shares of St. John Knits International held by Vestar/Gray LLC will be canceled in accordance with Delaware corporate law.

   As a result of the mergers, St. John Knits International will be 7% owned by existing shareholders of St. John, other than the Grays, and 93% owned by Vestar/Gray LLC, which will be owned by Vestar, through Vestar/SJK Investors LLC, and the Grays. Throughout this document, the term "Vestar" is used to refer to both Vestar Capital Partners III, L.P. and Vestar/SJK Investors LLC.

   St. John anticipates completing the mergers as promptly as practicable after the St. John special meeting.

What You Will Receive in the Mergers (See Page 56)

   For each share of St. John common stock owned before the mergers, a St. John shareholder who has not exercised his or her dissenters' rights in the reorganization merger will be entitled to receive, at his or her election and subject to proration, $30 in cash or one share of common stock of St. John Knits International. St. John shareholders, other than the Grays, will receive a total of 456,047 shares of common stock of St. John Knits International in the acquisition merger. Approximately 3% of the outstanding shares of St. John common stock held by the public will be exchanged for 456,047 shares of St. John Knits International common stock and approximately 97% of the outstanding shares of St. John common stock held by the public will be exchanged for cash. The aggregate cash consideration that St. John Knits International will pay to holders of St. John common stock in the acquisition merger is approximately $447.6 million.

Election Procedures (See Page 56)

   Because only 456,047 shares of St. John Knits International will be issued in the acquisition merger, you may not receive the type of consideration that you elect and will not know at the time of your vote or election what you will ultimately receive in exchange for your shares of St. John. If St. John shareholders elect to receive, in the aggregate, less than 456,047 shares of St. John Knits International common stock, then the balance of the 456,047 shares will be allocated among shares for which no election to receive stock was made. If, on the other hand, St. John shareholders elect to receive, in the aggregate, more than 456,047 shares, then the 456,047 shares of St. John Knits International common stock will be allocated pro rata among St. John shareholders who have elected to receive shares of St. John Knits International. Consequently, these shareholders will receive fewer shares than they had elected. If no St. John shareholder elects to receive stock in the acquisition merger, each St. John shareholder will receive for each share of St. John common stock $29.10 and .03 of a share of St. John International stock.

   You may elect to receive stock for some or all of your St. John shares by mailing the form of election enclosed with this proxy statement-prospectus to
St. John's exchange agent by              , 1999. You may revoke your election
prior to the special meeting by sending written notice to St. John's exchange agent, as described in the form of election.

Merger Financing (See Page 65)

   We expect the sources and uses of funds in the acquisition merger to be as follows:

                         SOURCES OF CASH
Vestar/Gray LLC's cash equity contribution........................ $146,527,000
Senior subordinated notes.........................................  160,000,000
Senior bank credit facilities.....................................  155,000,000
                                                                   ------------
  Total sources................................................... $461,527,000

                          USES OF CASH
Cash payment to shareholders..................................... $447,584,000
Estimated transaction fees and costs.............................   22,427,000
Settlement of outstanding stock options..........................   14,300,000
                                                                  ------------
  Total uses..................................................... $484,311,000
                                                                  ------------
  Net use........................................................ $(22,784,000)
                                                                  ============

   These numbers are as of January 31, 1999, as reflected in the pro forma financial statements.

   The rest of the necessary financing will come from available cash of St. John. Because the Grays are "rolling over" 968,983 of their shares, valued at approximately $29.1 million, by transferring them in exchange for a continued equity interest in St. John Knits International through an interest in Vestar/Gray LLC, the need to provide additional cash financing for the mergers is reduced by an equivalent amount.

   We expect to pay approximately $18.7 million of the $22.4 million estimated fees and costs to the independent financial advisors and the bankers supplying the financing for the transaction, including a $4 million transaction fee payable to Vestar at closing. We expect to pay an additional $3.7 million for miscellaneous expenses, including legal and accounting fees, printing and mailing fees, solicitation expenses, SEC filing fees and Vestar's out-of-pocket expenses estimated at approximately $200,000.

   Vestar will not make its cash equity contribution unless St. John Knits International obtains $315 million of long-term debt financing and satisfies all conditions to the closing of the mergers described in the merger agreement and all conditions in the commitment letters relating to the debt financing.

   As described above, St. John Knits International will incur approximately $315 million of long-term debt to help finance the mergers. This additional leverage may impair our ability to obtain additional financing and may reduce funds that would otherwise be available to us for operations and future business opportunities. In addition, the increased debt could make us more vulnerable to economic and competitive pressures and increases in interest rates and could force us to modify our operations.

   St. John Knits International will settle outstanding stock options by paying to the holders of these options an amount of cash equal to the excess of $30 over the exercise price per share of each option. The $14.3 million estimated cost to settle outstanding options is based on options to purchase 814,652 shares of St. John common stock which were outstanding as of January 31, 1999. These options have an average exercise price of $12.48 per share.

Reasons for the Mergers; Recommendations to Shareholders (See Page 26)

   Your board of directors and the special committee believe the proposed mergers are in the best interests of St. John shareholders in light of the aggregate value to be paid to St. John shareholders in the mergers. However, the board of directors and the special committee make no recommendation to shareholders who elect to receive shares of St. John Knits International common stock in the acquisition merger and, as a result of that election, receive more than their pro rata share of St. John Knits International common stock.

New York Stock Exchange Delisting (See Page 49)

   Once the mergers are completed, St. John will delist the St. John common stock from the New York Stock Exchange. We do not expect to list the shares of common stock of St. John Knits International on any national securities exchange or any inter-dealer quotation system. Because these shares may not be listed on an exchange or inter-dealer quotation system, the value and marketability of St. John Knits International common stock will be different from the value and marketability of St. John common stock prior to the mergers.

Interests of the Grays That Are Different From Yours (See Page 44)

   In considering the recommendation of the St. John board regarding the mergers, you should be aware of the interests that the Grays have in the mergers that are different from your and their interests as shareholders. Some of these interests are listed below.

 1. Prior to the reorganization merger, the Grays will transfer to Vestar/Gray LLC 237,000 shares of St. John common stock in exchange for a total cash payment of $7,110,000 and will contribute 968,983 shares of St. John common stock, valued by Vestar and the Grays at approximately $29.1 million, in exchange for an approximately 16% interest in Vestar/Gray LLC. The Grays' interest in Vestar/Gray LLC will result in their ownership of approximately 15% of the common stock of St. John Knits International after the mergers. The Grays own, as of the record date, approximately 7.3% of the outstanding common stock of St. John.

 2. Following the mergers, each of the Grays will be granted as incentive compensation new employee stock options to acquire shares of St. John Knits International common stock representing in the aggregate 5% of the total shares of St. John Knits International common stock following the mergers on a fully diluted basis. These options will have an exercise price equal to the market value of such stock on the date of grant, which St. John Knits International expects to equal $30 per share, and will vest and become exercisable based on the Grays' continued employment by St. John Knits International for a specified period of time and the achievement of specified performance criteria. If the applicable performance criteria are not met, the options will not become exercisable and will terminate.

 3. The Grays will also have board designation rights, registration rights and buy/sell rights through a stockholders' agreement among St. John Knits International, the Grays, Vestar and Vestar/Gray LLC.

 4. Robert E. Gray may become entitled to receive a lump sum payment, unless Mr. Gray has otherwise previously elected to defer receipt of this payment, in an amount equal to approximately $2,000,000, which represents deferred compensation payable to Mr. Gray under his employment agreement with St. John as of the closing of the mergers. Any portion of this payment and any other compensation paid to him in the same taxable year in excess of $1 million may not be deductible by St. John.

 5. The Grays will receive cash payments from Merrill Lynch from the settlement of existing hedging arrangements with respect to some of the shares of St. John common stock that they beneficially own.

 6. In the event that St. John is obligated to reimburse Pearl for expenses under the merger agreement, Vestar may reimburse Mr. Gray for a proportionate share of his expenses.

 7. The Grays will receive a cash payment of $9,890,000 in respect of outstanding, vested options, net of the exercise price for these options.

 8. Vestar has agreed that following the consummation of the mergers, it will cause St. John Knits International to reimburse Mr. Gray for his reasonable out-of-pocket expenses in connection with the mergers.

 9. Mr. Gray and Kelly A. Gray will serve as directors of St. John Knits International after the mergers.

Material Federal Income Tax Consequences (See Page 51)

   The mergers are intended to be tax-free to you to the extent you have exchanged your shares of St. John common stock for St. John Knits International common stock. The mergers will be taxable to you to the extent cash received exceeds your tax basis in St. John shares exchanged for cash. However, it is possible that the mergers will be fully taxable to the extent of the difference between the fair market value of your St. John common stock and your tax basis in your shares. In addition, the tax treatment of the cash received by St. John shareholders depends upon how each shareholder holds the St. John shares and upon whether such shares are deemed to have been sold to Vestar/Gray LLC or instead to have been redeemed by St. John Knits International or St. John. No opinions are being issued and no rulings from the IRS are being sought concerning the tax treatment of the mergers.

   Tax matters can be complicated and the tax consequences of the mergers to you will depend on the facts of your own situation. You should consult your own tax advisors to understand fully the tax consequences of the mergers to you.

Comparison of Rights of St. John Common Stock and St. John Knits International Common Stock (See Page 97)

   The rights of St. John shareholders are governed by California law and by St. John's restated articles of incorporation and restated bylaws, whereas the rights of St. John Knits International's stockholders will be governed by Delaware law and by St. John Knits International's restated certificate of incorporation and bylaws. As a result of these different governing laws and organizational documents, St. John shareholders will have different rights as holders of St. John Knits International common stock than they currently have as holders of St. John common stock.

Dissenters' Rights (See Page 61)

   California law permits holders of St. John common stock to dissent from the reorganization merger and to have the fair value of their stock appraised and paid to them in cash. If you hold shares of St. John common stock and you dissent from the reorganization merger and follow the required formalities, you will receive neither the $30 cash price nor shares of stock of St. John Knits International. Instead, your only right will be to receive the appraised value of your shares of St. John in cash. Although shareholders of St. John will have dissenters' rights with respect to the reorganization merger, they will not have dissenters' rights with respect to the acquisition merger.

Opinions of Financial Advisors (See Page 31)

   In deciding to approve the mergers, your board of directors considered the opinion delivered to it by Merrill Lynch, Pierce, Fenner & Smith Incorporated that, as of the date of the opinion, and based on the assumptions, limitations and qualifications found in the opinion, the consideration to be received by the holders of St. John common stock, other than the Grays, pursuant to the mergers was fair from a financial point of view to such holders. In deciding to recommend that the board of directors approve the mergers, the special committee considered the opinions of its financial advisors, Merrill Lynch and Wasserstein Perella & Co., Inc., that as of the date of each opinion and based on the assumptions, limitations and qualifications found in each opinion, the consideration to be received by the holders of St. John common stock, other than the Grays, pursuant to the mergers, was fair from a financial point of view to such holders. However, neither Merrill Lynch nor Wasserstein Perella addressed the fairness, from a financial point of view, of the consideration to be received by any holder of St. John common stock who elects to receive
St. John Knits International common stock in the acquisition merger and, as a result of that election, receives more than his or her pro rata share of St. John Knits International common stock. We have attached as Appendix B and Appendix C the written opinions of Merrill Lynch and Wasserstein Perella, respectively, each dated February 2, 1999. You should read those documents carefully to understand the assumptions made, matters considered and limitations of the review undertaken by the financial advisors in providing their opinions.

Procedural and Substantive Fairness (See Page 31)

   Each of the Grays, St. John, St. John Knits International, SJKAcquisition, Pearl, Vestar/Gray LLC, Vestar/SJK Investors LLC, Vestar Capital Partners III, L.P., Vestar Associates III, L.P. and Vestar Associates Corporation III believes that the mergers are both procedurally and substantively fair to the unaffiliated shareholders of St. John.

The Special Meeting (See Page 94)

   At the special meeting, the holders of St. John common stock will be asked to approve the principal terms of the reorganization merger found in the merger agreement. You may vote at the special meeting if you were the record owner of St. John common stock at the close of business on May 24, 1999. You will have one vote for each share of St. John common stock you own.

Vote Required (See Page 95)

   The vote of a majority of the outstanding shares of St. John common stock entitled to vote on the reorganization merger and a majority of the outstanding shares of St. John common stock present and voting at the special meeting, excluding any shares of stock owned beneficially by Vestar or the Grays, is required to approve the principal terms of the reorganization merger found in the merger agreement. Because approval of the reorganization merger requires the affirmative vote of a majority of outstanding shares of St. John common stock, abstentions and broker non-votes will have the same effect as negative votes.

Percentage of Shares Held by Directors and Executive Officers (See Page 118)

   On the record date, directors and executive officers of St. John owned and
had the right to vote      shares of St. John common stock (approximately    %
of the shares of St. John common stock then outstanding). We expect that they will vote all of their shares in favor of the reorganization merger. In addition, the Grays have entered into a voting agreement with Vestar and Vestar/Gray LLC in which they have agreed to vote the shares of St. John common stock owned beneficially by them, excluding shares subject to options, in favor of the mergers. As of the record date, the Grays owned and had the right to vote a total of 1,205,983 shares of St. John common stock, representing approximately 7.3% of the total shares outstanding on the record date.

Conditions to Completion of the Mergers (See Page 81)

   The completion of the mergers depends on the satisfaction of a number of conditions, including the following:

  1. St. John shareholders must approve the reorganization merger;

  2. we must receive financing for the transactions contemplated by the merger agreement;

  3. we must receive all required consents and approvals, including regulatory approvals, and any waiting periods required by law must have expired;

  4. there must be no governmental order blocking completion of the mergers, no proceedings by a government body trying to block the mergers and no significant litigation by any governmental body with respect to the mergers;

  5. St. John must not have suffered any event which has had, or is reasonably likely to have, a "material adverse effect" on St. John (for the definition of material adverse effect, see "The Merger Agreement-- Conditions to the Consummation of the Mergers" on page 81); and

  6. the representations and warranties made by St. John in the merger agreement must be true and correct in all material respects at the closing date, and St. John must have performed in all material respects its obligations under the merger agreement.

   Unless prohibited by law, St. John or Pearl could elect to waive a condition that has not been satisfied and complete the mergers anyway. We cannot be certain whether or when any of these conditions will be satisfied, or, where permissible, waived, or that we will complete the mergers. In addition, we will not complete the reorganization merger unless all conditions to the acquisition merger are satisfied or, where permissible, waived.

Termination of the Merger Agreement (See Page 82)

   Pearl and St. John may agree at any time to terminate the merger agreement before completing the mergers, even if the St. John shareholders have already approved the reorganization merger.

   Either party may also terminate the merger agreement if:

  1. the parties do not complete the mergers by July 15, 1999;

  2. any government body has issued a final order enjoining or otherwise prohibiting the mergers;

  3. St. John shareholders do not approve the reorganization merger; or

  4. the other party is in material breach of any of its representations, warranties or covenants under the merger agreement and the breach is not cured within 20 days.

   In addition, Pearl may terminate the merger agreement if:

  1. our board has withdrawn or modified in a manner adverse to Pearl its recommendation of the mergers;

  2. our board has approved an acquisition proposal made by a third party; or

  3. we have failed to recommend rejection of any tender or exchange offer for shares of St. John common stock.

   Finally, St. John may terminate the merger agreement prior to approval of the reorganization merger by its shareholders if, among other reasons:

  1. our board has withdrawn or modified in a manner adverse to Pearl our recommendation of the mergers in compliance with the terms of the merger agreement; or

  2. our board has approved a superior proposal in compliance with the terms of the merger agreement.

Termination Fees and Expenses (See Page 84)

   St. John has agreed to pay Pearl a $14 million termination fee if the following events occur:

  1. Pearl terminates the merger agreement because our board has withdrawn or modified in a manner adverse to Pearl its recommendation of the mergers or if our board has approved or we have consummated an acquisition proposal made by a third party or if we have failed to recommend rejection of any tender or exchange offer for shares of St. John common stock;

  2. we terminate the merger agreement because, in compliance with the merger agreement, our board has withdrawn or modified in a manner adverse to Pearl its recommendation of the mergers or our board has approved a superior proposal in accordance with the terms of the merger agreement; or

  3. an acquisition proposal is made by a third party and

    (a) either Pearl or we terminate the merger agreement because St. John shareholders have not approved the reorganization merger,

    (b) either Pearl or we terminate the merger agreement because the mergers have not been consummated by July 15, 1999, unless the consummation has not occurred due to the failure to receive financing based on market conditions, or

    (c) Pearl terminates the merger agreement because we are in material breach of any of our representations, warranties or covenants contained in the merger agreement,

    and, in any of these events, within twelve months after the date of such termination, we enter into a definitive agreement or consummate either an acquisition proposal made by a third party other than Pearl prior to the date of such termination or a superior proposal.

   In addition, we have agreed to pay up to $1.5 million of the expenses incurred by Pearl in connection with the mergers if the following events occur:

  1. either Pearl or we terminate the merger agreement if the mergers have not been consummated by July 15, 1999 because conditions to the mergers have not been satisfied by such date; or

  2. the circumstances described in paragraphs (1) or (2) above have occurred.

   If we have to pay both the termination fee and the expense amount, the expense amount will be credited against the termination fee.

   Pearl has agreed to pay up to $1.5 million of the expenses incurred by us in connection with the mergers if we terminate the merger agreement because Pearl is in material breach of any of its representations, warranties or covenants contained in the merger agreement.

St. John and St. John Knits International (See Page 117)

St. John Knits, Inc.
St. John Knits International, Incorporated
17422 Derian Avenue
Irvine, California 92614
(949) 863-1171

   St. John is a leading designer, manufacturer and marketer of women's clothing and accessories, principally under the St. John trade name. For over thirty-five years, the St. John name has been associated with high quality and a specific look in knitwear characterized by vibrant colors and classic, timeless styling. The St. John "look," combined with limited production runs and selective distribution, has created an exclusive image, engendering consumer loyalty.

   St. John Knits International is a Delaware corporation and a wholly owned subsidiary of St. John. As a result of the reorganization merger, St. John will become a wholly owned subsidiary of St. John Knits International and shareholders of St. John will become shareholders of St. John Knits International. St. John Knits International does not currently conduct any business other than holding the capital stock of SJKAcquisition, Inc.

Description of Capital Stock of St. John Knits International (See Page 119)


   Holders of St. John Knits International common stock are entitled to share ratably in assets available for distribution on liquidation, dissolution or winding up, subject, if preferred stock of St. John Knits International is then authorized and outstanding, to any preferential rights of such preferred stock. Each share of the St. John International common stock entitles its holder to one vote at all meetings of stockholders, and such votes are non-cumulative. The St. John Knits International common stock is not redeemable, has no subscription or conversion rights and does not entitle its holders to any pre-emptive rights.

                     Market Price and Dividend Information

   Shares of St. John common stock are traded on the New York Stock Exchange under the symbol "SJK." The table below shows, for the fiscal quarters indicated, the high and low sales prices of shares of St. John common stock as reported by the New York Stock Exchange.

                                                          High   Low   Dividend
                                                         ------ ------ --------
   1997
   First Quarter (13 weeks ended February 2, 1997)...... $48.13 $41.13  $0.025
   Second Quarter (13 weeks ended May 4, 1997)..........  45.50  37.50   0.025
   Third Quarter (13 weeks ended August 3, 1997)........  54.50  38.75   0.025
   Fourth Quarter (13 weeks ended November 2, 1997).....  49.19  38.50   0.025
   1998
   First Quarter (13 weeks ended February 1, 1998)...... $44.50 $36.38  $0.025
   Second Quarter (13 weeks ended May 3, 1998)..........  48.31  38.63   0.025
   Third Quarter (13 weeks ended August 2, 1998)........  44.75  34.00   0.025
   Fourth Quarter (13 weeks ended November 1, 1998).....  33.88  13.00   0.025
   1999
   First Quarter (13 weeks ended January 31, 1999)...... $27.94 $17.56  $0.025
   Second Quarter (as of April 20, 1999)................  27.88  25.81   0.025

   On December 8, 1998, the last full trading day prior to the public announcement of the proposed mergers, the reported closing price of St. John common stock on the New York Stock Exchange was $21.94 per share.

   On          , 1999, the most recent practicable date prior to the printing of this proxy statement-prospectus, the reported closing price of St. John
common stock on the New York Stock Exchange was $             per share.

   St. John's ability to pay dividends depends upon limitations under applicable law, covenants under its line of credit and other factors your board of directors deems relevant, including results of operations, financial condition and capital and surplus requirements. St. John does not expect St. John Knits International to pay dividends on its common stock following the mergers.

   Following the mergers, St. John Knits International's ability to pay dividends will depend on receipt of dividends from St. John, which will be its wholly owned subsidiary. In addition, St. John Knits International's ability to pay dividends will be limited by the agreements governing the terms of the indebtedness incurred in connection with the mergers, limitations under applicable law and other factors its board of directors deems relevant.

                Selected Historical Condensed Financial Data and
      Selected Pro Forma Condensed Consolidated Financial Data (Unaudited)

   The following tables show selected historical condensed consolidated financial data of St. John and selected pro forma condensed consolidated financial data of St. John. The selected historical condensed consolidated financial data for the three fiscal years ended November 1, 1998, November 2, 1997 and November 3, 1996 and for the thirteen weeks ended January 31, 1999 and February 1, 1998 are derived from the historical consolidated financial statements of St. John and the related notes, which are incorporated by reference in this document. The selected historical condensed consolidated financial data for the two fiscal years ended October 29, 1995 and October 30, 1994 are derived from the historical consolidated financial statements of St. John, which are not included in this document. See "Where You Can Find More Information" on page 122.

   The selected pro forma condensed consolidated financial data of St. John has been derived by the application of pro forma adjustments to St. John's historical consolidated financial statements incorporated by reference in this document. The pro forma condensed consolidated statements of income for the periods presented gives effect to the mergers and related transactions, including the merger financing, settlement of outstanding stock options and payment of estimated fees and costs, as if such transactions were consummated as of November 3, 1997 for the fiscal year ended November 1, 1998 and for the thirteen weeks ended January 31, 1999. The pro forma condensed consolidated balance sheet data gives effect to the mergers and related transactions as if such transactions had occurred as of January 31, 1999. The adjustments are described in the notes accompanying the pro forma financial statements found on page 72. The selected pro forma condensed consolidated financial data should not be considered indicative of actual results that would have been achieved had the mergers and related transactions been consummated on the date or for the periods indicated and do not purport to be indicative of balance sheet data or results of operations as of any future date or for any future period. This data should be read in conjunction with St. John's historical financial statements and the notes thereto which are incorporated in this proxy statement-prospectus by reference. See "Where You Can Find More Information" on page 122.

   The pro forma adjustments were applied to the respective historical consolidated financial statements to reflect the accounting for the mergers as a recapitalization. Accordingly, the historical basis of St. John's assets and liabilities has not been impacted by the transaction.

   In these tables, the terms "EBITDA," "EBITDA margin," "ratio of earnings to fixed charges," and "total debt" have the meanings stated below.

  . ""EBITDA'' represents earnings before interest expense, interest income, income taxes, depreciation and amortization expense, non-cash write-off of assets and excludes minority interest and other non-royalty income and the fee paid to the special committee. It is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of St. John's operating performance or to cash flow as a measure of liquidity. EBITDA is included in this proxy statement-prospectus as it is a basis upon which St. John assesses its financial performance, and covenants in St. John's borrowing arrangements will be tied to similar measures. EBITDA and EBITDA margin, as presented, present useful measures of assessing St. John's ongoing operating activities without the impact of financing activity and non-recurring charges. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similar titled captions of other companies due to potential inconsistencies in the method of calculation.

  .  EBITDA margin represents EBITDA divided by net sales.

  . For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and extraordinary items, plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and a portion of operating lease rental expense deemed to be representative of the interest factor.

  . Total debt includes long-term debt and the current portion of long-term debt.

                  Selected Historical Condensed Financial Data

                                              For the years ended                      Thirteen weeks ended
                          ----------------------------------------------------------- -----------------------
                          October 30, October 29, November 3, November 2, November 1, February 1, January 31,
                             1994        1995        1996        1997        1998        1998        1999
                          ----------- ----------- ----------- ----------- ----------- ----------- -----------
                                         (amounts in thousands except per share and ratio data)
CONSOLIDATED STATEMENTS
 OF INCOME:
 Net sales..............   $127,953    $161,795    $202,951    $242,101    $281,961    $ 68,761    $ 73,389
 Cost of sales..........     59,179      74,252      88,871      99,545     120,883      28,983      33,829
                           --------    --------    --------    --------    --------    --------    --------
 Gross profit...........     68,774      87,543     114,080     142,556     161,078      39,778      39,560
 Selling, general and
  administrative
  expenses..............     43,288      54,550      68,385      84,545     107,026      24,193      30,135
                           --------    --------    --------    --------    --------    --------    --------
 Operating income.......     25,486      32,993      45,695      58,011      54,052      15,585       9,425
 Other income...........        340         803       1,355         713       1,369         228         426
                           --------    --------    --------    --------    --------    --------    --------
 Income before income
  taxes.................     25,826      33,796      47,050      58,724      55,421      15,813       9,851
 Income taxes...........     10,880      14,243      19,929      24,300      22,001       6,593       4,027
                           --------    --------    --------    --------    --------    --------    --------
 Net income.............   $ 14,946    $ 19,553    $ 27,121    $ 34,424    $ 33,420       9,220       5,824
                           --------    --------    --------    --------    --------    --------    --------
 Net income per common
  share--basic..........   $   0.91    $   1.19    $   1.64    $   2.07    $   2.00    $   0.55    $   0.35
                           --------    --------    --------    --------    --------    --------    --------
 Net income per common
  share--diluted........   $   0.90    $   1.16    $   1.59    $   2.01    $   1.94    $   0.54    $   0.34
                           --------    --------    --------    --------    --------    --------    --------
 Dividends per share....   $  0.075    $   0.10    $   0.10    $   0.10    $   0.10    $  0.025    $  0.025
                           --------    --------    --------    --------    --------    --------    --------
 Shares used in the
  calculation of net
  income per share --
   basic................     16,396      16,433      16,519      16,615      16,694      16,645      16,580
                           --------    --------    --------    --------    --------    --------    --------
 Shares used in the
  calculation of net
  income per share --
   diluted..............     16,651      16,869      17,016      17,134      17,235      17,075      16,961
                           --------    --------    --------    --------    --------    --------    --------
OTHER DATA:
 EBITDA.................   $ 29,251    $ 38,539    $ 52,999    $ 67,126    $ 66,294    $ 18,204    $ 12,979
 EBITDA margin..........       22.9%       23.8%       26.1%       27.7%       23.5%       26.5%       17.7%
 Depreciation and
  amortization..........   $  3,673    $  5,313    $  7,042    $  8,859    $ 11,371    $  2,619    $  3,322
 Capital expenditures...   $  7,796    $ 17,571    $ 21,400    $ 22,751    $ 23,648    $  8,047    $  5,447
 Ratio of earnings to
  fixed charges.........      17.5x       18.7x       21.8x       22.6x       16.6x       22.9x       13.0x
 Net cash provided by
  operating activities..   $ 12,637    $ 18,014    $ 16,841    $ 30,459    $ 24,982    $ 19,230    $ 19,012
 Net cash used in
  investing activities..   $ 14,292    $ 17,714    $ 20,114    $ 21,542    $ 22,377    $  8,057    $  5,308
 Net cash provided by
  (used in) financing
  activities............   $   (998)   $   (444)   $    748    $   (817)   $ (2,724)   $    793    $   (430)
BALANCE SHEET DATA:
 Working capital........   $ 31,442    $ 38,130    $ 49,628    $ 69,693    $ 89,190    $ 74,471    $ 92,457
 Total assets...........     62,634      85,973     116,494     153,904     182,390     166,956     189,173
 Total debt.............        --          --          --          --          408         --          349
 Stockholders' equity...     50,530      69,227      97,093     130,680     161,574     140,629     166,911
 Book value per share...       3.08        4.20        5.85        7.86        9.75        8.41       10.07

      Selected Pro Forma Condensed Consolidated Financial Data (Unaudited)
             (amounts in thousands except per share and ratio data)

                                                        Pro Forma    Pro Forma
                                                       ------------ -----------
                                                          Fiscal
                                                           Year      Thirteen
                                                          Ended     Weeks Ended
                                                       November  1, January 31,
                                                           1998        1999
                                                       ------------ -----------
   CONSOLIDATED STATEMENT OF INCOME:
     Net sales.......................................    $281,961    $  73,389
     Cost of sales...................................     120,883       33,829
                                                         --------    ---------
     Gross profit....................................     161,078       39,560
     Selling, general and administrative expenses....     107,526       30,260
                                                         --------    ---------
     Operating income................................      53,552        9,300
     Interest expense................................      32,816        7,959
     Other income....................................         252          142
                                                         --------    ---------
     Income before income taxes......................      20,988        1,483
     Income taxes....................................       8,331          604
                                                         --------    ---------
     Net income......................................    $ 12,657    $     879
                                                         --------    ---------
     Net income per common share-basic...............    $   1.93    $    0.13
                                                         --------    ---------
     Net income per common share-diluted.............    $   1.93    $    0.13
                                                         --------    ---------
     Dividends per share.............................    $    --     $     --
                                                         --------    ---------
     Shares used in the calculation of net income per
      share -- basic.................................       6,546        6,546
                                                         --------    ---------
     Shares used in the calculation of net income per
      share -- diluted...............................       6,546        6,546
                                                         --------    ---------
   OTHER DATA:
     EBITDA..........................................    $ 65,624    $  12,854
     EBITDA margin...................................        23.3%        17.5%
     Depreciation and amortization...................    $ 11,371    $   3,322
     Capital expenditures............................    $ 23,648    $   5,447
     Ratio of earnings to fixed charges..............       1.58x        1.17x
   BALANCE SHEET DATA AS OF JANUARY 31, 1999:
     Working capital.................................                $  72,273
     Total assets....................................                  184,489
     Total debt......................................                  315,349
     Stockholders' deficit...........................                 (152,773)
     Book value per share............................                   (23.34)

                                  RISK FACTORS

   You should carefully consider the following factors, together with the other information contained in this proxy statement-prospectus, before determining whether to vote to approve the reorganization merger. If any of the following risks actually occur, our business, financial condition or our results of operations could be seriously harmed. If that happens, the value of St. John Knits International common stock could decline, and you may lose all or part of your investment.

We Will Be Controlled By Vestar After The Mergers

   Stockholders other than Vestar, through Vestar/Gray LLC, will have little or no influence on decisions regarding significant corporate matters for St. John Knits International. Vestar's total ownership interest of St. John Knits International will be approximately 78% after the acquisition merger. As a result, Vestar will have the power to control the direction and policies of St. John Knits International, the election of a majority of the directors and the outcome of any matter requiring stockholder approval, including adopting amendments to St. John Knits International's certificate of incorporation and approving mergers or sales of all or substantially all of St. John Knits International's assets.

   In addition, the existence of a single controlling stockholder of St. John Knits International makes it virtually impossible for a third party to acquire St. John Knits International without Vestar's consent. A third party would be required to negotiate any such transaction with Vestar, through Vestar/Gray LLC, and Vestar's interests may be different from the interests of other
St. John Knits International stockholders.

The Fairness Opinions and the Board Recommendation May Not Apply to Shareholders Electing to Receive St. John Knits International Common Stock

   Shareholders should bear in mind that the fairness opinions of Merrill Lynch and Wasserstein Perella do not apply to any St. John shareholder who elects to receive St. John Knits International common stock in the acquisition merger and, as a result of that election, receives more than his or her pro rata share of St. John Knits International common stock. In addition, the board of directors and the special committee make no recommendation with respect to shareholders who elect to receive shares of St. John Knits International common stock in the acquisition merger and, as a result of that election, receive more than their pro rata share of St. John Knits International common stock.

You May Not Receive the Type of Consideration Specified in Your Election

   The election of record holders of St. John common stock to receive shares of St. John Knits International or $30 in cash per share is subject to proration procedures. If the mergers are consummated, you will not necessarily receive the type of consideration specified in your election. See "The Mergers--Merger Consideration" on page 56 for a description of the proration procedures.

Our Common Stock Will Not Be Listed, Which May Make it More Difficult for You to Sell Shares

   We expect that the volume of shares of St. John Knits International traded following the mergers will be substantially smaller than the trading volume of shares of St. John before the mergers. After the acquisition merger, neither St. John nor St. John Knits International common stock will be listed on any securities exchange or any inter-dealer quotation system. We expect that this fact, combined with the substantial decrease in the number of shares of our common stock to be held by stockholders other than Vestar/Gray LLC, may make it more difficult for holders of common stock to sell their shares. In addition, quotes for shares of our common stock will not be readily available because our common stock will trade only in the over-the-counter market. This may make it more difficult for holders to sell their shares at an attractive price.

Failure to Register St. John Knits International Common Stock Under the Securities Exchange Act of 1934 Will Reduce Stockholder Protection

   If St. John Knits International common stock is not registered, some provisions of the Securities Exchange Act of 1934 which offer protection to stockholders will not be applicable to St. John Knits International. For example, the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement under Section 14(a) in connection with stockholder meetings will no longer apply.

Our Company Will Be Substantially Leveraged, Which May Adversely Affect Our Operations

   As of January 31, 1999, after giving pro forma effect to the mergers and the merger financing and the application of the net proceeds from the financing, St. John Knits International would have had $336.6 million of total liabilities and $152.8 million of consolidated shareholders' deficit. This substantial leverage may have important consequences for St. John Knits International, including the following:

  . our ability to obtain additional financing for working capital, capital expenditures or other purposes may be impaired or any such financing may not be on terms favorable to us;

  . a substantial portion of our cash flow available from operations will be dedicated to the payment of principal and interest expenses, thereby reducing the funds that would otherwise be available to us for operations and future business opportunities;

  . a substantial decrease in net operating income and cash flows or an increase in expenses may make it difficult for us to meet our debt service requirements or force us to modify our operations;

  . our substantial leverage may make us more vulnerable to economic downturns and competitive pressure; and

  . some of the borrowings may be at variable rates of interest, which would make us vulnerable to increases in interest rates.

   In addition, substantial leverage will have a negative effect on our net income. Pro forma net income for the 1998 fiscal year ended November 1, 1998 and the thirteen weeks ended January 31, 1999 would have been $12.7 million and $0.9 million, respectively, as compared to $33.4 million and $5.8 million, respectively, for the same periods on a historical basis, and pro forma interest expense for fiscal 1998 and the thirteen weeks ended January 31, 1999 would have been increased to $32.8 million and $8.0 million, respectively.

   The definitive terms of the merger financing have not been finalized. However, based on a commitment letter from The Chase Manhattan Bank, which we have filed as an exhibit to the Rule 13e-3 Transaction Statement, we expect that the terms will include significant operating and financial restrictions, including limits on our ability to incur indebtedness, create liens, sell assets, engage in mergers or consolidations, make investments and pay dividends.

   The financing documents will include covenants that will require St. John Knits International to meet certain financial ratios and financial conditions that may require that St. John Knits International take action to reduce debt or to act in a manner contrary to its business objectives. In addition, the new financing documents will contain restrictions that may affect our operations, including St. John Knits International's ability to incur additional indebtedness and make acquisitions and capital expenditures beyond a certain level.

   We expect the merger financing to be finalized shortly before the mergers close. If we do not receive the merger financing, we cannot complete the mergers. See "The Mergers--Merger Financing" on page 65.

Issuance of Options to Management May Dilute the Interests of St. John Knits International Stockholders

   Following the mergers, St. John Knits International intends to grant members of management as incentive compensation employee stock options to purchase St. John Knits International common stock. If the value of St. John Knits International common stock rises above the exercise price of the options and the holders have the right to exercise their options, the holders will be more likely to exercise their options. As the number of shares outstanding increases, St. John Knits International's earnings will be spread over a greater number of shares, resulting in lower earnings per share of St. John Knits International common stock.

We Do Not Expect to Pay Dividends

   We do not expect that St. John Knits International will pay dividends to stockholders following the mergers. St. John Knits International will be substantially leveraged. The agreements governing the terms of the indebtedness will contain covenants limiting the amount of dividends that may be paid by us. In addition, it is likely that we will use any retained earnings for working capital and to finance our strategic plans and not to pay dividends.

Our Increased Leverage May Make It Difficult for Us to Compete Effectively With Other Apparel Manufacturers

   The apparel business is extremely competitive and some of our competitors have greater financial resources than we do. In addition, companies in the apparel business may have different financial results during certain seasons or during good or bad economic times. As a result of the substantial leverage of St. John Knits International after the mergers, we may have less financial resources to compete effectively and will not have the financial flexibility we currently have in the event our financial results differ from season to season.

Some Members of St. John's Management and Some Directors Have Interests That Are in Addition to the Interests of St. John Shareholders

   Some members of St. John's management and some directors of St. John have interests in the mergers that are in addition to the interests of St. John shareholders generally. These include the following:

  . the Grays, who will transfer the shares of St. John common stock owned beneficially by them to Vestar/Gray LLC in exchange for cash and interests in Vestar/Gray LLC and who will be granted as incentive compensation new employee stock options to acquire shares of St. John Knits International common stock;

  . Robert E. Gray and Kelly A. Gray, who will serve as directors of St. John
    Knits International after the mergers;

  . some other members of management, who will receive as incentive compensation employee stock options to acquire shares of St. John Knits International common stock that will have an exercise price equal to the market value of such stock on the date of the grant; and

  . some members of senior management, other than the Grays, who will be offered the opportunity to purchase shares of St. John Knits
    International common stock which, together with the employee stock options referred to in the preceding sentence, will represent approximately 5% of the outstanding capital of St. John Knits
    International on a fully diluted basis.

   See "Special Factors--Interests of the Grays and Other Officers and Directors of St. John in the Mergers; Conflicts of Interests" on page 44.

Reincorporation from California to Delaware May Have Adverse Consequences for St. John Shareholders

   Delaware law has been criticized by some commentators on the grounds that it does not afford minority shareholders the same substantive rights and protections as are available in a number of other states. Before voting on the reorganization merger, you should carefully consider the significant differences between the corporation laws of California and Delaware and the differences between the charter and bylaws of St. John and St. John Knits International. See "Comparison of the Rights of Holders of St. John Common Stock and St. John International Common Stock" on page 97.

A Warning About Forward-Looking Statements

   St. John and St. John Knits International make forward-looking statements in this document and in the St. John public documents to which we refer you. These forward-looking statements are subject to risks and uncertainties, and there can be no assurance that such statements will prove to be correct. Forward-looking statements include some of the statements set forth under "Summary-- Reasons for the Mergers; Recommendations to Shareholders," "--Selected Historical Condensed Financial Data and Selected Pro Forma Condensed Consolidated Financial Data (Unaudited)," "Risk Factors--Our Company Will Be Substantially Leveraged Which May Adversely Affect Our Operations," "Special Factors--Reasons for the Mergers; Recommendations to Shareholders," "--Fairness Opinions of Financial Advisors," "--Effects of the Mergers; Operations of St. John After the Mergers; New York Stock Exchange Delisting," "Financial Projections," "The Mergers--Merger Financing" and "--Pro Forma Condensed Consolidated Financial Statements (Unaudited)." In addition, when we use any of the words "believes," "expects," "anticipates," "plans," "intends," "hopes," "will" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of St. John Knits International after the mergers. This could cause results or performance to differ materially from those expressed in our forward-looking statements. You should consider these risks when you vote on the reorganization merger. These possible events or factors include, in addition to those discussed elsewhere in this document, those discussed in the public documents to which we referred you.

                                SPECIAL FACTORS

Background of the Mergers

   The board of directors and management of St. John have from time to time considered strategic alternatives for St. John. In the early summer of 1998, management began to question whether St. John could continue to sustain the growth rate Wall Street had come to expect of St. John without jeopardizing St. John's long term profitability. Specifically, management began to form a view that some of the problems St. John experienced in 1998 were due to St. John's efforts to maintain its historical growth rates in accordance with Wall Street's expectations. This led management to question whether the public shareholders of St. John would be willing to accept a slower growth rate in the short term to maintain product quality and profitability in the long term. At the same time, St. John entered into discussions with Merrill Lynch regarding the retention of Merrill Lynch as its financial advisor to explore strategic options for St. John, including the sale of St. John. In July of 1998, Mr. Gray and outside directors of St. John met with representatives of Merrill Lynch to discuss this engagement. On October 6, 1998, St. John retained Merrill Lynch. On November 4, 1998, after consulting with Merrill Lynch, St. John's board of directors approved a shareholder rights plan, or "poison pill," designed to provide the board of directors of St. John with the ability to maximize shareholder value with respect to any offer made to acquire St. John. St. John issued the rights as a dividend to shareholders on November 18, 1998.

   In July 1998, a former director of St. John, Mr. Rick Rozar, introduced Mr. Gray to a potential financial buyer for St. John. After discussions with Mr. Gray, in September 1998, the financial buyer indicated that it did not have any interest in completing a transaction with St. John.

   On November 12, 1998, Mr. Gray first met with Daniel S. O'Connell, Chief Executive Officer of Vestar, James P. Kelley, Managing Director of Vestar, and Elizabeth M. Eveillard, Managing Director of PaineWebber Inc. The meeting was the result of an initial contact with Mr. Gray made in late October 1998 by PaineWebber Inc., on behalf of Vestar, indicating Vestar's potential interest in a transaction such as the mergers. During the course of that initial meeting, Messrs. O'Connell and Kelley provided a brief history of Vestar's experience with private equity investments, including management buyouts. They also discussed Vestar's experience with companies in the apparel sector. Messrs. O'Connell and Kelley suggested a partnership between Vestar and Mr. Gray, his wife, Marie Gray, Vice Chairwoman and Secretary of St. John, and his daughter, Kelly A. Gray, President of St. John, to take St. John private in a management-led buyout as a possible strategy for maximizing shareholder value. Mr. Gray expressed preliminary interest in considering a transaction and agreed to meet again with the representatives of Vestar in the second week of November.

   On November 13, 1998, Vestar signed a confidentiality agreement with St. John. This confidentiality agreement contained an agreement by Vestar that it would not, for a period of three years from November 13, 1998, seek to acquire any voting securities of St. John or seek to influence or gain control of St. John without the approval of the board of directors of St. John.

   On November 17 and 18, 1998, Messrs. O'Connell and Kelley, Sander M. Levy, Managing Director of Vestar, Christopher Henderson, Vice President of Vestar, Ms. Eveillard and David M. Reed, Jr., Managing Director of PaineWebber Inc., went to Irvine and met with the Grays, Roger G. Ruppert, Chief Financial Officer of St. John, and other representatives of St. John for the purpose of conducting a general investigation of St. John. At that time, in a side meeting, Mr. Gray told Messrs. O'Connell and Kelley that, in the event that an agreement was reached, he and his family would like to sell shares of St. John common stock and/or options valued at approximately $17 million in cash based on the price per share to be offered in any transaction, and that any other shares would be retained by him and his family and invested in the transaction with Vestar.

   On November 24, 1998, Mr. Gray held a meeting in Irvine with Messrs. Kelley and Henderson and Ms. Eveillard. At that meeting, Vestar presented alternative acquisition models that could be used in connection with an acquisition by Vestar of St. John, including a part cash, part stock structure where approximately 80% of the consideration would be $25.00 in cash and the rest would be a combination of preferred and common stock, and a nearly all cash merger transaction valued at $26.50 per share. Mr. Gray expressed his belief that St. John shareholders, other than the Grays, would benefit more from, and would look more favorably upon, a transaction with a larger cash component. Mr. Gray also expressed his desire, and Vestar agreed, that the Grays and the other shareholders should receive consideration having equivalent value for their shares of St. John common stock. As a result, Vestar determined to focus on structuring a leveraged acquisition, to be accounted for as a recapitalization, in which the consideration to St. John shareholders would consist primarily of cash.

   On November 25, 1998, Mr. Kelley telephoned Mr. Gray and advised him that he believed that Vestar would be able to structure a proposal for an acquisition transaction with St. John whereby substantially all of the outstanding St. John common stock would be acquired for $28 per share in cash with some shares to be retained by the existing St. John shareholders in order to qualify for recapitalization accounting. Vestar determined that, based on its evaluation of St. John's growth prospects, multiples of earnings at which comparable companies' stock was traded and other analyses it considered relevant, as well as its expected return on its investment in St. John, $28 per share in cash was an appropriate price to pay for St. John.

   Following these meetings, Vestar engaged Simpson Thacher & Bartlett as its legal counsel and Deloitte & Touche as its independent accountants. These firms were retained to assist Vestar in its investigation of St. John and in determining the optimal transaction structure.

   Between November 25 and December 7, 1998, Mr. Kelley and Mr. Gray continued a dialogue regarding the possible terms and structure of the proposed transaction.

   On December 2, 1998, Messrs. Kelley and Levy met with Mr. Gray and representatives of Merrill Lynch in New York to discuss the proposed transaction and possible arrangements for financing the acquisition.

   On December 7, 1998, The Chase Manhattan Bank and Chase Securities Inc. informally agreed with Vestar to arrange for senior credit facilities and subordinated debt financing to finance the proposed transaction.

   On December 8, 1998, representatives of Vestar, The Chase Manhattan Bank, Chase Securities Inc., Bear Stearns & Co. Inc., who was retained to assist Vestar in raising subordinated debt financing, PaineWebber Inc. and Merrill Lynch met with St. John's management in Irvine to review St. John's historical and projected business, financial condition and operations.

   Later that day, Mr. Gray and Vestar submitted to the board of directors of St. John a proposal to purchase 98% of the outstanding St. John common stock. The proposal, as modified on December 16, 1998 to correct a technical inaccuracy, stated as follows:

                               "December 8, 1998

Board of Directors
St. John Knits, Inc.
17422 Derian Avenue
Irvine, California 92614

Ladies and Gentlemen:

   Robert E. Gray, together with Vestar Capital Partners III, L.P. ("Vestar" and, together with Robert Gray, the "Purchasers") are pleased to submit the following proposal to purchase 98% of the outstanding common stock of St. John Knits, Inc. (the "Company"). The Purchasers are prepared to move quickly toward the execution of a definitive acquisition agreement and are confident that the proposed transaction (the "Transaction") can be completed expeditiously.

   1. Purchase Price. The Purchasers propose to acquire 98% of the outstanding common stock of the Company at a price of $28 per share in cash, for an aggregate purchase price of approximately $490 million. Approximately 5% of the outstanding common stock will remain in the hands of the remaining current public stockholders following the consummation of the Transaction.

   2. Conditions. Consummation of the Transaction will be subject to: (a) the negotiation and execution of a definitive acquisition agreement (the "Definitive Agreement") and related documents; (b) the receipt of any necessary consents and approvals from third parties and the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (c) the receipt by the Purchasers, on terms satisfactory to them, of all financing necessary to complete the Transaction; (d) satisfactory completion by Vestar and the Purchasers' financing sources prior to the execution of the Definitive Agreement of confirmatory due diligence investigations of the Company; and (e) the reincorporation of the Company as a Delaware corporation. Given the amount of diligence Vestar has completed to date and its knowledge of the Company's business, together with Robert Gray's intimate familiarity with the company, we expect to complete our confirmatory due diligence and to be in a position to execute a Definitive Agreement within the next two weeks.

   3. Financing. Although consummation of the Transaction will be subject to the receipt of financing, the Purchasers are confident that they can obtain within the next two weeks definitive commitments with respect to the senior debt financing and a "highly confident" letter with respect to any subordinated debt financing necessary to consummate the Transaction. In that regard, the Purchasers have retained Chase Manhattan Bank to lead in arranging the necessary debt financing. Chase's expertise in financing transactions of this nature buttresses the Purchasers' confidence that the necessary financing arrangements will be completed expeditiously and on favorable terms. In addition, Vestar Capital Partners III, L.P., Vestar's $800 million private equity fund, is prepared to commit the necessary equity funds to complete the transaction.

   4. No Binding Commitment. Because the Board cannot accept our proposal without a more thorough evaluation of the proposed Transaction, this letter constitutes only a preliminary indication of our interest in consummating a Transaction on the terms described above, and does not constitute a binding commitment with respect to a Transaction. A binding commitment with respect to a Transaction will result only from the execution of a Definitive Agreement, and will be subject to the conditions set forth therein.

   5. Process. We believe that the Transaction will provide superior value to the Company's shareholders. We recognize of course that the Board will require some time to evaluate the proposed Transaction before it can make its own determination whether to endorse it. Given Robert Gray's and the Gray family's involvement in the proposed Transaction, we appreciate that the Board may want to establish a special committee to review the proposed Transaction, and that such a committee may choose to engage counsel and investment bankers to assist it in such review. While we appreciate and respect the Board's need to conduct an appropriate process in evaluating our proposal, we must reserve the right to terminate our proposal if a Definitive Agreement has not been executed by the Company and the Purchasers by December 31, 1998.

                                          Yours truly,

                                          /s/ Robert Gray
                                          _____________________________________
                                            Robert Gray

                                          VESTAR CAPITAL PARTNERS III, L.P.

                                          By: Vestar Associates III, L.P.,
                                            its General Partner

                                          By: Vestar Associates Corporation
                                           III,
                                            its General Partner

                                             /s/ James P. Kelley
                                          By: _________________________________
                                          Name: James P. Kelley
                                          Title: Vice President"

   After receiving the offer, St. John issued a press release after the close of the market on December 8, 1998, stating that St. John had received the offer. The full text of the press release follows below:

   "St. John Knits Receives Definitive Offer For $28 Per Share From Group Led by Founder And CEO Bob Gray

   IRVINE, California--December 8, 1998--St. John Knits Inc. (NYSE: SJK), today announced that its Board of Directors has formed an independent committee to evaluate a definitive proposal it has received from company founder, Chairman, and Chief Executive Officer Bob Gray and his family to buy the company's outstanding shares not owned by the Gray family for $28 per share in cash. The proposal represents a premium of approximately 28 percent over Tuesday's closing stock price of 21 15/16 and has a total value of approximately $490 million.

   Gray has informed the company that he has received a commitment to provide equity financing from Vestar Capital Partners, a private equity investment firm with offices in New York and Denver. Gray and Vestar are working with Chase Manhattan Bank to provide the balance of required financing for the transaction.

   In a letter proposing his offer to the Board of St. John Knits, Gray said, "I believe our offer delivers substantial, certain value to shareholders as we undertake a strategy to refocus on our core business lines. After carefully considering the company's business performance this year and evaluating our strategic options for the future, I have concluded that rather than pushing for top-line growth at our historic growth rate of 25 percent per year through further product and market diversification, it is in the company's best long-term interest to slow the growth rate to about 10 percent per year and focus on doing what we do best -- delivering the highest quality merchandise and service to our loyal customers. I believe we can best accomplish this objective as a private company.'

   St. John Knits designs, manufactures, and markets women's clothing and accessories. The company's products are sold under the St. John, Griffith & Gray, SJK by St. John and Marie Gray trade names. St. John's retail division operates 17 boutiques and nine outlet stores."

   In response to this proposal, the board of directors determined that in order to mitigate the potential conflicts of interests inherent in analyzing and responding to the Vestar proposal, it was in the best interests of St. John shareholders for the board to form a special committee comprised of a majority of the non-employee directors of St. John. On Friday, December 11, 1998, St. John appointed a special committee comprised of Messrs. Mark Goldston, Dan Reiner and Robert Davis, newly appointed members of the board who do not otherwise have a current affiliation with St. John. Mr. Davis, a former director and officer of St. John, served as a consultant to St. John from the time he resigned from his executive positions with St. John on April 24, 1996 through June 30, 1998. However, at the time of his appointment to the special committee, he was no longer affiliated with St. John.

   Following their appointment, the members of the special committee discussed the following relationships and associations relating to members of the board of directors:

  . Richard Gadbois is a personal investment advisor to the Grays, Mr. Davis, Mr. Reiner and Mr. Goldston and a senior vice president at Merrill Lynch;

  . Mr. Davis had formally acted as the president and chief operating officer of, and later as a consultant to, St. John;

  . Mr. Goldston had once offered to be a consultant to St. John, which St.
    John rejected;

  . Mr. Reiner and Mr. Gray are passive limited partners in three limited partnerships; and

  . David A. Krinsky is a partner in the law firm of O'Melveny & Myers, which has rendered legal services to St. John in the past and in connection with the mergers.

The special committee determined that these relationships were not material to the independence of the special committee. Accordingly, the special committee did not believe it was necessary to retain an unaffiliated representative to act solely on behalf of St. John's unaffiliated shareholders in negotiating the terms of the mergers.

   Mr. Goldston, who serves as the chairman of the special committee, is the chairman and chief executive officer of the Goldston Group, a Los Angeles based strategic advisory firm specializing in repositioning companies. Mr. Reiner was the founder, chairman and chief executive officer of Optical Devices, Inc., a manufacturer of enhancement filters for computer monitors. Mr. Davis is a former president and chief operating officer of St. John who rejoined the board after having served as a director from 1984 to 1996. The special committee was charged with the responsibility of evaluating and negotiating the Vestar proposal as well as soliciting and evaluating other expressions of interest in St. John. The appointment of the special committee was announced publicly in a press release on December 11, 1998.

   Following their appointment by the board, the special committee considered several law firms and several financial advisory firms based on the reputation and experience of such firms in representing special committees in change of control transactions. The special committee engaged Skadden, Arps, Slate, Meagher & Flom LLP as its legal advisor. The special committee also reviewed the prior engagement of Merrill Lynch by St. John and the terms of its engagement. The special committee decided to appoint Merrill Lynch as an independent financial advisor to the special committee. The special committee determined that it would also be advisable to engage a co-advisor to represent the special committee exclusively in light of the prior engagement of Merrill Lynch by St. John. Accordingly, the special committee decided to engage Wasserstein Perella as the co-advisor to Merrill Lynch. Both Merrill Lynch and Wasserstein Perella's fees were structured in a manner designed to provide an incentive to the financial advisors to obtain a price per share significantly in excess of the price offered in the Vestar proposal.

   In late December, the special committee and its advisors began their investigation of St. John. The members of the special committee visited St. John's various facilities in California. The special committee also met with management to discuss the business plan for St. John. The special committee also considered St. John's performance during fiscal 1997 and fiscal 1998, St. John's outlook for the first quarter of fiscal 1999 and the reasonable outlook for such full fiscal year as well as management's concern regarding St. John's ability to maintain its historical rates of growth and profit margins. The financial advisors met with Vestar to discuss Vestar's projections and valuation analysis of St. John. On December 31, 1998, the special committee requested and received an extension of the Vestar proposal to January 15, 1999 in order to allow the special committee and its advisors additional time to complete their investigation of St. John and to allow Merrill Lynch and Wasserstein Perella to explore and evaluate any potential alternative transactions.

   At meetings of the special committee held on January 4 and 8, 1999, the special committee authorized its financial advisors to contact 11 selected apparel manufacturers whose businesses complemented those of St. John, including a number of national competitors of St. John, and six selected private investment funds recommended by the financial advisors to determine their interest in making a competing offer and to provide information about St. John on a confidential basis to prospective buyers.

   In early January, representatives of Vestar met with Mr. Gray to discuss the status of the financing of the proposed transaction.

   On January 11, 1999, Vestar delivered drafts of the merger agreement, the voting agreement and a stock option agreement to the special committee and its advisors, including a summary of the proposed structure for the transaction. Under the terms of the merger agreement, approximately 97% of St. John's common stock would be converted in a series of merger transactions into the right to receive $28 in cash per share. Subject to an election and proration process, the remaining shares of St. John would represent approximately 7% of the outstanding common stock in the recapitalized company. In addition, under the terms of the stock option agreement, Vestar would have the option to purchase up to 19.9% of the outstanding stock of St. John in the event that the merger agreement was terminated because of a competing offer.

   Vestar and the Grays proposed to purchase 97% of the outstanding St. John common stock (initially 98% in the December 8 proposal) so that, based on the value of the equity in St. John Knits International following the mergers, approximately 7% of the equity of St. John Knits International would remain with St. John's shareholders, other than the Grays. The parties chose this percentage because, based on the advice of Vestar's accountants and other recent recapitalization transactions, they determined that more than 5% of the equity of St. John Knits International after the mergers would have to remain with the unaffiliated public shareholders in order for the acquisition merger to be treated as a recapitalization for accounting purposes. Vestar and the Grays set the target numbers of shares outstanding at 456,047 to provide a cushion in the event the proration procedure described on page 56 under "The Mergers--Merger Consideration." would reduce this number due to the elimination of fractional shares, as well as to provide room for dilution from future option grants.

   On January 14, 1999, the special committee met with its advisors to discuss the details of the Vestar proposal. Vestar was invited to make a detailed presentation to the special committee, discussing its valuation assumptions, financing, the risks of the transaction and the business of St. John. Upon Vestar concluding its presentation, the special committee questioned the Vestar representatives at length, particularly regarding Vestar's arrangement with the Grays with respect to the Grays' ongoing investment in St. John after the mergers. Vestar explained the rights and obligations of the Gray family following the transaction with St. John. The special committee's advisors also discussed among themselves the details of the Vestar proposal, the merger agreement and the strategic alternatives for St. John, including the result of preliminary contacts with prospective buyers. Merrill Lynch and Wasserstein Perella then made a joint presentation to the special commmittee, in which they discussed their preliminary valuation analysis of St. John.

   On January 15, 1999, at the request of the special committee, the expiration of the Vestar proposal was further extended to January 22, 1999. The expiration of the Vestar proposal was subsequently extended twice through February 2, 1999 at the request of the special committee. From January 15 to January 20, representatives of Merrill Lynch and Wasserstein Perella met with Vestar to discuss the possibility of a higher offer price. Counsel for the special committee also had several conversations with Vestar's counsel regarding the provisions and terms in the merger agreement and the structure of the transaction. The special committee received periodic updates from its advisors regarding the progress of these discussions.

   On January 21, 1999, the special committee met with its advisors. Representatives of Merrill Lynch and Wasserstein Perella indicated that, as of such date, they had contacted each of the apparel manufacturers and private investment funds identified by the special committee. These representatives also informed the special committee that none of these potential buyers had indicated a definitive interest in making a competing proposal, and that only one potential buyer, which was an apparel manufacturer, had requested non-public information about St. John, which was delivered following such request. Concurrently, the special committee authorized its advisors to continue negotiations with Vestar including negotiations as to the price and other terms of the Vestar proposal.

   On January 25, 1999, representatives of Vestar met with the special committee's financial advisors to continue negotiations, which included discussing alternative structures, including having the public retain additional shares to create more liquidity and having Vestar and the Grays acquire 100% of the outstanding shares of St. John.

   On January 27 and January 28, 1999, the special committee's financial and legal advisors met with Vestar to further negotiate the terms of the merger agreement. On January 28, 1999, the advisors updated the special committee on the status of their negotiations with Vestar. Representatives of Merrill Lynch and Wasserstein Perella also indicated to the special committee that none of the financial buyers or strategic buyers that had been contacted had expressed any interest in making a competing offer. In addition, on January 28, 1999, the St. John board of directors delegated to the special committee its authority to amend or rescind the shareholder rights plan of St. John.

   On February 2, 1999, the special committee met at the Los Angeles offices of Skadden, Arps. The special committee heard a presentation from its legal counsel regarding the terms of the merger agreement and the voting agreement and was informed that Vestar had agreed to increase the price per share to $30 for 97% of the outstanding shares of St. John, to lower the combined termination fee and expense reimbursement to $14 million from the originally proposed $18 million, to reimburse St. John for some out of pocket expenses if the merger agreement were terminated in specified circumstances, to eliminate the stock option agreement that had been proposed and to provide that the reorganization merger would require the approval of both the holders of a majority of the outstanding shares of St. John common stock and the approval of the holders of a majority of shares of St. John common stock voting at the special meeting, excluding shares owned by the Grays. See "The Merger Agreement" on page 77.

  Merrill Lynch and Wasserstein Perella presented to the special committee oral fairness opinions regarding the revised Vestar proposal, which were subsequently confirmed in writing. For reasons listed under "Reasons for the Mergers; Recommendations to Shareholders" on page 26, the special committee determined to recommend for adoption and approval the Vestar proposal as revised and the merger agreement to the board of directors. See "--Fairness Opinions of Financial Advisors" on page 31.

   In connection with their agreement to increase the price to be paid to acquire St. John from $28 to $30 per share for 97% of the outstanding shares, Vestar and the Grays determined the allocation of the Grays' consideration for their shares and their outstanding, vested, in-the-money stock options, which was agreed to be $30 per share, between cash and interests in Vestar/Gray LLC. Based on the Grays' previously expressed desire to receive, in the aggregate, $17 million in cash for their shares and outstanding options, the parties determined that the Grays would receive $9,890,000 in cash in respect of their outstanding options, net of the aggregate exercise price, $7,110,000 in cash in respect of 237,000 of their shares of St. John common stock and an approximately 16% interest in Vestar/Gray LLC, which represents approximately 15% of St. John Knits International after the mergers, in respect of 968,983 of their shares of St. John common stock, valued at $29,069,490. The total consideration to be paid to the Grays in respect of their St. John common stock and in respect of their outstanding, vested, in-the-money options to buy St. John common stock was disclosed to the St. John board prior to its approval of the mergers.

   Later that day, the full board of directors of St. John met with its counsel and Merrill Lynch to review the merger agreement. At this meeting, the special committee unanimously recommended to the board to adopt and approve the merger agreement and the transactions contemplated by the merger agreement and to recommend to St. John shareholders to approve the principal terms of the reorganization merger found in the merger agreement. After a presentation by Merrill Lynch and the delivery by Merrill Lynch of its oral fairness opinion to the board of directors, which was subsequently confirmed in writing, and a discussion of the terms of the merger agreement and the interests of the Grays and St. John's officers in the transaction, the board of directors unanimously approved the merger agreement, with the Grays and Mr. Ruppert abstaining. See "--Fairness Opinions of Financial Advisors" on page 31.

Purpose and Structure for the Mergers

   The purpose of the mergers is for Vestar/Gray LLC to acquire a majority of St. John Knits International common stock and thus control of St. John Knits International, which will wholly own St. John after the reorganization merger.

   If the reorganization merger is approved by St. John shareholders and all other conditions to the reorganization merger and the acquisition merger are satisfied or, where permissible, waived, St. John will consummate the mergers as follows:

  1. The Reorganization Merger. St. John will merge with SJKAcquisition, with St. John surviving the reorganization merger. As a result, St. John will become a subsidiary of St. John Knits International, and, for a brief period of time prior to the acquisition merger, St. John shareholders will become stockholders of St. John Knits International.

  2. The Acquisition Merger. Immediately after the reorganization merger, St. John Knits International will merge with Pearl, with St. John Knits International surviving the acquisition merger.

   Prior to the reorganization merger, the Grays will transfer to Vestar/Gray LLC 237,000 shares of St. John common stock in exchange for a total cash payment of $7,110,000 and 968,983 shares of St. John common stock in exchange for an approximately 16% interest in Vestar/Gray LLC. In the reorganization merger, Vestar/Gray LLC will exchange each of the 1,205,983 shares of St. John common stock for one share of St. John Knits International common stock. In the acquisition merger, the shares of common stock of Pearl owned by Vestar/Gray LLC will be converted into shares of St. John Knits International common stock and the shares of St. John Knits International held by Vestar/Gray LLC will be canceled and will no longer be outstanding in accordance with Delaware corporate law.

   Following the mergers, St. John Knits International will be 7% owned by existing shareholders of St. John, other than the Grays, and 93% owned by Vestar/Gray LLC. In addition, following the mergers, Vestar will own approximately 84% of Vestar/Gray LLC while the Grays will own approximately 16%. Robert E., Marie and Kelly A. Gray are directors and executive officers of St. John.

   The parties determined the Grays' and Vestar's relative interest in Vestar/Gray LLC based on the acquisition price of $30 per share of common stock. The Grays' percentage of ownership in Vestar/Gray LLC is in proportion to the value of the shares that they will contribute to Vestar/Gray LLC, which is approximately $29,069,490, relative to the $153.6 million in cash contributed to Vestar/Gray LLC by Vestar.

   The special committee and the board of directors believe that the proposed mergers are in the best interests of St. John shareholders in light of the value to the shareholders represented by the mergers. The structure of the mergers is known as a "leveraged recapitalization." St. John expects that St. John Knits International will incur substantial indebtedness to pay the cash consideration and the transaction costs and fees. St. John Knits International will incur approximately $315 million in long-term debt, consisting of approximately $155 million in senior secured credit facilities and approximately $160 million in senior subordinated notes. In addition, Vestar, through Vestar/SJK Investors LLC, will contribute approximately $153.6 million to Vestar/Gray LLC in connection with the acquisition merger, of which approximately $7.1 million will be paid to the Grays as consideration for 237,000 shares of St. John common stock and approximately $146.5 million will be contributed to Pearl to help finance the acquisition merger. St. John also expects St. John Knits International to enter into a $25 million revolving credit facility to assist St. John Knits International in meeting its working capital needs.

   If the mergers are consummated, St. John shareholders who receive only cash for their St. John common stock and do not retain any shares will no longer have an equity interest in St. John and will therefore not share in the future earnings and potential growth of St. John Knits International.

   The reorganization merger, which is a condition to the acquisition merger, requires the vote of the holders of a majority of the outstanding shares of St. John common stock entitled to vote and the holders of a majority of the outstanding shares of St. John common stock present in person or by proxy and voting at the special meeting, other than the shares owned beneficially by the Grays and Vestar.

Reasons for the Mergers; Recommendations to Shareholders

Reorganization Merger

   The parties to the acquisition merger intend that the acquisition merger be treated as a recapitalization for accounting purposes. Recapitalization accounting treatment would avoid the creation of substantial goodwill, which would have a significant negative impact on St. John Knits International's financial results in future years. Based upon the advice of legal counsel and accountants, the board and the special committee have concluded that the acquisition merger can better be implemented if Delaware law were to be applied to the acquisition merger for the following reasons:

  1. California statutory law does not permit the payment of dividends or the redemption or repurchase by a corporation of its shares if the total payout would exceed the corporation's retained earnings. It is unclear under California law whether the acquisition of St. John by merger of Pearl into St. John in a recapitalization transaction would violate this statute. Under some circumstances, it is possible that the directors of St. John approving such a transaction could be personally liable for the total payments made.

  2. California statutory law does not permit differing treatment of holders of the same class of shares in a merger transaction unless all holders of that class of shares approve the differing treatment. Because the Grays are transferring their St. John shares to Vestar/Gray LLC in advance of the mergers, the Grays will be assured of receiving in exchange for their shares consideration, valued at $30 per share, comprised of approximately 20% in cash and 80% in St. John Knits International common stock. In comparison, the other St. John shareholders in the aggregate will not receive more than 3% of their consideration in St. John Knits International common stock. Furthermore, these shareholders cannot be assured that they will receive the type of consideration that they elect to receive. It is unclear whether, under California law, the fact that the Grays will receive approximately 80% of their consideration in the mergers in stock of St. John Knits International compared to St. John's unaffiliated public shareholders who, in the aggregate, will receive more cash and less stock, and the fact that the Grays can determine with certainty what their consideration will be comprised of, would violate this statute.

   St. John has concluded that if St. John were reorganized so that St. John Knits International, a Delaware corporation and wholly owned subsidiary of St. John, would become the parent holding company of St. John and would consummate the acquisition merger, the desired results could be better implemented for the following reasons:

  1. Delaware's statutory restrictions on the payment of dividends and stock redemptions or repurchases would not apply to the merger consideration payments when the acquisition merger is completed pursuant to Delaware's merger statutes.

  2. Delaware merger statutes do not require that all stockholders of St. John Knits International receive the same treatment in a merger.

   One of the conditions to the proposed transaction found in both the December 8 proposal submitted to the St. John board of directors by Vestar and Robert E. Gray and in the original draft of the merger agreement proposed by Vestar's counsel was that St. John be reorganized so that the acquisition merger be governed by Delaware law. Accordingly, the special committee and the board of directors concluded that it is in the best interests of St. John and its shareholders to effect the reorganization merger as part of an integrated plan to effect the acquisition merger.

   Despite the belief of the board and the special committee that the reorganization merger is in the best interests of St. John and its shareholders, it should be noted that Delaware law has been criticized by some commentators on the grounds that it does not afford minority shareholders the same substantive rights and protections as are available in a number of other states. Before voting on the reorganization merger, St. John shareholders should carefully consider the significant differences between the corporation laws of California and Delaware and the differences between the charter and bylaws of St. John and St. John Knits International. For a comparison of shareholders' rights under Delaware and California laws, see "Comparison of the Rights of Holders of St. John Common Stock and St. John Knits International Common Stock" on page 97.

   As a result of the reorganization merger, St. John will become a wholly owned subsidiary of St. John Knits International.

Acquisition Merger

   At its February 2, 1999 meeting, the special committee unanimously determined that, taken together, the mergers are fair to, and in the best interests of, St. John and its shareholders. In addition, at this meeting, the special committee unanimously determined to recommend to the board to approve the merger agreement and the transactions contemplated by the merger agreement and to recommend to St. John shareholders that they approve the principal terms of the reorganization merger found in the merger agreement. At its February 2, 1999 meeting, the board, after receiving the recommendations of the special committee and following a presentation by Merrill Lynch, determined that the mergers are fair to, and in the best interests of, St. John and its shareholders and resolved to recommend to

St. John shareholders that they approve the principal terms of the reorganization merger found in the merger agreement. St. John's independent directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement, with the following members of the board abstaining from voting: Robert E. Gray, Marie Gray, Kelly A. Gray and Roger G. Ruppert.

   In light of the reduced liquidity and uncertain value of the St. John Knits International common stock, in their analysis of the acquisition merger the board and the special committee assigned only nominal value to the shares of St. John Knits International common stock to be issued. Accordingly, the board and the special committee make no recommendation and express no opinion as to the fairness of the consideration to be received in the acquisition merger by any shareholder who elects to receive shares of St. John Knits International common stock and, as a result of that election, receives more than his or her pro rata share of St. John Knits International common stock.

   The special committee, and the full board, in adopting the recommendations of the special committee, considered a number of factors in recommending and approving the mergers. Listed below are the material factors considered. In its consideration of these factors, the special committee met several times and convened informally by telephone on several other occasions between December 1998 and February 1999. The special committee's and the board's respective recommendations are the product of the business judgment of the respective members thereof, exercised in light of their fiduciary duties to St. John shareholders:

  1. The special committee considered the presentations made by each of Merrill Lynch and Wasserstein Perella and their respective oral opinions (which were subsequently confirmed in writing) that, as of the date of such opinions, and based upon and subject to the assumptions, limitations and qualifications reviewed with the special committee, the consideration to be received by the holders of St. John common stock, other than the Grays, pursuant to the mergers was fair from a financial point of view to such holders. The St. John board also considered the presentation made, and the oral opinion to the same effect delivered, by Merrill Lynch. The special committee also took into account the fact that the fairness opinions assigned only nominal value to the common stock of St. John Knits International to be issued in the acquisition merger.

  2. The special committee and the board considered the recent trading activity of shares of St. John common stock and the fact that the cash consideration of $30 per share paid in the mergers would enable St. John shareholders to realize an approximately 37% premium over the $21.94 per share closing price for shares of St. John common stock on the New York Stock Exchange the day the original proposal was announced. The fact that the cash consideration to be paid in the mergers represents a significant premium over such value gave the special committee and the board one indication that the per share price in the mergers represents an attractive value for St. John shareholders.

  3. The special committee and the board considered information with respect to the financial condition, results of operations, business and prospects of St. John, including the risks involved in achieving these prospects, and current industry, economic and market conditions.

  4. The special committee and the board reviewed the possible alternatives to the mergers, including continuing to operate St. John as a publicly-owned entity. Both the special committee and the board rejected continued operation of St. John as a public company as an acceptable alternative to the proposed mergers in light of the value to be paid to the shareholders in the mergers. In this regard, the special committee and the board considered management's concern over St. John's ability to sustain its historical growth rate and the effect that would have on shareholder value.

  5. The other alternative to the mergers considered by the special committee and the board has been the sale of St. John to a party unaffiliated with the Grays or Vestar. St. John issued a press release on December 8, 1998 announcing the receipt of the Vestar/Gray offer for a cash acquisition of substantially all of the shares of St. John common stock at a price of $28 per share. In addition, the special committee directed Merrill Lynch and Wasserstein Perella to pursue potential strategic and financial buyers, which they did by contacting 17 potential buyers of St. John during January 1999. No proposal to effect such a sale was received despite the December 8th public announcement and the efforts of Merrill Lynch and Wasserstein Perella.

  6. The special committee and the board also considered the fact that the terms of the merger agreement permit the board to negotiate and consummate third party proposals submitted after February 2, 1999 if the board believes in good faith that such proposal is a superior proposal, if negotiations are required in order for the board to act in a manner consistent with its fiduciary duties under applicable law and if St. John pays Pearl a termination fee of $14 million.

  7. The special committee and the board considered the fact that it is a condition to the consummation of the transactions contemplated by the merger agreement that the holders of a majority of the outstanding shares of St. John entitled to vote on the reorganization merger approve the reorganization merger and that the holders of a majority of outstanding shares of St. John present in person or by proxy and voting at the special meeting, other than shares held by Vestar or the Grays, approve the reorganization merger.

  8. The special committee and the board considered the nature of the financing arrangements made by Vestar with The Chase Manhattan Bank and Chase Securities Inc. with respect to the mergers, including the receipt by Vestar of a commitment letter from The Chase Manhattan Bank and a "highly confident" letter from Chase Securities Inc. as well as the conditions to the obligations of such institutions to fund such financing arrangements and to complete the mergers.

  9. The special committee and the board considered the experience and past success of Vestar in structuring and closing transactions similar to the mergers.

  10. The special committee and the board considered the fact that the initial negotiations between St. John and Vestar led to an increase in the cash price offered to be paid in the mergers for substantially all of the outstanding St. John common stock from $26.50 per share to $28 per share, and the subsequent negotiations between the special committee and Vestar led to a further increase in the cash price from $28 per share to $30 per share.

  11. The special committee also evaluated the mergers in light of the equity investment of approximately $182.7 million to be made by the Grays and Vestar.

  12. The special committee also considered the fact that the voting agreement allows the Grays to vote in favor of a superior proposal in the event the board withdraws its recommendation of the mergers in accordance with the merger agreement as described above.

  13. The special committee and the board considered the fact that the terms of the merger agreement and the price paid to the St. John shareholders were determined through arms-length negotiations between Vestar and the special committee, which was comprised of entirely non-management directors of St. John and was assisted by unaffiliated investment banking advisors and an unaffiliated legal advisor.

  14. The special committee and the board considered the fact that, in light of the active role that the special committee took in negotiating the merger agreement on behalf of the unaffiliated stockholders, the board did not believe it was necessary to appoint an unaffiliated representative to act solely on behalf of St. John's unaffiliated shareholders.

  15. The special committee and the board considered a comparison of the financial terms of certain other transactions which had recently been effected in the apparel industry, reviewing, among other things, the premium paid compared to the pre-offer market price per share and the multiple of aggregate consideration to earnings before interest, taxes, depreciation and amortization, or "EBITDA," in such transactions. See "--Fairness Opinions of Financial Advisors" on page 31.

  16. The special committee and the board considered that the merger agreement contemplated the reimbursement to St. John of up to $1.5 million of its fees and expenses in some circumstances if the mergers are not completed through the fault of Vestar.

  17. The special committee and the board considered the fact that the shareholders of St. John, other than the Grays, would own only approximately 7% of the outstanding common stock of St. John Knits International after the mergers, which would limit the shareholders' opportunity as a group to participate in any future growth of St. John Knits International following the consummation of the mergers. They considered that, if the projections described under "Financial Projections" on page 55 are realized, the common stock of St. John Knits International after the mergers could significantly increase in value. The special committee and the board also considered St. John's recent operating performance relative to these projections. In addition, the special committee and the board considered the fact that there would be limited liquidity for the shares of St. John Knits International after the mergers as a result of not listing those shares on any exchange.

  18. The special committee and the board considered the possible conflicts of interest arising from the interests of the Grays and some other directors and executive officers of St. John in the mergers. For more information regarding these conflicts of interest see "--Interests of the Grays and Other Officers and Directors of St. John in the Mergers; Conflicts of Interests" on page 44.

  19. The special committee and the board considered St. John's performance during fiscal 1997 and fiscal 1998, St. John's outlook for the first quarter of fiscal 1999 and the reasonable outlook for the full 1999 fiscal year as well as management's concern regarding St. John's ability to maintain its historical rates of growth and profit margins.

  20. The special committee and the board considered the terms and conditions of the merger agreement, including the fact that Pearl's obligation to consummate the mergers is based on the receipt of financing and that the merger agreement contemplates the payment or reimbursement to Pearl of up to $14 million in termination fees and expenses in some circumstances. In analyzing these conditions, the special committee and the board considered the risk of not consummating the mergers. In addition, in analyzing the fee and expense provisions, the special committee and the board considered that their effect would be to increase the costs to a third party other than Pearl of acquiring St. John in the event the mergers did not occur for certain reasons, which amount is not, in the view of the special committee and the board, likely to unduly deter other bidders in the context of the proposed mergers.

  21. The special committee and the board also considered the possible recognition of taxable gain to the St. John shareholders.

   In view of the wide variety of factors considered in connection with their evaluation of the mergers, the special committee and the board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the individual factors considered in reaching their determinations. In considering the factors listed above, the special committee and the board believe that these factors as a whole supported their determination that the acquisition merger is fair to shareholders even though factors 17, 18, 20 and 21 detracted from this determination. Of primary importance to the special committee and the board was the opinion delivered by Wasserstein Perella to the special committee and the opinion delivered by Merrill Lynch to the special committee and the board on February 2, 1999 that, in each case, as of such date, the consideration to be received by the holders of St. John common stock, other than the Grays, pursuant to the mergers was fair from a financial point of view to such holders. To that extent, the special committee and the board relied on the analyses of Merrill Lynch and Wasserstein Perella. See "Fairness Opinions of Financial Advisors" on page 31. Also of importance was the fact that the consideration represented a premium over the price of shares of St. John common stock prior to the first public announcement of the mergers and the lack of any competing proposal following the public announcement of the Vestar proposal and efforts by the financial advisors to find an alternate buyer.

   The rules of the Securities and Exchange Commission require each of the Grays, St. John Knits International, Pearl, SJKAcquisition, Vestar/Gray LLC, Vestar/SJK Investors LLC, Vestar Capital Partners III, L.P., Vestar Associates III, L.P. and Vestar Associates Corporation III to express its belief as to the fairness of the mergers to the holders of St. John common stock. Each of the Grays, St. John Knits International,

Pearl, SJKAcquisition, Vestar/Gray LLC, Vestar/SJK Investors LLC, Vestar Capital Partners III, L.P., Vestar Associates III, L.P. and Vestar Associates Corporation III has considered the factors noted above, which were taken into account by the board and the special committee. In addition, each of the Grays, St. John Knits International, Pearl, SJKAcquisition, Vestar/Gray LLC, Vestar/SJK Investors LLC, Vestar Capital Partners III, L.P., Vestar Associates III, L.P. and Vestar Associates Corporation III regards the mergers as an attractive investment opportunity because each one of them believes that St. John Knits International's future business prospects are favorable. Although the investment will involve a substantial risk to holders of St. John Knits International common stock, each of the Grays, St. John Knits International, Pearl, SJKAcquisition, Vestar/Gray LLC, Vestar/SJK Investors LLC, Vestar Capital Partners III, L.P., Vestar Associates III, L.P. and Vestar Associates Corporation III believes that the long-term value of the equity investment could appreciate significantly.

   Although the Grays, St. John Knits International, Pearl, SJKAcquisition, Vestar/Gray LLC, Vestar/SJK Investors LLC, Vestar Capital Partners III, L.P., Vestar Associates III, L.P. and Vestar Associates Corporation III did not find it practicable to quantify or otherwise attach relative weight to the specific factors they considered, each of them considered particularly important to their analysis the delivery on February 2, 1999 by Merrill Lynch and Wasserstein Perella to the special committee of opinions that, as of such date, the consideration to be received by the holders of St. John common stock, other than the Grays, pursuant to the mergers was fair from a financial point of view to such holders. They also considered the fact that the cash price represented an approximately 37% premium over the price of shares of St. John common stock prior to the first public announcement of the mergers. Each of Pearl, Vestar/Gray LLC, Vestar/SJK Investors LLC, Vestar Capital Partners III, L.P., Vestar Associates III, L.P. and Vestar Associates Corporation III also considered the recent and historical prices of St. John common stock and their investigation of St. John.

   On the basis of the foregoing considerations, each of the Grays, St. John, St. John Knits International, Pearl, SJKAcquisition, Vestar/Gray LLC, Vestar/SJK Investors LLC, Vestar Capital Partners III, L.P., Vestar Associates III, L.P. and Vestar Associates Corporation III determined that the mergers are both procedurally and substantively fair to the holders of St. John common stock.

   The special committee has recommended to the St. John board, and the St. John board has approved, the merger agreement and the transactions contemplated by the merger agreement. The St. John board and the special committee believe that the merger agreement and the related transactions are in the best interests of St. John and St. John shareholders, and recommend that St. John shareholders vote "FOR" approval of the principal terms of the reorganization merger found in the merger agreement. Neither the board nor the special committee makes any recommendations as to the fairness of the consideration to be received in the acquisition merger by any shareholder who elects to receive shares of St. John Knits International common stock and, as a result of that election, receives more than his or her pro rata share of St. John Knits International common stock.

Fairness Opinions of Financial Advisors

Opinion of Merrill Lynch

   On February 2, 1999, at a meeting of the special committee, Merrill Lynch delivered an oral opinion that, as of that date and based on the assumptions made, matters considered and limitations reviewed with the special committee, the consideration to be received by the holders of St. John common stock, other than the Grays, pursuant to the mergers was fair from a financial point of view to those holders. Immediately following the meeting of the special committee, at a meeting of the St. John board, Merrill Lynch orally delivered the same opinion to the St. John board. Merrill Lynch subsequently confirmed the opinion in writing.

   The full text of the Merrill Lynch opinion, which states the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Merrill Lynch in rendering its opinion, is included in this proxy statement-prospectus at Appendix B. A copy of the Merrill Lynch opinion is available for inspection and copying by any holder of St. John common stock or any representative of such holder who has been so designated in writing, at the principal executive offices of St. John during normal business hours. Holders of St. John common stock are urged to, and should, read the Merrill Lynch opinion carefully and in its entirety. The Merrill Lynch opinion was for the use and benefit of the St. John board and the special committee and addresses only the fairness, from a financial point of view, to the holders of St. John common stock, other than the Grays, of the consideration to be received pursuant to the mergers. The Merrill Lynch opinion does not address the merits of the underlying decision by St. John to engage in the mergers and does not constitute a recommendation to any holder of St. John common stock as to how any holder should vote on the reorganization merger.

   In arriving at the Merrill Lynch opinion, Merrill Lynch:

  1. reviewed publicly available business and financial information relating to St. John that Merrill Lynch deemed to be relevant;

  2. reviewed information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of St. John furnished to Merrill Lynch by St. John and Vestar;

  3. conducted discussions with members of senior management of St. John and representatives of Vestar concerning the matters described in clauses
     (1) and (2) above;

  4. reviewed the market prices and valuation multiples for the shares of St. John common stock and compared them with those of publicly traded companies that Merrill Lynch deemed to be relevant;

  5. reviewed the results of operations of St. John and compared them with those of publicly traded companies that Merrill Lynch deemed to be relevant;

  6. compared the proposed financial terms of the mergers with the financial terms of other transactions that Merrill Lynch deemed to be relevant;

  7. participated in discussions and negotiations among representatives of St. John and Vestar and their financial and legal advisors;

  8. reviewed drafts dated February 2, 1999 of the merger agreement and the voting agreement; and

  9. reviewed other financial studies and analyses and took into account other matters that Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

   In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and it did not assume any responsibility for independently verifying this information. Merrill Lynch did not undertake an independent evaluation or appraisal of any of the assets or liabilities of St. John, nor was Merrill Lynch furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of St. John. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by St. John and Vestar, Merrill Lynch assumed that it had been reasonably prepared and reflected the best currently available estimates and judgment of the management of St. John and representatives of Vestar as to the expected future financial performance of St. John.

   Merrill Lynch was not requested to, and did not, address the fairness, from a financial point of view, of the consideration to be received by any holder of St. John common stock who elects to receive St. John Knits International common stock rather than cash in the acquisition merger and, as a result of that election, receives more than his or her pro rata share of St. John Knits International common stock. Accordingly, Merrill Lynch assumed that none of the holders of St. John common stock would elect to receive St. John Knits International common stock in the acquisition merger and, accordingly, that all holders of St. John common stock would receive their pro rata amount of St. John Knits International common stock and cash. Merrill Lynch was also of the view, as of the date of its opinion, that the consideration to be received by any holder of St. John common stock who elects to receive cash in the acquisition merger was fair, from a financial point of view, to such holder even if other holders of St. John common stock elect to receive St. John Knits International common stock in the acquisition merger.

   In addition, Merrill Lynch assumed that, in the course of obtaining the necessary regulatory or other consents or approvals for the mergers, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the mergers. Merrill Lynch assumed that the merger agreement and the voting agreement would be substantially similar to the last drafts reviewed by it.

   The Merrill Lynch opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion.

   In connection with the preparation of the Merrill Lynch opinion, Merrill Lynch solicited third-party indications of interest for the acquisition of St. John. Merrill Lynch was not asked to consider, and its opinion does not in any manner address, the value of St. John Knits International common stock or the prices at which St. John Knits International common stock would actually trade following the mergers.

   Richard A. Gadbois III, Senior Vice President of Corporate Executive Services at Merrill Lynch, currently serves as a director of St. John and St. John Knits International. In addition, Merrill Lynch has in the past provided financial advisory and financing services to Vestar and has received fees for such services. In the ordinary course of Merrill Lynch's business, it may actively trade shares of St. John common stock as well as debt securities of Vestar and its affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in these securities.

   The following is a description of the financial analyses used by Merrill Lynch in preparing the Merrill Lynch opinion and reviewed with the St. John board and the special committee.

   These descriptions of financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Merrill Lynch, the tables must be read together with the text of each description. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.

   Implied Premium Analysis. Merrill Lynch reviewed the historical trading prices for St. John common stock and compared them with the merger consideration of $30 per share. This analysis indicated that the merger consideration represented:

  1. a premium of 37% over the market price of St. John common stock of $21.94 per share at the close of business on December 8, 1998, which was the last closing price prior to Vestar's initial proposal;

  2. a premium of 53% over the one-month average market price of $19.59 per share for the one month period beginning November 8, 1998 and ending December 8, 1998;

  3. a premium of 70% over the three-month average market price of $17.72 per share for the three month period beginning September 8, 1998 and ending December 8, 1998;

  4. a premium of 18% over the six-month average market price of $25.50 per share for the six month period beginning June 8, 1998 and ending December 8, 1998;

  5. a discount of 12% over the one-year average market price of $33.94 per share for the one year period beginning December 8, 1997 and ending December 8, 1998;

  6. a discount of 37% over the 52-week high market price of $47.75 per share for the 52 week period ending December 8, 1998; and

  7. a premium of 126% over the 52-week low market price of $13.25 per share for the 52 week period ending December 8, 1998.

   Post-Announcement Trading Range Analysis. Merrill Lynch reviewed the high, low and closing stock prices of St. John common stock on each trading day from December 8, 1998 to February 1, 1999. This analysis indicated that the stock price over this time period was never equal to or greater than Vestar's initial offer price of $28 per share.

   Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analysis of the projected after-tax unlevered free cash flows of St. John. After-tax unlevered free cash flow means operating cash flow after changes in working capital, capital spending, taxes and other operating requirements. This analysis was based on both "Management Case" and "Vestar Case" projections for fiscal years 1999 through 2003. The Management Case projections were prepared by senior management of St. John and the Vestar Case projections were prepared by Vestar. Merrill Lynch noted the following differences between the Management Case and the Vestar Case projections:

                                                  Fiscal Year Ended November 1
                                                  -----------------------------
                                                  1999E 2000E 2001E 2002E 2003E
                                                  ----- ----- ----- ----- -----
   Net Sales Growth
     Management Case............................. 11.4%  8.0%  8.0%  8.0%  8.0%
     Vestar Case.................................  8.2%  7.4%  7.6%  6.9%  7.1%
   Gross Margin
     Management Case............................. 56.6% 57.0% 57.5% 57.5% 57.5%
     Vestar Case................................. 56.7% 56.7% 56.7% 56.6% 56.6%
   SG&A Expenses (% of Sales)
     Management Case............................. 38.0% 37.5% 37.5% 37.5% 37.5%
     Vestar Case................................. 37.9% 37.8% 37.6% 37.6% 37.6%
   EBITDA Margin
     Management Case............................. 22.8% 23.7% 24.1% 23.9% 23.7%
     Vestar Case................................. 23.1% 23.3% 23.4% 23.4% 23.3%
   EBIT Margin
     Management Case............................. 18.6% 19.5% 20.0% 20.0% 20.0%
     Vestar Case................................. 18.8% 18.9% 19.1% 19.0% 19.0%

   See also "Financial Projections" on page 55.

   Merrill Lynch calculated implied equity values per share of St. John common stock by utilizing discount rates ranging from 12.5% to 13.5% and terminal value multiples of estimated 2003 EBITDA ranging from 6.0x to 8.0x. Merrill Lynch arrived at these discount rates based on its judgement of the weighted average cost of capital of selected publicly traded apparel companies, and arrived at these terminal multiples based on its review of the trading characteristics of the common stock of selected publicly traded apparel companies and of comparable acquisitions of selected apparel companies.

   The following table presents the ranges of implied equity values per share of St. John common stock implied by this analysis as compared with the merger consideration of $30.00 per share and the pro rated cash component of the merger consideration of $29.10 per share:

                                                         Implied Equity Value
                                                         Per Share of St. John
                                                             Common Stock
                                                         ----------------------
                                                            Low        High
                                                         ---------- -----------
   Discounted Cash Flow Analysis
   Management Case......................................     $26.64     $34.13
   Vestar Case..........................................     $24.94     $31.89
   Per Share Merger Consideration.......................        $30.00
   Per Share Pro Rated Cash Component of the Merger
    Consideration.......................................        $29.10

   Selected Publicly Traded Comparable Companies Analysis. Merrill Lynch compared financial data relating to St. John to corresponding financial data for six publicly traded corporations, which we refer to in this document as the "Merrill Lynch Selected Companies": Jones Apparel Group, Inc., Polo Ralph Lauren Corporation, Gucci Group N.V., Tommy Hilfiger Corporation, Liz Claiborne, Inc. and Nautica Enterprises, Inc. The Merrill Lynch Selected Companies were chosen because they are publicly traded companies with operations that for purposes of this analysis may be considered reasonably similar to the operations of St. John.

   For each of the Merrill Lynch Selected Companies and St. John, Merrill Lynch calculated multiples of the following financial metrics:

  1. market price per share of common stock to estimated earnings, or "P/E Multiple";

  2. P/E Multiple to five-year estimated earnings per share, or "EPS," growth rate;

  3. market capitalization to estimated fiscal year 1998 sales; and

  4. market capitalzation to estimated fiscal year 1998 EBITDA.

   For purposes of calculating the P/E Multiples of the Merrill Lynch Selected Companies, Merrill Lynch used the closing price per share of their common stock on January 29, 1999, except for Gucci Group N.V. for which Merrill Lynch utilized the closing price on January 5, 1999, the day prior to the acquisition by LVMH Moet Hennessy Louis Vuitton of a 5% stake in Gucci Group N.V., and their calendar year estimated 1999 EPS, as reported by First Call Corporation as of January 29, 1999. Five-year estimated EPS growth rates for the Merrill Lynch Selected Companies were obtained from First Call Corporation as of January 29, 1999. The multiples of market capitalization to estimated fiscal year 1998 sales and to estimated fiscal year 1998 EBITDA, respectively, for the Merrill Lynch Selected Companies were based on estimated fiscal year 1998 sales and EBITDA obtained from selected publicly available Wall Street research reports. The multiples for St. John were based on St. John's audited consolidated financial statements as of November 1, 1998 and Management Case projections.

   The following table sets forth information concerning the range of multiples and the means of selected financial metrics for the Merrill Lynch Selected Companies and the multiples of the same financial metrics for St. John at both the December 8, 1998 closing price of $21.94 per share and the merger consideration of $30.00 per share:

                              Merrill Lynch       St. John --      St. John --
         Metric            Selected Companies   $21.94 per share $30.00 per share
         ------            ------------------   ---------------- ----------------
1999 P/E................  Range: 9.3x to 17.7x       10.7x            14.6x
                          Mean: 14.7x*
1999 P/E to 5-year
 Estimated EPS Growth
 Rate...................  Range: 0.58x to 1.28x      1.11x            1.52x
                          Mean: 0.93x*
Market Capitalization to
 Estimated Fiscal Year    Range: 0.94x to 2.85x      1.25x            1.75x
 1998 Sales.............  Mean: 1.57x*
Market Capitalization to
 Estimated Fiscal Year    Range: 4.8x to 12.1x        5.4x             7.5x
 1998 EBITDA............  Mean: 8.7x*

--------
* Excludes Gucci Group N.V.

   Merrill Lynch calculated implied equity values per share of St. John common stock by applying P/E multiples ranging from 13.0x to 15.0x, and P/E to five-year estimated EPS growth rates ranging from 0.70x to 1.10x, which were derived from the foregoing analysis, to the Management Case estimated fiscal year 1999 EPS and five-year estimated EPS growth rate based on the five-year EBIT growth rate Management Case estimates.

   The following table presents the ranges of implied equity values per share of St. John common stock implied by this analysis as compared with the merger consideration of $30.00 per share and the pro rated cash component of the merger consideration of $29.10 per share:

                                                          Implied Equity Value
                                                          Per Share of St. John
                                                              Common Stock
                                                          ----------------------
                                                             Low        High
                                                          ---------- -----------
   Selected Publicly Traded Comparable Companies Trading
    Analysis
   Management Case Estimated 1999 EPS...................      $26.65     $30.75
   Management Case Estimated 1999 P/E to Five-Year
    Estimated EPS Growth Rate...........................      $13.78     $21.65
   Per Share Merger Consideration.......................         $30.00
   Per Share Pro Rated Cash Component of the Merger
    Consideration.......................................         $29.10

   Selected Acquisitions Transaction Analysis. Merrill Lynch analyzed information relating to the following selected transactions, which we refer to in this document as the "Merrill Lynch Selected Transactions," in the apparel industry since January 1, 1996:

             Acquiror            Acquired Company
             --------            ----------------
   Citicorp Venture Capital,
    Ltd. ....................... Gerber Childrenswear, Inc.
   The Warnaco Group, Inc. ..... Lejaby-Euralis S.A.
   Investcorp S.A. ............. The William Carter Company
   The Jordan Co. .............. Winning Ways Inc.
   The Warnaco Group, Inc. ..... Designer Holdings Ltd.
   Vestar....................... Sun Apparel, Inc.
   Gucci Group N.V. ............ Severin Montres
   Tommy Hilfiger Corporation... Pepe Jeans USA, Inc., TJ Far East Limited and
                                  Tomcan Investments Inc.
   Vestar....................... Bidermann Industries USA Inc.
   Tropical Sportswear Int'l
    Corporation................. Farah Incorporated
   Jones Apparel Group, Inc..... Sun Apparel, Inc.

   Merrill Lynch calculated the multiples of transaction value for the Merrill Lynch Selected Transactions to the sales and EBITDA, respectively, of the acquired businesses for the latest twelve month periods preceding the acquisition announcements and compared such multiples with corresponding multiples for the mergers. For purposes of this analysis, transaction value was calculated as the consideration offered for the common equity, including the net cost of "in-the-money" options, plus liquidation value of preferred equity and the value of debt and minority interests less cash and marketable securities.

   The analysis indicated that:

  1. total transaction value for the Merrill Lynch Selected Transactions as a multiple of the latest twelve month sales ranged from 0.40x to 3.00x, with a mean of 0.77x, excluding the acquisition of Pepe Jeans USA, Inc., TJ Far East Limited and Tomcan Investments Inc. by Tommy Hilfiger Corporation, compared to total transaction value for the mergers as a multiple of fiscal year 1998 sales of 1.75x; and

  2. total transaction value for the Merrill Lynch Selected Transactions as a multiple of latest twelve month EBITDA ranged from 4.0x to 16.5x, with a mean of 6.3x, excluding the acquisitions of Pepe Jeans USA, Inc., TJ Far East Limited and Tomcan Investments Inc. by Tommy Hilfiger Corporation and of Tropical Sportswear Int'l Corporation by Farah Incorporated, compared to total transaction value for the mergers as a multiple of fiscal year 1998 EBITDA of 7.5x.

   Merrill Lynch calculated implied equity values per share of St. John common stock by applying multiples, which were derived from the foregoing analysis, of transaction value to the latest twelve months EBITDA ranging from 6.5x to 8.5x to the St. John Management Case estimated latest twelve month EBITDA ended January 31, 1999.

   The following table presents the ranges of implied equity values per share of St. John common stock implied by this analysis as compared with the merger consideration of $30.00 per share and the pro rated cash component of the merger consideration of $29.10 per share:

                                                         Implied Equity Value
                                                         Per Share of St. John
                                                             Common Stock
                                                         ----------------------
                                                            Low        High
                                                         ---------- -----------
   Selected Acquisitions Transactions Analysis
   Management Case estimated latest twelve-month EBITDA
    ended January 31, 1999.............................. $    24.37 $    31.35
   Per Share Merger Consideration.......................        $30.00
   Per Share Pro Rated Cash Component of the Merger
    Consideration.......................................        $29.10

   LBO Analysis. Using Management Case projections and Vestar Case projections, Merrill Lynch performed a leveraged buyout analysis to determine, under current market conditions, the maximum price per share that a leveraged buyout purchaser, such as Vestar, could theoretically pay for St. John. In performing this analysis, Merrill Lynch assumed that acquisition financing could be obtained in the high yield and bank finance market in an amount not in excess of 5.2x the latest twelve month EBITDA and that a minimum internal rate of return from 20% to 30% on equity invested during a three to five year period would be required.

   The following table sets forth the ranges of prices per share of St. John common stock that Merrill Lynch determined that a prospective purchaser could theoretically pay as compared with the merger consideration of $30.00 per share and the pro rated cash component of the merger consideration of $29.10 per share:

                                                             Implied Price
                                                         Per Share of St. John
                                                             Common Stock
                                                         ----------------------
                                                            Low        High
                                                         ---------- -----------
   Leveraged Buyout Analysis
   Management Case...................................... $    28.00 $    31.00
   Vestar Case.......................................... $    27.00 $    30.00
   Per Share Merger Consideration.......................        $30.00
   Per Share Pro Rated Cash Component of the Merger
    Consideration.......................................        $29.10

   The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Merrill Lynch opinion. In arriving at its fairness determination, Merrill Lynch considered the results of all such analyses and did not attribute any particular weight to any factor or analysis considered by it; Merrill Lynch made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses.

   No company or transaction used in the above analyses as a comparison is directly comparable to St. John or the mergers.

   The analyses were prepared solely for purposes of Merrill Lynch providing its opinion to the St. John board and the special committee and does not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. These analyses are inherently uncertain, being based upon numerous factors or events beyond the control of the parties or their respective advisors.

   As described above, the Merrill Lynch opinion was among many factors taken into consideration by the St. John board and the special committee in making their respective determinations to approve the mergers.

   Fee Arrangement. Merrill Lynch acted as financial advisor to the St. John special committee in connection with the mergers. Pursuant to a letter agreement dated December 28, 1998 among St. John, the special committee and Merrill Lynch, Merrill Lynch will receive a fee from St. John for its services, $500,000 of which was payable upon delivery of Merrill Lynch's opinion and the remainder of which is contingent on the completion of the mergers. Assuming completion of the mergers, Merrill Lynch's total fee would be approximately $3.1 million. In addition, St. John has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with rendering financial advisory services, including fees and disbursements of its legal counsel. St. John has agreed to indemnify Merrill Lynch and its directors, officers, agents, employees and controlling persons, for some costs, expenses, losses, claims, damages and liabilities related to or arising out of its rendering of services under its engagement as financial advisor.

Opinion of Wasserstein Perella

   On February 2, 1999, at a meeting of the special committee, Wasserstein Perella delivered an oral opinion to the special committee, which was subsequently confirmed in writing that, as of that date and based on the assumptions made, matters considered and limitations reviewed with the special committee, the consideration to be received by the holders of St. John common stock, other than the Grays, pursuant to the mergers was fair from a financial point of view to those holders.

   The full text of the Wasserstein Perella opinion, which states assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Wasserstein Perella in rendering its opinion, is included in this proxy statement-prospectus at Appendix C. A copy of the Wasserstein Perella opinion is available for inspection and copying by any holder of St. John common stock or any representative of such holder who has been so designated in writing, at the principal executive offices of St. John during normal business hours. Holders of St. John common stock are urged to, and should, read the Wasserstein Perella opinion carefully and in its entirety. The Wasserstein Perella opinion was for the benefit and use of the special committee in its consideration of the mergers. The Wasserstein Perella opinion addresses only the fairness, from a financial point of view, to the holders of St. John common stock, other than the Grays, of the consideration to be received pursuant to the mergers, and Wasserstein Perella does not express any views on any other terms of the mergers. The Wasserstein Perella opinion does not address St. John's underlying business decision to engage in the mergers and does not address the solvency of St. John or any other entity following consummation of the mergers or at any time. The Wasserstein Perella opinion does not constitute a recommendation to any holder of St. John common stock with respect to how any holder should vote with respect to the mergers, and should not be relied upon by any holder as such.

   In arriving at the Wasserstein Perella opinion, Wasserstein Perella reviewed drafts of the merger agreement and voting agreement, and for purposes of its review, assumed that the final forms of these documents would not differ in any material respect from the drafts provided to it. Wasserstein Perella also reviewed and analyzed publicly available business and financial information relating to St. John for recent years and interim periods to the date of the Wasserstein Perella opinion, as well as internal financial and operating information, including financial forecasts, analyses, and projections prepared by or on behalf of St. John and Vestar and provided to it for purposes of its analysis. Wasserstein Perella also met with management of St. John and representatives of Vestar to review and discuss this information and, among other matters, St. John's business, operations, assets, financial condition, and future prospects.

   Wasserstein Perella reviewed and considered financial and stock market data relating to St. John, and compared that data with similar data for other companies, the securities of which are publicly traded, that it believed may have been relevant or comparable to St. John or one or more of its businesses or assets. Wasserstein Perella also reviewed and considered the financial terms of recent acquisitions and business combination transactions in the apparel industry specifically, and in other industries generally, that it believed to be reasonably comparable to the mergers or otherwise relevant to its inquiry. Wasserstein Perella also performed other financial studies, analyses and investigations and reviewed other information as it considered appropriate for purposes of the Wasserstein Perella opinion.

   In Wasserstein Perella's review and analysis and in formulating its opinion, Wasserstein Perella assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or discussed with it or publicly available, and Wasserstein Perella did not assume any responsibility for independent verification of any of this information. Wasserstein Perella also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to it, and it assumed that these projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the management of St. John and of Vestar. Wasserstein Perella expressed no opinion with respect to these projections, forecasts and analyses or the assumptions upon which they are based. In addition, Wasserstein Perella did not review any of the books and records of St. John, or assume any responsibility for conducting a physical inspection of the properties or facilities of St. John or for making or obtaining an independent valuation or appraisal of the assets or liabilities of St. John, and no such independent valuation or appraisal was provided to it.

   Wasserstein Perella was not requested to, and did not, address the fairness, from a financial point of view, of the consideration to be received by any holder of St. John common stock who elects to receive St. John Knits International common stock rather than cash in the acquisition merger and, as a result of that election, receives more than his or her pro rata share of St. John Knits International common stock. Accordingly, Wasserstein Perella assumed that none of the holders of St. John common stock would elect to receive

St. John Knits International common stock in the acquisition merger and, accordingly, that all holders of St. John common stock would receive their pro rata amount of St. John Knits International common stock and cash. Wasserstein Perella was also of the view, as of the date of its opinion, that the consideration to be received by any holder of St. John common stock who elects to receive cash in the acquisition merger was fair, from a financial point of view, to such holder even if other holders of St. John common stock elect to receive St. John Knits International common stock in the acquisition merger.

   Wasserstein Perella also assumed that the transactions described in the merger agreement would be consummated without waiver or modification of any of its material terms or conditions. Wasserstein Perella was not asked to consider and the Wasserstein Perella opinion does not in any manner address the value of St. John Knits International common stock or the prices at which St. John Knits International common stock would actually trade following the mergers.

   The Wasserstein Perella opinion is necessarily based on economic and market conditions and other circumstances as they existed and could be evaluated by it as of the date thereof.

   In the ordinary course of Wasserstein Perella's business, Wasserstein Perella may actively trade the debt and equity securities of St. John for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in these securities. Wasserstein Perella has performed various investment banking services for Vestar and its affiliates from time to time in the past and has received customary fees for rendering these services.

   The following is a brief description of the analyses performed and factors considered by Wasserstein Perella in connection with rendering the Wasserstein Perella opinion and reviewed with the special committee at the February 2, 1999 meeting.

   Implied Premium Analysis. Wasserstein Perella reviewed the historical trading prices for St. John common stock and compared them with the merger consideration of $30.00 per share. Such analysis indicated that the merger consideration represented:

  1. a 37% premium over the single day closing price of $21.94 per share on December 8, 1998;

  2. a 53% premium over the one-month daily average closing price of $19.59 per share for the one month period ending December 8, 1998;

  3. an 18% premium over the six-month daily average closing price of $25.39 per share for the six month period ending December 8, 1998;

  4. a 12% discount to the one-year daily average closing price of $33.91 per share for the one year period ending December 8, 1998;

  5. a 37% discount to the 52-week high of $47.75 per share for the 52-week period ending December 8, 1998; and

  6. a 126% premium over the 52-week low of $13.25 per share for the 52-week period ending December 8, 1998.

   Discounted Cash Flow Analysis. Wasserstein Perella performed a discounted cash flow analysis for St. John using actual results for 1998 and Management Case projections for net sales, gross profit, EBITDA and earnings before interest and taxes, or "EBIT," for fiscal years 1999 through 2003. See "Financial Projections" on page 55.

   All cash flows were discounted at rates ranging from 12.5% to 13.5%. The terminal values were computed using a range of multiples of 6.0x to 8.0x for fiscal year 2003 EBITDA. Wasserstein Perella arrived at the discount rates based on its judgment of the weighted average cost of capital of selected publicly traded apparel companies, and arrived at the terminal values based on its review of the trading characteristics of the common stock of selected publicly traded apparel companies. This analysis indicated a range of values for St. John common stock of $26.65 and $34.14 per share.

   Analysis of Selected Companies. Wasserstein Perella compared financial data for St. John to corresponding data for a group of seven publicly traded apparel companies, which we refer to in this document as the "Wasserstein Selected Companies," comprised of Tommy Hilfiger Corporation, Jones Apparel Group Inc., Polo Ralph Lauren Corporation, Liz Claiborne, Inc., Nautica Enterprises, Inc., Hartmarx Corporation and Donna Karan International Inc. The Wasserstein Selected Companies were chosen because they are publicly traded companies with operations that for purposes of this analysis may be considered reasonably similar to the operations of St. John. The following table contains information concerning the range of multiples, the means and the medians of selected financial metrics for the Wasserstein Selected Companies and the multiples of the same financial metrics for St. John at both the December 8, 1998 closing price of $21.94 per share and the merger consideration of $30.00 per share:

                                                        St. John -- St. John --
                                       Wasserstein         $21.94      $30.00
              Metric               Selected Companies    per share   per share
              ------              --------------------- ----------- -----------
   Ratio of Adjusted Market       Range: 0.2x to 2.6x       1.3x        1.7x
    Value to Latest Twelve        Mean: 1.3x
    Months Sales                  Median: 1.0x

   Ratio of Adjusted Market       Range: 0.2x to 2.2x       1.2x        1.6x
    Value to Next Fiscal Year     Mean: 1.1x
    Sales                         Median: 0.9x

   Ratio of Price to Latest       Range: 10.3x to 22.3x    10.1x       16.8x
    Twelve Months Earnings        Mean: 16.4x
                                  Median: 16.3x

   Ratio of Price to Next Fiscal  Range: 9.2x to 20.6x      9.8x       14.6x
    Year Earnings                 Mean: 14.6x
                                  Median: 15.4x

   Ratio of Adjusted Market       Range: 5.1x to 12.0x      4.9x        8.1x
    Value to Latest Twelve        Mean: 9.0x
    Months EBITDA                 Median: 9.0x

   Ratio of Adjusted Market       Range: 4.0x to 9.9x       4.9x        6.9x
    Value to Next Fiscal Year     Mean: 7.2x
    EBITDA                        Median: 6.8x

   Ratio of Adjusted Market       Range: 5.7x to 15.2x      5.8x       10.0x
    Value to Latest Twelve        Mean: 10.7x
    Months EBIT                   Median: 10.7x

   Ratio of Adjusted Market       Range: 5.0x to 11.9x      5.6x        8.4x
    Value to Next Fiscal Year     Mean: 8.9x
    EBIT                          Median: 8.1x

   For purposes of this analysis, Wasserstein Perella used closing prices for each of the Wasserstein Selected Companies on January 29, 1999. St. John multiples at $21.94 per share were based on results for the latest twelve months ended in the third quarter of fiscal 1998, August 2, 1998, while multiples at $30.00 per share were based on estimates of the management of St. John for the latest twelve months ending in the first quarter of fiscal year 1999.

   Wasserstein Perella calculated implied equity values per share of St. John common stock by:

  1. applying multiples of 12.5x to 14.5x to St. John's estimated fiscal year 1999 EPS;

  2. applying multiples of 6.0x to 8.0x to St. John's estimated fiscal year 1999 EBITDA; and

  3. applying multiples of 7.0x to 9.0x to St. John's estimated first quarter fiscal year 1999 latest twelve months EBITDA.

   The analysis implied the following equity values for St. John common stock:

                                                         Implied Equity Value
                                                         Per Share of St. John
                                                             Common Stock
                                                         ----------------------
                                                            Low        High
                                                         ---------- -----------
   Analysis of Selected Companies
     Estimated fiscal year 1999 EPS..................... $    25.63 $    29.73
     Estimated fiscal year 1999 EBITDA.................. $    26.39 $    34.62
     Estimated first quarter fiscal year 1999 latest
      twelve months EBITDA.............................. $    26.13 $    33.11

   Analysis of Selected Comparable Transactions. Wasserstein Perella reviewed the financial terms, to the extent publicly available, of the following fifteen transactions, which we refer to in this document as the "Wasserstein Selected Transactions," in the apparel industry completed since January 1, 1996:

                  Acquiror                             Acquired Company
                  --------                             ----------------
   Tommy Hilfiger Corporation              Pepe Jean USA Inc., TJ Far East
                                           Limited and Tomcan Investments Inc.
   Holding di Partecipazioni Industriali,
    S.p.A                                  Valentino
   The Jordan Co.                          Winning Ways Inc.
   Jones Apparel Group, Inc.               Sun Apparel, Inc.
   Investcorp S.A.                         Helly Hansen ASA
   The Warnaco Group, Inc.                 Designer Holdings Ltd.
   Gucci Group N.V.                        Severin Montres
   Investcorp S.A.                         The William Carter Company
   The Warnaco Group, Inc.                 Lejaby-Euralis S.A.
   Haggar Corp.                            Jerrell Inc.
   Vestar                                  Sun Apparel, Inc.
   Tropical Sportswear Int'l Corporation   Farah Incorporated
   Citicorp Venture Capital, Ltd           Gerber Childrenswear, Inc.
   Wuensche AG                             Joop! GmbH
   Vestar                                  Bidermann Industries USA Inc.

   Using publicly available information, Wasserstein Perella calculated multiples of adjusted market value to sales and EBITDA, respectively, for each of the Wasserstein Selected Transactions and compared them to corresponding multiples for the mergers. Wasserstein Perella noted that:

  1. The multiples of adjusted market value to sales for the Wasserstein Selected Companies ranged from 0.3x to 3.4x, with a median of 0.8x and a mean of 1.1x, compared to 1.7x adjusted market value to sales for St. John based on estimates provided by St. John management for the latest twelve months ending January 31, 1999. Wasserstein Perella excluded from this analysis the acquisition of Bidermann Industries USA Inc. by Vestar as the necessary financial information was not available.

  2. The multiples of adjusted market value to EBITDA for the Wasserstein Selected Companies ranged from 4.0x to 17.4x, with a median of 6.7x and a mean of 8.7x, compared to 8.1x adjusted market value to EBITDA for St. John based on estimates provided by St. John management for the latest twelve months ending January 31, 1999. Wasserstein Perella excluded from this analysis the acquisitions of Bidermann Industries USA Inc. by Vestar, Valentino by Holding di Partecipazioni Industraili S.p.A., Severin Montres by Gucci Group N.V., Joop! GmbH by Wuensche AG and Jerrell Inc. by Haggar Corp. as the necessary financial information was not available.

   Wasserstein Perella calculated implied equity values per share of St. John common stock by applying multiples of 6.0x to 9.0x to St. John's EBITDA estimates provided by St. John management for the latest twelve months ending January 1999. The analysis implied the following equity value for St. John common stock:

                                                         Implied Equity Value
                                                         Per Share of St. John
                                                             Common Stock
                                                         ---------------------
                                                            Low        High
                                                         ---------- -----------
   Analysis of Selected Comparable Transactions
   Estimated EBITDA for latest twelve months ending
    January 1999........................................ $    22.64 $    33.11

   No company used in the analysis of selected companies nor any transaction used in the analysis of selected comparable transactions summarized above is identical to St. John or the mergers. In addition, Wasserstein Perella believes that both the analysis of selected companies and the analysis of selected comparable transactions are not simply mathematical. Rather, these analyses must take into account differences in the financial and operating characteristics of these companies and other factors, such as general economic conditions, and markets in which these companies compete and strategic and operating plans for these companies, that could affect the public trading value and acquisition value of these companies and therefore any analysis must be made as of a specific date.

   Leveraged Buyout Analysis. Wasserstein Perella calculated the projected internal rates of return that could be realized on the equity invested in a leveraged acquisition of St. John at a purchase price per share of St. John common stock of $27.00 to $30.00 using Management Case projections. In performing this analysis, Wasserstein Perella assumed that Vestar would cause St. John to borrow $155 million of bank debt at an average interest rate of 8.0% and issue $160 million of high yield bonds at 11.0% and that Vestar would contribute between $104.5 and $153.9 million of common equity. Assuming 6.0x to 8.0x multiples of fiscal year 2003 EBITDA, this analysis indicated a five-year internal rate of return ranging from 14.1% to 32.2%.

   Leveraged Recapitalization Analysis. Wasserstein Perella estimated the implied equity value of shares of St. John common stock assuming a repurchase of 40% to 60% of St. John common stock at $30.00 per share. In performing this analysis, Wasserstein Perella assumed that the repurchase would be funded with between $36.6 and $138.2 million of bank debt at an average interest rate of 8.0% and $150 million of high yield debt at 11.0% and that the remaining outstanding St. John common stock would trade in a range of 8.0x to 12.0x pro forma 1999 P/E. This analysis resulted in a range of blended equity values of shares repurchased and outstanding of $22.70 to $30.15 per share, pro rata.

   Premiums Paid Analysis. Wasserstein Perella reviewed 167 change in control transactions completed during the period from January 1998 to February 1999 with a transaction value of between $100 million and $1 billion. Using data obtained from Securities Data Company, Wasserstein Perella calculated the following premiums paid in these transactions:

                    % Stock Premium Before Announcement Date

                              1 Day              1 Week              4 Weeks
                              -----              ------              -------
   High                       126.4%              172.6%              166.7%
   Low                        (48.5%)             (42.1%)             (36.8%)
   Mean                       25.8%               31.9%               37.6%
   Adjusted Mean*             24.1%               28.9%               34.7%
   Median                     20.0%               28.4%               33.2%

  --------
  * Excludes highest and lowest 10% of premiums

   Based on the foregoing analysis, Wasserstein Perella applied a premium range of 20% to 30% to the $21.94 per share closing price for St. John common stock on December 8, 1998. The analysis indicated a range of implied prices for St. John common stock of $26.33 to $28.52.

   While the foregoing summary describes the analyses and factors that Wasserstein Perella deemed material in its presentation to the special committee, it is not a comprehensive description of all analyses and factors considered by Wasserstein Perella. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances and, therefore, an opinion is not readily susceptible to summary description. Wasserstein Perella believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Wasserstein Perella opinion. The analyses performed by Wasserstein Perella are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by the analyses. Accordingly, the analyses and estimates are inherently uncertain. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold.

   The terms of the mergers were determined through negotiations between St. John and Vestar and were approved by the St. John board and the St. John Knits International board. Although Wasserstein Perella provided advice to the special committee during the course of these negotiations, the decision to enter into the merger agreement was solely that of the St. John board, the St. John Knits International board and the special committee. As described above, the Wasserstein Perella opinion and the presentation of Wasserstein Perella to the special committee were only one of a number of factors taken into consideration by the special committee in making their recommendation to the St. John board and the St. John Knits International board.

   The special committee of St. John retained Wasserstein Perella to act as its advisor based upon Wasserstein Perella's qualifications, reputation, experience and expertise. Wasserstein Perella is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting transactions, private placements and valuations for corporate and other purposes.

   Fee Arrangement. Wasserstein Perella acted as financial advisor to the special committee in connection with the mergers. Pursuant to a letter agreement dated December 29, 1998 and amended on February 2, 1999 among the special committee, Wasserstein Perella and, as amended, the St. John Knits International special committee. St. John has paid Wasserstein Perella an aggregate financial advisory fee of $700,000 for its services in connection with the mergers. In addition, St. John has agreed to reimburse Wasserstein Perella for its reasonable out-of-pocket expenses incurred in connection with rendering financial advisory services, including fees and disbursements of its legal counsel. St. John has agreed to indemnify Wasserstein Perella and its directors, officers, agents, employees and controlling persons, for costs, expenses, losses, claims, damages and liabilities related to or arising out of its rendering of services under its engagement as financial advisor.

Interests of the Grays and Other Officers and Directors of St. John in the Mergers; Conflicts of Interests

   The Grays, as well as some other directors and executive officers of St. John, have interests which may present them with potential conflicts of interests in connection with the mergers. The special committee and the board of directors were aware of the matters described below and considered them in addition to the other matters described under "--Reasons for the Mergers; Recommendations to Shareholders" on page 26.

   The following table summarizes the interests in the mergers of these persons that may be different from yours:

  Party                                         Interest in the Merger
  -----                                         ----------------------
The Grays                 .  Ownership of approximately 16% of Vestar/Gray LLC in
                             exchange for an aggregate of 968,983 shares valued initially at $30 per share or $29,069,490
                          .  Cash payment of $7,110,000 in exchange for 237,000 shares
                          .  Cash payment of $9,890,000 in respect of vested options to purchase St. John common stock
                          .  Parties to the stockholders' agreement
                          .  Employee stock options as incentive compensation to acquire shares of St. John Knits International
                          .  Cash payments from Merrill Lynch from settlements of
                             existing hedging arrangements with respect to St. John
                             common stock
Robert E. Gray            .  Reimbursement for reasonable out-of-pocket expenses
                             following mergers (not expected to exceed $100,000)
                          .  Possible reimbursement for proportionate share of expenses if merger agreement terminated under some circumstances (not expected to exceed $240,000)
                          .  Continuation of service as a director of St. John Knits
                             International following the mergers
                          .  Lump sum payment of approximately $2,000,000 in deferred compensation (unless Mr. Gray previously elected to defer
                             receipt of all or part of this payment)
Kelly A. Gray             .  Continuation of service as a director of St. John Knits
                             International following the mergers
Other members of senior   .  Employee stock options as incentive compensation to acquire
 management                  shares of St. John Knits International
David A. Krinsky          .  Cash payment of $160,008 in respect of options to purchase
                             St. John common stock which will accelerate as a result of the mergers
Richard A. Gadbois, III   .  Cash payment of $160,008 in respect of options to purchase
                             St. John common stock which will accelerate as a result of the mergers
Roger G. Ruppert          .  Cash payment of $38,341 in respect of options to purchase
                             St. John common stock which will accelerate as a result of the mergers
Robert Davis              .  Cash payment of $50,000 for serving on the special committee
Dan Reiner                .  Cash payment of $50,000 for serving on the special committee
Mark Goldston             .  Cash payment of $75,000 for serving as chair of the special committee
Vestar                    .  Post-merger advisory fee of $4,000,000
                          .  Post-merger annual advisory fee of $500,000
                          .  Expense reimbursement of approximately $200,000

   The Grays and Vestar have proposed to acquire St. John together and to hold their ownership in the company through Vestar/Gray LLC. In connection with funding the purchase of St. John, the Grays and Vestar agreed that Vestar would contribute equity to Vestar/Gray LLC in the form of cash, while the Grays would contribute as equity to Vestar/Gray LLC a portion of the shares of St. John common stock they currently own, excluding their options. The Grays currently own in the aggregate 1,205,983 shares of St. John common stock, which amounts to approximately 7.3% of St. John's outstanding shares of common stock, calculated on a fully diluted basis, in addition to vested options to purchase 560,000 shares, 100,000 of which have an exercise price in excess of $30 per share and therefore are not entitled to be paid in the acquisition merger.

   After the Grays transfer their shares of St. John common stock to Vestar/Gray LLC in exchange for cash and a membership interests in Vestar/Gray LLC, they will own approximately 16% of Vestar/Gray LLC, which will result in their ownership of approximately 15% of the common stock of St. John Knits International. The Grays will receive cash in exchange for approximately 20% of their equity interest in St. John and an interest in stock of St. John Knits International for the remaining 80%. The Grays will not retain any shares of St. John common stock and therefore will not participate directly in the mergers along with other St. John shareholders. The other shareholders of St. John, in the aggregate, will receive cash in exchange for 97% of the shares they currently own and stock in St. John Knits International in exchange for the remaining 3% based on the $30 per share price. Because of the changed capital structure of St. John following the mergers, this will result in St. John's current shareholders, other than the Grays, owning 7% of the company.

   The implied value of the consideration to be received by the Grays for their shares of St. John stock is $30 per share, or a total of $36,199,490. The Grays will transfer their shares to Vestar/Gray LLC, and in exchange they will receive a mixture of cash and ownership interests in Vestar/Gray LLC. For 237,000 of the shares the Grays transfer, Vestar/Gray LLC will pay the Grays $7,110,000 million in cash. In exchange for their remaining 968,983 shares, valued at $29,069,490, the Grays will receive ownership units in Vestar/Gray LLC valued at $30 each, resulting in an equity interest of approximately 16% in Vestar/Gray LLC. Vestar will contribute approximately $153.6 million to Vestar/Gray LLC, resulting in an ownership interest of approximately 84% in Vestar/Gray LLC. The total amount of equity in Vestar/Gray LLC will be approximately $182.7 million.

Ownership of Vestar/Gray LLC

   Prior to the reorganization merger, the Grays will transfer any shares of St. John common stock owned beneficially by them, excluding shares subject to options, to Vestar/Gray LLC in exchange for cash and interests in Vestar/Gray LLC as follows:

                          Current Ownership                             Shares
                             Interest In      Shares                  Transferred
                              St. John,     Transferred                   for     Membership Interest
          Name            Excluding Options  for Cash   Cash Received  Interests  in Vestar/Gray LLC
          ----            ----------------------------- ------------- ----------- -------------------
The Gray Family Trust        603,439  3.64%    46,667    $1,400,010     556,772           9.14%
Kelly A. Gray                547,904  3.30%   190,333     5,709,990     357,571           5.87%
The Kelly Ann Gray Trust      54,640  0.33%       --            --       54,640           0.90%
                          ---------- ------   -------    ----------     -------          -----
                           1,205,983  7.27%   237,000    $7,110,000     968,983          15.91%

   Each of the Grays will receive consideration from Vestar/Gray LLC for their shares in a different proportion of cash and interests in Vestar/Gray LLC, each of which is valued at $30 per share. The Grays determined these proportions based on the understanding that among them they would have an aggregate interest in St. John Knits International, through Vestar/Gray LLC, of approximately 15%.

   The Gray Family Trust is a revocable living trust of which Robert E. and Marie Gray serve as co-trustees and are the co-beneficiaries. The Kelly Ann Gray Trust is a trust of which Robert E. and Marie Gray serve as co-trustees and of which Kelly A. Gray is the sole beneficiary.

   The remaining 84.09% interest in Vestar/Gray LLC will be held by Vestar, which will also act as managing member of Vestar/Gray LLC.

Stockholders' Agreement

   The Grays will also be parties to the stockholders' agreement. This agreement will provide the Grays with governance and other rights, including the following:

  1. the Grays may designate two members of the board of directors of St. John Knits International;

  2. prior to an initial public offering of St. John Knits International common stock, if the Grays no longer work for St. John Knits
     International, they may sell shares of St. John Knits International common stock back to St. John Knits International or cause Vestar/Gray LLC to sell shares on their behalf;

  3. the Grays will have the right, 12 months following an initial public offering by St. John Knits International, to cause St. John Knits International to register the sale of their shares of St. John Knits International common stock with the Securities and Exchange Commission, as well as other rights to participate in registrations of St. John Knits International common stock; and

  4. the Grays will have the right to participate in some sales of St. John Knits International common stock by Vestar.

   The reason that the Grays will be given the right to sell shares to St. John Knits International as described in clause (2) above is that their shares will not be freely transferable. Following the mergers, the public stockholders will hold unrestricted securities that may be sold without restriction at any time. As executive officers and directors of St. John Knits International, the Grays are affiliates of St. John Knits International. Accordingly, they may not sell their shares except in limited amounts and circumstances. Even if any of the Grays were no longer employed by St. John Knits International, so long as he or she remains a director of St. John Knits International, he or she would be an affiliate of St. John Knits International and therefore own restricted shares. The amount of liquidity provided is only $5 million in the aggregate in any 12-month period for all of the Grays if Mr. Gray ceases to serve as Chairman or Chief Executive Officer of, or Marie Gray or Kelly Gray ceases to be employed by, St. John Knits International. In the event that any of the Grays is terminated without cause or resigns for good reason, the total amount of liquidity provided by St. John Knits International would be limited to the fair market value of 25% of the shares of St. John Knits International of all terminated family members. The total value of the Grays investment in St. John Knits International as of the closing of the mergers will be approximately $29 million.

   For additional information regarding the Grays' rights under this agreement, see "The Stockholders' Agreement" on page 88.

Indemnification and Insurance

   Following the mergers, St. John's articles of incorporation and bylaws will contain provisions identical to those existing prior to the mergers with respect to elimination of personal liability and indemnification. These provisions will not be amended for a period of six years in any manner that would adversely affect the rights of directors, officers, agents or employees of St. John or St. John Knits International at the time of the mergers.

   In addition, St. John has agreed to maintain for six years directors' and officers' liability insurance policies on terms and conditions that are at least as favorable as those in effect on February 2, 1999, covering events occurring prior to the mergers. In no event will St. John be required to spend in any year more than $162,000 for this insurance. If St. John would be required to spend more than $162,000 for any year, St. John must buy a policy with the best coverage available, in the reasonable discretion of the board of St. John, for a cost not exceeding this amount. St. John may instead decide to buy one or more "tail" policies for all or any portion of the six-year period.

Options and Common Stock

   Following the mergers, the Grays will be granted as incentive compensation new employee stock options to acquire shares of St. John Knits International common stock representing 5% of the total shares of St. John Knits International common stock following the mergers on a fully diluted basis. The exercise price of any options granted on the closing date will be $30. The exercise price of any options granted subsequent to the closing date will reflect the fair market value of the underlying shares, as determined by the board of directors of St. John Knits International in its best judgment. These options will vest and become exercisable in specified circumstances, including upon the continued employment of the Grays for a specified period of time and achievement of specified performance criteria and will have up to a 10-year term. Any unvested options will expire following specified terminations of the optionee's employment with St. John Knits International. In addition, if the applicable performance criteria are not met, the options will not become exercisable and will terminate.

  In connection with pending litigation relating to the mergers, a California state court has imposed a constructive trust on any amount in excess of $30 per share that the Grays may receive for their St. John shares in the mergers until a full trial on the merits. Prior to the determination of the final, definitive terms of the stock options to be granted to the Grays after the mergers, the plaintiffs in this litigation had argued that these options represent additional consideration for the Grays' St. John shares. It is St. John's belief that these employee stock options to be granted to the Grays represent compensation for the Grays' services as officers of St. John Knits International after the mergers and are not additional consideration for their St. John shares. For more information about this ruling, see "Pending Litigation Relating to the Mergers" on page 115.

   In addition, some members of senior management other than the Grays will be offered the opportunity to purchase shares of St. John Knits International common stock. These members of senior management will also receive, as incentive compensation, employee stock options to acquire shares of St. John Knits International common stock. The exercise price of any options granted on the closing date will be $30. The exercise price of any options granted subsequent to the closing date will reflect the fair market value of the underlying shares, as determined by the board of directors of St. John Knits International in its best judgment. The members of senior management who will be offered the opportunity to purchase these shares and who will receive these options will be determined by the board of directors of St. John Knits International.

   The shares of St. John Knits International common stock that these members of senior management will be offered the opportunity to purchase and the shares of St. John Knits International common stock underlying the options that these members of senior management will receive as incentive compensation will, in the aggregate, represent approximately 5% of the outstanding capital stock of St. John Knits International on a fully diluted basis.

   Options to purchase 13,334 shares of St. John common stock issued to each of David A. Krinsky and Richard A. Gadbois III, directors of St. John, will accelerate as a result of the mergers, and each of these directors will receive, subject to the limitations described below, a cash payment equal to $160,008 for these accelerated options upon consummation of the mergers. In addition, options to purchase 3,334 shares of St. John common stock issued to Roger G. Ruppert, a director and executive officer of St. John, will accelerate as a result of the mergers, and Mr. Ruppert will receive a cash payment equal to $38,341 for these accelerated options.

   In connection with pending litigation relating to the mergers, a California state court has imposed a constructive trust on the options to acquire 15,000 shares of St. John common stock that were granted to each of Messrs. Krinsky and Gadbois which were repriced in September 1998 until a full trial on the merits. For more information about this ruling, see "Pending Litigation Relating to the Mergers" on page 115.

Other Interests

   For their services as members of the special committee, Messrs. Davis and Reiner each will receive $50,000 from St. John and Mr. Goldston, as chairman of the special committee, will receive $75,000 from St. John. No further compensation was paid or is payable on a per meeting basis or otherwise for service on the special committee. These payments are not dependent upon the successful consummation of the mergers.

   Robert E. Gray and Kelly A. Gray will serve as directors of St. John Knits International after the mergers. See "The Mergers--Board of Directors and Officers of St. John Knits International Following the Mergers" on page 63.

   The Grays are parties to employment agreements with St. John. These agreements generally will not be affected by the mergers. However, as of the closing of the mergers, Robert E. Gray will receive a lump sum payment, unless Mr. Gray has otherwise previously elected to defer receipt of this payment, of approximately $2,000,000, which represents the total amount of compensation otherwise deferred into a grantor trust under Mr. Gray's employment agreement with St. John. Under the terms of his employment agreement, the deferred compensation would not otherwise be distributed to Mr. Gray until the earlier of (1) the termination of his employment and (2) June 1, 2000, on an installment basis, subject to the $1 million compensation limit under Section 162(m) of the Internal Revenue Code of 1986. To the extent that Mr. Gray elects to receive a lump sum payment which, when aggregated with other compensation paid to him in the same taxable year, is more than $1 million, the amount in excess of $1 million may not be deductible by St. John. In addition, Mr. Gray has agreed to amend his employment agreement to provide that after the mergers, no portion of the annual compensation that Mr. Gray may receive from St. John or St. John Knits International will be deferred and all provisions of his employment agreement regarding compensation deferrals will be terminated. You can find more information concerning his and other executive officers' employment agreements in St. John's Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended November 1, 1998, which is incorporated in this document. See "Where You Can Find More Information" on page 122.

   In connection with the consummation of the mergers, the Grays expect to receive cash payments from Merrill Lynch in connection with the settlement of existing hedging arrangements equal to the difference between the price at which the Grays are entitled to sell the subject shares to Merrill Lynch and the market price of the common stock of St. John on the date of the settlement, adjusted to reflect the early settlement of such arrangements. For a description of these arrangements, see "Purchases of Shares" at page 119.

   Vestar, St. John Knits International and St. John will enter into a management agreement effective upon closing of the mergers. The management agreement will provide that St. John Knits International and St. John will pay to Vestar a transaction fee of $4,000,000 at closing and will reimburse Vestar for all out-of-pocket expenses incurred in connection with the mergers. Vestar will also provide management services, including advisory and consulting services in relation to the selection, supervision and retention of independent auditors, outside legal counsel, investment bankers or other financial advisors or consultants. For these services, the management agreement will provide that St. John Knits International and St. John will pay Vestar an annual fee of $500,000 and will reimburse Vestar for all out-of pocket expenses, estimated at approximately $200,000. The management agreement will terminate:

   .if the merger agreement terminates; or

  . if after the effective time of the mergers, Vestar and its partners and their respective affiliates, through Vestar/Gray LLC or otherwise, hold, in the aggregate, less than 50% of the stock of St. John Knits International beneficially owned by Vestar immediately following the closing of the mergers and cease to control a majority of St. John Knits International's board of directors.

Payment of Expenses

   In the event that expenses are payable by St. John to Pearl as described in "The Merger Agreement -- Termination Fees and Expenses" on page 84, Vestar may reimburse Robert E. Gray for his proportionate share of these expenses. In addition, Vestar has agreed that following the consummation of the mergers, it will cause St. John Knits International to reimburse Robert E. Gray for his reasonable out-of-pocket expenses incurred in connection with the mergers.

Effects of the Mergers; Operations of St. John After the Mergers; New York Stock Exchange Delisting

   As a result of the mergers, Vestar, through Vestar/Gray LLC, will own approximately 78% of St. John Knits International. Vestar, through Vestar/Gray LLC, will have the power to control the direction and policies of St. John Knits International, the election of a majority of its directors and the outcome of any matter requiring stockholder approval, including adopting amendments to St. John Knits International's certificate of incorporation and approving mergers or sales of all or substantially all of St. John Knits International's assets. Vestar, through Vestar/Gray LLC, will acquire an interest in St. John Knits International's net book value and net earnings to the extent of the approximately 78% equity interest in St. John Knits International acquired by Vestar in the mergers. In addition, if the mergers are consummated, Vestar would be entitled to most of the benefits resulting from its interest in St. John Knits International's net earnings, including income generated by St. John Knits International's operations and any future increase in St. John Knits International's value.

   As described in "--Interests of the Grays and Other Officers and Directors of St. John in the Mergers; Conflicts of Interests" on page 44, the Grays will receive cash in exchange for approximately 20% of their existing shares of St. John common stock and an interest in St. John Knits International common stock for the remaining 80%. The Grays, through their ownership of approximately 16% of Vestar/Gray LLC, will acquire an approximately 15% equity interest in St. John Knits International and will be entitled to some benefits resulting from their interest in St. John Knits International's net earnings, including income generated by St. John Knits International's operations and any future increase in St. John Knits International's value. In addition, Robert E. Gray and Kelly
A. Gray will continue to serve as directors of St. John Knits International after the mergers.

   As a result of the indebtedness to be incurred in connection with the merger financing, the consolidated indebtedness of St. John Knits International will be greater than it was prior to the merger financing, the equity of St. John Knits International will be lower than its equity prior to the merger financing, a substantial portion of St. John Knits International's and St. John's assets will be pledged to secure its indebtedness, and the new financing arrangements will contain more restrictions on St. John Knits International's and St. John's operations, thereby possibly reducing St. John Knits International's and St. John's financial and operational flexibility. In addition, substantial cash payments will be necessary to repay the merger financing. See "Risk Factors--Our Company Will Be Substantially Leveraged Which May Adversely Affect Our Operations" on page 16 and "--Our Increased Leverage May Make It Difficult for Us to Compete Effectively With Other Apparel Manufacturers" on page 17.

   The primary benefit of the mergers to St. John shareholders is that they are being afforded an opportunity to sell 97% of their shares for cash at a price which, in the opinion of St. John, St. John Knits International, Pearl, SJKAcquisition, the Grays, Vestar/Gray LLC, Vestar/SJK Investors LLC, Vestar Capital Partners III, L.P., Vestar Associates III, L.P. and Vestar Associates Corporation III, is fair to St. John shareholders. The $30 cash price to be paid for 97% of the outstanding shares held by unaffiliated shareholders is at a premium of approximately 37% over the trading price of the shares of St. John common stock prior to the first public announcement of the mergers. At the same time, however, St. John shareholders who receive only cash for their St. John common stock and do not retain any shares will no longer have an equity interest in St. John Knits International and will therefore not share in any of the future earnings and potential growth of St. John Knits International.

   Shareholders who own shares of St. John Knits International common stock after the mergers will have a limited opportunity to share in any future earnings and potential growth of St. John Knits International. Although an investment in St. John Knits International following the consummation of the mergers involves substantial risk resulting from the limited liquidity of such investment and the high debt-to-equity ratio, if the projections made by St. John Knits International are realized, such investment could be worth considerably more. Except as otherwise described in this proxy statement-prospectus, St. John currently expects that St. John Knits International and its subsidiaries will initially be operated after the mergers in a manner similar to that of St. John and its subsidiaries' current operations. See "Financial Projections" on page 55.

   Upon consummation of the mergers, St. John common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934. In addition, St. John does not expect to list the St. John Knits International common stock or to maintain its registration under the Securities and Exchange Act of 1934. The deregistration of St. John common stock under the Securities Exchange Act of 1934 and the failure to maintain the registration of St. John Knits International will make certain of the provisions of the Securities Exchange Act of 1934, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with shareholder meetings, no longer applicable. However, St. John Knits International will be required to maintain the registration of its shares of common stock under the Securities Exchange Act of 1934 if the number of St. John Knits International stockholders exceeds 300.

Accounting Treatment

   The reorganization merger will be accounted for as a reorganization of entities under common control and will have no impact on the historical financial statements of St. John as there will be no change in ownership resulting from the reorganization merger. In the acquisition merger, St. John will continue as the surviving company and the proceeds resulting from new indebtedness and capital contributions will be used to acquire St. John Knits International's common shares. As a result of the mergers, St. John Knits International will be 7% owned by existing shareholders of St. John, other than the Grays, and 93% owned by Vestar/Gray LLC. Because Vestar/Gray LLC will acquire less than substantially all of St. John Knits International's common stock, the acquisition merger will be accounted for as a recapitalization under generally accepted accounting principles. As a result, "push-down" accounting is not required, and accordingly, the historical basis of St. John's assets and liabilities will not be impacted by the transaction. If push-down accounting were required, substantial goodwill would be created in the transaction. The amortization of this goodwill would have a significant negative impact on St. John Knits International's financial results in future years.

Material Federal Income Tax Consequences

   The following discussion summarizes the material United States federal income tax consequences of the reorganization merger and the acquisition merger to St. John Knits International and the shareholders of St. John. The discussion deals only with shareholders that hold shares of St. John's common stock as capital assets, which generally means property held for investment. The discussion does not address all aspects of federal income taxation that may be relevant to particular shareholders in light of their personal circumstances or to some types of shareholders who are subject to special treatment under the federal income tax laws, including some financial institutions, broker dealers, insurance companies, tax-exempt organizations, foreign persons and persons acquiring shares of St. John's common stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, the discussion does not address any state, local or foreign tax consequences of any aspect of the mergers. The discussion is based upon the Internal Revenue Code of 1986, or the "Code," applicable Treasury regulations promulgated under the Code, judicial decisions and current administrative pronouncements, all as in effect as of the date of this proxy statement-prospectus, and which may change at any time, potentially with retroactive effect. No ruling from the Internal Revenue Service will be applied for with respect to the federal income tax consequences discussed in this proxy statement-prospectus and, accordingly, there can be no assurance that the Internal Revenue Service will agree with the conclusions stated in this proxy statement-prospectus.

   Although this discussion summarizes all material U.S. federal income tax considerations generally applicable to shareholders of St. John as a consequence of their receipt of cash and/or St. John Knits International common stock pursuant to the mergers, the discussion does not address every U.S. federal income tax concern that may be applicable to a particular holder of St. John common stock in light of such holder's particular circumstances. All shareholders are urged to consult their own tax advisors as to the particular tax consequences to them of the mergers.

Characterization of the Mergers for U.S. Federal Income Tax Purposes

   The merger agreement contemplates a series of transactions, which, taken as a whole, are intended to be treated as:

  1. an exchange of St. John common stock for cash and stock of St John Knits International qualifying under Section 351 of the Code; and

  2. a sale of a portion of the St. John Knits International stock to Vestar/Gray LLC.

St. John believes that the reorganization merger and the acquisition merger will be treated for federal income tax purposes as two interdependent and simultaneous components of a single overall Section 351 transaction and St. John intends to report the transactions consistently with such treatment. However, due to the factual determinations required, no opinion is rendered as to whether the mergers will so qualify under Section 351. Moreover, because there is no legislative, judicial or administrative authority that directly addresses the tax consequences of the transactions similar to the reorganization merger and the acquisition merger, tax counsel cannot opine that the series of transactions will qualify under Section 351. The balance of this tax disclosure constitutes the opinion of O'Melveny & Myers LLP as to the material federal income tax consequences of the transactions, qualified as described below.

Tax Consequences to the St. John Shareholders

   If the mergers constitute an exchange qualifying under Section 351 of the Code, the material federal income tax consequences to the St. John shareholders will be the following:

  1. Except as provided below, no gain or loss will be recognized by the St. John shareholders on their receipt of St. John Knits International common stock, if any, in exchange for their respective shares of St. John common stock. The amount of St. John common stock exchanged for St. John Knits International common stock should equal the number of St. John shares surrendered, multiplied by the percentage that the common stock portion of the merger consideration received by the shareholder bears to the total merger consideration received, rounded down to the nearest whole number of shares.

  2. Except as described in paragraph 5 below, the tax basis of the shares of St. John Knits International, if any, received by each shareholder in such exchange will be the same as such shareholder's tax basis in the stock of St. John exchanged for such shares, and the holding period of the St. John Knits International common stock in the hands of each shareholder will include the holding period of such shareholder's St. John common stock.

  3. For those St. John shareholders who receive cash in connection with their transfers of St. John stock, the federal income tax treatment of the cash paid would depend upon whether such stock is deemed to have been sold to Vestar/Gray LLC or to St. John Knits International, or to St. John. There is no authority directly addressing the method of allocation of the proceeds received by a St. John shareholder between the portion treated as received from the Vestar/Gray LLC and the portion treated as received from St. John Knits International, or St. John. St. John intends to take the position that

    . the percentage of St. John Knits International shares disposed of by a shareholders for cash that will be treated as if sold to Vestar/Gray LLC will be equal to

      . the cash consideration provided by Vestar/Gray LLC in the acquisition merger divided by

      . the aggregate amount of cash paid to the St. John shareholders in exchange for their shares pursuant to the acquisition merger, and that

    . the remainder of the shares of St. John Knits International disposed of by a shareholder in exchange for cash in the mergers will be treated by St. John as sold to St. John Knits International.

     However, the IRS could determine such percentage under a different approach or could treat all of the cash paid to the shareholders as having been paid by St. John Knits International, or St. John, and, in such event, the shareholders' tax consequences, would be as described in paragraph 5 below.

  4. Shareholders who receive cash will recognize gain or loss on the portion of such cash received over the shareholder's adjusted tax basis of each share deemed sold to Vestar/Gray LLC by such shareholder. Such gain or loss will be long-term capital gain or loss if the shares of St. John were held for more than one year, and if recognized by individual shareholders will be subject to a maximum federal income tax rate of 20%. There are limitations on the deductibility of capital losses.

  5. For those St. John shareholders who receive cash, to the extent such a shareholder's stock is deemed to have been sold to St. John Knits International, or to St. John, assuming that the deemed redemption satisfies the requirements of Section 302(b) of the Code, the shareholder will recognize either capital gain or loss equal to the difference between the amount realized on the deemed redemption, that is, the cash proceeds properly allocated to such shares, and the shareholder's adjusted tax basis in such shares. Under Section 302(b), cash received will be treated as a payment in exchange for shares if the payment completely terminates the shareholders' indirect interest in St. John, if there is a "substantially disproportionate" reduction in the equity ownership of the shareholder in St. John, or if the payment is deemed to be "not essentially equivalent to a dividend."

     For purposes of some of these tests, shareholders must take into account not only shares they actually own but also shares they are deemed to own under the constructive ownership rules of Section 318. For those shareholders who do not meet the requirements of Section 302 with respect to stock deemed to have been sold to St. John Knits International, or to St. John, the amount received will be treated as a distribution taxable as ordinary income to the extent of St. John's and St. John Knits International's earnings and profits. Because the complex rules under Section 302 and Section 318 apply on a shareholder-by-shareholders basis, shareholders should consult with their individual tax advisors to determine whether a deemed sale of their shares would be impacted by the limitations of Section 302 on capital gain treatment.

     Alternatively, for shareholders that receive St. John Knits International common stock as well as cash, it is possible that the cash received from St. John Knits International could be treated as "boot" received in the Section 351 transaction, rather than in a redemption of such shares under Section 302. In such a case, the shareholders will recognize capital gain, but not loss, to the extent of the total merger consideration received over their basis in all of their St. John shares, including shares exchanged for shares of St. John Knits International, but not in excess of the cash received, and a shareholder's tax basis in the St. John Knits International shares received will be equal to the tax basis of the St. John shares exchanged, decreased by the cash received, and increased by any gain recognized. Any such capital gain will be treated as described above.

  6. St. John shareholders who exercise dissenters' rights under applicable state law will recognize gain or loss equal to the difference between the proceeds received and the shareholders' stock bases, with such capital gain or loss treated as described above.

   If the mergers are treated as fully taxable transactions, the material federal income tax consequences will be the following:

  1. A St. John shareholder that receives cash or St. John Knits International common stock or both in the mergers in a fully taxable transaction will recognize capital gain or loss, with such capital gain or loss as described above, in an amount equal to the difference between the fair market value of the St. John common stock surrendered and the shareholder's tax basis in the St. John common stock, provided that, to the extent such common stock is deemed to have been sold to St. John Knits International, or to St. John, the shareholder will be treated as having received the cash as a payment in exchange for such shareholder's common stock under Section 302 of the Code, as summarized above. For shareholders that do not meet the requirements of Section 302 of the Code, with respect to stock that is treated as having been sold to St. John Knits International, the amount received will be treated as a distribution taxable as ordinary income to the extent of St. John's and St. John Knits International's earnings and profits.

  2. St. John shareholders that receive St. John Knits International common stock in the mergers will take an initial tax basis in the St. John Knits International common stock equal to the fair market value of the St. John Knits International common stock at the time of the mergers. The holding period for such St. John Knits International common stock will commence on the day after the mergers.

Tax Consequences to St. John Knits International

   St. John Knits International will not recognize any gain or loss upon the receipt of the St. John common stock in exchange for the issuance of its own stock.

Information Reporting Requirements and Backup Withholding Tax

   A shareholder that has exchanged stock in a transaction under Section 351 is required to report certain information specified by the IRS relating to the exchange with such shareholder's income tax return for the taxable year in which the transaction takes place. That information generally consists of a statement attached to the return, stating that such shareholder has engaged in a Section 351 transaction, and identifying the shares exchanged. Shareholders are urged to consult their tax advisors as to the information to be provided.

   Under circumstances specified by the IRS, U.S. persons, as defined under
Section 7701 of the Code, may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of a capital asset. Backup withholding will apply only if the holder:

  1. fails to furnish his or her taxpayer identification number, or TIN, which, for an individual, would be his or her Social Security Number;

  2.  furnishes an incorrect TIN;

  3. is notified by the Internal Revenue Service that he or she has failed properly to report payments of interest and dividends or is otherwise subject to backup withholding; or

  4. under circumstances specified by the IRS, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and

    . that he or she has not been notified by the Internal Revenue Service that he or she is subject to backup withholding for failure to report interest and dividend payments; or

    . that he or she has been notified by the Internal Revenue Service that he or she is no longer subject to backup withholding. Backup withholding will not apply with respect to payments made to recipients that are exempt from such withholding, such as corporations and tax-exempt organizations.

   U.S. persons should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. person will be allowed as a credit against the U.S. person's United States federal income tax liability and may entitle the U.S. person to a refund, provided that the required information is furnished to the Service.

   Additional issues may arise pertaining to information reporting and backup withholding for St. John shareholders that are not U.S. persons. Non-U.S. persons should consult their tax advisors with regard to U.S. information reporting and backup withholding.

Shareholders Should Seek Their Own Tax Advice

   The preceding summary describes the material federal income tax considerations potentially affecting St. John shareholders and St. John Knits International. This discussion is based on the current state of the law, which is subject to legislative, administrative or judicial actions, which may apply retroactively. Moreover, as noted in the beginning of this section, the discussion does not address considerations that may adversely affect the treatment of some shareholders. In these circumstances, and particularly because the ultimate tax impact may vary depending upon the personal circumstances of each investor, all shareholders should consult their own tax advisors.

                             FINANCIAL PROJECTIONS

   St. John provided Vestar, in connection with its evaluation of the mergers, and Merrill Lynch and Wasserstein Perella, in connection with their analyses described above under "Special Factors--Fairness Opinions of Financial Advisors" on page 31 with non-public financial projections for St. John prepared by its senior management. The material portions of these projections are stated below:

                                                  Projected Fiscal Year
                                            ----------------------------------
                                             1999   2000   2001   2002   2003
                                            ------ ------ ------ ------ ------
                                                  (amounts in thousands)
Net Sales.................................. $314.2 $339.4 $366.5 $395.9 $427.5
Gross Profit...............................  177.8  193.4  210.8  227.6  245.8
Selling General and Administrative
 Expense...................................  119.5  127.3  137.5  148.4  160.3
Income from Operations.....................   58.3   66.1   73.3   79.2   85.5
EBITDA.....................................   71.6   80.4   88.3   94.7  101.5

   St. John does not usually publicly disclose projections of future revenues, earnings or other financial information. We are not including these projections in this proxy statement-prospectus to influence your vote with respect to the mergers. Our projections were based upon a variety of assumptions, including our ability to achieve strategic goals, objectives and targets over the applicable periods. These assumptions involve judgments with respect to future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control or, after the mergers, St. John Knits International's control.

   St. John's projections were not prepared with a view to public disclosure, use in this proxy statement-prospectus or compliance with published guidelines of the Securities and Exchange Commission, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. Arthur Andersen LLP, St. John's accountants, has not examined or compiled these projections and does not assume any responsibility for them. In the past, we have made projections which we did not achieve. Shareholders are cautioned not to rely on the projections. See "Risk Factors" on page 15.

                                  THE MERGERS

   The following is a summary of the material terms of the mergers and the merger agreement. However, because the description of the merger agreement contained in this document is a summary, it does not contain all the information that may be important to you. You should read carefully the entire copy of the merger agreement, which, with the exception of some schedules and exhibits, is attached as Appendix A to this proxy statement-prospectus.

Merger Consideration

Reorganization Merger Consideration

   As a result of the reorganization merger, each issued and outstanding share of St. John common stock prior to the reorganization merger will be converted into one share of common stock of St. John Knits International.

Acquisition Merger Consideration

   Except for fractional shares, dissenting shares and shares owned by St. John, Pearl, Vestar/Gray LLC and the Grays, and subject to proration, each issued and outstanding share of St. John Knits International common stock will be converted into the right to receive either $30 in cash or, for each issued and outstanding share of St. John Knits International common stock with respect to which an election has been made and not withdrawn in accordance with the merger agreement, one fully paid and non-assessable share of St. John Knits International common stock.

   The Grays and Vestar have proposed to acquire St. John together and to hold their ownership in the company through Vestar/Gray LLC. In connection with funding the purchase of St. John, the Grays and Vestar agreed that Vestar would contribute equity to Vestar/Gray LLC in the form of cash, while the Grays would contribute as equity to Vestar/Gray LLC a portion of the shares of St. John common stock they currently own, excluding their options to purchase shares of St. John common stock.

   After the Grays transfer their shares of St. John common stock to Vestar/Gray LLC, they will own approximately 16% of Vestar/Gray LLC, which will result in their ownership of approximately 15% of the common stock of St. John Knits International. The Grays will receive cash in exchange for approximately 20% of their equity interest in St. John and St. John Knits International common stock for the remaining 80%. The Grays will not retain any shares of St. John common stock and therefore will not participate directly in the mergers along with other St. John shareholders. The implied value of the consideration to be received by the Grays is $30 per share, for a total of $36,179,490, consisting of $7,110,000 in cash and a 16% ownership interest in Vestar/Gray LLC, valued at $29,069,490. For more information regarding the treatment of the Grays' shares in the mergers, see "Special Factors--Interest of the Grays and Other Officers and Directors of St. John in the Mergers; Conflicts of Interest" on page 44.

Election Procedures

   St. John shareholders, other than Vestar and the Grays, will receive a total of 456,047 shares of common stock of St. John Knits International in the acquisition merger, which will represent approximately 7% of the total outstanding common stock of St. John Knits International after the mergers. This may be reduced to the extent of any fractional shares. If St. John shareholders elect to receive, in the aggregate, less than 456,047 shares, then the amount of shares equal to the difference between 456,047 and the number of shares elected to be received will be allocated pro rata among shareholders based on the number of shares for which an election to receive stock was not received. If St. John shareholders elect to receive, in the aggregate, more than 456,047 shares, then the 456,047 shares will be allocated pro rata among the St. John shareholders who have elected to receive shares based on the number of shares each shareholder has elected to receive.

   The merger agreement provides formulas to determine the proration among St. John shareholders of the 456,047 shares of St. John Knits International common stock issued in the acquisition merger in the event shareholders elect to receive more or less than 456,047 shares of St. John Knits International common stock.

   If shareholders elect to receive more than 456,047 shares, a proration factor will be determined by dividing 456,047 shares by the total number of shares for which a valid election to receive shares of St. John Knits International common stock was made, which we refer to as the "electing shares." The number of electing shares in each form of election will be multiplied by this proration factor to determine the number of shares each electing shareholder will receive under his or her form of election, rounded down to the nearest whole number.

   If, on the other hand, shareholders elect to receive less than 456,047 shares, the proration factor will be determined by dividing the difference between 456,047 and the number of electing shares by the total number of shares of St. John Knits International common stock, less the electing shares. In this case, all electing shares will be exchanged for shares of St. John Knits International common stock. In addition, the number of additional shares of St. John Knits International common stock to be issued will be determined by multiplying the proration factor by the total number of shares of St. John Knits International common stock, less the electing shares, rounded down to the nearest whole number. These additional shares will be issued on a consistent basis among shareholders who held shares as to which they did not make an election to receive shares of St. John Knits International common stock, pro rata in accordance with the number of shares as to which they did not make such an election.

   A form of election is being mailed to holders of record of St. John common stock as of the record date for the special meeting together with this proxy statement-prospectus. Only shareholders of record on the record date will have the right to elect to receive shares of St. John Knits International stock in the acquisition merger. Shareholders of St. John who do not wish to make an election to receive shares of St. John Knits International common stock in the acquisition merger should not submit the form of election, although this will not guarantee that you will not receive some shares.

   For a form of election to be effective, you must properly complete the form of election, and send the form, together with all certificates for shares of St. John common stock held by you, duly endorsed in blank or otherwise in a form which is acceptable for transfer on the books of St. John or by appropriate guarantee of delivery as described in the form of election, to Harris Trust Company of New York, St. John's exchange agent. Harris Trust must receive the completed form of election and share certificates by 5:00 p.m.,
Eastern time, on     , 1999, the business day preceding the date of the special meeting.

   Except for St. John common stock certificates surrendered with a form of election, you should not forward stock certificates to the exchange agent until you have received a letter of transmittal from the exchange agent.

   You may revoke your form of election prior to 5:00 p.m. Eastern time on
    , 1999 by sending written notice executed by you to the exchange agent. In addition, the notice must specify the person in whose name the St. John shares to be withdrawn had been deposited, the number of shares to be withdrawn, the registered holder of the shares and the serial numbers shown on the certificates representing shares to be withdrawn. If you properly revoke your election, the exchange agent will return to you the St. John share certificates submitted with your form of election.

   The determinations of the exchange agent as to whether or not elections to receive shares of St. John Knits International in the acquisition merger have been properly made or revoked, and which of these elections or revocations were received, will be binding.

   The following examples illustrate the potential effects of the prorations described above and are summarized in the table below.

  . Example A. Holder A owns 100 shares and does not elect to retain any shares.

   If other stockholders elect to retain 456,047 or more shares in the aggregate, then Holder A will receive $3,000 in cash, or $30 for each of his or her 100 shares.

   If other stockholders elect to retain fewer than 456,047 shares in the aggregate, then Holder A will not receive all cash for his or her 100 shares and will be required to retain some shares. Each stockholder will be required to retain a small number of shares in order to increase the number of retained shares to 456,047. However, even in the case where no stockholder elects to retain shares, Holder A will still be assured of receiving at least $2,910 in cash (97 shares at $30 per share) and will receive three shares of St. John Knits International common stock.

  . Example B. Holder B owns 100 shares and elects to receive 100 St. John
    Knits International shares.

   If the stockholders, including Holder B, elect to receive more than 456,047 shares in the aggregate, the number of shares retained by stockholders must be reduced to 456,047 and Holder B will not be able to receive all of his or her shares and will be required to receive some cash. For example, if stockholders elected to receive 506,719 shares in the aggregate, then each holder electing to receive shares, including Holder B, would be able to receive only 90% of the shares he or she elected to receive in order to reduce the number of issued shares to 456,047. Therefore, Holder B would be able to receive only 90 shares (or 90% of his 100 shares) and would receive $300 in cash (10 shares at $30 per share). If all stockholders elect to receive shares, Holder B would be able to receive only three shares (or 3% of his 100 shares) and would receive $2,910 in cash.

   If the stockholders, including Holder B, elect to retain fewer than 456,047 shares in the aggregate, then Holder B will be able to retain all 100 of his or her shares.

  . Example C. Holder C owns 100 shares and elects to retain 50 shares and convert 50 shares into cash.

   In the unlikely event that stockholders, including Holder C, elect to receive exactly 456,047 shares in the aggregate, then Holder C will be able to receive 50 shares and will receive $1,500 in cash (50 shares at $30 per share).

   If the stockholders, including Holder C, elect to receive more than 456,047 shares in the aggregate, then Holder C will not be able to receive all 50 shares. For example, if stockholders elected to receive 506,719 shares in the aggregate, then each holder, including Holder C, would be able to receive only 90% of the shares he or she elected to receive in order to reduce the number of retained shares to 456,047. Therefore, Holder C would be able to receive only 45 shares (or 90% of his 50 shares) and would receive $1,650 in cash (55 shares at $30 per share). If the stockholders, including Holder C, elected to retain more than 456,047 shares in the aggregate, Holder C would receive fewer shares than in the example above, but would receive a proportionately greater amount of cash.

   If the stockholders, including Holder C, elect to receive fewer than 456,047 shares in the aggregate, then Holder C would be required to receive more than 50 shares. For example, if stockholders elected to receive 145,625 shares, then all stockholders must collectively receive an additional 310,422 shares in order to reach the 456,047 share threshold. In this example, Holder C would be required to receive an additional share (for a total of 51 shares) and would receive $1,470 in cash (49 shares at $30 per share). The additional share is calculated by multiplying the 50 shares Holder C wants to convert to cash by a fraction, the numerator of which is 310,422 and the denominator of which is the total number of outstanding shares less the electing shares. If the stockholders elected to receive fewer than 145,625 shares than in the example above, Holder C would receive more shares than in the example above, but would receive commensurately less cash.

                             What Shareholder Receives if      What Shareholder Receives if
Shareholder's Election With  Other Shareholders Elect to       Other Shareholders Elect to
Respect to 100 Shares        Retain 456,047 or More Shares     Retain Less Than 456,047 Shares
---------------------------  --------------------------------- ----------------------------------
All cash ($3,000)            . All cash ($3,000)               . No more than 3 shares and no
                                                                 less than $2,910 in cash

All shares (100 shares)      . At least 3 shares and no more   . All shares (100 shares)
                               than $2,910 in cash

Half cash and half shares    . If all shareholders elect to    . No more than 51 shares and
($1,500 and 50 shares)         receive exactly 456,047           no less than $1,470 in cash(/1/)
                               shares, half cash and half
                               shares ($1,500 and 50 shares)

                               Otherwise, at least 1 share and
                               no more than $2,970 in cash(/1/)

--------

(/1/)Assumes that the cash payment for fractional shares equals the product of such fraction multiplied by $30.

   Fractional shares of St. John Knits International common stock will not be issued in the mergers. Holders otherwise entitled to a fractional share of St. John Knits International common stock following the acquisition merger will be paid cash instead of such fractional share. As a result, if there would be any fractional shares, fewer than 456,047 shares of St. John Knits International common stock will be issued in the acquisition merger. For more information regarding the treatment of fractional shares, see "--Fractional Shares" below.

Conversion/Retention of Shares; Procedures for Exchange of Certificates

Reorganization Merger

   Your shares of common stock of St. John Knits International will be represented and evidenced by the same stock certificates that previously represented shares of St. John common stock.

Acquisition Merger

   The conversion of shares of St. John Knits International common stock into the right to receive cash or the right to receive shares of St. John Knits International following the acquisition merger will occur at the effective time of the acquisition merger.

   As soon as practicable after the effective time of the acquisition merger, Harris Trust will send a letter of transmittal to each holder of St. John Knits International common stock. The letter of transmittal will contain instructions with respect to the surrender of certificates representing shares of St. John Knits International common stock in exchange for cash, certificates representing shares of St. John Knits International common stock or the amount of cash in lieu of any fractional interest in a share of St. John Knits International common stock, if applicable.

   Except for St. John common stock certificates surrendered with a form of election as described above, you should not forward stock certificates to the exchange agent until you have received the letter of transmittal.

   As soon as practicable after the effective time of the acquisition merger and once you surrender your outstanding certificates representing shares of St. John Knits International common stock to the exchange agent and the exchange agent accepts those certificates, you will be entitled to receive the cash merger consideration, certificates representing the number of full shares of St. John Knits International common stock and cash in lieu of fractional shares into which the shares represented by such St. John share certificates have been converted pursuant to the merger agreement. The exchange agent will accept such certificates upon compliance with such reasonable terms and conditions as the exchange agent may impose to effect an orderly exchange in accordance with normal exchange practices.

   After the effective time of the reorganization merger, there will be no further transfer on the records of St. John or its transfer agent of certificates representing shares of stock which have converted pursuant to the reorganization merger. After the effective time of the acquisition merger, there will be no further transfer on the records of St. John Knits International or its transfer agent of certificates representing shares of stock which have been converted pursuant to the acquisition merger. If such certificates are presented to St. John or St. John Knits International for transfer, they will be cancelled against delivery of cash, and if appropriate, certificates for shares of St. John Knits International common stock.

   Until surrendered as contemplated by the merger agreement, each certificate for shares of St. John Knits International common stock will be deemed at any time after the effective time of the acquisition merger to represent only the right to receive upon such surrender the acquisition consideration contemplated by the merger agreement. No interest will be paid or will accrue on any cash payable as consideration in the acquisition merger or in lieu of any fractional shares of retained St. John Knits International common stock.

   No dividends or other distributions with respect to retained St. John Knits International common stock with a record date after the effective time of the acquisition merger will be paid to the holder of any unsurrendered certificate for shares of St. John Knits International common stock with respect to the shares of retained St. John Knits International common stock represented by those certificates and no cash payment in lieu of fractional shares will be paid to any such holder pursuant to the merger agreement until the surrender of such certificate in accordance with the merger agreement. In accordance with applicable laws, following surrender of any such certificate, there will be paid to the holder of the certificate representing whole shares of retained St. John Knits International common stock issued in connection with such certificates, without interest:

  1. at the time of such surrender or as promptly as practicable, the amount of any cash payable in lieu of a fractional share of retained St. John Knits International common stock to which such holder is entitled pursuant to the merger agreement and the proportionate amount of dividends or other distributions, if any, with a record date after the effective time of the acquisition merger paid with respect to whole shares of retained St. John Knits International common stock; and

  2. at the appropriate payment date, the proportionate amount of dividends or other distributions, if any, with a record date after the effective time of the acquisition merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of retained St. John Knits International common stock.

Fractional Shares

   St. John Knits International will not issue certificates or scrip representing fractional shares of retained St. John Knits International common stock in connection with the acquisition merger. Any fractional interests will not entitle the owner of such interests to vote or to have any other rights of a stockholder of St. John Knits International after the acquisition merger. Each St. John Knits International stockholder who would otherwise be entitled to receive a fraction of a share of retained St. John Knits International common stock will receive, in lieu of such fractional share, a cash payment, without interest, in an amount equal to the product of such fraction multiplied by the average of the last reported sales price, regular way, per share of St. John common stock on the New York Stock Exchange Composite Transactions Tape for the ten business days prior to and including the last business day prior to the day on which the effective time of the acquisition merger occurs.

Governmental and Regulatory Approval

   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the "HSR Act," and the related rules by the Federal Trade Commission, or "FTC," the mergers may not be completed until notifications have been given and information has been furnished to the FTC and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. St. John and Pearl filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on March 9, 1999. St. John and Pearl were notified by the FTC on March 22, 1999 of early termination of the HSR Act waiting period for this transaction.

   At any time before or after consummation of the mergers, the Antitrust Division, the FTC or state attorneys' general could take such action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the consummation of the mergers. Private parties may also seek to take legal action under the antitrust laws under some circumstances.

   Based on the information available to them, St. John and Pearl believe that the mergers can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the mergers on antitrust grounds will not be made or that, if such challenge were made, St. John and Pearl would prevail or would not be required to accept conditions, including the divestitures of assets, in order to complete the mergers.

Dissenters' Rights of Appraisal

   The rights of shareholders of St. John to dissent from approval of the reorganization merger and demand payment for their shares are governed by Chapter 13 of the California General Corporation Law, or "CGCL," the full text of which is reprinted as Appendix D to this proxy statement-prospectus. Although a summary of the material rights follows below, this summary is not intended to be complete. You should carefully read the provisions of the CGCL found in Appendix D for the information that may be important to you.

   Although shareholders of St. John will have dissenters' rights with respect to the reorganization merger, they will have no dissenters' rights with respect to the acquisition merger.

   Under the CGCL, shareholders of St. John will not have any dissenters' rights with respect to the reorganization merger unless demands for payment are duly filed with respect to five percent (5%) or more of the outstanding shares of St. John common stock. If the holders of five percent (5%) or more of the outstanding shares of St. John common stock duly file demands for payment and fully comply with Chapter 13 of the CGCL, they will have the right to be paid in cash the fair market value of their shares in accordance with Chapter 13 of the CGCL.

   Under the CGCL, "fair market value" is determined as of the day before the first announcement of the terms of the proposed transaction, excluding any appreciation or depreciation as a consequence of the transaction, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter. If the parties are unable to agree on a fair market value, the dissenting shareholder may request the Superior Court for Orange County to determine the fair market value of the shares. The court's decision would be subject to appellate review.

   The terms of the proposed transaction were initially publicly announced after the close of the market on December 8, 1998. On December 8, 1998, the last trading day prior to the public announcement of the proposed transaction, the high and low sales prices for St. John common stock were $21.94 and $20.75, respectively.

   Dissenters' rights cannot be validly exercised by persons other than shareholders of record regardless of the beneficial ownership of the shares. Persons who are beneficial owners of shares held of record by another person, such as a broker, a bank or a nominee, should instruct the record holder to follow the procedures outlined below if such beneficial owners wish to dissent from the approval of the reorganization merger.

   As described more fully below, in order to perfect their dissenters' rights, shareholders of record must:

  . make written demand for the purchase of their dissenting shares to St.
    John or its transfer agent on or before the date of the special meeting,

  . vote their dissenting shares against approval of the reorganization merger, and

  . within 30 days after the mailing to shareholders by St. John of notice of approval of the reorganization merger, submit the certificates representing their dissenting shares to St. John or its transfer agent, for notation on such certificates that they represent dissenting shares.

  Failure to follow any of these procedures may result in the loss of statutory dissenters' rights.

Demand for Purchase

   Dissenting shareholders of St. John must submit to St. John at its principal office, 17422 Derian Avenue, Irvine, California 92614, or to its transfer agent, Harris Trust Company of California, a written demand that St. John purchase for cash those shares with respect to which they wish to act as dissenting shareholders.

   A demand will not be effective unless it is received by St. John or the
exchange agent not later than the date of the special meeting, or      , 1999.

   The demand must state the number and class of shares held of record which the shareholder demands to be purchased and the amount claimed to be the "fair market value" of those shares on December 8, 1998. That statement of fair market value will constitute an offer by the dissenting shareholder to sell such shares at that price. Such demand will not be effective unless it is received by not later than the date of the special meeting.

   Dissenting shareholders may not withdraw their demand for payment without the consent of the St. John board. The rights of dissenting shareholders to demand payment terminate:

  . if the reorganization merger is abandoned, even though dissenting shareholders are entitled upon demand to reimbursement of expenses incurred in a good faith assertion of their dissenters' rights,

  . if the shares are transferred prior to submission for endorsement as dissenting shares, or

  . if St. John and the dissenting shareholders do not agree upon the status of the shares as dissenting shares or upon the purchase price, and neither files a complaint or intervenes in a pending action within six months after the date on which notice of approval of the reorganization merger was mailed to the shareholders.

   No shareholder who has a right to demand payment of cash for such shareholder's shares will have any right to attack the validity of the reorganization merger or have the reorganization merger set aside or rescinded, except in an action to test whether St. John has received the number of shares required to approve the reorganization merger.

Vote Against Approval of the Reorganization Merger

   Dissenting shareholders must vote their dissenting shares against approval of the reorganization merger. Record shareholders may vote part of the shares that they are entitled to vote in favor of the reorganization merger or abstain from voting a part of such shares without jeopardizing their dissenters' rights to other shares; however, if record shareholders vote part of the shares they are entitled to vote in favor of the reorganization merger and fail to specify the number of shares they are so voting, it is conclusively presumed under California law that their approving vote is with respect to all shares that they are entitled to vote. Voting against the reorganization merger will not of itself, absent compliance with the provisions of Chapter 13 of the CGCL summarized herein, satisfy the requirement of the CGCL for exercise and perfection of dissenters' rights.

Notice of Approval

   If shareholders have a right to require St. John to purchase their shares for cash under the dissenters' rights provisions of the CGCL, St. John will mail to each such shareholder a notice of approval of the reorganization merger within ten days after the date of shareholder approval, stating the price determined by it to represent the "fair market value" of the dissenting shares. The statement of price will constitute an offer to purchase any dissenting shares at that price.

Submission of Stock Certificates

   Within 30 days after the mailing of the notice of approval of the reorganization merger, dissenting shareholders must submit to St. John or its transfer agent, at the address stated above, certificates representing the dissenting shares to be purchased, to be stamped or endorsed with a statement that the shares are dissenting

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

shares or are to be exchanged for certificates of appropriate denomination so stamped or endorsed. The notice of approval of the reorganization merger will specify the date by which the submission of certificates for endorsement must be made and a submission made after that date will not be effective for any purpose.

Purchase of Dissenting Shares

   If a dissenting shareholder and St. John agree that the shares are dissenting shares and agree upon the price of the shares, St. John will, upon surrender of the certificates, make payment of that amount, plus interest on such amount at the legal rate on judgments from the date of such agreement, within 30 days after the agreement on price. Any agreement between dissenting shareholders and St. John fixing the "fair market value" of any dissenting shares must be filed with the Corporate Secretary of St. John.

   If St. John denies that the shares are dissenting shares, or St. John and a dissenting shareholder fail to agree upon the "fair market value" of the shares, the dissenting shareholder may, within six months after the date on which notice of approval of the reorganization merger was mailed to the shareholder, but not after this date, file a complaint, or intervene in a pending action, if any, in the Superior Court for Orange County, State of California, requesting that the Superior Court determine whether the shares are dissenting shares and the "fair market value" of such dissenting shares. The Superior Court may determine, or appoint one or more impartial appraisers to determine, the "fair market value" per share of the dissenting shares. The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, will be assessed or apportioned as the Superior Court considers equitable, but if the "fair market value" is determined to exceed the price offered to the shareholder by St. John, then St. John will be required to pay such costs, including, in the discretion of the Superior Court, attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments, if such "fair market value" is determined to exceed 125% of the price offered by St. John. A dissenting shareholder must bring this action within six months after the date on which notice of approval of the reorganization merger was mailed to the shareholder whether or not the corporation responds within such time to the shareholder's written demand that St. John purchase for cash shares voted against the approval of the reorganization merger.

Treatment of Options

   At the effective time of the reorganization merger, St. John Knits International will assume all of St. John's obligations with respect to any then-outstanding options to acquire shares of St. John common stock under the St. John Knits, Inc. 1993 Stock Option Plan, as amended. Each holder of an outstanding option to acquire shares of common stock of St. John immediately prior to the reorganization merger will have the right to acquire, on the same terms and conditions that were applicable under the corresponding St. John option, the number of shares of St. John Knits International common stock identical to the number of shares of St. John common stock that were subject to such corresponding option at the same price applicable to the respective shares of St. John common stock that were subject to such corresponding option.

   At the effective time of the acquisition merger, each outstanding option to acquire shares of St. John Knits International common stock will be cancelled and replaced with the right to receive a cash payment equal to the excess of $30 over the exercise price per share of St. John Knits International common stock previously subject to such option.

   As of May 17, 1999, 752,985 shares of St. John common stock were subject to options which had an exercise price less than or equal to $30. The average exercise price of these options was $11.99 per share.

Board of Directors and Officers of St. John Knits International Following the Mergers

   The merger agreement requires all directors of St. John and St. John Knits International, other than Robert E. and Kelly A. Gray, to resign effective as of the effective time of the acquisition merger. It is expected that Daniel S. O'Connell, James P. Kelley and Sander M. Levy will become directors of St. John and

St. John Knits International at the effective time of the acquisition merger. After the effective time of the acquisition merger, the boards of directors of St. John and St. John Knits International will be subject to change from time to time. The total number of members of the board of directors will be reduced from the current nine to five.

   The officers of St. John are presently the officers of St. John Knits International. It is expected that the officers of St. John Knits International at the effective time of the acquisition merger will be officers of St. John Knits International following the mergers until such time as may be determined by the board of directors following the mergers.

   We have provided information regarding the directors of St. John Knits International and St. John after the mergers:

   Robert E. Gray, 73, a co-founder of St. John, has served as Chairman of the Board and Chief Executive Officer of St. John since its inception in 1962. Prior to forming St. John, Mr. Gray held various sales and production positions with Cannady Creations, a small sportswear company, from 1952 to 1962, his last position being General Manager. He graduated from the University of Southern California with a B.A. degree in political science and psychology. Mr. Gray is the husband of Marie Gray and the father of Kelly A. Gray.

   Kelly A. Gray, 32, a director of St. John since October 1994, became President of St. John in April 1996. She served as Creative Director of St. John from June 1991 and Executive Vice President--Creative Director from December 1995 until April 1996. Ms. Gray also heads St. John's retail boutique division and has design responsibilities for the St. John product line and the St. John's Griffith & Gray line. In addition, she has also been the St. John's signature model since 1982. Prior to becoming Creative Director, Ms. Gray headed St. John's advertising department from 1988 to June 1991. Prior to heading the advertising department of St. John, Ms. Gray held various other administrative positions with St. John. Ms. Gray is the daughter of Robert E. Gray and Marie Gray.

   Daniel S. O'Connell, 45, is the Chief Executive Officer and founder of Vestar. Mr. O'Connell is a director of Advanced Organics, Inc., Aearo Corporation, Cluett American Corp., Insight Communications Company, L.P., Remington Products Company L.L.C., Russell-Stanley Holdings, Inc., Sheridan Healthcare, Inc. and Siegel & Gale Holdings, Inc., all companies in which Vestar or its affiliates have a significant equity interest. Mr. O'Connell received an A.B. degree from Brown University and an M.B.A. degree from Yale University.

   Sander M. Levy, 37, is a Managing Director of Vestar and was a founding partner of Vestar at its inception in 1988. Mr. Levy is a director of Cluett American Corp. Mr. Levy received a B.S. degree from The Wharton School of the University of Pennsylvania and an M.B.A. degree from Columbia University.

   James P. Kelley, 44, is a Managing Director of Vestar and was a founding partner of Vestar at its inception in 1988. Mr. Kelley is a director of Celestial Seasonings, Inc., Reid Plastics, Inc. and Westinghouse Air Brake Company, all companies in which Vestar or its affiliates have or previously had a significant equity interest. Mr. Kelley received a B.S. degree from the University of Northern Colorado, a J.D. degree from the University of Notre Dame and an M.B.A. degree from Yale University.

Other Information Regarding Directors and Executive Officers

   Information concerning directors and officers of St. John and executive compensation is contained in St. John's Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended November 1, 1998 and is incorporated in this proxy statement-prospectus by reference. See "Where You Can Find More Information" on page 122.

Resale of St. John Knits International Common Stock After the Mergers

   The St. John Knits International common stock to be received and not converted into cash in the mergers will be freely transferable under federal securities laws, except that shares received by any stockholder who may be deemed an "affiliate" of St. John Knits International under applicable securities laws will not be transferable except in compliance with such laws and in compliance with any agreements entered into by such affiliates restricting their resale. Federal securities laws generally deem directors, some executive officers and beneficial owners of 10% or more of a class of capital stock of a company "affiliates" of such company. This proxy statement-prospectus does not cover sales of St. John Knits International common stock retained by any person who may be deemed an affiliate of St. John Knits International. After the acquisition merger, neither St. John nor St. John Knits International common stock will be listed on any securities exchange or any inter-dealer quotation system. We expect that this fact, combined with the substantial decrease in the number of shares of our common stock to be held by stockholders other than Vestar/Gray LLC, may make it more difficult for holders of common stock to sell their shares.

Merger Financing

General

   St. John Knits International will incur approximately $315 million of long-term debt to help finance the mergers. Vestar will contribute approximately $153.6 million to Vestar/Gray LLC, of which approximately $7.1 million will be used to acquire shares from the Grays and approximately $146.5 million will be used to make a cash equity contribution to Pearl to help finance the acquisition merger. The rest of the necessary financing is expected to come from the contribution of 968,983 shares of St. John common stock owned by the Grays to Vestar/Gray LLC and available cash of St. John. These amounts will be used to fund payment of the cash consideration in the acquisition merger, including in respect of outstanding, in-the-money options, and pay the fees and expenses incurred in connection with the mergers.

   We currently contemplate that the mergers will be funded by approximately $155 million in senior secured credit facilities provided to St. John Knits International by a group of banks led by The Chase Manhattan Bank and approximately $160 million in senior subordinated notes arranged by Chase Securities Inc.

Term Loan Facilities and Revolving Facility

   The Chase Manhattan Bank has delivered a commitment letter, dated February 2, 1999, providing for the establishment of senior secured credit facilities to be provided to St. John Knits International by a syndicate of financial institutions in accordance with the terms of a credit agreement to be entered into prior to the consummation of the mergers. The commitment letter and related term sheet is filed as an exhibit to the registration statement to which this proxy statement-prospectus relates and the Rule 13e-3 Transaction Statement and is available for inspection and copying by any holder of St. John common stock or any representative of such person who has been so designated in writing, at the principal executive offices of St. John. The Chase Manhattan Bank will act as administrative agent, collateral agent and syndication agent in connection with the credit facilities, and Chase Securities Inc. will act as advisor, lead arranger and book manager.

   The terms of the commitment letter provide for the following facilities:

  1. two senior secured term loan facilities in an aggregate principal amount of $155 million to be allocated between a term loan in an aggregate amount of $75 million, which we refer to in this document as "Term Loan A," and a term loan in an aggregate amount of $80 million, which we refer to in this document as "Term Loan B," which facilities will be used to finance the mergers and are collectively referred to as "term loan facilities" in this proxy statement-prospectus, and

  2. a senior secured revolving credit facility in an aggregate principal amount of up to $25 million (a portion of which will be available in the form of a swingline facility and in the form of letters of credit), which will be used for working capital requirements.

   Other material terms of the commitment letter are set forth in detail below.

   Maturities; Amortization

   Term Loan A and the revolving facility will mature six years after the closing date, and Term Loan B will mature eight years after the closing date. Each term loan will amortize in quarterly installments. The revolving facility will be payable in full at maturity.

   Interest

   The commitment letter provides that the interest rates under the term loan facilities and the revolving facility will be as follows:

  1. Term Loan A and the revolving facility will, in general, bear interest at a rate per annum equal to, at the option of St. John Knits International, either

    a. Adjusted LIBOR (the London interbank offered rate for eurodollar deposits as adjusted for statutory reserve requirements) plus the Applicable Margin (as defined below), or

    b. the Alternate Base Rate, which is the highest of (a) The Chase Manhattan Bank's Prime Rate, (b) the Federal Funds Effective Rate plus of 1% and (c) the Base CD Rate plus 1%, plus the Applicable Margin, which is a percentage determined by reference to St. John Knits International's ratio of Total Debt to EBITDA (each term to be defined) as of the end of and for the most recent period of four quarters for which financial statements have been delivered (all swingline loans will bear interest at the Alternate Base Rate plus the Applicable Margin) and

  2. Term Loan B will, in general, bear interest at a rate per annum equal to, at the option of St. John Knits International, either

    a. Adjusted LIBOR plus the Applicable Margin, or

    b. the Alternate Base Rate plus the Applicable Margin.

   Prior to the date that is six months after the closing date, (i) Term Loan A loans and the revolving facility will bear interest at (A) Adjusted LIBOR plus 3.00% or (B) the Alternate Base Rate plus 2.00% and (ii) Term Loan B loans will bear interest at (A) Adjusted LIBOR plus 3.50% or (B) the Alternate Base Rate plus 2.50%.

   Overdue principal will bear interest at the otherwise applicable interest rate plus 2% per annum, and overdue interest and other amounts will bear interest at the rate otherwise applicable to loans bearing interest at the Alternate Base Rate plus 2% per annum.

   Fees

   The commitment letter provides that a commitment fee on the undrawn portion of the commitment of each lender, including The Chase Manhattan Bank, under the revolving facility will begin to accrue on the closing date and will be payable quarterly in arrears and upon the termination of such lender's commitment. For purposes of calculating the commitment fee, outstanding swingline loans will be considered to be undrawn commitments under the revolving facility. The commitment fee will accrue at a rate of 0.50% per annum, subject to reduction based on St. John Knits International's ratio of Total Debt to EBITDA as of the end of and for the most recent period of four fiscal quarters for which financial statements have been delivered.

   Mandatory Prepayment

   The commitment letter provides that St. John Knits International will be required to prepay the loans under the term loan facilities with:

  1. 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by St. John Knits International and its subsidiaries, including insurance and condemnation proceeds, other than in the case of limited exceptions to be agreed upon and with a provision to allow reinvestment of asset sale proceeds subject to limitations on amount and during a period to be agreed upon;

  2. 100% of the net cash proceeds of issuances of equity and debt obligations of St. John Knits International and its subsidiaries, subject to limited exceptions to be agreed upon; and

  3. 75% of annual Excess Cash Flow (to be defined) which percentages will be subject to reduction in increments to be agreed upon based on the achievement by St. John Knits International of performance standards to be agreed upon.

   To the extent that the amount of any mandatory prepayment exceeds the outstanding loans under the term loan facilities, the commitments under the revolving facility will be reduced.

   Voluntary Prepayment

   The commitment letter provides that St. John Knits International may, at its option, prepay the loans under the term loan facilities, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the lenders' redeployment costs in the case of prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

   Guarantees

   The commitment letter provides that all obligations of St. John Knits International under the term loan facilities and the revolving facility will be unconditionally guaranteed by each existing and each subsequently acquired or organized domestic and, to the extent no adverse tax consequences to St. John Knits International or such subsidiary would result from such guarantees, each foreign subsidiary of St. John Knits International.

   Security

   Under the commitment letter, the facilities and the related guarantees, as well as hedging agreements entered into with counterparties that are lenders, will be secured by a first priority security pledge of all the equity securities of St. John and by substantially all the assets of St. John Knits International and each existing and each subsequently acquired or organized domestic or foreign subsidiary, other than as described below, of St. John Knits International, including;

  1. a first priority pledge of all the capital stock of and other investments in each existing and each subsequently acquired or organized subsidiary of St. John Knits International, which pledge, in the case of any foreign subsidiary, will be limited to 65% of the capital stock of such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to St. John Knits International or such subsidiary, and

  2. perfected first priority security interests in substantially all tangible and intangible assets, including trademarks, copyrights and all other intellectual property, of St. John Knits International and each existing and each subsequently acquired or organized domestic, or other than as described in the immediately preceding paragraph, foreign subsidiary of St. John Knits International.

   Covenants

   The commitment letter provides that the term loan facilities and the revolving facility will contain a number of affirmative covenants and negative covenants. The negative covenants generally impose limitations on:

   1.indebtedness and certain equity securities;

   2.liens;

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

   3.fundamental changes;

   4.investments, loans, advances, guarantees and acquisitions;

   5.asset sales;

   6.sale-leaseback transactions;

   7.hedging agreements;

   8.restricted payments and certain payments on subordinated indebtedness;

   9.transactions with affiliates;

  10.capital expenditures;

  11.restrictive agreements; and

  12.amendments of material documents.

   In addition, the credit agreement will contain the following financial covenants, with definitions of financial terms and compliance levels to be agreed upon:

   1. maximum ratio of Total Debt to EBITDA;

   2. minimum ratio of EBITDA to Interest Expense; and

   3. minimum Fixed Charge Coverage ratio.

   Events of Default

   The commitment letter provides that events of default under the term loan facilities and the revolving facility will include:

   1. nonpayment of principal, with no grace period;

   2. nonpayment of interest or other amounts, with three business days' grace period;

   3. inaccuracy of representations and warranties;

   4. default in the performance of covenants, with grace periods to be agreed with respect to certain affirmative covenants;

   5. failure to pay material indebtedness;

   6. cross-default to material indebtedness;

   7. bankruptcy and similar events;

   8. material judgments;

   9. failure to satisfy certain material requirements of the Employee Retirement Income Security Act of 1974, as amended;

  10. actual or asserted invalidity of liens on any collateral; and

  11. the occurrence of a change in control (to be defined).

   The commitment letter provides that, in the event they reasonably deem it necessary to ensure a successful syndication of the credit facilities, The Chase Manhattan Bank and Chase Securities Inc. will be entitled, after consultation with Vestar, to (A) change the structure, terms, pricing or relative amounts of the credit facilities, provided that no such change will result in any interest rate on the credit facilities set forth in the commitment letter being increased by more than 0.50%, and (B) reduce the amount of the credit facilities and increase the amount of the senior subordinated notes being arranged by Chase Securities Inc., provided that the aggregate amount of the credit facilities and the senior subordinated notes is not reduced and that any such adjustment would not materially adversely affect the marketing of the senior subordinated notes.

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

Senior Subordinated Notes Financing

   Vestar has received from Chase Securities Inc. a letter dated February 2, 1999, indicating that, based upon market conditions existing at the time of delivery of the letter and other terms and conditions, Chase Securities Inc. was highly confident of its ability to sell or place senior subordinated notes of St. John Knits International in an aggregate principal amount of $160 million. The "highly confident" letter is filed as an exhibit to the Rule 13e-3 Transaction Statement and is available for inspection and copying by any holder of St. John common stock or any representative of such person who has been so designated in writing, at the principal executive offices of St. John.

   The senior subordinated notes will be general unsecured obligations of St. John Knits International, junior to all existing and future senior indebtedness of St. John Knits International and pari passu in right of payment to all other existing and future senior subordinated indebtedness of St. John Knits International. Some subsidiaries of St. John Knits International will guarantee payment on the notes on an unsecured senior subordinated basis. The interest rate, interest payment dates, maturity and other material terms for the senior subordinated notes will be determined prior to the consummation of the mergers.

Estimated Fees and Costs

   The estimated fees and costs of St. John and St. John Knits International in connection with the mergers, the financing and the related transactions, are as follows:

   Financial advisory fees......................................... $ 8,769,000
   Placement agent fees and expenses...............................   4,800,000
   Bank commitment fees............................................   5,100,000
   Legal and accounting fees.......................................   3,000,000
   Printing and mailing fees.......................................     100,000
   Solicitation expenses...........................................      10,000
   SEC filing fees.................................................     103,000
   Other regulatory filing fees....................................      45,000
   Miscellaneous...................................................     500,000
                                                                    -----------
   Total........................................................... $22,427,000
                                                                    ===========

Arrangements to Repay Borrowings

   After the mergers are consummated, we plan to rely principally on cash flow from operations to meet our debt service requirements.

Rights Plan

   Because the special committee has exempted Pearl and its affiliates from triggering St. John's rights agreement in connection with the mergers and because St. John intends to amend the rights agreement to terminate it at the effective time of the reorganization merger, shareholders of St. John will not have the right to acquire stock under the rights agreement by reason of the mergers or following the mergers.

   On November 4, 1998, the board of directors of St. John declared a dividend distribution of one right for each outstanding share of St. John common stock to shareholders of record at the close of business on November 18, 1998. Each right entitles the registered holder to purchase from St. John one one-hundredth of a share of Series A Junior Participating Preferred Stock, at a price of $85 per one one-hundredth of a share, subject to adjustment. The description and terms of the rights are found in the rights agreement dated as of November 9, 1998, as amended, between St. John and Harris Trust Company of California, as rights agent.

   The rights are evidenced by the St. John common stock certificates. The rights will separate from the St. John common stock and a distribution date will occur upon the earliest of:

  1. ten days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of St. John common stock, thereby becoming an "acquiring person" under the rights agreement, or

  2. ten business days, or such later date as may be determined by action of a majority of the board of directors, following the commencement of or announcement of an intention to make a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of St. John common stock. The rights agreement provides that the board of directors of St. John may exempt some persons from becoming acquiring persons and triggering the exercisability of the rights.

   The rights are not exercisable until the distribution date and will expire at the close of business on November 18, 2008, unless extended or earlier redeemed by St. John as described below.

   In the event that St. John is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets, or earning power is sold, proper provision will be made so that each holder of a right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price. In the event that any person or group of affiliated or associated persons becomes an acquiring person, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person, which will thereafter be void, will thereafter have the right to receive upon exercise that number of common shares of St. John having a market value of two times the exercise price of the right.

   At any time after any person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of the outstanding common shares of St. John, the board of directors may exchange the rights, other than rights owned by such person or group which will have become void, in whole or in part, at an exchange ratio of one common share, or one one-hundredth of a preferred share, or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges, per right, subject to adjustment.

   The purchase price payable, and the number of shares of preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment of the purchase price will be required until cumulative adjustments require an adjustment of at least 1% of the purchase price.

   Preferred shares purchasable upon exercise of the rights will not be redeemable. Each preferred share will be entitled to an aggregate dividend of 100 times the dividend declared per common share, but at least a preferential quarterly dividend payment of $1 per share. In the event of liquidation, the holders of the preferred shares will be entitled to an aggregate payment of 100 times the payment made per common share, but at least a preferential liquidation payment of $100 per share. Each preferred share will have 100 votes, voting together with the common shares. Finally, in the event of any merger, consolidation or other transaction in which common shares are exchanged, each preferred share will be entitled to receive 100 times the amount received per common share. These rights are protected by customary antidilution provisions.

   Because of the nature of the preferred shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a preferred share purchasable upon exercise of each right should approximate the value of one share of St. John common stock.

   Until the right is exercised, the holder of the right, as such, will have no rights as a shareholder of St. John, including the right to vote or to receive dividends.

   At any time prior to the first date of public announcement of an acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding common shares, the board of directors of St. John may redeem the rights in whole, but not in part, at a price of $.01 per right. The redemption of the rights may be made effective at such time on such basis with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

   The board of directors may supplement or amend the rights agreement in order to cure any ambiguity, to correct or supplement any provision which may be defective or inconsistent with any other provisions, or to make any other provisions with respect to the rights which St. John may deem necessary or desirable; provided, however, that from and after such time as any person becomes an acquiring person, the rights agreement cannot be amended in any manner which would adversely affect the interests of the holders of rights.

   The board of directors of St. John delegated its authority under the rights agreement to the special committee of the board of directors. The special committee has exempted Pearl and its affiliates in connection with the mergers from triggering the rights agreement. In addition, the special committee intends to amend the rights agreement to provide that it will terminate at the effective time of the reorganization merger. Because of these facts, shareholders will not have any right to acquire stock under the rights agreement either by virtue of the mergers or following the mergers.

Pro Forma Condensed Consolidated Financial Statements (Unaudited)

   We have provided on the following pages the unaudited pro forma condensed consolidated financial statements of St. John Knits International, which have been derived by the application of pro forma adjustments to St. John's historical consolidated financial statements incorporated by reference in this proxy statement-prospectus. The pro forma condensed consolidated balance sheet gives effect to the mergers and related transactions, including the merger financing, settlement of outstanding stock options and payment of estimated fees and costs, as if such transactions had occurred as of January 31, 1999. The pro forma condensed consolidated statements of income for the periods presented give effect to the mergers and related transactions as if such transactions were consummated as of November 3, 1997 for the fiscal year ended November 1, 1998 and for the thirteen weeks ended January 31, 1999. The adjustments are described in the accompanying notes. You should not consider the pro forma condensed consolidated financial statements indicative of actual results that would have been achieved had the mergers and related transactions been consummated on the date or for the periods indicated and these financial statements do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. You should read this data in conjunction with St. John's historical financial statements and the notes to such statements incorporated in this proxy statement-prospectus by reference. See "Where You Can Find More Information" on page 122.

   We applied the pro forma adjustments to the respective historical consolidated financial statements to reflect the accounting for the mergers as a recapitalization. Accordingly, the historical basis of St. John's assets and liabilities has not been impacted by the transaction.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             AS OF JANUARY 31, 1999
                                  (UNAUDITED)

                                                    Pro Forma
                                        Historical Adjustments       Pro Forma
                                        ---------- -----------       ---------
ASSETS:                                      (amounts in thousands)

Current assets:
Cash and short-term cash investments..   $ 28,673   $ (22,784)(a)    $   5,889
Accounts receivable, net..............     26,821                       26,821
Inventories...........................     47,730                       47,730
Deferred income tax benefit...........      7,744                        7,744
Prepaid income taxes..................        --        5,600 (b)        5,600
Other.................................      2,760                        2,760
                                         --------   ---------        ---------
  Total current assets................    113,728     (17,184)          96,544
Property and equipment, net...........     72,067                       72,067
Deferred debt issuance costs..........        --       12,500 (c)       12,500
Other.................................      3,378                        3,378
                                         --------   ---------        ---------
                                         $189,173   $  (4,684)       $ 184,489
                                         ========   =========        =========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT):

Current liabilities:
Accounts payable......................   $  6,142   $                $   6,142
Accrued expenses......................     11,155                       11,155
Revolving credit facility.............        --          --               --
Current portion of term loan
 facilities...........................        --        3,000 (a)        3,000
Income taxes payable..................      3,974                        3,974
                                         --------   ---------        ---------
  Total current liabilities...........     21,271       3,000           24,271
Long-term debt........................        349                          349
Term loan facilities, net of current
 portion..............................        --      152,000 (a)      152,000
                                                      160,000
Senior subordinated notes.............        --          (a)          160,000
                                         --------   ---------        ---------
  Total liabilities...................     21,620     315,000          336,620
Minority interest.....................        642                          642
Total shareholders' equity (deficit)..    166,911    (319,684)(d)(e)  (152,773)
                                         --------   ---------        ---------
                                         $189,173   $  (4,684)       $ 184,489
                                         ========   =========        =========

     See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                   (amounts in thousands, except share data)

   The unaudited pro forma financial data has been derived by the application of pro forma adjustments to St. John's historical financial statement as of the date noted. The mergers have been accounted for as a recapitalization which will have no impact on the historical basis of St. John's assets and liabilities.

(a) This adjustment represents the net effect of the mergers on the cash balance as follows:

      SOURCES OF CASH:
      Capital contribution -- Vestar/Gray LLC........................ $146,527
      Senior subordinated notes......................................  160,000
      Term loan facilities proceeds..................................  155,000
                                                                      --------
        Total sources................................................  461,527
                                                                      --------

      USES OF CASH:
      Payment of cash merger consideration...........................  447,584
      Estimated transaction fees and costs...........................   22,427
      Settlement of stock options outstanding........................   14,300
                                                                      --------
        Total uses...................................................  484,311
                                                                      --------
        Net use...................................................... $(22,784)
                                                                      ========

(b) This adjustment represents the estimated tax benefit received by St. John on the settlement of stock options in connection with the transaction.

(c) This adjustment represents the portion of the estimated transaction fees and costs attributable to the Term Loan Facilities, Senior Subordinated Notes and Revolving Credit Facility which will be amortized over the life of the related debt. Such estimated deferred debt issuance costs include estimated fees and costs payable to banks, underwriters, outside professionals and related advisors.

(d) This adjustment represents the net change in equity resulting from the mergers as follows:

   Convert to cash 14,919,452 shares of common stock............... $(447,584)
   Issuance of 4,884,222 shares of common stock to Vestar/Gray
    LLC............................................................   146,527
   Settlement of stock options -- net of tax benefit...............    (8,700)
   Estimated transaction fees and costs............................    (9,927)
                                                                    ---------
                                                                    $(319,684)
                                                                    =========

(e) Reconciliation of historical shares outstanding for St. John to the pro forma number for St. John Knits International:

   Beginning shares outstanding..................................  16,581,482
   Publicly held shares to be redeemed in acquisition merger..... (14,919,452)
   Gray shares which were contributed to Vestar/Gray LLC.........  (1,205,983)
                                                                  -----------
   Shares to be retained by existing shareholders................     456,047
   Shares to be issued to Vestar/Gray LLC in the acquisition
    merger.......................................................   6,090,205
                                                                  -----------
   Ending shares outstanding.....................................   6,546,252
                                                                  ===========

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED NOVEMBER 1, 1998
                                  (UNAUDITED)

                                                     Pro Forma          Pro
                                         Historical Adjustments        Forma
                                         ---------- -----------       --------
                                          (amounts in thousands, except
                                            per share and ratio data)
Net sales...............................  $281,961   $    --          $281,961
Cost of sales...........................   120,883                     120,883
                                          --------                    --------
Gross profit............................   161,078                     161,078
Selling, general and administrative
 expenses...............................   107,026        500 (a)(e)   107,526
                                          --------   --------         --------
Operating income........................    54,052       (500)          53,552
Interest expense........................       --      32,816 (b)       32,816
Other income............................     1,369     (1,117)(c)          252
                                          --------   --------         --------
Income before income taxes..............    55,421    (34,433)          20,988
Income taxes............................    22,001    (13,670)(d)        8,331
                                          --------   --------         --------
Net income..............................  $ 33,420   $(20,763)        $ 12,657
                                          ========   ========         ========
Net income per common share from
 continuing operations -- basic.........  $   2.00                    $   1.93
                                          ========                    ========
Net income per common share from
 continuing operations -- diluted.......  $   1.94                    $   1.93
                                          ========                    ========
Dividends per share.....................  $   0.10                         --
                                          ========                    ========
Shares outstanding -- basic.............    16,694                       6,546
                                          ========                    ========
Shares outstanding -- diluted...........    17,235                       6,546
                                          ========                    ========
Ratio of earnings to fixed charges......    16.60x                       1.58x
                                          ========                    ========

  See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                 FOR THE THIRTEEN WEEKS ENDED JANUARY 31, 1999
                                  (UNAUDITED)

                                                       Pro Forma         Pro
                                           Historical Adjustments       Forma
                                           ---------- -----------      -------
                                           (amounts in thousands, except
                                             per share and ratio data)
Net sales.................................  $73,389     $   --         $73,389
Cost of sales.............................   33,829                     33,829
                                            -------                    -------
Gross profit..............................   39,560                     39,560
Selling, general and administrative
 expenses.................................   30,135         125 (a)(e)  30,260
                                            -------     -------        -------
Operating income..........................    9,425        (125)         9,300
Interest expense..........................      --        7,959 (b)      7,959
Other income..............................      426        (284)(c)        142
                                            -------     -------        -------
Income before income taxes................    9,851      (8,368)         1,483
Income taxes..............................    4,027      (3,423)(d)        604
                                            -------     -------        -------
Net income................................  $ 5,824     $(4,945)       $   879
                                            =======     =======        =======
Net income per common share from
 continuing operations -- basic...........  $  0.35                    $  0.13
                                            =======                    =======
Net income per common share from
 continuing operations -- diluted.........  $  0.34                    $  0.13
                                            =======                    =======
Dividends per share.......................  $ 0.025                        --
                                            =======                    =======
Shares outstanding -- basic...............   16,580                      6,546
                                            =======                    =======
Shares outstanding -- diluted.............   16,961                      6,546
                                            =======                    =======
Ratio of earnings to fixed charges........   13.02x                      1.17x
                                            =======                    =======

  See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

   The pro forma financial data has been derived by the application of pro forma adjustments to St. John's historical financial statements of income for the periods noted. The mergers have been accounted for as a recapitalization, which will have no impact on the historical basis of St. John's assets and liabilities.

(a)  This adjustment represents an annual advisory fee paid to Vestar.

(b) The pro forma adjustment to interest expense for the periods presented reflects the following items (in thousands):

                                                                    Thirteen
                                                                      Weeks
                                                       Year Ended     Ended
                                                       November 1, January 31,
                                                          1998        1999
                                                       ----------- -----------
Interest expense on the Senior Subordinated Notes.....   $16,800     $4,200
Interest expense on the Term Loan Facilities..........    13,602      3,200
Interest expense on the Revolving Credit Facility.....       771        145
Amortization of deferred debt issuance costs..........     1,563        392
Commitment fee of the unused portion of the Revolving
 Credit Facility......................................        80         22
                                                         -------     ------
Total.................................................   $32,816     $7,959
                                                         =======     ======

The interest expense above is based upon a weighted average interest rate of 9.66% for the year ended November 1, 1998 and 9.60% for the 13 weeks ended January 31, 1999. Interest expense assumes a fixed interest rate of 10.5% on the senior subordinated notes, LIBOR + 3.00% on Term Loan A and the revolving credit facility and LIBOR + 3.50% on Term Loan B. The average LIBOR used for the year ended November 1, 1998 and for the quarter ended January 31, 1999 were 5.58% and 5.00%, respectively. The commitment fee on the unused portion of the revolving credit facility is assumed to be 0.5%.

The deferred debt issuance costs reflect direct estimated costs associated with obtaining the debt financing. These amounts are being amortized straight line over the estimated weighted average life of eight years.

An increase or decrease in the interest rate of 0.125% would change the pro forma interest expense by approximately $400,000 for fiscal 1998 and approximately $100,000 for the 13 weeks ended January 31, 1999. This would change the pro forma net income and the pro forma net income per share by approximately $241,000 and $0.04 for fiscal 1998 and approximately $59,000 and $0.01 for the 13 weeks ended January 31, 1999.


(c) This adjustment eliminates interest income on cash and short-term investments which is not expected to be received after the mergers have been completed.

(d) This adjustment represents the tax effect of the pro forma adjustments using an effective tax rate of 39.7% for the year ended November 1, 1998 and 40.9% for the quarter ended January 31, 1999.

(e) Upon completion of the transaction, all stock options outstanding will be cancelled and converted to the right to receive a cash payment equal to the excess of $30 over the exercise price per share. This payment of approximately $14.3 million will be reflected as an expense to St. John in the period the mergers are effected and has not been included in the pro forma adjustment.

                              THE MERGER AGREEMENT

   The merger agreement contemplates the acquisition by Vestar and the Grays of control of St. John Knits International and St. John. This section of the document describes material provisions of the merger agreement. Because the description of the merger agreement in this document is a summary, it does not contain all the information that may be important to you. You should read carefully the entire copy of the merger agreement attached as Appendix A to this document before you decide how to vote.

The Mergers

   The merger agreement requires that St. John shareholders approve the reorganization merger by both the vote of a majority of the outstanding shares of St. John common stock entitled to vote on the reorganization merger and the vote of a majority of the outstanding shares present at the St. John special meeting, excluding those shares of St. John common stock owned beneficially by the Grays. Following receipt of this approval and the satisfaction or waiver of the other conditions to the mergers, St. John will consummate the reorganization merger and the acquisition merger.

   In the reorganization merger, St. John will merge into SJKAcquisition, a wholly owned subsidiary of St. John Knits International, with St. John surviving the reorganization merger. St. John Knits International is a Delaware corporation and a wholly owned subsidiary of St. John. As a result of the reorganization merger, St. John will become a subsidiary of St. John Knits International and St. John shareholders will become stockholders of St. John Knits International. In the acquisition merger, St. John Knits International will merge into Pearl, with St. John Knits International surviving the acquisition merger. Pearl is wholly owned by Vestar/Gray LLC, which, following the mergers, will be approximately 84% owned by Vestar and approximately 16% owned by the Grays. Robert E., Marie and Kelly A. Gray are directors and executive officers of St. John.

   As a result of the mergers, St. John Knits International will be 7% owned by existing shareholders of St. John, other than the Grays, and 93% owned by Vestar/Gray LLC. St. John anticipates that the mergers will occur as promptly as practicable after the St. John special meeting.

   You may find more information regarding the merger consideration in the following sections of this proxy statement-prospectus: "The Mergers--Merger Consideration" on page 56, "--Conversion/Retention of Shares; Procedures for Exchange of Certificates" on page 59 and "--Fractional Shares" on page 60.

   You may find information regarding the treatment in the mergers of outstanding St. John stock options under "The Mergers--Treatment of Options" on page 63.

Closing of the Mergers; Effective Time of the Mergers; Surviving Corporations

Closing of the Mergers

   Unless the parties agree otherwise, the closing of the mergers will take place as soon as practicable after the date on which all closing conditions have been satisfied or waived. The closing of the mergers is expected to take place shortly after the approval of the St. John shareholders at the special meeting, which is expected to occur late in the second calendar quarter or early in the third calendar quarter of 1999.

Effective Time of the Mergers

   The reorganization merger will become effective upon the filing of an agreement of merger with the Secretary of State of the State of California or such later date as is specified in the agreement of merger. The filing of the agreement of merger will occur as soon as practicable after the special meeting. We have attached as Appendix F the form of agreement of merger to be filed with the California Secretary of State after the closing of the mergers. This agreement of merger contains terms of the reorganization merger found in the merger agreement to be approved by St. John shareholders at the special meeting. The acquisition merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or such later date as is specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable after the effective time of the reorganization merger.

Surviving Corporations

   St. John will be the surviving corporation of the reorganization merger. St. John Knits International will be the surviving corporation of the acquisition merger. After the mergers, the certificate of incorporation and bylaws of St. John Knits International as in effect immediately prior to the reorganization merger will continue to be the certificate of incorporation and bylaws of St. John Knits International, until thereafter further lawfully amended. The initial directors and senior executive officers of St. John Knits International following the mergers will be as described in "The Mergers--Board of Directors and Officers of St. John Knits International Following the Mergers" on page 63.

Representations and Warranties

   The merger agreement contains customary representations and warranties of St. John and St. John Knits International relating to, with respect to St. John, St. John Knits International and their respective subsidiaries, including also the following matters:

   1. organization, standing and similar corporate matters;

   2. capital structure;

   3. the authorization, execution, delivery, performance and enforceability of the merger agreement;

   4. the accuracy of information contained in documents filed by St. John with the Securities and Exchange Commission and the absence of undisclosed liabilities;

   5. the accuracy of information supplied by St. John in connection with this proxy statement-prospectus;

   6. the absence of changes or events specified in the merger agreement since the date of the most recent audited financial statements filed with the Securities and Exchange Commission;

   7. the absence of pending or threatened material litigation and compliance with applicable laws;

   8. benefit plans and other related employment matters;

   9. filing of tax returns and payment of taxes;

  10. real property and other real-estate related matters;

  11. environmental matters;

  12. the absence of defaults under material contracts;

  13. brokers' fees and expenses;

  14. the receipt of opinions of St. John's financial advisors;

  15. intellectual property matters;

  16. the board of directors' exemption of Vestar, its affiliates, Vestar/Gray LLC and Pearl under the rights plan;

  17. the inapplicability of state anti-takeover laws; and

  18. the recommendation of the board of directors and approval of the special committee with respect to the merger agreement, the mergers and related transactions.

   The merger agreement also contains customary representations and warranties of Pearl, including also the following matters:

   1. organization, standing and similar corporate matters;

   2. the authorization, execution, delivery, performance and enforceability of the merger agreement;

   3. brokers' fees and expenses;

   4. the accuracy of information supplied by Pearl in connection with this proxy statement-prospectus; and

   5. financing commitments obtained from third parties in connection with the mergers.

   All the representations and warranties are subject to various qualifications and limitations.

Covenants

   St. John has agreed that, prior to the mergers, it will conduct its business only in the ordinary course and in compliance with applicable laws, and will use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its present officers, employees and consultants and to preserve its present relationships with customers, suppliers and other persons with which it has significant business relations.

   Accordingly, St. John agreed that, subject to exceptions described generally below, it will not, prior to the effective time of the acquisition merger, without the prior written consent of Pearl:

   1. amend its articles of incorporation or bylaws;

   2. issue its securities or dispose of assets outside the ordinary course;

   3. pay dividends beyond current levels;

   4. change its share capital, including, among other things, by effecting a stock split, combination or reclassification, or repurchase or redeem capital stock;

   5. repay any debt or guarantee the debt of others, or make any loan to or investment in any other person, or enter into or amend any material contract, outside the ordinary course;

   6. increase the compensation of directors and officers, or other employees other than in the ordinary course, or provide any new or change any existing benefit plans;

   7. make changes in its accounting methods other than as required by generally accepted accounting principles, or make any material tax election;

   8. adopt a plan of liquidation or dissolution, merger or other reorganization;

   9. acquire the stock or assets of other companies or other businesses;

  10. pay any material liabilities or obligations other than in the ordinary course, or forfeit any rights of value;

  11. settle or compromise any litigation;

  12. close any of its facilities;

  13. change its board of directors;

  14. amend or waive any provision of its rights agreement or redeem the rights or make them inapplicable to any other transaction;

  15. amend or enter into any intellectual property license, or dispose of any intellectual property or subject it to any lien or other encumbrance; or

  16. take, or offer or propose to take, or agree to take in writing or otherwise, any of the above actions.

   These restrictions are subject to exceptions, including provisions which permit St. John to open and close retail boutiques, make capital expenditures, settle outstanding lawsuits and take other actions without Pearl's prior written consent, provided generally that St. John gives Pearl at least two full business days' notice of such actions and Pearl does not object to such actions.

No Solicitation

   The merger agreement provides that neither St. John nor any of its subsidiaries, directly or indirectly, may solicit, initiate, encourage, including by way of furnishing information, or take any action knowingly to facilitate the submission of any inquiries, proposals or offers from any person relating to any "transaction proposal" described below, agree to or endorse a transaction proposal, enter into or participate in any discussions or negotiations regarding any transaction proposal, furnish to any other person any information with respect to its business, properties or assets in connection with a transaction proposal or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any transaction proposal. The merger agreement defines a transaction proposal to mean:

  1. any acquisition or purchase of 10% or more of the consolidated assets or any class of equity securities of St. John or St. John Knits
     International or any of their respective subsidiaries;

  2. any tender offer, including a self tender offer, or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of St. John or St. John Knits International or any of their subsidiaries;

  3. any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving St. John or any of its subsidiaries whose assets, individually or in the aggregate, constitute 10% or more of the consolidated assets of St. John or St. John Knits International; or

  4. any other transaction the consummation of which would or would reasonably be expected to impede, interfere with, prevent or materially delay the mergers or which would or would reasonably be expected to materially dilute the benefits to Pearl of the transactions contemplated by the merger agreement.

   The merger agreement provides that these restrictions will not prohibit St. John, prior to the approval by its shareholders of the reorganization merger, from:

  1. complying with Rule 14e-2 and Rule 14d-9 under the Securities Exchange Act of 1934, as amended, with regard to a bona fide tender offer or exchange offer, which rules require a target company to respond publicly to a tender offer; or

  2. participating in negotiations or discussions with, or furnishing information to, any person concerning a transaction proposal not solicited after February 2, 1999 which the board of directors receives in writing after February 2, 1999 if all of the following conditions are met:

    . prior to participating in any such discussions or negotiations, or furnishing any information, St. John must receive from the person making the transaction proposal, and provide a copy to Pearl of, an executed confidentiality agreement on terms at least as favorable to St. John as the confidentiality agreement entered into with Vestar;

    . the board of directors of St. John must have concluded in good faith, after consulting its outside financial and legal advisors, that such transaction proposal is a "superior proposal," and that it must participate in such negotiations or discussions or furnish such information in order to comply with its fiduciary duties to the shareholders; and

    . the board of directors must promptly notify Pearl of such negotiations or discussions or that it has provided any information.

   In addition, St. John agreed that if its board of directors receives a transaction proposal, then St. John will, to the extent not prohibited in good faith by the terms of such transaction proposal, promptly inform Pearl of the terms and conditions of such proposal and the identity of the person making it. St. John also agreed to cease all existing activities, discussions or negotiations with any parties conducted prior to February 2, 1999 with respect to any transaction proposal other than the mergers and to use its reasonable best efforts to cause anyone who has confidential information about St. John that was furnished by or on behalf of St. John to return or destroy such information. Finally, St. John agreed not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which St. John is a party.

   For purposes of this covenant, the term "superior proposal" means any of the transaction proposals described in clause (1), (2) or (3) of the definition of transaction proposal described above, with all of the percentages raised to 51%, with respect to which St. John's board of directors has concluded in good faith, after consulting with its outside legal counsel and financial advisors, is reasonably capable of being completed, and would, if consummated, result in a transaction more favorable to St. John shareholders from a financial point of view than the transactions contemplated by the merger agreement, including the mergers.

Employee Benefits

   Under the merger agreement, St. John Knits International will assume all obligations of St. John, including any accrued benefits under existing employee benefit arrangements. In addition, for at least 12 months following the mergers, St. John Knits International will cause St. John and its subsidiaries to provide to their employees benefits that are no less favorable, in the aggregate, than those provided to employees as of February 2, 1999, other than under plans relating to St. John common stock. So long as St. John Knits International complies with this covenant, it or its subsidiaries may amend or terminate their respective benefit plans and may terminate employees at any time, provided that the companies continue to satisfy the conditions in the preceding sentence.

Access to Information

   Subject to existing confidentiality obligations, St. John has agreed to afford Pearl and its representatives and the potential financing sources for the mergers reasonable access during normal business hours to its officers, employees, agents, properties, offices, centers and other facilities and to all of its books, contracts and records. In addition, St. John has agreed to furnish Pearl and such financing sources with all financial, operating and other data and information as any of them may from time to time reasonably request.

Cooperation and Reasonable Best Efforts

   Pursuant to the merger agreement and subject to conditions and limitations specified in the merger agreement, the parties have agreed to cooperate with each other and to use their reasonable best efforts to take specified actions, including cooperation in the arrangement of financing, so that the transactions contemplated by the merger agreement may be consummated.

Indemnification and Insurance

   You may find information regarding the indemnification of our directors, other employees and agents, and the maintenance of our directors' and officers' liability insurance, under "Special Factors--Interests of the Grays and Other Officers and Directors of St. John in the Mergers; Conflicts of Interests," on page 44.

Conditions to the Consummation of the Mergers

   The respective obligations of St. John, St. John Knits International and Pearl to effect the mergers are subject to various conditions which include, in addition to other customary closing conditions, the following:

  1. the St. John shareholders must approve the reorganization merger;

  2. the waiting period under the Hart-Scott-Rodino Act must have terminated or expired;

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

  3. there may be no law, order, injunction or other legal restraint or prohibitions enjoining or preventing the consummation of either or both mergers or the transfer by the Grays of their shares of St. John common stock to Vestar/Gray LLC;

  4. there may be no stop order suspending the effectiveness of the registration statement of which this proxy statement-prospectus is a part, and any material state securities laws applicable to the registration and qualification of St. John Knits International common stock following the mergers must have been complied with;

  5. St. John Knits International must have completed its migration from Barbados to Delaware; and

  6. with respect to the parties' obligations to effect the acquisition merger, the reorganization merger must have become effective in accordance with the California General Corporations Law.

   As of the date of this proxy statement-prospectus, the conditions described in clauses (2) and (5) have been satisfied.

   Pearl's obligations to effect the acquisition merger are also subject, in addition to other customary conditions, to the following additional conditions:

  1. Pearl must have received evidence that all consents and approvals of governmental bodies and other specified third parties have been obtained, without, in the case of these third parties, the payment or imposition of any material costs or obligations or the exercise of any preemptive rights;

  2. there must be no pending or threatened proceeding by any governmental body:

    . seeking to restrain or prohibit the consummation of either merger or any transactions contemplated by the merger agreement or the voting agreement or seeking to obtain material damages from Pearl or any of its affiliates;

    . seeking to limit St. John's ownership or operations of any material portion of its or its subsidiaries' business or assets; or

    . seeking to limit the ability of Pearl, or any designee of Pearl pursuant to the voting agreement, or any stockholder of Pearl or shareholder of St. John to acquire or hold, or exercise full rights of ownership of, any shares of St. John common stock, including the right to vote such St. John common stock on all matters properly presented to St. John shareholders;

  3. Pearl must have received an agreement from each affiliate of St. John with respect to securities laws matters described in the merger agreement;

  4. St. John must have received the proceeds of financing on the terms and conditions identified in the commitment letters that are filed as exhibits to the Rule 13e-3 Transaction Statement or upon equivalent terms and conditions; and

  5. since February 2, 1999, no event has occurred that has had, or is reasonably likely to have, a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of St. John or its subsidiaries.

   The obligations of St. John Knits International to effect the acquisition are also subject to customary closing conditions.

Termination

   The merger agreement provides that at any time prior to the effective time of the acquisition merger, the merger agreement may be terminated:

  1.  by mutual written consent of Pearl and St. John;

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

  2.  by either Pearl or St. John if:

    . any court or other governmental body issues a non-appealable final order, decree or ruling or takes any other final action restraining, enjoining or otherwise prohibiting the consummation of either merger, or any of the transactions contemplated by the merger agreement or the voting agreement;

    . the mergers have not been completed on or prior to July 15, 1999, so long as the party seeking to terminate did not prevent consummation by failing to fulfill any of its obligations under the merger agreement;

    .  the St. John shareholders fail to approve the reorganization merger;

    . the other party breaches any of its representations, warranties, covenants or agreements in the merger agreement which, in the case of a breach by St. John, is reasonably likely to have a material adverse effect on St. John or is reasonably likely to affect St. John's ability to consummate either or both mergers, or in the case of a breach by Pearl, is reasonably likely to affect Pearl's ability to consummate the acquisition merger, and in each case, with respect to any such breach that is reasonably capable of being remedied, such breach is not remedied within 20 days;

  3. by Pearl, if St. John or its board of directors has:

    . withdrawn, modified or amended in any respect adverse to Pearl its approval or recommendation of the merger agreement or any of the transactions contemplated in the merger agreement;

    . failed as promptly as reasonably practicable after the registration statement associated with this proxy statement-prospectus is declared effective to mail this proxy statement-prospectus to its shareholders;

    . approved, recommended or entered into an agreement with respect to any transaction proposal from a person other than Pearl or any of its affiliates;

    .  resolved to do any of the foregoing; or

    . failed to recommend the rejection of any exchange or tender offer commenced for 10% or more of the outstanding shares of St. John common stock; and

  4. by St. John, if, prior to the approval by its shareholders of the reorganization merger:

    . St. John, in compliance with the merger agreement, withdraws, modifies or amends in a manner adverse to Pearl its recommendation of the mergers (or publicly announces its intention to do so); or

    . St. John or its board of directors approves a superior proposal, but only if:

      . St. John is in compliance with the no-solicitation covenant described under "Merger Agreement--No Solicitation" on page 80;

      . its board of directors has concluded in good faith after consultation with its outside legal counsel and financial advisors that such proposal is a superior proposal;

      . its board of directors has concluded in good faith, after consulting with its outside legal counsel, that it must approve such superior proposal in order to comply with its fiduciary duties to St. John shareholders;

      .  St. John pays a termination fee of $14 million to Pearl; and

      . St. John has given Pearl at least 48 hours prior notice of termination.

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

Amendment and Waiver

   The parties may amend the merger agreement by action taken by or on behalf of their boards of directors at any time prior to the effective time of the reorganization merger. After St. John shareholders approve the reorganization merger, the parties may not amend the merger agreement in any way by law which would require further shareholder approval without such shareholder approval. At any time prior to the effective time of the reorganization merger any party may, to the extent legally allowed:

  1. extend the time for the performance of any of the obligations or other acts of the other parties;

  2. waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

  3. waive compliance with any of the agreements or conditions in the merger agreement.

   Any extension or waiver described above will be valid if set forth in writing and signed by the parties to be bound. To the extent required by law, St. John and Pearl will resolicit shareholder votes in the event the parties to the merger agreement amend the merger agreement in any material respect or waive a material condition before the effective time of the reorganization merger.

Termination Fees and Expenses

   The merger agreement provides that St. John will pay up to $1.5 million of the reasonable out-of-pocket expenses Pearl incurred in connection with the mergers if the merger agreement is terminated under the following circumstances:

  1. either party terminates the merger agreement because the mergers have not been completed on or before July 15, 1999 because:

    . the migration of the jurisdiction of incorporation of St. John Knits International from Barbados to Delaware has not been completed;

    . all relevant conditions to the reorganization merger have been satisfied or waived and St. John fails to consummate the reorganization merger;

    . St. John is in material breach of its representations, warranties, covenants or agreements under the merger agreement;

    . the required consents and approvals to the mergers have not been obtained;

    . the required St. John affiliate letters have not been executed and delivered to St. John;

    . the financing for the transactions contemplated by the merger agreement has not been received, except if such failure to receive financing is based on market conditions;

    . an event has occurred that has had or is reasonably likely to have a material adverse effect on St. John; or

    . either St. John or St. John Knits International has failed to perform its obligations under the merger agreement;

  2. Pearl terminates the merger agreement because St. John or its board of directors has:

    . withdrawn, modified or amended in any respect adverse to Pearl its approval or recommendation of the merger agreement or any of the transactions contemplated in it;

    . failed as promptly as reasonably practicable after the registration statement associated with this proxy statement-prospectus is declared effective to mail this proxy statement-prospectus to its shareholders;

    . approved, recommended or entered into an agreement with respect to, or consummated, any transaction proposal from a person other than Pearl or any of its affiliates;

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

    .  resolved to do any of the foregoing; or

    . failed to recommend rejection of any exchange or tender offer commenced for 10% or more of the shares of St. John common stock;

  3. St. John terminates the merger agreement because:

    . in compliance with the merger agreement, the board of directors of St. John withdraws, modifies or amends in a manner adverse to Pearl its recommendation of the mergers, or publicly announces its intention to do so; or

    .St. John or its board of directors approves a superior proposal, but only if:

          . St. John is in compliance with the no-solicitation covenant described in "The Merger Agreement--No Solicitation" on page 80;

          . the board of directors of St. John has concluded in good faith after consultation with its outside legal counsel and financial advisors that such proposal is a superior proposal;

          . the board of directors has concluded in good faith, after consultation with its outside legal counsel, that approving such superior proposal is required in order to comply with its fiduciary duties to the shareholders of St. John;

          .  St. John pays a termination fee of $14 million to Pearl; and

          . St. John has given Pearl at least 48 hours prior notice of termination; or

  4. Pearl terminates the merger agreement because St. John is in material breach of any of its representations, warranties, covenants or agreements and St. John does not remedy the breach within 20 days.

   The merger agreement also provides that if Pearl terminates the merger agreement pursuant to clause (2) above or if St. John terminates the merger agreement pursuant to clause (3) above, St. John will pay to Pearl a termination fee of $14 million, less any amount previously paid to Pearl in respect of expenses.

   In addition, St. John will pay Pearl a termination fee of $14 million, with one-third of such fee payable upon execution of a transaction agreement and the remainder upon consummation of the related transaction, less any amount previously paid to Pearl in respect of expenses, if all of the following conditions are met:

  1. a transaction proposal is commenced or otherwise formally communicated to St. John, St. John Knits International or the special committee of the St. John board at any time on or after February 2, 1999 but prior to any termination of the merger agreement, and either:

    . Pearl or St. John terminates the merger agreement because the mergers have not been consummated on or before July 15, 1999, unless the termination occurs because of the failure to receive financing based on market conditions;

    . Pearl or St. John terminates the merger agreement because St. John shareholders fail to approve the reorganization merger; or

    . Pearl terminates the merger agreement because St. John is in material breach of any of its representations, warranties, covenants or agreements; and

  2. within 12 months of the date of such termination, St. John or St. John Knits International enters into a definitive agreement with respect to, or consummates, the transaction proposal commenced or communicated on or after February 2, 1999 referred to in clause (1) above or a superior proposal, whether or not the superior proposal was commenced or communicated to St. John or St. John Knits International prior to such termination.

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

   To the extent that Pearl is entitled to the payment of expenses under circumstances where the termination fee is also payable, the expense payment amount will be credited against the termination fee payable.

   The merger agreement provides that Pearl will pay up to $1.5 million of the reasonable out-of-pocket expenses St. John incurred in connection with the mergers upon the termination of the merger agreement for the following reasons:

  1. the mergers have not been consummated on or before July 15, 1999 because Pearl is in material breach of its representations, warranties, covenants or agreements; or

  2. Pearl is in breach of any of its representations, warranties, covenants or agreements and this breach is reasonably likely to materially adversely effect Pearl's ability to consummate the acquisition merger and Pearl has not remedied the breach within 20 days.

   The parties have agreed that the payment of these expenses, together with any termination fee which may be paid under the merger agreement, will serve as full liquidated damages in respect of any breach by the other party. In addition, except as otherwise specifically provided in the merger agreement, each party has agreed to bear its own expenses in connection with the merger agreement and the transactions contemplated by the merger agreement, except that all of the expenses of Pearl will be paid by St. John Knits International after the effective time of the acquisition merger.

                              THE VOTING AGREEMENT

   As a condition to the willingness of Pearl to enter into the merger agreement, the Grays entered into a voting agreement with Vestar and Vestar/Gray LLC dated as of February 2, 1999. The following summary describes the material terms of the voting agreement. However, because the description of the voting agreement contained in this document is a summary, it does not contain all the information that may be important to you. You should read carefully the entire copy of the voting agreement attached as Appendix E to this document.

   Pursuant to the voting agreement, the Grays have agreed to vote, and have given Vestar/Gray LLC their irrevocable proxy to vote, all the shares of St. John common stock issued and outstanding and beneficially owned by them, excluding shares subject to options, as of the date of the voting agreement, as well as any shares with respect to which any of them becomes the owner after the date of the voting agreement and prior to the record date for the special meeting:

  1. in favor of the mergers, the merger agreement and the transactions contemplated by the merger agreement;

  2. against certain other actions or agreements that would result in a material breach by St. John or St. John Knits International of the merger agreement or would impede or reasonably be expected to discourage the mergers;

  3. against any extraordinary corporate transaction involving St. John or St. John Knits International, other than the mergers;

  4. against any amendment to the charter documents of St. John or St. John Knits International which would in any manner impede or prevent the mergers;

  5. against any change in the management or the board of directors of St. John or St. John Knits International; and

  6. against any material change in either company's corporate structure or business.

   In the event St. John's board of directors withdraws, amends or modifies its recommendation of the mergers in compliance with the merger agreement, the voting agreement permits the Grays to vote their shares in favor of a superior proposal.

   In accordance with the terms and conditions of the voting agreement, the Grays have agreed:

    (a) to refrain from soliciting or responding to specified inquiries or proposals regarding St. John;

    (b) to refrain from selling, pledging, encumbering, assigning or otherwise disposing of, including by gift, any of their shares or from agreeing to do the same;

    (c) to waive any rights of appraisal available in the reorganization merger; and

    (d) to take or refrain from taking other specified actions.

   If the merger agreement is terminated in accordance with its terms, the covenants and agreements contained in the voting agreement with respect to the Grays' shares will terminate at the same time.

   The voting agreement provides that prior to the reorganization merger the Grays will transfer any shares of St. John common stock held by them to Vestar/Gray LLC in exchange for cash and an interest in Vestar/Gray LLC. Please refer to "Special Factors--Interests of the Grays and Other Officers and Directors of St. John in the Merger; Conflicts of Interests" on page 44 for a breakdown of the shares to be transferred and the cash payment and ownership interest to be received by each of the Grays.

                          THE STOCKHOLDERS' AGREEMENT

   Upon consummation of the acquisition merger, St. John Knits International will enter into a stockholders' agreement with Vestar/Gray LLC, Vestar, the Grays and certain members of management who become stockholders of St. John Knits International. The following summary describes the material terms of the stockholders' agreement. However, because the description of the stockholders' agreement contained in this document is a summary, it does not contain all the information that may be important to you. The entire copy of the stockholders' agreement is filed as an exhibit to the registration statement to which this proxy statement- prospectus relates.

Voting Agreements

   Each stockholder that is a party to the stockholders' agreement will be required to vote all shares of St. John Knits International common stock held by it to elect a board of directors of St. John Knits International and St. John consisting solely of five designees of Vestar/Gray LLC, or a lesser number as required by the limited liability company agreement.

   So long as Vestar/Gray LLC (or Vestar and the Grays together) beneficially owns not less than 25% of the outstanding common stock of St. John Knits International, all stockholders party to the stockholders' agreement will be required to vote all common stock of St. John Knits International held by them to ratify, approve and adopt any and all actions adopted or approved by the board of directors of St. John Knits International.

   In the event the stockholders' agreement is in effect at the time of any dissolution of Vestar/Gray LLC:

  1. Vestar will be entitled to designate directors to the board of directors of St. John Knits International on the following terms: Vestar may appoint three directors as long as Vestar owns at least half of the common stock of St. John Knits International allocated to Vestar as of the date of the acquisition merger. Vestar may appoint two directors as long as Vestar owns less than half of the common stock of St. John Knits International allocated to Vestar as of the date of the acquisition merger but not less than one third of the common stock of St. John Knits International allocated to Vestar as of such date. Finally, Vestar may appoint one director as long as Vestar owns less than one-third of the common stock of St. John Knits International allocated to Vestar as of the date of the acquisition merger, but not less than one-tenth of the common stock of St. John Knits International allocated to Vestar as of such date; provided that so long as the Grays have the right to appoint at least one director, as long as more shares are allocated to Vestar than the Grays, Vestar shall retain the right to appoint at least one director.

  2. the Grays will be entitled to designate directors to the board of directors of St. John Knits International on the following terms: the Grays may appoint two directors as long as the Grays own not less than half of the common stock of St. John Knits International allocated to the Grays as of the date of the acquisition merger. The Grays may appoint one director as long as they own less than half of the common stock of St. John Knits International allocated to the Grays as of the date of the acquisition merger, but not less than one-fifth of the common stock of St. John Knits International that will be allocated to the Grays as of such date.

Registration Rights

   The stockholders' agreement will permit Vestar/Gray LLC to require that St. John Knits International registers under the Securities Act of 1933 the sale of some or all of the shares of St. John Knits International common stock that it holds. Vestar/Gray LLC will be limited to six such demand registrations which it may exercise at any time after the acquisition merger. In the event of the dissolution of Vestar/Gray LLC, if St. John Knits International terminates any of the Grays without "cause" or if any of the Grays resigns for "good reason," as these terms are defined in their current respective employment contracts with St. John, then that member of the Gray family, along with all other Grays terminated without "cause" or who resign for "good reason," will have the right, beginning six months following the consummation of the initial public offering of St. John Knits International common stock, to four additional requests for registration, which may be used not more often than once in any 12-month period.

   In addition, the member or members of the Gray family who so resigns or is terminated will have first priority, alone, to register 25% of the common stock of St. John Knits International held by it or them in the registration. If St. John Knits International is not able to register shares within 90 days (or 135 days under some circumstances) St. John Knits International will purchase the Grays' shares on the terms and conditions found in the limited liability company agreement. In addition, if St. John Knits International proposes to file a registration statement under the Securities Act with respect to any offering of its common stock, other than some registrations relating to common stock issued in business combinations or pursuant to employee benefit plans, then St. John Knits International will provide all parties to the stockholders' agreement an opportunity to register their shares of St. John Knits International common stock, subject to priority provisions, on the same terms and conditions.

  In connection with any demand registration as described above, St. John Knits International will be responsible for all expenses incurred in connection with such registration, except for underwriting expenses, which will be paid by the stockholders requesting registration. In addition, St. John Knits International will indemnify the stockholders requesting registration and the underwriters and each of their employees and affiliates against liabilities, including liabilities under the Securities Act.

Transfers of St. John Knits International Common Stock

   The stockholders' agreement will provide that the stockholders who are also members of St. John management, including, if the limited liability company agreement has been terminated, the Grays, cannot transfer their shares of St. John Knits International common stock prior to the earlier of the fifth anniversary of the acquisition merger or a public offering of the common stock of St. John Knits International.

   We expect that the stockholders' agreement will provide that:

  1. the management stockholders, and, if the limited liability company agreement has terminated, the Grays, will have the right to participate pro rata in some sales of St. John Knits International common stock by Vestar/Gray LLC, and, if the limited liability company agreement is terminated, by Vestar;

  2. Vestar will have the right to require the management stockholders, and, if the limited liability company agreement is terminated, the Grays, to participate in some sales of St. John Knits International common stock by Vestar/Gray LLC, and, if the limited liability company agreement is terminated, by Vestar;

  3. St. John Knits International will have a right of first refusal on some sales of St. John Knits International common stock by the management holders, and, if the limited liability company agreement is terminated, by the Grays;

  4. management holders and, if the limited liability company agreement is terminated, Vestar and the Grays may, after a public offering of St. John Knits International common stock subject to some limitations, request the transfer of all or any portion of their St. John Knits International common stock in accordance with Rule 144 under the Securities Act;

  5. management holders and, if the limited liability company agreement is terminated upon the earlier to occur of a public offering of St. John Knits International common stock or the fifth anniversary of the acquisition merger and subject to some restrictions, the Grays may effect a transfer of all or a portion of their St. John Knits International common stock pursuant to any available exemption from the registration requirement under the Securities Act;

  6. if the limited liability company agreement is terminated, Vestar may, at any time, effect a transfer of all or a portion of its St. John Knits International common stock pursuant to any available exemption from the registration requirement under the Securities Act;

  7. if the limited liability company agreement is terminated, prior to a public offering of St. John Knits International common stock, if Robert
     E. Gray ceases to serve as Chairman or Chief Executive Officer of St. John or St. John Knits International or if the employment of Marie Gray or Kelly A. Gray ceases for any reason then he or she will have the right to require St. John Knits International, or, under some circumstances, St. John, to purchase such employee's St. John Knits International common stock up to a maximum of $5 million worth of such common stock during any 12-month period; and

  8. if the limited liability company agreement is terminated, prior to a public offering of St. John Knits International common stock, if any of the Grays is terminated without "cause" or resigns for "good reason," as these terms are defined in their current respective employment contracts with St. John, then he or she will have the right to require St. John Knits International, or, under some circumstances, St. John, to purchase from him or her his or her shares of St. John Knits International initially allocated to all such terminated Gray employees under the limited liability company agreement up to a maximum of 25% of such shares during any 12-month period.

   The reason that the Grays will be given the right to sell shares to St. John Knits International as described in clauses (7) and (8) above is that their shares will not be freely transferable. Following the mergers, the public stockholders will hold unrestricted securities that may be sold without restriction at any time. As executive officers and directors of St. John Knits International, the Grays will be affiliates of St. John Knits International. Accordingly, they may not sell their shares except in limited amounts and circumstances. Even if any of the Grays were no longer employed by St John Knits International, so long as he or she remains a director of St. John Knits International, he or she would be an affiliate and own restricted shares. The total value of the Grays' investment as of the closing of the mergers will be approximately $29 million.

Termination

   The stockholders' agreement will terminate when Vestar/Gray LLC, the Grays and Vestar and their respective affiliates do not own in the aggregate at least 10% of the outstanding common stock of St. John Knits International on a fully diluted basis.

                    THE LIMITED LIABILITY COMPANY AGREEMENT

   The following summary describes the material terms of the limited liability company agreement. However, because the description of the limited liability company agreement contained in this document is a summary, it may not contain all the information that may be important to you. The entire copy of the limited liability company agreement is filed as an exhibit to the registration statement to which this proxy statement-prospectus relates.

   Upon consummation of the acquisition merger, St. John Knits International will be 93% owned by Vestar/Gray LLC. Following the mergers, Vestar/Gray LLC will be owned approximately 84% by Vestar, through Vestar/SJK Investors LLC, and approximately 16% by the Grays. Vestar/SJK Investors LLC and the Grays will be the sole members of Vestar/Gray LLC following the mergers.

Voting of Shares

   The limited liability company agreement will provide that Vestar/Gray LLC will vote the shares of St. John Knits International it holds as directed in writing by the members of Vestar/Gray LLC in proportion to their percentage interests in Vestar/Gray LLC.

   Under the limited liability company agreement, Vestar may designate directors to the board of directors of St. John Knits International on the following terms: Vestar may appoint three directors as long as Vestar owns at least half of the common stock of St. John Knits International allocated to Vestar as of the date of the acquisition merger. Vestar may appoint two directors as long as Vestar owns less than half of the common stock of St. John Knits International that will be allocated to Vestar as of the date of the acquisition merger but not less than one-third of the common stock of St. John Knits International allocated to Vestar as of such date. Finally, Vestar may appoint one director as long as Vestar owns less than one-third of the common stock of St. John Knits International allocated to Vestar as of the date of the acquisition merger, but not less than one-tenth of the common stock of St. John Knits International allocated to Vestar as of such date, provided that so long as the Grays have the right to appoint at least one director, as long as more shares are allocated to Vestar than the Grays, Vestar shall retain the right to appoint at least one director.

   The limited liability company agreement will also provide that the Grays may designate directors to the board of directors of St. John Knits International on the following terms: the Grays may appoint two directors as long as the Grays own not less than half of the common stock of St. John Knits International allocated to the Grays as of the date of the acquisition merger. The Grays may appoint one director as long as they own less than half of the common stock of St. John Knits International allocated to the Grays as of the date of the acquisition merger, but not less than one-fifth of the common stock of St. John Knits International that will be allocated to the Grays as of such date.

Registration Rights

   The stockholders' agreement will grant Vestar/Gray LLC registration rights with respect to the common stock of St. John Knits International. See "The Stockholders' Agreement" on page 88. The limited liability company agreement will govern the exercise of these registration rights. At any time when Vestar/Gray LLC is permitted under the stockholders' agreement, Vestar may request Vestar/Gray LLC to exercise a right to register its allocable share of the St. John Knits International common stock held by Vestar/Gray LLC. Vestar is limited to four requests for registration. Only Vestar may cause an initial public offering of St. John Knits International common stock to occur.

   No earlier than 12 months following the consummation of the initial public offering of the common stock of St. John Knits International and subject to requirements as to the minimum number of shares to be registered, any time when Vestar/Gray LLC is permitted under the stockholders' agreement, the Grays may request Vestar/Gray LLC to exercise a right to register the St. John Knits International common stock held by Vestar/Gray LLC. The Grays are limited to two requests for registration.

   In addition, if St. John Knits International terminates any of the Grays without "cause" or if any of the Grays resigns for "good reason," as these terms are defined in their current respective employment contracts with St. John, then that member of the Gray family, along with all other Grays terminated without "cause" or who resign for "good reason," will have the right, beginning six months following the consummation of the initial public offering of St. John Knits International common stock, to four additional requests for registration, which may be used not more often than once in any 12-month period. In addition, the member or members of the Gray family who so resigns or is terminated will have first priority, alone, to register 25% of the common stock of St. John Knits International held by it or them in the registration.

   If St. John Knits International is not able to register shares within 90 days (or 135 days under some circumstances), St. John Knits International will purchase the Grays' shares on the terms and conditions found in the limited liability company agreement. In addition, under the limited liability company agreement, whenever Vestar/Gray LLC receives notice that St. John Knits International proposes to register any of its common stock under the Securities Act, it is required to give prompt notice to each of its members and each member will have the opportunity, subject to certain priority provisions, to include in such a registration shares of common stock of St. John Knits International held by Vestar/Gray LLC which are allocated to such member.

Transfers of St. John Knits International Common Stock

   The limited liability company agreement will provide that:

  1. under some circumstances the Grays will have the right to participate pro rata in sales by Vestar/Gray LLC of St. John Knits International common stock allocated to Vestar;

  2. Vestar will have the right to require the Grays to participate in sales by Vestar/Gray LLC of St. John International common stock allocated to Vestar;

  3. St. John Knits International will have a right of first refusal under some circumstances on sales by Vestar/Gray LLC of St. John Knits International common stock allocated to the Grays;

  4. after a public offering of St. John Knits International common stock, Vestar and the Grays may, subject to limitations, request the transfer in accordance with Rule 144 under the Securities Act of all or any portion of the St. John Knits International common stock allocated to Vestar or the Grays;

  5. upon the earlier to occur of a public offering of St. John Knits International common stock or the fifth anniversary of the acquisition merger and subject to restrictions, the Grays may request that Vestar/Gray LLC effect a transfer pursuant to any available exemption from the registration requirement under the Securities Act of all or a portion of the St. John Knits International common stock allocated to the Grays;

  6. Vestar may, at any time, request that Vestar/Gray LLC effect a transfer pursuant to any available exemption from the registration requirement under the Securities Act of all or a portion of the St. John Knits International common stock allocated to Vestar;

  7. prior to a public offering of St. John Knits International common stock, if Robert E. Gray ceases to serve as Chairman or Chief Executive Officer of St. John or St. John Knits International or if the employment of Marie Gray or Kelly A. Gray ceases for any reason, then he or she will have the right, subject to some limitations, to require St. John Knits International, or, in some cases, St. John, to purchase from Vestar/Gray LLC up to $5 million during any 12-month period of St. John Knits International common stock allocated to such member of the Gray family; and

  8. prior to a public offering of St. John Knits International common stock, if any of the Grays is terminated without "cause" or resigns for "good reason," as these terms are defined in their current respective employment contracts with St. John, then he or she will have the right, subject to some restrictions, to require St. John Knits International or, in some cases, St. John, to purchase from Vestar/Gray LLC not more than 25% during any 12-month period of the shares of St. John Knits International allocated to all such terminated members of the Gray family.

Non-Compete

   The limited liability company agreement will provide that each of the Grays, so long as he or she is employed by St. John, St. John Knits International or one of their respective subsidiaries and for a period of five years after he or she ceases to be so employed, will not, directly or indirectly, engage in the design, manufacturing, production, marketing, sale or distribution of women's clothing or accessories anywhere in the world in which St. John Knits International and its subsidiaries are doing business, other than through his or her employment with St. John, St. John Knits International or one of their subsidiaries. The limited liability company agreement also provides that if Kelly Gray is terminated without "cause" or resigns for "good reason," as defined under her current employment contract, the term of the non-compete period will be reduced to three years, and, subject to restrictions, she will be permitted to engage in certain otherwise competitive activities.

   Each of the Grays will agree that he or she will not, without the prior written consent of St. John Knits International, directly or indirectly, use or grant a third party the right to use, the names "Marie Gray," "St. John" or "St. John by Marie Gray" or any combination or variation of these names, in any competing business or in any other manner that would be reasonably likely to dilute or endanger the validity or value of any trademarks or trade names of St. John Knits International, St. John or any of their respective subsidiaries.

Termination

   Vestar/Gray LLC will dissolve upon the first to occur of any of the following events:

  1. December 31, 2009;

  2. the bankruptcy, dissolution, resignation or expulsion of Vestar as managing member;

  3. the sale of all of the assets of Vestar/Gray LLC;

  4. the unanimous agreement of Vestar and the Grays to dissolve Vestar/Gray
     LLC;

  5. on or after the earlier of the consummation of a public offering of St. John Knits International and the fifth anniversary of the date of the acquisition merger, upon the request of Vestar or the Grays; or

  6. less than 10% of the number of shares of common stock of St. John Knits International allocated to Vestar as of the date of the acquisition merger are allocated to Vestar. In the event the stockholders' agreement is in effect at the time of any dissolution of Vestar/Gray LLC, all rights of Vestar and the Grays described above will be incorporated into the stockholders' agreement.

                              THE SPECIAL MEETING

General

   This proxy statement-prospectus is accompanied by the notice of special meeting, a form of election and a form of proxy that is solicited by the St. John board of directors for use at the special meeting of St. John shareholders
to be held on               , 1999, at      , local time, at 17522 Armstrong
Avenue, Irvine, California and at any adjournments or postponements of the special meeting.

Matters to be Considered

   At the special meeting, St. John shareholders will be asked to consider and vote upon a proposal to approve the principal terms of the reorganization merger found in the merger agreement and to approve and adopt the form of agreement of merger to be filed with the California Secretary of State to effect the reorganization merger.

   The consummation of the reorganization merger is a condition to the acquisition merger. The board of directors of St. John Knits International has approved the acquisition merger. In addition, St. John, as sole stockholder of St. John Knits International, has approved the acquisition merger. No further approval of the acquisition merger is required and neither the shareholders of St. John nor the stockholders of St. John Knits International after the reorganization merger will have the right to vote on the acquisition merger. Consequently, your vote on the reorganization merger will effectively be a vote on both mergers.

   We anticipate that the mergers will occur as promptly as practicable after the St. John special meeting. You may also be asked to vote upon a proposal to adjourn or postpone the St. John special meeting, which adjournment or postponement could be used for the purpose, among others, of allowing additional time for the soliciting of additional votes to approve the reorganization merger.

Proxies

   If you are a St. John shareholder, you may use the accompanying proxy if you are unable to attend the special meeting in person or wish to have your shares voted by proxy even if you do attend the special meeting. You may revoke any proxy given by you pursuant to this solicitation by delivering to Marie Gray, the Corporate Secretary of St. John, prior to or at the special meeting, a written notice revoking the proxy or a duly executed proxy relating to the same shares bearing a later date or by attending the special meeting and electing to vote in person. However, your attendance at the special meeting will not in and of itself constitute a revocation of a proxy you must vote in person at the meeting. You should address any written notice of revocation and other communications with respect to the revocation of St. John proxies to the Corporate Secretary of St. John at 17422 Derian Avenue, Irvine, California 92614. In all cases, the latest dated proxy revokes an earlier dated proxy, regardless of which method is used to give or revoke a proxy, or if different methods are used to give and revoke a proxy. For such notice of revocation or later proxy to be valid, however, it must actually be received by St. John prior to the vote of the St. John shareholders at the special meeting. If your broker has been instructed to vote your shares, you must follow directions received from your broker in order to change your vote.

   All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified in such proxies. If you do not specify how your proxy is to be voted, it will be voted in favor of approval of the principal terms of the reorganization merger found in the merger agreement. The St. John board is unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, however, it is intended that shares represented by proxies in the accompanying form will be voted or not voted by the persons named in the proxies, in their discretion.

Solicitation of Proxies

   The cost of soliciting the proxies from the St. John shareholders will be borne by St. John. In addition to the solicitation of proxies by mail, St. John will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of shares of St. John and secure their voting instructions, if necessary. St. John will reimburse such record holders for their reasonable out-of-pocket expenses in doing so. D.F. King & Co., Inc. will assist in the solicitation of proxies by St. John for an estimated fee of $6,000, plus reasonable out-of-pocket expenses.

Forms of Election

   St. John has mailed a form for making a non-cash election with this proxy statement-prospectus to shareholders of record of St. John common stock as of the record date for the special meeting. Only shareholders of record on the record date will have the right to elect to receive shares of St. John Knits International common stock in the acquisition merger. If you do not wish to receive shares of St. John Knits International common stock in the acquisition merger, you should not submit the form of election, although this will not guarantee that you will not receive shares. See "The Mergers--Merger Consideration" on page 56.

   For a form of election to be effective, holders of St. John common stock must properly complete the form of election, and send the form, together with all certificates for shares of St. John common stock held by the holder, duly endorsed in blank or otherwise in a form which is acceptable for transfer on the books of St. John or by appropriate guarantee of delivery as described in the form of election, to Harris Trust Company of New York, St. John's exchange agent. Harris Trust must receive the completed form of election and share
certificates by 5:00 p.m., Eastern time, on           , the business day
preceding the date of the special meeting.

   The determinations of the exchange agent as to whether or not elections to receive shares of St. John Knits International in the acquisition merger have been properly made or revoked, and which of these elections or revocations were received, will be binding.

Record Date and Voting Rights

   Record Date. The St. John Board has fixed May 24, 1999 as the record date for the determination of the St. John shareholders entitled to receive notice of and to vote at the special meeting. Accordingly, only St. John shareholders of record at the close of business on such date will be entitled to notice of and to vote at the special meeting. At the close of business on the record
date, there were              shares of St. John common stock entitled to vote
at the special meeting held by        holders of record.

   Quorum Requirement. The presence, in person or by proxy, of shares of St. John common stock representing a majority of the outstanding shares of the St. John Knits common stock entitled to vote on the record date is necessary to constitute a quorum at the special meeting.

   Voting Rights. Each share of St. John common stock outstanding on the record date entitles its holder to one vote as to (1) the proposal to approve the principal terms of the reorganization merger found in the merger agreement and
(2) any other proposal that may properly come before the special meeting.

   Vote Required. Under the California General Corporation Law, or the "CGCL," the adoption and approval of the principal terms of the reorganization merger found in the merger agreement require the affirmative vote of the holders of a majority of the outstanding shares of St. John common stock entitled to vote on the reorganization merger. In addition, under the merger agreement, the approval of the reorganization merger requires the affirmative vote of the holders of a majority of outstanding shares of St. John common stock present in person or by proxy and voting at the special meeting, excluding the shares of St. John stock owned beneficially by Vestar and the Grays.

   Agreement of Merger. We have attached as Appendix F the form of agreement of merger to be filed with the California Secretary of State after the closing of the mergers to consummate the reorganization merger. This form of agreement of merger contains terms of the reorganization merger found in the merger agreement.

   Abstentions and Broker Non-Votes. St. John intends to count shares of St. John common stock present in person at the special meeting but not voting, and shares of St. John common stock for which it has received proxies but with respect to which holders of such shares have abstained, as present at the St. John special meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers who hold shares of St. John common stock in "street" name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the matters to be considered and voted at the special meeting without specific instructions from such customers. Shares of St. John common stock represented by proxies returned by a broker holding such shares in nominee or "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are broker non-votes.

   Because approval of the reorganization merger requires the affirmative vote of a majority of outstanding shares of St. John common stock, abstentions and broker non-votes will have the same effect as negative votes. Accordingly, the St. John board urges St. John shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

   As of the record date, approximately             shares of St. John common
stock, or approximately       % of the shares entitled to vote at the special
meeting, were owned by directors and executive officers of St. John. It is currently expected that each such director and executive officer will vote the shares of the St. John common stock beneficially owned by him or her for approval of the reorganization merger. Furthermore, each of the Grays has agreed in the voting agreement to vote its shares of St. John common stock, which in the aggregate represent approximately 7.3% of the shares outstanding as of the close of business on the record date, in favor of the reorganization merger.

Recommendation of the St. John Board and the Special Committee of the Board

   The special committee has recommended to the St. John board, and the St. John board has approved, the merger agreement and the transactions contemplated by the merger agreement. The St. John board and the special committee of the board believe that the merger agreement and the transactions contemplated by the merger agreement are in the best interests of St. John and the St. John shareholders, and recommend that the St. John shareholders vote "FOR" approval of the principal terms of the reorganization merger found in the merger agreement. Neither the board nor the special committee makes any recommendation as to the fairness of the consideration to be received in the acquisition merger by any shareholder who elects to receive shares of St. John Knits International common stock and, as a result of that election, receives more than his or her pro rata share of St. John Knits International common stock. See "Special Factors--Reasons for the Mergers; Recommendations to Shareholders" on page 26.

        COMPARISON OF THE RIGHTS OF HOLDERS OF ST. JOHN COMMON STOCK AND
                   ST. JOHN KNITS INTERNATIONAL COMMON STOCK

   As a consequence of the consummation of the proposed reorganization merger, the shareholders of St. John, a California corporation, will become stockholders of St. John Knits International, a Delaware corporation. Delaware corporations are governed by the Delaware General Corporation Law, or the DGCL. California corporations are governed by the California General Corporation Law, or the CGCL. Thus, the rights of former St. John shareholders will be governed by the DGCL rather than the CGCL.

   Differences between the CGCL and the DGCL and between the charters and bylaws of St. John and St. John Knits International will result in several changes in the rights of shareholders of St. John if the mergers are effected. The material differences between the rights of holders of shares of St. John Knits International common stock and shares of St. John common stock are summarized below. Because the following summary is not a complete statement of the rights of holders of St. John common stock under the CGCL, the restated articles of incorporation of St. John, as amended, and the restated bylaws of St. John, as compared with the rights of holders of St. John Knits International common stock under the DGCL, the restated certificate of incorporation of St. John Knits International and the bylaws of St. John Knits International, it does not contain all the information which is important to you. You should read carefully the CGCL, the DGCL and the governing corporate instruments of St. John Knits International and St. John, to which shareholders are referred. Copies of the St. John Knits International restated certificate of incorporation and St. John Knits International bylaws are available for inspection at the offices of St. John Knits International and copies will be sent to the holders of St. John common stock upon request. Pursuant to Sections 1500 and 213 of the CGCL, copies of the St. John restated articles of incorporation and the St. John restated bylaws are available for inspection at the principal executive offices of St. John.

                             St. John                   St. John Knits International
                             --------                   ----------------------------
 Dividends and  California law dispenses with the    The concepts of par value, capital
 Repurchases    concepts of par value of shares as   and surplus are retained under
 of Shares      well as statutory definitions of     Delaware law. Under the DGCL, a
                capital, surplus and the like.       corporation may declare and pay
                Generally, a California              dividends out of surplus or, if
                corporation may pay dividends or     there is no surplus, out of net
                repurchase shares out of retained    profits for the fiscal year in
                earnings. Dividends or repurchases   which the dividend is declared
                of shares may also be made if,       and/or for the preceding fiscal
                immediately after giving effect      year as long as the amount of
                thereto, the sum of:                 capital of the corporation
                                                     following the declaration and
                1. the assets, excluding goodwill    payment of the dividend is not
                   and some other assets, of the     less than the aggregate amount of
                   corporation are at least equal    the capital represented by the
                   to 1.25 times its liabilities,    issued and outstanding stock of
                   excluding some deferred           all classes having a preference
                   credits, and                      upon the distribution of assets.
                                                     In addition, the DGCL generally
                2. the current assets of such        provides that a corporation may
                   corporation are at least equal    redeem or repurchase its shares
                   to its current liabilities or,    only if such redemption or
                   if the average of the earnings    repurchase would not impair the
                   of the corporation before taxes   capital of the corporation.
                   and interest expense for the
                   two preceding fiscal years were
                   less than the average of the
                   interest expense of such
                   corporation for such fiscal
                   years, at least equal to 1.25
                   times its current liabilities.

                            St. John                   St. John Knits International
                            --------                   ----------------------------
 Dividends and Under the CGCL, there are
 Repurchases   exceptions to the foregoing rules
 of Shares     for repurchases of shares in
 (continued)   connection with some rescission
               actions or pursuant to some
               employee stock plans.

               The St. John restated articles
               generally provide that some
               repurchases of St. John common
               stock from some affiliates and 5%
               shareholders requires the vote of
               a majority of the outstanding
               shares, excluding shares owned by
               such interested shareholders.

 Special       Under the CGCL, a special meeting    Under the DGCL, a special meeting
 Meetings of   of shareholders may be called by     of stockholders may be called by
 Shareholders; the board of directors, the          the board of directors or by any
 Quorum;       chairman of the board, the           other person authorized to do so
 Shareholder   president or the holders of shares   in the certificate of
 Action by     entitled to cast not less than 10%   incorporation or the bylaws. The
 Written       of the votes at the meeting or       bylaws of St. John Knits
 Consent       such additional persons as may be    International grant the President
               provided in the charter or bylaws.   for any purpose and the President
               The St. John restated articles and   or Secretary, if directed by the
               restated bylaws do not provide for   board of directors as requested in
               any such additional persons.         writing by the holders of not less
                                                    than 100% of the capital stock of
               A quorum for a meeting of            St. John Knits International, the
               shareholders of St. John is          right to call a special meeting.
               generally a majority of the
               outstanding shares of St. John       The DGCL provides that, unless
               entitled to vote at such a           limited by the certificate of
               meeting. An action by shareholders   incorporation, any action that
               of St. John requires a majority of   could be taken by stockholders at
               votes cast at a meeting of           a meeting may be taken without a
               shareholders. The CGCL provides      meeting if a consent in writing,
               that these quorum requirements may   stating the action so taken, is
               be increased or decreased by         signed by the holders of record of
               amendment of the charter, except     outstanding stock having not less
               that in no event shall a quorum      than the minimum number of votes
               consist of less than one-third of    that would be necessary to
               the shares entitled to vote.         authorize or take such action at a
                                                    meeting at which all shares
               Under the CGCL, unless otherwise     entitled to vote thereon were
               provided in the articles of          present and voted. The St. John
               incorporation, any action which      Knits International restated
               may be taken at a meeting of         certificate of incorporation does
               shareholders may also be taken by    not limit the right of the
               the written consent of the holders   stockholders to take action by
               of at least the same proportion of   written consent.
               outstanding shares as would be
               necessary to take such action at a
               meeting at which all shares
               entitled to vote were present and
               voted, except that the election of
               directors by written consent
               requires the unanimous consent of
               all shares entitled to vote. The
               St. John restated articles and
               restated bylaws contain provisions
               that prohibit actions by written
               consent of its shareholders so
               long as St. John is a listed
               corporation within the meaning of
               Section 301.5 of the CGCL.


                              St. John                   St. John Knits International
                              --------                   ----------------------------
 Voting          California law generally requires    Delaware law provides that, unless
 Rights in       approval of any reorganization,      otherwise specified in a
 Reorganizations which includes a merger, some        corporation's certificate of
                 exchange reorganizations and some    incorporation, a sale or other
                 sale-of-asset reorganizations, or    disposition of all or
                 sale of all or substantially all     substantially all of the
                 of the assets of a corporation, by   corporation's assets, a merger or
                 the affirmative vote of the          consolidation of the corporation
                 holders of a majority, unless the    with another corporation or a
                 charter requires a higher            dissolution of the corporation
                 percentage, of the outstanding       requires the affirmative vote of
                 shares of each class of capital      the board of directors, except in
                 stock of the corporation entitled    limited circumstances, plus
                 to vote on such reorganizations.     generally, the affirmative vote of
                 The St. John restated articles do    a majority of the outstanding
                 not require a higher percentage of   stock entitled to vote on such
                 the holders of shares of St. John    transactions.
                 common stock to approve any such
                 reorganization.
                                                      Under the DGCL, unless a
                 In general, under the CGCL, no       corporation's certificate of
                 approval of a reorganization is      incorporation expressly provides
                 required by the holders of the       otherwise, there is no requirement
                 outstanding shares in the case of    that the holders of the
                 any corporation if such              outstanding shares approve a
                 corporation, or its shareholders     reorganization if conditions
                 immediately before such              specified in the DGCL are met,
                 reorganization, or both, own,        including:
                 immediately after such
                 reorganization, equity securities,   1. the corporation and its
                 other than warrants or rights, of       subsidiary are the only
                 the surviving or acquiring              constituent corporations to the
                 corporation, or the parent of           merger;
                 either of the constituent
                 corporations, possessing more than   2. the corporation's stockholders
                 five-sixths of the voting power of      receive in the merger the same
                 such surviving or acquiring             number of shares of stock in
                 corporation or such parent.             the new company as they owned
                                                         prior to the reorganization,
                 Under the CGCL, a parent                and this stock must have the
                 corporation may, without                same voting powers as the stock
                 shareholder approval, merge a           of the corporation before the
                 subsidiary into itself if the           reorganization;
                 parent corporation owns at least
                 90% of the outstanding shares of     3. the parent company after the
                 each class of stock of such             reorganization must be a
                 subsidiary.                             Delaware company with the
                                                         generally same certificate of
                                                         incorporation and bylaws that
                                                         the corporation had prior to
                                                         the reorganization;

                                                      4. after the reorganization, the
                                                         corporation or its successors
                                                         becomes a subsidiary of the
                                                         parent;

                                                      5. the directors of the
                                                         corporation immediately prior
                                                         to the reorganization become
                                                         the directors of the parent
                                                         following the reorganization;
                                                         and

                              St. John                   St. John Knits International
                              --------                   ----------------------------
 Voting                                               6. the certificate of
 Rights in                                               incorporation of the subsidiary
 Reorganizations                                         is amended to provide that any
 (continued)                                             action involving the subsidiary
                                                         that would have required the
                                                         vote of its stockholders prior
                                                         to the merger will require,
                                                         following the merger, the
                                                         approval of the stockholders of
                                                         the parent.

                                                      The St. John Knits International
                                                      restated certificate of
                                                      incorporation does not contain
                                                      vote requirements for
                                                      extraordinary corporate
                                                      transactions in addition to or
                                                      different from the approvals
                                                      mandated by law.

 Size and        Under the CGCL, although changes     Under the DGCL, directors, unless
 Classification  in the number of directors must in   their terms are staggered, are
 of the Board of general be approved by a majority    elected at each annual
 Directors       of the outstanding shares, the       stockholders meeting. The
                 board of directors may fix the       certificate of incorporation may
                 exact number of directors within a   authorize the election of some
                 stated range set forth in the        directors by one or more classes
                 articles of incorporation or         or series of shares, and the
                 bylaws, if that stated range has     certificate of incorporation, an
                 been approved by the shareholders.   initial bylaw or a bylaw adopted
                                                      by a vote of the stockholders may
                 Under the CGCL, a listed             provide for staggered terms for
                 corporation may, by amendment to     the directors. The certificate of
                 its charter or bylaws, divide its    incorporation or the bylaws also
                 board of directors into as many as   may allow the stockholders or the
                 three classes, and directors can     board of directors to fix or
                 be elected to serve staggered        change the number of directors,
                 terms. The St. John articles of      but a corporation must have at
                 incorporation and bylaws contain     least one director. The St. John
                 no such provision and,               Knits International restated
                 accordingly, all directors are       certificate of incorporation and
                 elected annually for a term of one   bylaws contain no such provision
                 year or until a successor is         and accordingly, all directors
                 elected. A "listed corporation" is   will be elected annually for a
                 defined under the CGCL as a          term of one year or until their
                 corporation with:                    successors are elected.

                 1. securities listed on the New
                    York Stock Exchange or the
                    American Stock Exchange; or

                 2. securities designated as a
                    National Market System security
                    or the Nasdaq National Market.

                            St. John                   St. John Knits International
                            --------                   ----------------------------
 Election of   Under the CGCL, unless the           Under the DGCL, stockholders do
 Directors     corporate charter provides           not have cumulative voting rights
               otherwise, any shareholder of a      unless the certificate of
               listed corporation is entitled to    incorporation so provides. The St.
               cumulate his votes for the           John Knits International restated
               election of directors provided       certificate does not contain such
               that at least one shareholder has    a provision.
               given notice at the meeting prior
               to the voting of such
               shareholder's intention to
               cumulate his votes and the
               corporation's charter does not
               specifically eliminate cumulative
               voting. The St. John restated
               articles provide for the
               elimination of cumulative voting
               so long as the corporation is a
               listed corporation.

 Removal of    Under the CGCL, the holders of at    Under the DGCL, a director of a
 Directors;    least 10% of the number of           corporation that does not have a
 Filling       outstanding shares of any class of   classified board of directors or
 Vacancies on  stock may initiate a court action    cumulative voting may be removed,
 the Board of  to remove any director for cause.    with or without cause, with the
 Directors     In addition, any or all of the       approval of a majority of the
               directors of a California            outstanding shares entitled to
               corporation may be removed without   vote. The St. John Knits
               cause by the affirmative vote of a   International restated certificate
               majority of the outstanding shares   of incorporation does not provide
               entitled to vote. However, no        for cumulative voting or for a
               director may be removed, unless      classified board of directors.
               the entire board is removed, when    Consequently, any director may be
               the votes cast against removal       removed from office at any time
               would be sufficient to elect the     with or without cause upon the
               director if voted cumulatively at    affirmative vote of the holders of
               an election at which the same        a majority of the then outstanding
               total number of votes were cast      voting stock.
               and the entire number of the
               directors authorized at the time     Under the DGCL, vacancies and
               of the director's most recent        newly created directorships may be
               election were then being elected.    filled by a majority of the
               In the case of a corporation whose   directors then in office, even
               board is classified, a director      though less than a quorum, unless
               may not be removed if the votes      otherwise provided in the
               cast against removal would be        certificate of incorporation or
               sufficient to elect the director     bylaws. The St. John Knits
               if voted cumulatively at an          International bylaws provide that
               election at which the same number    any vacancy or newly created
               of votes were cast.                  directorship resulting from any
                                                    increase in the number of
               Under the CGCL, unless otherwise     directors may be filled by a
               provided in the charter or bylaws    majority of the directors then in
               and except for a vacancy created     office, even though less than a
               by the removal of a director,        quorum.
               vacancies on the board of
               directors may be filled by
               approval of the board. The St.
               John restated articles of
               incorporation and restated bylaws
               contain no provisions to the
               contrary. In addition, any vacancy
               not filled by the directors and
               any vacancies on the board
               resulting from the removal of
               directors may be filled by
               approval of the shareholders.

                           St. John                  St. John Knits International
                           --------                  ----------------------------
Amendment of  Under the CGCL, amendments to the   Under the DGCL, unless a higher
Charter and   charter of a corporation generally  vote is required in the
Bylaws        require approval by vote of the     certificate of incorporation, an
              directors and the holders of a      amendment to the certificate of
              majority of outstanding shares      incorporation of a corporation may
              entitled to vote on such            be approved by a majority of the
              amendments and, where their rights  outstanding shares and a majority
              are affected, by the holders of a   of the outstanding shares of each
              majority of the outstanding shares  class entitled to vote upon the
              of a class, whether or not such     proposed amendment.
              class is entitled to vote on such
              amendments by the provision of the  Delaware law provides that a
              charter.                            corporation's bylaws may be
                                                  amended by that corporation's
              Under the CGCL, bylaws may be       stockholders, or, if so provided
              adopted, amended or repealed        in the corporation's certificate
              either by the vote of a majority    of incorporation, by the
              of the outstanding shares or by     corporation's directors. The St.
              the approval of the board of        John Knits International restated
              directors except:                   certificate of incorporation gives
                                                  its directors the power to alter,
              1. if the number of directors is    amend, or repeal the bylaws.
                 specified in the charter, in
                 which case such number may only
                 be changed by an amendment to
                 the charter; or

              2. if the charter requires a
                 larger percentage of
                 shareholder or director vote to
                 approve a given action.
                 The St. John restated articles
                 also give St. John's directors
                 the power to adopt, amend or
                 repeal the St. John restated
                 bylaws. In addition, the
                 St. John restated articles give
                 St. John shareholders the right
                 to adopt, amend or repeal the
                 St. John restated bylaws, but
                 only with the affirmative vote
                 of the holders of not less than
                 66-2/3% of the outstanding
                 shares of St. John common stock
                 entitled to vote on such
                 matters.





                           St. John                  St. John Knits International
                           --------                  ----------------------------
Dissenters'   The provisions of the CGCL          Under Delaware law, in some
Appraisal     relating to dissenters' rights of   circumstances, a stockholder of a
Rights        appraisal are described in "The     Delaware corporation is entitled
              Mergers--Dissenters' Rights of      to demand appraisal and obtain
              Appraisal" on page 61.              payment of the judicially
                                                  determined fair value of his or
                                                  her shares in the event of any
                                                  plan of merger or consolidation to
                                                  which the corporation, the shares
                                                  of which he or she holds, is a
                                                  party, provided such stockholder
                                                  continuously holds such shares
                                                  through the effective date of the
                                                  merger, otherwise complies with
                                                  the requirements of Delaware law
                                                  for the perfection of appraisal
                                                  rights and does not vote in favor
                                                  of the merger. However, this right
                                                  to demand appraisal does not apply
                                                  to stockholders if:

                                                  1. they are stockholders of a
                                                     surviving corporation and if a
                                                     vote of the stockholders of
                                                     such corporation is not
                                                     necessary to authorize the
                                                     merger or consolidation; or

                                                  2. the shares held by the
                                                     stockholders are of a class or
                                                     series listed on a national
                                                     securities exchange, designated
                                                     as a national market system
                                                     security on an interdealer
                                                     quotation system by the NASD or
                                                     are held of record by more than
                                                     2,000 stockholders on the date
                                                     set to determine the
                                                     stockholders entitled to vote
                                                     on the merger or consolidation.

                                                  Notwithstanding the above,
                                                  appraisal rights are available for
                                                  the shares of any class or series
                                                  of stock of a Delaware corporation
                                                  if the holders of such shares are
                                                  required by the terms of an
                                                  agreement of merger or
                                                  consolidation to accept for their
                                                  stock anything except:

                                                  1. shares of stock of the
                                                     corporation surviving or
                                                     resulting from the merger or
                                                     consolidation;

                           St. John                  St. John Knits International
                           --------                  ----------------------------
Dissenters'                                       2. shares of stock of any other
Appraisal                                            corporation which at the
Rights                                               effective date of the merger or
(continued)                                          consolidation will be listed on
                                                     the New York Stock Exchange or
                                                     the American Stock Exchange,
                                                     designated as a national market
                                                     system security on an
                                                     interdealer quotation system by
                                                     the NASD or held of record by
                                                     more than 2,000 shareholders;

                                                  3. cash in lieu of fractional
                                                     shares of the corporations
                                                     described in (1) and (2); or

                                                  4. any combination of the shares
                                                     of stock and cash in lieu of
                                                     fractional shares described
                                                     above.

                                                  A Delaware corporation may provide
                                                  in its certificate of
                                                  incorporation that appraisal
                                                  rights will be available for the
                                                  shares of any class or series of
                                                  its stock as the result of an
                                                  amendment to its certificate of
                                                  incorporation, any merger or
                                                  consolidation to which the
                                                  corporation is a party or a sale
                                                  of all or substantially all of the
                                                  assets of the corporation. The St.
                                                  John Knits International restated
                                                  certificate of incorporation does
                                                  not contain any provision
                                                  regarding appraisal rights.
                                                  Although shareholders of St. John
                                                  have dissenters' appraisal rights
                                                  in the reorganization merger,
                                                  stockholders of St. John Knits
                                                  International after the
                                                  reorganization merger will not
                                                  have dissenters' appraisal rights
                                                  in the acquisition merger.

                              St. John                  St. John Knits International
                              --------                  ----------------------------
Business         The CGCL generally requires that,   Under Section 203 of the DGCL,
Combinations     unless all shareholders of a class  some "business combinations" with
and              or series consent, each share of    "interested stockholders" of
Reorganizations  such class or series of any party   Delaware corporations are subject
                 to a merger must be treated         to a three-year moratorium unless
                 equally with respect to any         specified conditions are met.
                 distribution of cash, property,
                 rights or securities. The CGCL      Section 203 prohibits a Delaware
                 also provides generally that if a   corporation from engaging in a
                 corporation that is party to a      "business combination" with an
                 merger, or its parent, owns more    "interested stockholder" for three
                 than 50% but less than 90% of the   years following the time that such
                 voting power of the other           person becomes an interested
                 corporation that is party to such   stockholder. With some exceptions,
                 merger, the nonredeemable shares    an interested stockholder is a
                 of common stock of the controlled   person who or group which owns 15%
                 corporation may be converted only   or more of the corporation's
                 into nonredeemable shares of the    outstanding voting stock,
                 surviving corporation or a parent   including any rights to acquire
                 party unless all of the             stock pursuant to an option,
                 shareholders of the class consent.  warrant, agreement, arrangement or understanding, or upon the
                 The CGCL also provides generally    exercise of conversion or exchange
                 that if a tender offer or a         rights, and stock with respect to
                 written proposal for some business  which the person has voting rights
                 combinations is made to some or     only, or is an affiliate or
                 all of a corporation's              associate of the corporation and
                 shareholders by an "interested      was the owner of 15% or more of
                 party," an affirmative written      such voting stock at any time
                 opinion as to the fairness of the   within the previous three years.
                 consideration to such shareholders
                 must be delivered. An "interested   For purposes of Section 203, the
                 party" is generally a control       term "business combination" is
                 person of the target corporation,   defined broadly to include:
                 an entity directly or indirectly
                 controlled by an officer or         1. mergers with or caused by the
                 director of such corporation or an     interested stockholder;
                 entity in which a material
                 financial interest is held by any   2. sales or other dispositions to
                 director or executive officer of       the interested stockholder,
                 such corporation.                      except proportionately with the
                                                        corporation's other
                                                        stockholders, of assets of the
                                                        corporation or a subsidiary
                                                        equal 10% or more of the
                                                        aggregate market value of the
                                                        corporation's consolidated
                                                        assets or its outstanding
                                                        stock;

                                                     3. the issuance or transfer by the
                                                        corporation or a subsidiary of
                                                        stock of the corporation or
                                                        such subsidiary to the
                                                        interested stockholder, except
                                                        for transfers in a conversion
                                                        or exchange or a pro rata
                                                        distribution or some other
                                                        transactions, none of which
                                                        increase the interested
                                                        stockholder's proportionate
                                                        ownership of any class or
                                                        series of the corporation's or
                                                        such subsidiary's stock; or

                              St. John                  St. John Knits International
                              --------                  ----------------------------
Business                                             4. any receipt by the interested
Combinations                                            stockholder, except
and                                                     proportionately as a
Reorganizations                                         stockholder, directly or
(continued)                                             indirectly, of any loans,
                                                        advances, guarantees, pledges
                                                        or other financial benefits
                                                        provided by or through the
                                                        corporation or a subsidiary.

                                                     The three-year moratorium imposed
                                                     on business combinations by
                                                     Section 203 does not apply if:

                                                     1. prior to the time at which such
                                                        stockholder becomes an
                                                        interested stockholder the
                                                        board of directors approves
                                                        either the business combination
                                                        or the transaction which
                                                        resulted in the person becoming
                                                        an interested stockholder;

                                                     2. the interested stockholder owns
                                                        at least 85% of the
                                                        corporation's voting stock upon
                                                        consummation of the transaction
                                                        which made him or her an
                                                        interested stockholder,
                                                        excluding from the 85%
                                                        calculation shares owned by
                                                        directors who are also officers
                                                        of the target corporation and
                                                        shares held by employee stock
                                                        plans which do not permit
                                                        employees to decide
                                                        confidentially whether to
                                                        accept a tender or exchange
                                                        offer; or

                                                     3. on or after the time such
                                                        person becomes an interested
                                                        stockholder, the board approves
                                                        the business combination and it
                                                        is also approved at a
                                                        stockholder meeting by 66-2/3%
                                                        of the voting stock not owned
                                                        by the interested stockholder.

                              St. John                  St. John Knits International
                              --------                  ----------------------------
Business                                             Section 203 applies only to
Combinations                                         Delaware corporations which have a
and                                                  class of voting stock that is
Reorganizations                                      listed on a national securities
(continued)                                          exchange, are quoted on an
                                                     interdealer quotation system such
                                                     as Nasdaq, or are held of record
                                                     by more than 2,000 stockholders.
                                                     However, a Delaware corporation
                                                     may elect not to be governed by
                                                     Section 203 by a provision in its
                                                     original certificate of
                                                     incorporation or an amendment to
                                                     its certificate or to the bylaws,
                                                     which amendment must be approved
                                                     by a majority of the shares
                                                     entitled to vote and, in the case
                                                     of a bylaw amendment, may not be
                                                     further amended by the board of
                                                     directors. St. John Knits
                                                     International does not intend to
                                                     elect not to be governed by
                                                     Section 203.

Limitation       The CGCL provides that a            Delaware law permits a corporation
on               corporation's charter may contain   to adopt a provision in its
Directors'       a provision eliminating or          certificate of incorporation
Liability        limiting the personal liability of  eliminating or limiting the a director for monetary damages in  personal liability of a director,
                 an action brought by or in the      but not an officer, to the
                 right of the corporation for        corporation or its shareholders
                 breach of a director's duties to    for monetary damages for breach of
                 the corporation and its             fiduciary duty as a director,
                 shareholders. However, no such      except that such provision shall
                 provision may eliminate or limit    not limit the liability of a
                 the liability of directors:         director for:

                 1. for acts or omissions that       1. any breach of the director's
                    involve intentional misconduct      duty of loyalty to the
                    or a knowing and culpable           corporation or its
                    violation of law;                   shareholders;

                 2. for acts or omissions that a     2. acts or omissions not in good
                    director believes to be             faith or which involve
                    contrary to the best interests      intentional misconduct or a
                    of the corporation or its           knowing violation of law;
                    shareholders or that involve
                    the absence of good faith on     3. liability under Section 174 of
                    the part of the director;           the DGCL for unlawful payment
                                                        of dividends or stock purchases
                 3. for any transaction from which      or redemptions; or
                    a director derived an improper
                    personal benefit;


                           St. John                  St. John Knits International
                           --------                  ----------------------------
Limitation    4. for acts or omissions that show  4. any transaction from which the
on               a reckless disregard for the        director derived an improper
Directors'       director's duty to the              personal benefit. The St. John
Liability        corporation or its shareholders     Knits International restated
(continued)      in circumstances in which the       certificate of incorporation
                 director was aware, or should       provides that no director of
                 have been aware, in the             St. John Knits International
                 ordinary course of performing a     shall be personally liable to
                 director's duties, of a risk of     it or its stockholders for
                 serious injury to the               monetary damages for breach of
                 corporation or its                  fiduciary duty as a director,
                 shareholders;                       except to the extent such an
                                                     exemption from liability or
              5. for acts or omissions that          limitation thereof is not
                 constitute an unexcused pattern     permitted under the DGCL.
                 of inattention that amounts to
                 an abdication of the director's
                 duty to the corporation or its
                 shareholders;

              6. for any improper transaction
                 between a director and a
                 corporation in which the
                 director has a material
                 financial interest;

              7. for any unlawful distribution
                 to the shareholders of a
                 corporation or any unlawful
                 loan of money and property to,
                 or guarantee of the obligations
                 of, any director or officer of
                 the corporation;

              8. for any act or omission
                 occurring prior to effective
                 date of the provision; or

              9. for the liability of an officer
                 for any act or omission as an
                 officer, notwithstanding that
                 the officer is also a director
                 or that his or her actions, if
                 negligent or improper, have
                 been ratified by the directors.

              The St. John restated articles
              provides that the liability of St.
              John directors for monetary
              damages will be eliminated to the
              fullest extent permissible under
              the CGCL.

                              St. John                  St. John Knits International
                              --------                  ----------------------------
Indemnification  Under California law, a             Under Delaware law, a corporation
of Officers      corporation generally has the       may indemnify any person made a
and              power to indemnify any agent who    party or threatened to be made a
Directors;       is a party to any action, other     party to any type of proceeding,
Insurance        than an action by or in the right   other than action by or in the
                 of the corporation to procure a     right of the corporation, because
                 judgment in its favor, against      he is or was an officer, director,
                 expenses, judgments, fines and      employee or agent of the
                 settlements if that person acted    corporation or was serving at the
                 in good faith and in a manner that  request of the corporation as a
                 person reasonably believed to be    director, officer, employee or
                 in the best interests of the        agent of another corporation or
                 corporation and, in the case of a   entity, against expenses,
                 criminal proceeding, had no         judgments, fines and amounts paid
                 reasonable cause to believe his or  in settlement actually and
                 her conduct was unlawful. In        reasonably incurred in connection
                 addition, a corporation generally   with such proceeding:
                 has the power to indemnify any
                 agent who is a party to any action  1. if he acted in good faith and
                 by or in the right of the              in a manner he reasonably
                 corporation, against expenses          believed to be in or not
                 actually and reasonably incurred       opposed to the best interests
                 by that person in connection with      of the corporation; or
                 the defense or settlement of the
                 action if that person acted in
                 good faith and in a manner that
                 person believed to be in the best
                 interests of the corporation and
                 its shareholders. An agent of a
                 corporation for purposes of the
                 CGCL includes directors, officers
                 and employees of such corporation.

                 The indemnification authorized by
                 the CGCL is not exclusive and a
                 corporation may grant its
                 directors some additional rights
                 to indemnification. The St. John
                 restated bylaws permit St. John to
                 indemnify each of its agents in
                 excess of the indemnification
                 otherwise permitted by the CGCL
                 with respect to actions for breach
                 of duty to St. John, subject to
                 limitations imposed by the CGCL.

                              St. John                  St. John Knits International
                              --------                  ----------------------------
Indemnification                                      2. in the case of a criminal
of Officers                                             proceeding, he had no
and                                                     reasonable cause to believe
Directors;                                              that his conduct was unlawful.
Insurance                                               A corporation may indemnify any
(continued)                                             person made a party or
                                                        threatened to be made a party
                                                        to any threatened, pending or
                                                        completed action or suit
                                                        brought by or in the right of
                                                        the corporation because he was
                                                        an officer, director, employee
                                                        or agent of the corporation, or
                                                        is or was serving at the
                                                        request of the corporation as a
                                                        director, officer, employee or
                                                        agent of another corporation or
                                                        other entity, against expenses
                                                        actually and reasonably
                                                        incurred in connection with
                                                        such action or suit if he acted
                                                        in good faith and in a manner
                                                        he reasonably believed to be in
                                                        or not opposed to the best
                                                        interests of the corporation,
                                                        except that there may be no
                                                        such indemnification if the
                                                        person is found liable to the
                                                        corporation unless, in such a
                                                        case, the court determines the
                                                        person is entitled to such
                                                        indemnification. A corporation
                                                        must indemnify a director,
                                                        officer, employee or agent who
                                                        successfully defends himself in
                                                        a proceeding to which he was a
                                                        party because he was a
                                                        director, officer, employee or
                                                        agent of the corporation
                                                        against expenses actually and
                                                        reasonably incurred by him.
                                                        Expenses incurred by an officer
                                                        or director, or other employees
                                                        or agents as deemed appropriate
                                                        by the board of directors, in
                                                        defending a civil or criminal
                                                        proceeding may be paid by the
                                                        corporation in advance of the
                                                        final disposition of such
                                                        proceeding upon receipt of an
                                                        undertaking by or on behalf of
                                                        such director or officer to
                                                        repay such amount if it shall
                                                        ultimately be determined that
                                                        he is not entitled to be
                                                        indemnified by the corporation.
                                                        The Delaware law
                                                        indemnification and expense
                                                        advancement provisions are not
                                                        exclusive of any other rights
                                                        which may be granted by the St.
                                                        John Knits International
                                                        bylaws, a vote of

                              St. John                  St. John Knits International
                              --------                  ----------------------------
Indemnification                                      stockholders or disinterested
of Officers                                          directors, agreement or otherwise.
and
Directors;                                           Under the DGCL, termination of any
Insurance                                            proceeding by conviction or upon a
(continued)                                          plea of nolo contendere or its
                                                     equivalent shall not, of itself,
                                                     create a presumption that such
                                                     person is prohibited from being
                                                     indemnified.

                                                     The St. John Knits International
                                                     bylaws provide for the
                                                     indemnification to the fullest
                                                     extent permitted by law of any
                                                     person made, or threatened to be
                                                     made, a party to an action, suit
                                                     or proceeding, whether civil,
                                                     criminal, administrative or
                                                     investigative, by reason of the
                                                     fact that he or his testator or
                                                     intestate is or was a director,
                                                     officer or employee of St. John
                                                     Knits International or serves or
                                                     served any other enterprise at the
                                                     request of St. John Knits
                                                     International.

                                                     Under Delaware law, a corporation,
                                                     its officers or other employees
                                                     may make loans to, guarantee the
Loans to         Under California law, the           obligations of or otherwise assist
Officers and     directors of a California           its officers or other employees
Employees        corporation are not authorized to   and those of its subsidiaries,
                 approve loans or guaranties to or   including directors who are also
                 on behalf of officers, whether or   officers or employees, when such
                 not such officers are directors,    action, in the judgment of the
                 unless:                             directors, may reasonably be
                                                     expected to benefit the
                 1. the outstanding shares of the    corporation, even without approval
                    Corporation are held by 100 or   of the stockholders.
                    more shareholders;

                 2. the corporation has a bylaw
                    approved by the outstanding
                    shares authorizing the board
                    alone to approve such loans or
                    guaranties; and

                 3. if the board determines,
                    without counting the vote of
                    any interested director or
                    directors, that such loans or
                    guaranties may reasonably be
                    expected to benefit the
                    corporation. St. John Knits
                    does not have a bylaw
                    authorizing the board of
                    directors to approve such loans
                    or guaranties.

                            St. John                  St. John Knits International
                            --------                  ----------------------------
Inspection     The CGCL allows any shareholder to  The DGCL allows any stockholder to
of             inspect a corporation's             inspect a corporation's
Shareholders'  shareholders' list for a purpose    stockholders' list for a purpose
List           reasonably related to such          reasonably related to such
               person's interest as a              person's interest as a
               shareholder. In addition, the CGCL  stockholder. The DGCL does not
               provides an absolute right to       provide for any absolute right of
               inspect and copy the corporation's  inspection, and no such right is
               shareholders' list to persons       granted under the restated
               holding an aggregate of 5% or more  certificate of incorporation or
               of a corporation's voting shares,   bylaws of St. John Knits
               or shareholders holding an          International.
               aggregate of 1% or more of such
               shares who have filed a
               Schedule 14A with the Securities
               and Exchange Commission relating
               to the election of directors.

Interested     Under the CGCL some contracts or    The DGCL is similar to the CGCL,
Director       transactions in which one or more   except under the DGCL,
Transactions   of a corporation's directors has    transactions that are not approved
               an interest are not void or         by the majority of disinterested
               voidable solely because of such     directors (even though less than a
               interest provided that conditions   majority of a quorum) or a good
               specified in the CGCL, such as      faith vote of stockholders must be
               obtaining the required approval     "fair" to the corporation at the
               and fulfilling the requirements of  time the transaction is
               good faith and full disclosure,     authorized. Therefore, some
               are met. Under the CGCL:            transactions could be approved by
                                                   a majority of the disinterested
               1. either the shareholders or the   directors of St. John Knits
                  board of directors must approve  International, although less than
                  any such contract or             a majority of a quorum, or by a
                  transaction after full           majority of all voting shares,
                  disclosure of the material       which might not include a majority
                  facts, and in the case of board  of the disinterested shares.
                  approval the contract or         St. John Knits International is
                  transaction must also be "just   not aware of any plans to propose
                  and reasonable" to the           any transaction involving
                  corporation; or                  directors of St. John Knits
                                                   International which could be so
                                                   approved under the DGCL.


                           St. John                  St. John Knits International
                           --------                  ----------------------------
Interested    2. the contract or transaction
Director         must have been just and
Transactions     reasonable or fair, as
(continued)      applicable, to the corporation
                 at the time it was approved. In
                 the latter case, the CGCL
                 explicitly places the burden of
                 proof on the interested
                 director. Under the CGCL, if
                 shareholder approval is sought,
                 the interested director is not
                 entitled to vote his shares at
                 a shareholder meeting with
                 respect to any action regarding
                 such contact or transaction. If
                 board approval is sought, the
                 contract or transaction must be
                 approved by a majority vote of
                 a quorum of the directors,
                 without counting the vote of
                 any interested directors,
                 except that interested
                 directors may be counted for
                 purposes of establishing a
                 quorum. Therefore, there are
                 some transactions that the
                 board of directors of St. John
                 might not be able to approve
                 because of the number of
                 interested directors, or the
                 exclusion of interested
                 director shares. St. John is
                 not aware of any plans to
                 propose any transaction
                 involving directors of St. John
                 which could not be so approved
                 under the CGCL.

Voting By     The CGCL provides that the          Under the DGCL, the right to vote
Ballot        election of directors need not be   by written ballot may be
              by ballot unless a shareholder      restricted if so provided in the
              demands election by ballot at the   certificate of incorporation. The
              shareholders' meeting or unless     restated certificate of
              the bylaws require voting by        incorporation of St. John Knits
              ballot. St. John's bylaws provide   International does not provide for
              that the election of directors at   such a restriction.
              a shareholders' meeting may be by
              voice vote or ballot, unless prior
              to such vote a shareholder demands
              voting by ballot, in which case
              such vote must be by ballot.

                           St. John                  St. John Knits International
                           --------                  ----------------------------
Shareholder   The CGCL provides that a            Under the DGCL, a stockholder may
Derivative    shareholder bringing a derivative   only bring a derivative action on
Suits         action on behalf of a corporation   behalf of the corporation if the
              need not have been a shareholder    stockholder was a stockholder of
              at the time of the transaction in   the corporation at the time of the
              question, provided that such        transaction in question or his or
              shareholder meets the tests         her stock thereafter devolved upon
              specified by the CGCL. The CGCL     him or her by operation of law.
              also provides that the corporation  The DGCL does not have a bonding
              or the defendant in a derivative    requirement similar to that in
              suit may make a motion to the       California.
              court for an order requiring the
              plaintiff shareholder to furnish a
              security bond.

Dissolution   Under California law, shareholders  Under Delaware law, unless the
              holding 50% or more of the total    board of directors approves the
              voting power may authorize a        proposal to dissolve, the
              corporation's dissolution, with or  dissolution must be approved by
              without the approval of the         stockholders holding 100% of the
              corporation's board of directors,   total voting power of the
              and this right may not be modified  corporation. Only if the
              by the articles of incorporation.   dissolution of a Delaware
                                                  corporation is initiated by the
                                                  board of directors may it be
                                                  approved by a simple majority of
                                                  the corporation's stockholders. In
                                                  the event of such a board-
                                                  initiated dissolution, the DGCL
                                                  allows a Delaware corporation to
                                                  include in its certificate of
                                                  incorporation a supermajority
                                                  voting requirement in connection
                                                  with dissolutions. St. John Knits
                                                  International restated certificate
                                                  of incorporation contains no such
                                                  supermajority voting requirement,
                                                  however, and a majority of shares
                                                  voting at a meeting at which a
                                                  quorum is present would be
                                                  sufficient to approve a
                                                  dissolution of St. John Knits
                                                  International which had previously
                                                  been approved by its board of
                                                  directors.

Rights Plan   The CGCL does not prohibit          The DGCL does not prohibit
              corporations from issuing stock     corporations from issuing stock
              purchase rights. St. John has       purchase rights. St. John Knits
              adopted a shareholder rights        International has not adopted a
              agreement. However, St. John        shareholder rights agreement.
              expects to terminate such
              agreement prior to the
              consummation of the mergers.

Doctrine of Independent Legal Significance

   The Delaware courts apply the traditional Delaware doctrine that a corporation may choose among several possible ways to reach a result, and if it chooses one way it need not observe statutory or common law requirements applicable to the way not chosen. This is known as the doctrine of "independent legal significance." The doctrine stands for the proposition that actions taken pursuant to the authority of various sections of the law constitute acts of independent legal significance and their validity is not dependent on other sections of an act. The separate sections of the corporation law are considered to be of equal dignity, and a corporation is allowed to resort to one section without having to meet the requirements of a different section. The doctrine of independent legal significance may not apply in California.

Application of the California General Corporation Law to Delaware Corporations

   Under Section 2115 of the CGCL, some foreign corporations, or corporations not organized under California law, are placed in a special category if they have characteristics of ownership and operation which indicate that they have significant contacts with California. So long as a Delaware or other foreign corporation is in this special category and does not qualify for one of the statutory exemptions, it is subject to a number of key provisions of the CGCL applicable to corporations incorporated in California. Among the more important provisions are those relating to the election and removal of directors, cumulative voting, prohibition of classified boards of directors, standards of liability and indemnification of directors, distributions, dividends and repurchases of shares, shareholder meetings, approval of some corporate transactions, dissenters' and appraisal rights and inspection of corporate records.

   One of the requirements in determining whether Section 2115 is applicable is that more than one-half of the corporation's securities must be held of record by persons having addresses in California. Section 2115 will not apply to St. John Knits International, following the reorganization merger, nor will it apply following the acquisition merger.

                   PENDING LITIGATION RELATING TO THE MERGERS

   St. John is party to six lawsuits that allege claims against St. John's directors for breach of fiduciary duty alleged to have arisen from the transactions contemplated by the merger agreement. All of these lawsuits were filed in the Superior Court of the State of California for the County of Orange. The principal relief sought in the six actions is certification of the putative class, an injunction against the mergers or, to the extent the mergers are concluded, a rescission of the mergers and damages and attorneys' fees in an unspecified amount. These six lawsuits were consolidated into one lawsuit on February 24, 1999.

   On April 15, 1999, the plaintiffs in this lawsuit filed a motion for preliminary injunction seeking to prevent the mergers from proceeding. The preliminary injunction motion was heard by the California state court on April 28, 1999. On April 30, 1999, the court denied the plaintiffs' preliminary injunction motion. In denying the plaintiffs' request, the court ruled that the plaintiffs had not shown a "reasonable probability" that they could succeed in proving at trial that the $30 per share offer in the mergers is unfair. Similarly, the court ruled that the plaintiffs were unlikely to show that the special committee lacked true independence or failed to "shop" St. John adequately to other buyers.

   While declining to grant the preliminary injunction, the court imposed a constructive trust which prevents the Grays from receiving in the mergers any amount for their St. John shares in excess of $30 per share until a full trial on the merits. Prior to the determination of the final, definitive terms of the stock options to be granted to the Grays after the mergers, the plaintiffs had argued that these options represent additional consideration for the Grays' St. John shares. It is St. John's belief that these employee stock options to be granted to the Grays represent compensation for the Grays' services as officers of St. John Knits International after the mergers and are not additional consideration for their St. John shares.

   The court also imposed a constructive trust preventing Messrs. Gadbois and Krinsky, directors of St. John, from exercising options that were repriced by the board in September 1998 until a full trial on the merits. It is St. John's belief that the September 1998 option repricing was not improper. The repricing was consistent with the repricing of options held by key employees of St. John, excluding the Grays, and occurred on September 15, 1998, which was nearly two months in advance of Vestar's first meeting with the Grays.

   In imposing the constructive trusts, the court indicated that the plaintiffs had shown a "reasonable probability" that they could succeed at trial in proving that the St. John directors breached their fiduciary duties with respect to the repricing of the director options and the alleged preferential treatment of the Grays to the extent that the Grays receive a higher price for their shares than the public shareholders in the mergers. St. John intends to continue to contest vigorously the plaintiffs' allegations in this lawsuit, including any request by the plaintiffs for the imposition of a constructive trust after full trial on the merits. You may find more information about these lawsuits in St. John's Annual Report on Form 10-K and Form 10-K/A which is incorporated in this proxy statement-prospectus by reference.

                           INFORMATION ABOUT ST. JOHN
                        AND ST. JOHN KNITS INTERNATIONAL

General

   St. John is a leading designer, manufacturer and marketer of women's clothing and accessories, principally under the St. John trade name. For over thirty-five years, the St. John name has been associated with high quality and a specific look in knitwear characterized by vibrant colors and classic, timeless styling. The St. John "look," combined with limited production runs and selective distribution, has created an exclusive image, engendering consumer loyalty.

   St. John's products are organized primarily into the following separate product lines:

  . Knitwear -- The breadth of St. John's knitwear collection, which includes elegant and dressy styles, basic lines of seasonless products and limited production designs, enables St. John to compete in most segments of women's designer clothing.

  . Accessories -- The accessories line is comprised of fine fashion jewelry, silk scarves, suede belts and handbags.

  . Sport -- St. John Sport consists of a line of activewear which includes jackets, skirts, pants, tops and jeans.

  . Griffith & Gray -- This line includes suits, coats, dresses, separates and eveningwear.

  .  Shoes -- Consists of pumps, sling backs, loafers and boots.

  . Fragrance -- Includes, perfume, eau de parfum, perfumed body mist, body cream, lotion, body powder and bath products.

  . Coats, Eyewear and Timepieces -- We have entered into license agreements for the manufacture and sale of coats, eyewear and timepieces under the "St. John" name.

   In order to diversify product distribution and enhance name recognition, St. John began operating retail boutiques in 1989 and currently operates seventeen such boutiques. St. John also operates nine outlet stores. In addition, St. John operates three home furnishing boutiques under the name "St. John Home." These boutiques sell upscale home furnishing and gift items. St. John plans to close one of these home furnishing boutiques during its third fiscal quarter.

Management and Additional Information

   Information relating to executive compensation, various benefits plans, including St. John's stock option plan, certain relationships and related transactions and other related matters as to St. John is set forth in the St. John Annual Report on Form 10-K, as amended, for the year ended November 1, 1998, a copy of which is incorporated in this proxy statement-prospectus by reference.

St. John Knits International

   St. John Knits International is a wholly owned subsidiary of St. John. St. John Knits International was originally incorporated under the laws of Barbados on August 5, 1997 and operated as a foreign sales corporation under Section 922 of the Internal Revenue Code of 1986. On January 29, 1999, St. John Knits International transferred its FSC operations to a subsidiary. On February 1, 1999, St. John Knits International filed a certificate of domestication and a certificate of incorporation with the Secretary of State of the State of Delaware to domesticate St. John Knits International as a Delaware corporation.
On             , 1999, St. John Knits International filed a Notice of
Discontinuance in Barbados so that it would no longer be subject to Barbados law. St. John Knits International does not conduct any business other than holding the capital stock of SJKAcquisition.

   Upon consummation of the reorganization merger, St. John Knits International will become the parent holding company of St. John. The assets, liabilities and businesses of St. John will not be affected by the reorganization merger.

      SECURITY OWNERSHIP OF FIVE PERCENT BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth information as of May 17, 1999 regarding the beneficial ownership of St. John's common stock by each person who is known by St. John to beneficially own more than 5% of the outstanding shares of St. John's common stock, each director of St. John, specified executive officers of St. John, and all directors and executive officers as a group.

                                                       Approximate
                                                        Number of
                                                          Shares
                                                       Beneficially Percentage
                          Name                            Owned       Owned
                          ----                         ------------ ----------
   Vestar Capital Partners III, L.P.(/1/).............  1,205,983       7.3%
   Robert E. Gray(/2/)................................  1,078,079       6.3%
   Marie Gray(/3/)....................................    738,079       4.4%
   Kelly A. Gray(/4/).................................    607,904       3.6%
   Robert C. Davis(/5/)...............................    264,000       1.6%
   Roger G. Ruppert(/6/)..............................     27,666         *
   Richard A. Gadbois, III(/7/).......................     24,999         *
   David A. Krinsky(/7/)..............................     23,999         *
   David C. Frankel(/8/)..............................     20,000         *
   Bruce Fetter(/9/)..................................      9,957         *
   Mark L. Goldston...................................        --          *
   Daniel T. Reiner...................................        --          *
   All current directors and executive officers as a
    group (eleven persons)(/10/)......................  2,140,770      12.4%

--------
  *  Less than 1%.

 (1) Vestar, some of its affiliates and the Grays filed a fourth amendment to their Schedule 13D on February 10, 1999 with respect to shares of St. John common stock. Vestar and its affiliates may be deemed to have acquired beneficial ownership of this stock by virtue of the voting agreement described in this proxy statement-prospectus.

 (2) Includes 603,439 shares which are owned by the Gray Family Trust, of which Robert and Marie Gray serve as co-trustees and are the sole beneficiaries. In addition, includes 54,640 shares which are owned by the Kelly Ann Gray Trust, of which Robert and Marie Gray serve as co-trustees and of which Kelly A. Gray is the sole beneficiary, and also includes 420,000 shares issuable upon exercise of options exercisable at or within 60 days of May 17, 1999. 70,700 of the shares which are owned by the Gray Family Trust are subject to "zero-premium collar" arrangements described in "Purchases of Shares" on page 119.

 (3) Includes 603,439 shares which are owned by the Gray Family Trust, of which Robert and Marie Gray serve as co-trustees and are the sole beneficiaries. In addition, includes 54,640 shares which are owned by the Kelly Ann Gray Trust, of which Robert and Marie Gray serve as co-trustees and of which Kelly A. Gray is the sole beneficiary. Includes 80,000 shares issuable upon exercise of options exercisable within 60 days of May 17, 1999. 70,700 of the shares which are owned by the Gray Family Trust are subject to "zero-premium collar" arrangements described in "Purchases of Shares" on page 119.

 (4) Includes 60,000 shares issuable upon exercise of options exercisable at or within 60 days of May 17, 1999. 80,700 of these shares are subject to "zero-premium collar" arrangements described in "Purchases of Shares" on page 119.

 (5) Includes 244,700 shares held by the Robert C. and Alison Davis Charitable Remainder Trust. Also includes 19,230 shares held by the Robert and Alison Davis Family Foundation. Mr. Davis serves as co-trustee for both the trust and foundation.

 (6) Includes 26,666 shares issuable upon exercise of options exercisable at or within 60 days of May 17, 1999.

 (7) Includes 19,999 shares issuable upon exercise of options exercisable at or within 60 days of May 17, 1999.

 (8) Mr. Frankel resigned as an executive officer of St. John effective as of February 10, 1999.

 (9) Includes 8,332 shares issuable upon exercise of options exercisable at or within 60 days of May 17, 1999.

(10) Includes 565,328 shares issuable upon exercise of options exercisable at or within 60 days of May 17, 1999.

           DESCRIPTION OF ST. JOHN KNITS INTERNATIONAL CAPITAL STOCK

   We have provided below a description of the common stock of St. John Knits International. The following statements are summaries of the St. John Knits International certificate of incorporation and bylaws, and to the relevant provisions of the DGCL.

   St. John Knits International currently is authorized to issue up to 10,000 shares of common stock, par value $.01 per share. Dividends may be paid on the St. John Knits International common stock out of funds legally available for dividends, when and if declared by the St. John Knits International board of directors.

   Holders of St. John Knits International common stock are entitled to share ratably in the assets available for distribution on liquidation, dissolution or winding up, subject, if preferred stock of St. John Knits International is then authorized and outstanding, to any preferential rights of such preferred stock. Each share of St. John Knits International common stock entitles its holder to one vote at all meetings of stockholders, and such votes are noncumulative. The St. John Knits International common stock is not redeemable, has no subscription or conversion rights and does not entitle its holders to any pre-emptive rights.

   If the reorganization merger is approved by the requisite vote of the shareholders of St. John and all of the conditions to the mergers are satisfied or waived, immediately prior to the effective time of the reorganization merger, we will restate the certificate of incorporation of St. John Knits International. Under the restated certificate of incorporation, St. John Knits International will be authorized to issue 20,000,000 shares of common stock and 2,000,000 shares of preferred stock as compared to the 10,000 shares of common stock it was authorized to issue prior to the reorganization merger.

   In addition, the bylaws of St. John Knits International as in effect at the effective time will be the bylaws of St. John Knits International following the mergers until changed or amended as provided by the bylaws or by applicable law.

                              PURCHASES OF SHARES

   The following table indicates, with respect to any purchases of St. John common stock made by St. John or any affiliate of St. John since November 3, 1996, the range of prices paid for such stock, the amount of shares purchased and the average purchase price for such shares for each quarterly period since November 3, 1996:

                                     Amount of       Range of       Average
   Purchaser     Quarterly Period Shares Purchased    Prices     Purchase Price
   ---------     ---------------- ---------------- ------------- --------------
St. John             Q4 FY98          164,400      $15.50-$19.88     $17.51

Bruce Fetter,
Chief Operating
Officer              Q4 FY98           1,625       $19.13-$19.31     $19.22

All St. John
and Affiliate
Purchases            Q4 FY98          166,025      $15.50-$19.88     $17.53

   Robert E. Gray and Marie Gray, for the benefit of the Gray Family Trust, and Kelly A. Gray are each parties to arrangements with respect to shares of common stock of St. John beneficially owned by each of them. These arrangements are referred to as "zero-premium collars" because they are granted at no premium to the individual and act as a collar, or cap on the profits and floor on the losses resulting from a change in the price of the stock subject to the collar, as described more fully below.

   On April 8, 1998, the Gray Family Trust entered into a letter agreement with Merrill Lynch for a "zero-premium collar," under which the Gray Family Trust:

  . bought from Merrill Lynch the right to require Merrill Lynch to purchase 20,700 shares of St. John common stock at a price of $43.13 per share, subject to adjustment, which we refer to as a "put option", and the put option is not exercisable until, and is scheduled to expire on or about, April 10, 2000;

  . sold to Merrill Lynch the right to require the Gray Family Trust to sell 20,700 shares of St. John common stock to Merrill Lynch at a price of $60.86 per share, subject to adjustment, which we refer to as a "call option", and the call option is not exercisable until, and is scheduled to expire on or about, April 10, 2000;

  . would, if the market price of St. John common stock on April 10, 2000 is less than $43.13 per share, receive from Merrill Lynch an amount equal to the difference between $43.13 and the market price multiplied by the 20,700 shares subject to the put option, and the call option would expire without exercise;

  . would, if the market price of St. John common stock on April 10, 2000 exceeds $60.86, owe Merrill Lynch an amount equal to the difference between the market price and $60.86 multiplied by the 20,700 shares subject to the call option, and the put option would expire without exercise;

  . has the right to choose whether the transaction will be settled in cash or whether it will give its shares to Merrill Lynch, provided such shares are freely transferable;

  . paid $3.70 per share for the put option and Merrill Lynch paid $3.70 per share for the call option; and

  . granted Merrill Lynch a security interest in the shares of common stock of St. John held by Merrill Lynch on behalf of the Gray Family Trust as security for its obligations under the zero-premium collar.

   Also on April 8, 1998, Kelly A. Gray entered into a letter agreement with Merrill Lynch for a "zero-premium collar" under which Ms. Gray:

  .  bought from Merrill Lynch a put option; and

  . sold to Merrill Lynch a call option, in each case relating to 20,700 shares of St. John common stock on terms identical to those entered into by the Gray Family Trust on April 8, 1998, including the granting of a security in the common stock of St. John held by Merrill Lynch on behalf of Ms. Gray.

   On July 5, 1996, each of the Gray Family Trust and Kelly A. Gray entered into a similar letter agreement with Merrill Lynch providing for a "zero-premium collar" on the same terms as the April 8, 1998 collars with the following differences:

  . the Gray Family Trust letter agreement relates to 50,000 shares of common stock and the Kelly A. Gray letter agreement relates to 60,000 shares of common stock;

  . in each case, the put price is $46.16 and the call price is $59.08, subject to adjustment;

  . in each case, the put and call are scheduled to expire on or about July 6, 1999; and

  . in each case, the price share for each of the put and the call was $4.67.

   In connection with the closing of the mergers, these arrangements will be settled and the Gray Family Trust and Kelly A. Gray are expected to receive cash payments from Merrill Lynch equal to the difference between the put price of each of the collar arrangements and the market price of the common stock of St. John on the date the collars are settled, adjusted to reflect the early settlement of such arrangements. For example, if the market price of common stock of St. John is $29.00 per share when these collar arrangements are settled, each of the Gray Family Trust and Kelly A. Gray would receive the difference between the $46.16 per share and $43.13 per share put prices of the collars and the $29.00 market price, adjusted to reflect the early settlement and cancellation of such arrangements, or approximately $17.05 per share for the July 5, 1996 collar arrangements and approximately $12.00 per share for the April 8, 1998 collar arrangements. The aggregate payments from Merrill Lynch to the Gray Family Trust and Kelly A. Gray upon settlement of the collar arrangements would be approximately $1,100,900 and $1,271,400, respectively.

               INFORMATION CONCERNING PEARL, VESTAR AND THE GRAYS

   Vestar and Pearl. Pearl is a newly formed Delaware corporation and is wholly owned by Vestar/Gray LLC. Vestar/Gray LLC is wholly owned by Vestar. Pearl was formed solely to be a party to the acquisition merger. Vestar refers to Vestar Capital Partners III, L.P., Vestar Associates III, L.P. and Vestar Associates Corporation III. Vestar is principally engaged in the business of investing in securities. The principal business and office address of Vestar is 245 Park Avenue, 41st Floor, New York, New York 10167.

   Vestar Capital Partners III, L.P. Vestar Capital Partners III, L.P. is a Delaware limited partnership that was established in 1997 by Vestar Capital Partners, a leading investment firm based in New York with an office in Denver. Vestar Capital Partners manages over $1 billion in equity capital and specializes in management buyouts and growth capital investments. Through Vestar Capital Partners III, L.P., it invests, as partners with management teams, in high-quality, middle-market companies. Vestar Capital Partners III, L.P. has been a leading or majority shareholder in such companies as Cluett American Group, Inc., Insight Communications Company, Reid Plastics, Inc., Russell-Stanley Corporation, Sheridan Healthcare, Inc. and Siegel & Gale, Inc.

   Vestar Associates III, L.P. Vestar Associates III, L.P. is a Delaware limited partnership and the sole general partner of Vestar Capital Partners III, L.P.

   Vestar Associates Corporation III. Vestar Associates Corporation III is a Delaware corporation and the sole general partner of Vestar Associates III, L.P. The executive officers of Vestar Associates Corporation III are as follows: Daniel S. O'Connell is the President and Chief Executive Officer; Prakash A. Melwani is the Vice President and Secretary; Norman W. Alpert, James
P. Kelley, Sander M. Levy, Arthur J. Nagle and Robert L. Rosner are Vice Presidents; Nicholas A. Dovidio is the Chief Financial Officer; and Brian Schwartz is the Controller. Mr. O'Connell is the sole member of the Board of Directors of Vestar Associates Corporation III. The principal business address for Messrs. O'Connell, Alpert, Levy, Melwani, Nagle, Rosner, Dovidio and Schwartz is 245 Park Avenue, 41st Floor, New York, New York 10167. The principal business address for Mr. Kelley is 1225 17th Street, Suite 1660, Denver, Colorado 80202.

   Messrs. O'Connell, Alpert, Kelley, Levy, Nagle, Rosner, Dovidio and Schwartz are citizens of the United States of America. Mr. Melwani is a British National Overseas Citizen. The present principal occupation or employment of each of Messrs. O'Connell, Alpert, Kelley, Levy, Melwani, Nagle, Rosner, Dovidio and Schwartz is serving his position with Vestar Associates Corporation III.

   Vestar/SJK Investors LLC. Vestar/SJK Investors LLC is a Delaware limited liability company of which Vestar is the sole member. Vestar/SJK Investors LLC was formed to invest in Vestar/Gray Investors LLC and has not engaged in any activities other than those incident to its formation and to such proposed transaction. The address and principal business office of Vestar/SJK Investors LLC is 1225 17th Street, Suite 1660, Denver, Colorado 80202.

   Vestar/Gray LLC. Vestar/Gray LLC is a Delaware limited liability company of which Vestar/SJK Investors LLC is the sole member. Vestar/Gray LLC was formed to effect the acquisition merger as described earlier and has not engaged in any activities other than those incident to its formation and to such proposed transaction. The address and principal business office of Vestar/Gray LLC is 1225 17th Street, Suite 1660, Denver, Colorado 80202.

   The Grays. The principal business and office address of the Grays is care of St. John, 17422 Derian Avenue, Irvine, California 92614. Robert E. Gray is Chairman and Chief Executive Officer of St. John, Marie Gray is Vice Chairman, Chief Designer and Secretary of St. John, and Kelly A. Gray is President of St. John. Each of the Grays is a citizen of the United States of America.

                      WHERE YOU CAN FIND MORE INFORMATION

   St. John files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information that St. John files with the Commission at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Commission filings are also available to the public from commercial document retrieval services at the Internet world wide web site maintained by the Commission at "http://www.sec.gov." Reports, proxy statements and other information filed by St. John should also be available for inspection at the offices of the New York Stock Exchange, 120 Broad Street, New York, New York 10005.

   St. John Knits International filed a registration statement on Form S-4 to register with the Commission its shares of common stock to be issued to St. John shareholders in the reorganization merger and the common stock to be retained by its stockholders in the acquisition merger. This proxy statement-prospectus is a part of the registration statement and constitutes a prospectus of St. John Knits International. As allowed by Commission rules, this proxy statement-prospectus does not contain all of the information you can find in St. John Knits International's registration statement or in the exhibits to that registration statement.

   In connection with this registration statement and with the proposed registration of the senior subordinated notes to help finance the mergers, after the mergers, St. John Knits International anticipates that it will be subject to informational requirements of the Securities Exchange Act of 1934, and, in accordance with these requirements, anticipates filing reports with the Commission. These reporting requirements are based on the number of note holders and stockholders of St. John Knits International after the mergers. The Securities and Exchange Act of 1934 provides that the duty to file these reports is automatically suspended as to any fiscal year, other than the fiscal year within which a registration statement became effective, if, at the beginning of such fiscal year, the securities of each class to which the registration statement relates are held of record by less than 300 persons. Therefore, if, at the beginning of any fiscal year of St. John Knits International after the mergers, less than 300 persons hold the senior subordinated notes of St. John Knits International and less than 300 persons hold shares of St. John Knits International common stock, the obligation of St. John Knits International to file reports with the Commission under these rules will automatically terminate.

   You should rely only on the information contained or incorporated by reference in this proxy statement-prospectus. St. John has not authorized anyone to provide you with information that is different from what is contained in this proxy statement-prospectus. This proxy statement-prospectus is dated
                , 1999. You should not assume that the information contained in this proxy statement-prospectus is accurate as of any date other than that date or such other date as this proxy statement-prospectus indicates. The mailing of this proxy statement-prospectus to St. John shareholders does not create any implication to the contrary.

St. John Incorporated Documents

   As allowed by the Commission rules, this proxy statement-prospectus does not contain all the information found in St. John's Annual Report on Form 10-K and Form 10-K/A for the year ended November 1, 1998. The Commission allows St. John to "incorporate by reference" information into this proxy statement-prospectus, which means that St. John can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered part of this proxy statement-prospectus, except for any information superseded by information contained directly in this proxy statement-prospectus or in later filed documents incorporated by reference in this proxy statement-prospectus.

   This proxy statement-prospectus incorporates by reference the documents stated below that St. John has previously filed with the Commission. These documents contain important information about St. John and its finances and should be reviewed carefully and fully. Some of these filings have been amended by later filings, which are also listed.

   St. John Commission Filings    Period/Date Filed with the
      (File No. 001-11752)                Commission
  ------------------------------------------------------------
   Annual Report on Form
    10-K and Form 10-K/A...      Year ended 11/1/98
   Quarterly Report on Form
    10-Q ..................      Quarter ended 1/31/99
   Current Reports on Form       11/12/98; 12/14/98; 12/15/98;
    8-K....................      1/19/99; 1/19/99; 1/19/99;
                                 1/26/99; 2/4/99; 2/8/99 and
                                 2/12/99

   All documents filed by St. John under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this proxy statement-prospectus and prior to the date of the special meeting will be deemed to be incorporated in this proxy statement-prospectus by reference and to be a part of this proxy statement-prospectus from the date of such filing. Any statement contained in this proxy statement- prospectus or in a document incorporated or deemed to be incorporated in this proxy statement-prospectus by reference will be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained in this proxy statement-prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated in this proxy statement-prospectus modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this proxy statement-prospectus, except as so modified or superseded.

   Any documents filed by St. John with the Commission and incorporated by reference, excluding exhibits, unless specifically incorporated in this proxy statement-prospectus, are available without charge upon written request to Roger G. Ruppert, Senior Vice President-Finance and Chief Financial Officer, St. John Knits, Inc., 17422 Derian Avenue, Irvine, California 92614. Telephone requests may be directed to Roger G. Ruppert at (949) 863-1171.

   If you would like to receive documents from St. John, please request them by , 1999, in order to receive them before the special meeting.

                                 LEGAL OPINIONS

   The legality of the shares of St. John Knits International common stock to be issued or retained in connection with the mergers will be passed upon by O'Melveny & Myers LLP, Newport Beach, California, counsel to St. John Knits International. Certain federal income tax consequences of the mergers will be passed upon by O'Melveny & Myers LLP, Washington, D.C. A partner of such firm, who is a director of St. John, owns 4,000 shares of common stock of St. John and options to purchase 30,000 shares of common stock of St. John.

                         INDEPENDENT PUBLIC ACCOUNTANTS

   The consolidated financial statements of St. John at November 1, 1998 and November 2, 1997, and for each of the three years in the period ended November 1, 1998, included in St. John's Annual Report on Form 10-K and Form 10-K/A for the year ended November 1, 1998 incorporated by reference in this proxy statement-prospectus, have been audited by Arthur Andersen LLP, independent auditors, as stated in the financial statements. Representatives of Arthur Andersen LLP are expected to be present at the special meeting. Such representatives will be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

   St. John will hold its 1999 annual meeting of St. John shareholders only if the mergers are not consummated. In the event that such a meeting is held, any proposals of St. John shareholders intended to be presented at the 1999 annual meeting of St. John shareholders must be received by the Corporate Secretary of St. John no later than July 15, 1999 in order to be considered for inclusion in the St. John 1999 annual meeting proxy materials.

                                 OTHER MATTERS

   As of the date of this proxy statement-prospectus, the St. John board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement-prospectus. If any other matters shall properly come before either the special meeting or any adjournments or postponements of the special meeting to be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the board of directors and, if appropriate, the special committee of St. John.

                                                                      APPENDIX A

                                                                  EXECUTION COPY
--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                                    Between

                              ST. JOHN KNITS, INC.

                   ST. JOHN KNITS INTERNATIONAL, INCORPORATED

                              SJKACQUISITION, INC.

                                      and

                            PEARL ACQUISITION CORP.

                          Dated as of February 2, 1999


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 ARTICLE 1. THE REORGANIZATION MERGER....................................   A-2
    SECTION 1.1  The Reorganization Merger; Filing and Effective Time of
                  the Reorganization Merger.............................    A-2
    SECTION 1.2  Closing................................................    A-2
    SECTION 1.3  Effects of the Reorganization Merger...................    A-2
    SECTION 1.4  Articles of Incorporation; By-Laws.....................    A-2
    SECTION 1.5  Directors and Officers.................................    A-3
    SECTION 1.6  Employee Benefit Plans.................................    A-3
 ARTICLE 2. EFFECT OF THE REORGANIZATION MERGER ON THE CAPITAL STOCK OF
  THE COMPANY AND MERGER SUB.............................................   A-3
    SECTION 2.1  Effect on Capital Stock................................    A-3
    SECTION 2.2  Company Dissenting Shares..............................    A-3
    SECTION 2.3  Notification of Transfer Agent.........................    A-4
    SECTION 2.4  Stock Certificates.....................................    A-4
 ARTICLE 3. THE ACQUISITION MERGER.......................................   A-4
    SECTION 3.1  The Acquisition Merger; Filing and Effective Time of
                  the Acquisition Merger................................    A-4
    SECTION 3.2  Closing................................................    A-5
    SECTION 3.3  Effects of the Acquisition Merger......................    A-5
    SECTION 3.4  Certificate of Incorporation; By Laws..................    A-5
    SECTION 3.5  Directors and Officers.................................    A-5
 ARTICLE 4. EFFECT OF THE ACQUISITION MERGER ON THE CAPITAL STOCK OF
  PARENT AND ACQUISITION.................................................   A-5
    SECTION 4.1  Effect on Capital Stock................................    A-5
    SECTION 4.2  [Not Used].............................................    A-6
    SECTION 4.3  Parent Common Stock Elections..........................    A-6
    SECTION 4.4  Proration..............................................    A-7
    SECTION 4.5  Treatment of Options and Other Employee Equity Rights..    A-8
    SECTION 4.6  Surrender of Shares; Transfer Books....................    A-8
 ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY................  A-10
    SECTION 5.1  Organization and Qualification; Subsidiaries...........   A-10
    SECTION 5.2  Articles of Incorporation and By-Laws..................   A-10
    SECTION 5.3  Capitalization.........................................   A-11
    SECTION 5.4  Authority Relative to This Agreement...................   A-12
    SECTION 5.5  No Conflict; Required Filings and Consents.............   A-12
    SECTION 5.6  Compliance.............................................   A-13
    SECTION 5.7  SEC Filings; Financial Statements; Undisclosed
                  Liabilities...........................................   A-13
    SECTION 5.8  Absence of Certain Changes or Events...................   A-14
    SECTION 5.9  Absence of Litigation..................................   A-14
    SECTION 5.10 Properties.............................................   A-14
    SECTION 5.11 Employee Benefit Plans.................................   A-15
    SECTION 5.12 Tax Matters............................................   A-16
    SECTION 5.13 Environmental Laws.....................................   A-17
    SECTION 5.14 Material Contract Defaults; Non-Compete................   A-18
    SECTION 5.15 Intellectual Property..................................   A-18
    SECTION 5.16 Transactions with Affiliates...........................   A-19

                                                                          Page
                                                                          ----
 ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY (Continued)
    SECTION 5.17 Brokers................................................  A-19
    SECTION 5.18 Opinion of Financial Advisor...........................  A-19
    SECTION 5.19 Board Recommendation; Approval of Independent
                  Committee.............................................  A-19
    SECTION 5.20 Vote Required; State Takeover Statutes.................  A-20
    SECTION 5.21 Proxy Statement........................................  A-20
    SECTION 5.22 Rights Plan............................................  A-21
 ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF ACQUISITION................ A-21
    SECTION 6.1  Corporate Organization.................................  A-21
    SECTION 6.2  Authority Relative to This Agreement...................  A-21
    SECTION 6.3  No Conflict; Required Filings and Consents.............  A-21
    SECTION 6.4  Proxy Statement; Schedule 13E-3........................  A-22
    SECTION 6.5  Brokers................................................  A-22
    SECTION 6.6  Commitment Letters.....................................  A-22
    SECTION 6.7  Newly Formed Entity....................................  A-22
    SECTION 6.8  Capitalization.........................................  A-22
 ARTICLE 7. CONDUCT OF BUSINESS PENDING THE MERGERS...................... A-23
    SECTION 7.1  Conduct of Business of the Company Pending the
                  Mergers...............................................  A-23
    SECTION 7.2  WARN...................................................  A-24
 ARTICLE 8. ADDITIONAL AGREEMENTS........................................ A-24
    SECTION 8.1  Shareholders Meeting...................................  A-24
    SECTION 8.2  Proxy Statement; Form S-4; Schedule 13E-3..............  A-25
    SECTION 8.3  Access to Information; Confidentiality.................  A-26
    SECTION 8.4  No Solicitation........................................  A-26
    SECTION 8.5  Employee Benefits Matters..............................  A-27
    SECTION 8.6  Directors' and Officers' Indemnification and
                  Insurance.............................................  A-27
    SECTION 8.7  Notification of Certain Matters........................  A-28
    SECTION 8.8  Further Action; Reasonable Best Efforts................  A-28
    SECTION 8.9  Public Announcements...................................  A-30
    SECTION 8.10 Disposition of Litigation..............................  A-30
    SECTION 8.11 Affiliates.............................................  A-30
    SECTION 8.12 Resignation of Directors...............................  A-30
    SECTION 8.13 Stop Transfer Order....................................  A-30
    SECTION 8.14 Certain Covenants of Parent and the Company............  A-30
 ARTICLE 9. CONDITIONS TO THE MERGERS.................................... A-31
    SECTION 9.1  Conditions to Obligation of Each Party to Effect the
                  Mergers...............................................  A-31
    SECTION 9.2  Additional Condition to the Acquisition Merger.........  A-31
    SECTION 9.3  Conditions to Obligation of Acquisition to Consummate
                  the Acquisition Merger................................  A-31
    SECTION 9.4  Conditions to Obligation of Parent to Consummate the
                  Acquisition Merger....................................  A-32
 ARTICLE 10. TERMINATION, AMENDMENT AND WAIVER........................... A-33
    SECTION 10.1 Termination............................................  A-33
    SECTION 10.2 Effect of Termination..................................  A-34
    SECTION 10.3 Termination Fees and Expenses..........................  A-34
    SECTION 10.4 Amendment..............................................  A-35
    SECTION 10.5 Waiver.................................................  A-36

                                                                          Page
                                                                          ----
 ARTICLE 11. GENERAL PROVISIONS.......................................... A-36
    SECTION 11.1  Non-Survival of Representations, Warranties and
                   Agreements...........................................  A-36
    SECTION 11.2  Notices...............................................  A-36
    SECTION 11.3  Certain Definitions and Interpretations...............  A-37
    SECTION 11.4  Severability..........................................  A-38
    SECTION 11.5  Entire Agreement; Assignment..........................  A-38
    SECTION 11.6  Parties in Interest...................................  A-38
    SECTION 11.7  Governing Law.........................................  A-38
    SECTION 11.8  Headings..............................................  A-38
    SECTION 11.9  Counterparts..........................................  A-38
    SECTION 11.10 Enforcement; Jurisdiction.............................  A-39
 Exhibit A--Form of Affiliate Letter

                          AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER, dated as of February 2, 1999 (the "Agreement"), among St. John Knits, Inc., a California corporation (the "Company"), St. John Knits International, Incorporated, a Delaware and Barbados corporation ("Parent"), Pearl Acquisition Corp., a Delaware corporation ("Acquisition"), and SJKAcquisition, Inc., a California corporation which is a direct, wholly owned subsidiary of Parent ("Merger Sub").

   WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of each of Parent, Merger Sub and the Company and their respective shareholders that Merger Sub be merged with and into the Company (the "Reorganization Merger"), with the Company as the surviving corporation (the "Company Surviving Corporation"), in accordance with the terms and conditions set forth in this Agreement, and such Boards of Directors have approved and authorized the principal terms of this Agreement and the Reorganization Merger, pursuant to which each share of common stock, no par value, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time of the Reorganization Merger (as defined in Section 1.1), together with the associated purchase rights (the "Company Rights") under the Rights Agreement (as defined in Section 5.22 hereof), will be converted into one share of Parent Common Stock, other than (a) Company Dissenting Shares (as defined in Section 2.2) and (b) shares of Company Common Stock owned, directly or indirectly, by the Company or any subsidiary of the Company;

   WHEREAS, the respective Boards of Directors of Parent and Acquisition have determined that it is advisable and fair to and in the best interests of their respective shareholders that Acquisition be merged with and into Parent (the "Acquisition Merger" and, together with the Reorganization Merger, the "Mergers"), with Parent as the surviving corporation (the "Parent Surviving Corporation"), in accordance with the terms and conditions set forth in this Agreement, and such Boards of Directors have approved and authorized this Agreement and the Acquisition Merger, pursuant to which each share of common stock, par value $.01 per share, of Parent (the "Parent Common Stock") issued and outstanding immediately prior to the Effective Time of the Acquisition Merger (as defined in Section 3.1(b)), will, at the election of the holder thereof and subject to the terms hereof, be converted into either (i) the right to receive one share of Parent Common Stock or (ii) the right to receive $30 per share in cash, other than shares of Parent Common Stock owned, directly or indirectly, by Parent or any subsidiary (as defined in Section 11.3) of the Parent or by Acquisition or any subsidiary of Acquisition or Acquisition's parent (which shall be canceled);

   WHEREAS, in accordance with the California General Corporation Law (the "California GCL") the vote of a majority of the outstanding shares of the Company Common Stock entitled to vote thereon is required to approve the principal terms of this Agreement and the Reorganization Merger;
   WHEREAS, the vote of a majority of the outstanding shares of the Parent Common Stock entitled to vote thereon is required to adopt this Agreement in respect of the Acquisition Merger;

   WHEREAS, Acquisition is a newly formed corporation organized at the direction of Vestar Capital Partners III, L.P. ("Vestar") and Vestar/Gray Investors LLC, a limited liability company formed at the direction of Vestar ("Vestar/Gray"), which prior to the consummation of the Acquisition Merger will own all the outstanding capital stock of Acquisition;

   WHEREAS, as a condition to Acquisition's willingness to enter into this Agreement and consummate the transactions contemplated hereby, the Board of Directors of each of the Company and Parent has approved, and the Management Shareholders (each as defined in the Voting Agreement (as defined below)) have entered into, the Voting Agreement, dated as of the date hereof, among Vestar Capital Partners III, L.P., Vestar/Gray and the Management Shareholders (the "Voting Agreement") pursuant to which, among other things, the Management Shareholders have agreed (a) to vote the shares of Company Common Stock beneficially owned by them (including shares of Company Common Stock issued upon the exercise of Company Options) in accordance with the Voting Agreement and (b) prior to the consummation of the Reorganization Merger, to contribute all of their issued and outstanding shares of Company Common Stock to Vestar/Gray in exchange for a combination of $30 per share in respect of 237,000 shares of Company Common Stock and an approximately 15.9% interest in Vestar/Gray in respect of 968,983 shares of Company Common Stock;

   WHEREAS, each of Merger Sub, Acquisition, the Company and Parent desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers;

   WHEREAS, it is intended that the Acquisition Merger be recorded as a recapitalization for financial reporting purposes; and

   WHEREAS, it is intended that the Reorganization Merger and the Acquisition Merger be treated, collectively, as a transfer to a controlled corporation within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code").

   NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE 1.

                           THE REORGANIZATION MERGER

  SECTION 1.1 The Reorganization Merger; Filing and Effective Time of the Reorganization Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the California GCL, at the Effective Time of the Reorganization Merger (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Reorganization Merger, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation in the Reorganization Merger. The parties hereto shall cause the Reorganization Merger to be consummated as soon as practicable after the Reorganization Closing (as defined in Section 1.2) by filing an agreement of merger with the Secretary of State of the State of California, in such form as required by and executed in accordance with the relevant provisions of the California GCL (the date and time of the filing of the agreement of merger with the Secretary of State of the State of California (or such later time as is agreed to by the parties hereto and set forth therein) being the "Effective Time of the Reorganization Merger").

   SECTION 1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 10.1 and subject to the satisfaction or waiver of the conditions set forth in Article 9, the closing of the Reorganization Merger (the "Reorganization Closing") shall take place as soon as practicable after satisfaction or waiver of the conditions set forth in Article 9 on the day on which the Effective Time of the Reorganization Merger is to occur (the "Reorganization Closing Date"), at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, unless another date or place is agreed to in writing by the parties hereto.

   SECTION 1.3 Effects of the Reorganization Merger. The Reorganization Merger shall have the effects set forth in the applicable provisions of the California GCL.

   SECTION 1.4 Articles of Incorporation; By-Laws. (a) At the Effective Time of the Reorganization Merger, the articles of incorporation of the Company as in effect immediately prior to the Effective Time of the Reorganization Merger shall be the articles of incorporation of the Company Surviving Corporation until thereafter further amended as provided therein and under the California GCL.

   (b) At the Effective Time of the Reorganization Merger, the bylaws of the Company as in effect immediately prior to the Effective Time of the Reorganization Merger (the "Company Bylaws") shall be the bylaws of the Company Surviving Corporation following the Reorganization Merger and thereafter may be amended or repealed in accordance with their terms or the articles of incorporation of the Company following the Reorganization Merger and under the California GCL.

   SECTION 1.5 Directors and Officers. (a) The directors of the Company (the "Company Board") immediately prior to the Effective Time of the Reorganization Merger shall be the initial directors of the Company Surviving Corporation upon and after the Effective Time of the Reorganization Merger, until such members' respective successors are duly elected or appointed and qualified.

   (b) Each person serving as an officer of the Company immediately prior to the Effective Time of the Reorganization Merger shall be and continue as an officer of the Company Surviving Corporation, holding the same office or offices, upon and after the Effective Time of the Reorganization Merger, until such person's successor is chosen and qualified.

   SECTION 1.6 Employee Benefit Plans. Subject to Section 4.5 hereof, as of the Effective Time of the Reorganization Merger, Parent hereby assumes all obligations of the Company under any and all employee benefit plans in effect as of said date or with respect to which employee rights or accrued benefits are outstanding as of said date.

                                   ARTICLE 2.

            EFFECT OF THE REORGANIZATION MERGER ON THE CAPITAL STOCK
                         OF THE COMPANY AND MERGER SUB

   SECTION 2.1 Effect on Capital Stock. As of the Effective Time of the Reorganization Merger, by virtue of the Reorganization Merger and without any action on the part of the Company, Merger Sub, Parent or any holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

     (a) Cancellation of Company Common Stock. Each share of Company Common Stock that is owned by the Company, Merger Sub or Parent shall automatically be canceled and retired and shall cease to exist, and no cash, Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

     (b) Conversion of Merger Sub Common Stock. Each outstanding share of Merger Sub Common Stock shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value ("Company Surviving Corporation Common Stock") the Surviving Corporation, to be issued and deemed to have been issued by the Surviving Corporation automatically and immediately upon and as of the Effective Time of the Reorganization Merger; and such outstanding share of Merger Sub Common Stock shall be canceled and cease to exist.

     (c) Conversion of Company Common Stock. Except as otherwise provided herein, each issued and outstanding share of Company Common Stock (other than any such shares to be canceled pursuant to Section 2.1(a) and any Company Dissenting Shares), including any Company Rights associated therewith, shall be converted into one fully paid and nonassessable share of Parent Common Stock to be issued and deemed to have been issued by Parent automatically and immediately upon and as of the Effective Time of the Reorganization Merger (the "Reorganization Merger Consideration").

   SECTION 2.2 Company Dissenting Shares. (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock which were outstanding on the date for the determination of shareholders entitled to vote on the Reorganization Merger and which were not voted in favor of or were voted against the Reorganization Merger and the holders of which have demanded that the Company purchase such shares at their fair market value in accordance with
Section 1301 of the California GCL and have submitted such shares for endorsement in accordance with Section 1302 of the California GCL and have not otherwise failed to perfect or shall not have effectively withdrawn or lost their rights to purchase for cash under the

California GCL (the "Company Dissenting Shares") shall not be converted into the Reorganization Merger Consideration, but, instead, the holders thereof shall be entitled to have their shares purchased by the Company for cash at the fair market value of such Company Dissenting Shares as agreed upon or determined in accordance with the provisions of Section 1300 et seq. of the California GCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the California GCL, such holder's shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time of the Reorganization Merger, into the Reorganization Merger Consideration set forth in Section 2.1 of this Agreement, without any interest thereon.

   (b) The Company shall give Acquisition (i) prompt notice of any demands pursuant to Section 1300 et seq. of the California GCL received by the Company, withdrawals of such demands and any other instruments served pursuant to the California GCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands under Section 1300 et seq. of the California GCL. The Company shall not, except with the prior written consent of Acquisition, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

   SECTION 2.3 Notification of Transfer Agent. Prior to the Reorganization Closing Date, the Company shall notify its transfer agent of the conversion of shares of Company Common Stock and of shares of Merger Sub Common Stock and the cancellation of shares of Company Common Stock pursuant to Section 2.1(a) hereof.

   SECTION 2.4 Stock Certificates. Upon and as of the Effective Time of the Reorganization Merger, by virtue of the Reorganization Merger and without any action on the part of any of the Company or Merger Sub or Parent, the holders of the respective shares, or any other person:

     (a) The shares of Parent Common Stock into which the outstanding shares of Company Common Stock shall have been converted pursuant to Section 2.1(c) hereof shall be represented and evidenced by the same stock certificates that previously represented and evidenced such outstanding shares of Company Common Stock and the holders of the outstanding shares of Company Common Stock so converted shall, at the Effective Time of the Reorganization Merger, become holders of record of the shares of Parent Common Stock issued in consideration therefor upon such conversion without any further action on the part of such holders; and

     (b) Parent, as the holder of the certificate that immediately prior to the Effective Time of the Reorganization Merger evidenced the outstanding shares of Merger Sub Common Stock (such certificate, the "Merger Sub Common Stock Certificate") may, at such holder's option, surrender the same to the Company Surviving Corporation for cancellation, and such holder shall be entitled to receive from the Company Surviving Corporation in exchange therefor a certificate representing and evidencing the shares of Company Surviving Corporation Common Stock into which such holder's outstanding shares of Merger Sub Common Stock shall have been converted and, until surrendered, the Merger Sub Common Stock Certificate shall represent and evidence the shares of Company Surviving Corporation Common Stock into which the outstanding shares of Merger Sub Common Stock theretofore represented and evidenced thereby shall have been converted.

                                   ARTICLE 3.

                             THE ACQUISITION MERGER

   SECTION 3.1 The Acquisition Merger; Filing and Effective Time of the Acquisition Merger. (a) Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time of the Acquisition Merger (as defined in Section 3.1(b)), Acquisition shall be merged with and into Parent. As a result of the Acquisition Merger, the separate corporate existence of Acquisition shall cease and Parent shall be the surviving corporation following the effectiveness of the Acquisition Merger.

   (b) The parties hereto shall cause the Acquisition Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, in such form as required by and executed in accordance with the relevant provisions of the DGCL (the date and time of the filing of the certificate of merger with the Secretary of State of the State of Delaware (or such later time as is agreed to by the parties hereto and set forth therein) being the "Effective Time of the Acquisition Merger").

   SECTION 3.2 Closing. The closing of the Acquisition Merger (the "Acquisition Closing" and, together with the Reorganization Closing, the "Closings") will take place as soon as practicable after satisfaction or waiver of the conditions set forth in Article 9 (the "Acquisition Closing Date" and, together with the Reorganization Merger Closing Date, the "Closing Dates"; it being understood that the parties shall use their best efforts to cause the Closing Dates to be on the same date), at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, unless another date or place is agreed to in writing by the parties hereto.

   SECTION 3.3 Effects of the Acquisition Merger. The Acquisition Merger shall have the effects set forth in the applicable provisions of the DGCL.

   SECTION 3.4 Certificate of Incorporation; By Laws. (a) At the Effective Time of the Acquisition Merger, the certificate of incorporation of Parent as in effect immediately prior to the Effective Time of the Acquisition Merger shall be the certificate of incorporation of the Parent Surviving Corporation until thereafter further amended as provided therein and under the DGCL.

   (b) At the Effective Time of the Acquisition Merger, the by-laws of Parent as in effect immediately prior to the Effective Time of the Acquisition Merger shall be the by-laws of the Parent Surviving Corporation following the Acquisition Merger and thereafter may be amended or repealed in accordance with their terms or the certificate of incorporation of Parent following the Acquisition Merger and as provided under the DGCL.

   SECTION 3.5 Directors and Officers. Subject to Section 8.12, the directors of Acquisition immediately prior to the Effective Time of the Acquisition Merger, together with those directors of Parent not resigning in accordance with Section 8.12, shall be the initial directors of Parent following the Acquisition Merger, each to hold office in accordance with the certificate of incorporation and by-laws of Parent following the Acquisition Merger, and the officers of Parent immediately prior to the Effective Time of the Acquisition Merger shall be the initial officers of Parent following the Acquisition Merger, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

                                   ARTICLE 4.

             EFFECT OF THE ACQUISITION MERGER ON THE CAPITAL STOCK
                           OF PARENT AND ACQUISITION

   SECTION 4.1 Effect on Capital Stock. As of the Effective Time of the Acquisition Merger, by virtue of the Acquisition Merger and without any action on the part of Parent, Acquisition or any holder of any shares of Parent Common Stock or any shares of capital stock of Acquisition:

     (a) Conversion of Common Stock of Acquisition. Each share of common stock of Acquisition issued and outstanding immediately prior to the Effective Time of the Acquisition Merger shall be converted into one newly issued, fully paid and non-assessable share of Parent Common Stock.

     (b) Cancellation of Certain Parent Common Stock. Each share of Parent Common Stock outstanding immediately prior to the Effective Time of the Acquisition Merger that is owned by the Company, Acquisition or Vestar/Gray shall automatically be cancelled and retired and shall cease to exist, and no cash, Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

     (c) Conversion of Parent Common Stock. Except as otherwise provided herein and subject to Section 4.4, each issued and outstanding share of Parent Common Stock (other than any such shares to be cancelled pursuant to Section 4.1(b)) shall be converted into the following (the "Acquisition Merger Consideration"):

       (i) for each share of Parent Common Stock with respect to which an election to receive Parent Common Stock has been effectively made and not revoked or lost, pursuant to Sections 4.3(c), (d) and (e)
    ("Electing Shares"), the right to receive one fully paid and nonassessable share of Parent Common Stock (a "Non-Cash Election Share"); and

       (ii) for each share of Parent Common Stock (other than Electing Shares), the right to receive in cash from Parent following the Acquisition Merger an amount equal to $30 (the "Cash Election Price").

     (d) Cancellation and Retirement of Parent Common Stock. All shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time of the Acquisition Merger shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Parent Common Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Acquisition Merger Consideration (and cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor) upon surrender of such certificate in accordance with Section 4.6.

   SECTION 4.2 [Not Used].

   SECTION 4.3 Parent Common Stock Elections. (a) Each person who, on or prior to the Election Date referred to in (c) below, is a record holder of shares of Company Common Stock and who does not demand appraisal rights in accordance with the California GCL will be entitled, with respect to all or any portion of his shares, to make an unconditional election (a "Non-Cash Election") on or prior to such Election Date to receive Non-Cash Election Shares, on the basis hereinafter set forth.

   (b) Prior to the mailing of the Proxy Statement (as defined in Section 5.23), Acquisition shall appoint a bank or trust company to act as exchange agent (the "Exchange Agent") for the payment of the Acquisition Merger Consideration.

   (c) Parent shall, subject to any required clearance by the Securities and Exchange Commission (the "SEC"), prepare and mail a form of election, which form shall be subject to the reasonable approval of Acquisition (the "Form of Election"), with the Proxy Statement to the record holders of Company Common Stock as of the record date for the Shareholders Meeting (as defined in Section 8.1), which Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to elect (with respect to such holder's shares of Parent Common Stock following the Reorganization Merger) to receive Non-Cash Election Shares upon conversion of any or all of such holder's shares of Parent Common Stock in the Acquisition Merger, subject to the provisions of Section
4.4 hereof. Parent will use its best efforts to make the Form of Election and the Proxy Statement available to all persons who become holders of Company Common Stock during the period between such record date and the Election Date referred to below. Any such holder's election to receive Non-Cash Election Shares shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time on the business day (the "Election Date") preceding the date of the Shareholders Meeting, a Form of Election properly completed and signed.

   (d) Any Form of Election may be revoked by the shareholder submitting it to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m, New York City time, on the Election Date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Acquisition and Parent that the Acquisition Merger has been abandoned.

   (e) The determination of the Exchange Agent shall be binding whether or not elections to receive Non-Cash Election Shares have been properly made or revoked pursuant to this Section 4.3 and when elections and revocations were received by it. If the Exchange Agent determines that any election to receive Non-Cash Election Shares was not properly made with respect to shares of Parent Common Stock, such shares shall be treated by the Exchange Agent as shares which were not Electing Shares at the Effective Time of the Acquisition Merger, and such shares shall be converted in the Acquisition Merger into the right to receive cash pursuant to Section 4.1(c)(ii). The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 4.4, and any such computation shall be conclusive and binding on the holders of shares of Company Common Stock and Parent Common Stock. The Exchange Agent may, with the mutual agreement of Acquisition and Parent, make such rules as are consistent with this Section 4.3 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

   SECTION 4.4 Proration.

   (a) Notwithstanding anything in this Agreement to the contrary, the aggregate number of shares of Parent Common Stock to be converted into the right to receive Parent Common Stock at the Effective Time of the Acquisition Merger (the "Non-Cash Election Number") shall be equal to approximately 456,047 (excluding for this purpose any shares of Parent Common Stock to be canceled pursuant to Section 4.1(b)).

   (b) If the number of Electing Shares exceeds the Non-Cash Election Number, then each Electing Share shall be converted into the right to receive Non-Cash Election Shares or receive cash in accordance with the terms of Section 4.1(c) in the following manner:

     (i) A proration factor (the "Non-Cash Proration Factor") shall be determined by dividing the Non-Cash Election Number by the total number of Electing Shares.

     (ii) The number of Electing Shares covered by each Non-Cash Election to be converted into the right to receive Non-Cash Election Shares shall be determined by multiplying the Non-Cash Proration Factor by the total number of Electing Shares covered by such Non-Cash Election rounded down to the nearest whole number.

     (iii) All Electing Shares, other than those shares converted into the right to receive Non-Cash Election Shares in accordance with Section 4.4(b)(ii), shall be converted into the right to receive cash (on a consistent basis among shareholders who made the election referred to in
  Section 4.1(c)(i), pro rata in accordance with the number of shares as to which they made such election) as if such shares were not Electing Shares in accordance with the terms of Section 4.1(c)(ii).

   (c) If the number of Electing Shares is less than the Non-Cash Election Number, then:

     (i) all Electing Shares shall be converted into the right to receive Parent Common Stock in accordance with the terms of Section 4.1(c)(i);

     (ii) shares of Parent Common Stock other than Electing Shares shall be converted into the right to receive Non-Cash Election Shares in accordance with the terms of 4.1(c) in the following manner:

       (A) a proration factor (the "Cash Proration Factor") shall be determined by dividing (x) the difference between the Non-Cash Election Number and the number of Electing Shares, by (y) the total number of shares of Parent Common Stock other than Electing Shares; and

       (B) the number of shares of Parent Common Stock in addition to Electing Shares to be converted into the right to receive Non-Cash Election Shares shall be determined by multiplying the Cash Proration Factor by the total number of shares other than Electing Shares rounded down to the nearest whole number; and

     (iii) subject to Section 4.2, shares of Parent Common Stock subject to clause (ii) of this paragraph (c) shall be converted into the right to receive Non-Cash Election Shares in accordance with Section 4.1(c)(i) (on a consistent basis among shareholders who held shares of Parent Common Stock as to which they did not make the election referred to in Section 4.1(c)(i), pro rata in accordance with the number of shares as to which they did not make such election).

   SECTION 4.5 Treatment of Options and Other Employee Equity Rights. (a) Upon and as of the Effective Time of the Reorganization Merger and in connection with the Reorganization Merger, to the fullest extent permitted by applicable law, Parent shall assume all of the Company's obligations with respect to any then-outstanding option to acquire shares of Company Common Stock issued under the St. John Knits, Inc. 1993 Stock Option Plan that theretofore shall not have expired or been duly exercised by the holders thereof (each, if any, a "Company Option") and the due exercise of rights under any such Company Option shall entitle the holder thereof to acquire, upon the same terms and conditions that were applicable under the corresponding Company Option, a number of shares of Parent Common Stock identical to the class and number of shares of Company Common Stock that were subject to such corresponding Company Option (a "Parent Option"). Parent and the Company agree to take all corporate and other action as shall be necessary to effectuate the foregoing, and the Company shall use its best efforts to obtain, if required, prior to the Reorganization Closing Date, such consent of each holder of a Company Option as shall be necessary to effectuate the foregoing. Parent shall take all corporate and other action necessary to reserve and make available for issuance upon the due exercise of rights under the Parent Options a sufficient number of shares of Parent Common Stock, and as soon as practicable following the Effective Time of the Reorganization Merger, shall provide to the record holders of the Parent Options appropriate notice of such holders' rights thereunder.

   (b) Immediately following the Effective Time of the Acquisition Merger, each holder of a Parent Option, whether or not then exercisable, will receive in settlement of such Parent Option a cash payment equal to the product of (i) the total number of shares of Parent Common Stock previously subject to such Parent Option and (ii) the excess, if any, of the Cash Election Price over the exercise price per share of Parent Common Stock previously subject to such Parent Option.

   SECTION 4.6 Surrender of Shares; Transfer Books. (a) Exchange Agent. At or prior to the Effective Time of the Acquisition Merger, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Parent Common Stock, the Acquisition Merger Consideration for exchange in accordance with this Article 2. The cash portion of the Acquisition Merger Consideration shall be invested by the Exchange Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such investments will be payable to Parent.

   (b) Exchange Procedures for Shares of Parent Common Stock. As soon as practicable after the Effective Time of the Acquisition Merger, each holder of an outstanding certificate or certificates which prior thereto represented shares of Parent Common Stock shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of Parent Common Stock, if any, to be received by the holder thereof pursuant to this Agreement and the amount of cash, if any, which the holder of such shares has the right to receive pursuant to this Agreement and the cash, if any, payable in lieu of any fractional shares. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time of the Acquisition Merger, there shall be no further transfer on the records of Parent or its transfer agent of certificates representing shares of Parent Common Stock which have been converted pursuant to this Agreement into the right to receive the Acquisition Merger Consideration, and if such certificates are presented to Parent for transfer, they shall be canceled against delivery of cash and, if appropriate, certificates for Non-Cash Election Shares. If any certificate for such Non-Cash Election Shares is to be issued in, or if cash is to be remitted to, a name other than that in which the certificate for Parent Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to Parent or its transfer agent any transfer or other taxes required by reason of the issuance of certificates for such Non-Cash Election Shares in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of Parent or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 4.6(b), each certificate for shares of Parent Common Stock which have been converted into the right to receive the Acquisition Merger Consideration shall be deemed at any time after the Effective Time of the Acquisition Merger to represent only the right to receive upon such surrender the Acquisition Merger Consideration as contemplated by Section 4.1. No interest will be paid or will accrue on any cash payable as Acquisition Merger Consideration or in lieu of any fractional shares of Non-Cash Election Shares.

   (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Non-Cash Election Shares with a record date after the Effective Time of the Acquisition Merger shall be paid to the holder of any unsurrendered certificate for shares of Parent Common Stock with respect to the Non-Cash Election Shares to be received in respect thereof and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
Section 4.6(e) until the surrender of such certificate in accordance with this
Article 4. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole Non-Cash Election Shares issued in connection therewith, without interest, (i) at the time of such surrender the amount of any cash payable in lieu of a fractional share of Non-Cash Election Shares to which such holder is entitled pursuant to Section 4.6(e) and the proportionate amount of dividends or other distributions with a record date after the Effective Time of the Acquisition Merger theretofore paid with respect to such whole Non-Cash Election Shares, and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time of the Acquisition Merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Non-Cash Election Shares.

   (d) No Further Ownership Rights in Parent Common Stock Exchanged For
Cash. All Acquisition Merger Consideration paid upon the surrender for exchange of certificates representing shares of Parent Common Stock in accordance with the terms of this Article 4 (including any cash paid pursuant to Section 4.6(e)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Parent Common Stock exchanged therefor theretofore represented by such certificates.

   (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Non-Cash Election Shares shall be issued in connection with the Acquisition Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent after the Acquisition Merger; and

   (ii) Notwithstanding any other provision of this Agreement, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of certificates and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Common Stock. Each record holder of shares of Parent Common Stock exchanged pursuant to the Acquisition Merger who would otherwise have been entitled to receive a fraction of a Non-Cash Election Share (after taking into account all shares of Parent Common Stock delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) in lieu of such fractional share in an amount equal to the product of such fraction multiplied by the average of the last reported sales price, regular way, per share of Company Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions Tape for the ten business days prior to and including the last business day prior to the day on which the Effective Time of the Acquisition Merger occurs.

   (f) Termination of Exchange Fund. Any portion of the Acquisition Merger Consideration deposited with the Exchange Agent pursuant to this Section 4.6 (the "Exchange Fund") which remains undistributed to the holders of the certificates formerly representing shares of Parent Common Stock for six months after the Effective Time of the Acquisition Merger shall be delivered to Parent, upon demand, and any holders of shares of Parent Common Stock prior to the Acquisition Merger who have not theretofore complied with this Article 4 shall thereafter look only to Parent and only as general creditors thereof for payment of their claim for cash, if any, Non-Cash Election Shares, if any, any cash in lieu of fractional shares of Non-Cash Election Shares, and any dividends or distributions with respect to Non-Cash Election Shares, as applicable, to which such holders may be entitled.

   (g) No Liability. None of Acquisition, Parent, the Company nor the Exchange Agent shall be liable to any person in respect of any shares of Non-Cash Election Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Parent Common Stock immediately prior to the Effective Time of the Acquisition Merger shall not have been surrendered prior to one year after the Effective Time of the Acquisition Merger (or immediately prior to such earlier date on which any cash, if any, any cash in lieu of fractional shares of Non-Cash Election Shares, any dividends or distributions with respect to Non-Cash Election Shares in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 5.5(b)), any such cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

                                   ARTICLE 5.

            REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PARENT

   The Company and Parent hereby jointly and severally represent and warrant to Acquisition that, except as specifically set forth in the SEC Reports (as defined below) filed prior to the date hereof, or the Disclosure Schedule delivered by the Company to Acquisition at or prior to the execution of this Agreement (the "Disclosure Schedule") (provided that the listing of an item in one section of the Disclosure Schedule shall be deemed to be a listing in each section of the Disclosure Schedule to which such item relates only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other section):

   SECTION 5.1 Organization and Qualification; Subsidiaries. (a) Each of the Company and its subsidiaries, including Parent, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority and any necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be in good standing or to have such power, authority and governmental approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below). Each of the Company and its subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. When used in connection with the Company or any of its subsidiaries, the term "Material Adverse Effect" means any change or effect that, either individually or in the aggregate with all other changes or effects, is materially adverse to the business, operations, assets, liabilities (including contingent liabilities), financial condition or results of operations of the Company and its subsidiaries taken as a whole. Prior to the Closing Dates, Parent will take such action as is necessary so that as of the day prior to the Closing Dates Parent will be a Delaware corporation only and not a Barbados corporation.

   (b) Merger Sub was formed on January 28, 1999 solely for the purpose of engaging in the transactions contemplated hereby and, in all material respects, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

   SECTION 5.2 Articles of Incorporation and By-Laws. Included in Section 5.2 of the Disclosure Schedule are a complete and correct copy of the Company's amended and restated articles of incorporation and restated by-laws as in effect on the date hereof and the certificate of incorporation and by-laws of Parent. Such articles of incorporation and by-laws are in full force and effect and no other organizational documents are applicable to or binding upon the Company. Neither the Company nor Parent is in violation of any of the provisions of its respective articles (or certificate) of incorporation or by-laws.

   SECTION 5.3 Capitalization. (a) The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 2,000,000 shares of Preferred Stock, no par value (the "Preferred Stock"). As of January 31, 1999,
(i) 16,581,482 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, and (ii) an aggregate of 914,652 shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Options having an exercise price of less than $30. As of the date hereof, no shares of Preferred Stock are issued and outstanding. Since January 31, 1999, the Company has not issued or reserved for issuance (i) any shares of capital stock or other voting securities of the Company or any of its subsidiaries, except as a result of the exercise of Company Options outstanding at January 31, 1999 or
(ii) any Company Options except as described in this Section 5.3.

   (b) Parent was incorporated under the Company's Act of Barbados pursuant to which it is authorized to issue an unlimited number of shares designated as common shares. On February 1, 1999, pursuant to a Certificate of Domestication in accordance with Section 388 of the Delaware General Corporation Law and a Certificate of Incorporation, Parent was incorporated under the laws of the State of Delaware, pursuant to which it is authorized to issue 10,000 shares of Parent Common Stock, of which, as of the date hereof, 1,000 shares are issued and outstanding (the "Outstanding Parent Common Shares") and owned of record by the Company. The number of authorized and outstanding shares of Parent Common Stock immediately prior to the Effective Time of the Reorganization Merger shall be equal to the number of shares of Company Common Stock issued and outstanding as of the date hereof plus the number of shares issuable upon the exercise of options or other securities described in this Section 5.3.

   (c) Other than Company Options outstanding as of the date hereof and the Company Rights, neither the Company nor Parent has issued or reserved for issuance (i) any options or other rights to acquire from the Company or Parent or any of their respective subsidiaries, and no obligation of the Company or Parent or any of their respective subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or Parent or any of their respective subsidiaries and (ii) no equity equivalents, interests in the ownership or earnings of the Company or Parent or any of its subsidiaries or other similar rights (collectively, with the Company Options, and including securities of Parent, "Company Securities"). All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no outstanding obligations of the Company or Parent or any of their respective subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity. Except for the Company Options and the Company Rights, there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or Parent or any of their respective subsidiaries to which the Company or Parent or any of their respective subsidiaries is a party. Section 5.3 of the Disclosure Schedule sets forth a true and complete list of the subsidiaries of the Company which evidences, among other things, the amount of capital stock or other equity interests owned by the Company, directly or indirectly, in such subsidiaries or associated entities. Each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company or another wholly owned subsidiary of the Company and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever, except as set forth on
Section 5.3 of the Disclosure Schedule. No entity in which the Company owns, directly or indirectly, less than a 50% equity interest is, individually or when taken together with all such other entities, material to the business of the Company and its subsidiaries taken as a whole. As of the date hereof, the outstanding indebtedness for borrowed money of the Company and its subsidiaries is set forth in Section 5.3 of the Disclosure Schedule. The outstanding indebtedness under the Company's line of credit with Bank of America National Trust and Savings Association may be prepaid in full without penalty in accordance with the terms of such line of credit.

   (d) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value ("Merger Sub Common Stock"), of which, as of the date hereof, 1,000 shares are issued and outstanding (the "Outstanding Merger Sub Common Shares") and owned of record by Parent.

   SECTION 5.4 Authority Relative to This Agreement. Each of the Company and Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (other than, with respect to (i) the Reorganization Merger, the approval of this Agreement by the Requisite Shareholder Approval (as defined in Section 5.20), as required by the California GCL, and the filing of appropriate merger documents with the Secretary of State of the State of California as required by the California GCL and (ii) the Acquisition Merger, the adoption of this Agreement by the Company, as sole stockholder of Parent, as required by the DGCL, and the filing of appropriate merger documents with the Secretary of State of the State of Delaware as required by the DGCL). The execution, delivery and performance this Agreement by the Company and Parent and the consummation by the Company and Parent of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company or Parent are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to (i) the Reorganization Merger, the Requisite Shareholder Approval, as required by the California GCL, and the filing of appropriate merger documents with the Secretary of State of the State of California as required by the California GCL and (ii) the Acquisition Merger, the adoption of this Agreement by the Company, as sole stockholder of Parent, as required by the DGCL, and the filing of appropriate merger documents with the Secretary of State of the State of Delaware as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and Parent and constitutes a legal, valid and binding obligation of the Company and Parent enforceable against the Company and Parent in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, reorganization, moratorium or other laws now or hereafter in effect, relating to or limiting creditor's rights generally, and (b) general principles of equity (whether considered in an action in equity or at law) which provide, among other things, that the remedies of specific performance and injunction and other forms of equitable relief are subject to equitable defenses and to the discretion of the court. Parent will, promptly following the execution of this Agreement, approve this Agreement and the Reorganization Merger in its capacity as the sole shareholder of Merger Sub. As a result of the foregoing actions, the only approval required to authorize the Reorganization Merger on the part of Parent, the Company and Merger Sub is the Requisite Shareholder Approval in connection with the Reorganization Merger and the adoption of this Agreement by the Company, as sole stockholder of Parent, in connection with the Acquisition Merger.

   SECTION 5.5 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company and Parent and the consummation of the transactions contemplated hereby would not result in or give rise to any: (i) conflict with or violate the articles of incorporation or by-laws of the Company or the equivalent organizational documents of any of its subsidiaries; (ii) conflict with or violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or affected; or
(iii) breach or violation of or default (or an event which with notice or lapse of time or both could become a default) or loss of a material benefit under, or right of termination, amendment, acceleration or cancellation of, or alteration of rights under or require the consent or approval of any person under, or creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, or preemptive or similar rights under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit (including any Environmental Permit), franchise, joint venture agreement, limited liability agreement, partnership agreement or other instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except, in the case of clauses (ii) and (iii) to the extent that any of the foregoing would not reasonably be expected to result in a Material Adverse Effect.

   (b) The execution, delivery and performance of this Agreement by the Company, Parent and Merger Sub and the consummation of the Mergers by the Company and Parent do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Federal, state or local government or any court, administrative agency or commission or other governmental authority, official or agency, domestic or foreign (a "Governmental Entity"), except for (i) the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, (ii) the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), state securities, takeover and Blue Sky laws and (iv) the filing and recordation of appropriate merger or other documents as required by the California GCL or the DGCL.

   SECTION 5.6 Compliance. Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or affected or
(ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

   SECTION 5.7 SEC Filings; Financial Statements; Undisclosed
Liabilities. (a) The Company has filed all forms, reports, statements, schedules, registration statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC") since November 1, 1996 (the "SEC Reports"), each of which has complied in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed or as amended. No subsidiary of the Company is required to file any form, report, statement, schedule, registration statement or other document with the SEC. No SEC Report, when filed (or, if amended or superseded by a filing prior to the date of this Agreement or of the Closing Dates, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to Acquisition prior to the date hereof), none of the SEC Reports filed prior to the date hereof contains any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

   (b) Each of the audited and unaudited consolidated financial statements of the Company (including any related notes thereto) included in the SEC Reports filed prior to the date hereof and the audited financial consolidated financial statements of the Company (including any related notes thereto) to be included in the Company's Annual Report on Form 10-K for the fiscal year ended November 1, 1998, have been prepared in accordance with generally accepted accounting principles (except in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the relevant periods (except as may be indicated in the notes thereto), and present fairly the consolidated financial position and consolidated results of operations and changes in cash flows of the Company and its subsidiaries as of the respective dates or for the respective periods reflected therein, except, in the case of the unaudited interim financial statements, for the absence of footnotes and to normal and recurring year-end adjustments that are not material.

   (c) Except as set forth in the SEC Reports filed prior to the date of this Agreement and except to the extent set forth on the consolidated balance sheet of the Company and its subsidiaries at November 1, 1998, or in the notes thereto, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied, except for liabilities or obligations incurred in the ordinary course of business since November 1, 1998, none of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

   SECTION 5.8 Absence of Certain Changes or Events. Since November 1, 1998, the Company and its subsidiaries have conducted their businesses only in the ordinary course and, since such date, there has not been (i) any condition, event or occurrence which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect or (ii) any action which, if it had been taken after the date hereof, would have required the consent of Acquisition under Section 7.1 hereof.

   SECTION 5.9 Absence of Litigation. As of the date of this Agreement, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or against or involving any properties or rights of the Company or any of its subsidiaries, before any Governmental Entity (collectively, "Litigation"), which (i) if adversely determined, would, individually or in the aggregate in the case of related claims, result in liability to the Company in excess of $500,000 or (ii) seek to delay or prevent the consummation of the transactions contemplated hereby. All matters disclosed in Section 5.9 of the Disclosure Schedule (other than the claims, suits, actions, proceedings or investigations relating to the transactions contemplated by this Agreement (and other claims substantially similar thereto)), and any other Litigation involving the Company, taken together, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which, insofar as can be reasonably foreseen in the future, would reasonably be expected to have a Material Adverse Effect or would prevent or delay the consummation of the transactions contemplated hereby. As of the date of this Agreement, no officer or director of the Company is a defendant in any litigation commenced by shareholders of the Company with respect to the performance of his or her duties as an officer and/or director of the Company under any federal or state law (including litigation under federal and state securities laws). There exist no indemnification agreements with any of the directors and officers of the Company.

   SECTION 5.10 Properties. (a) The Company or its subsidiaries has good, valid and, in the case of the Owned Properties (as defined below), marketable fee title, to all of the (i) real property and interests in real property indicated as being owned by the Company and its subsidiaries in the financial statements included in the SEC Reports, except for properties sold or otherwise disposed of in the ordinary course of business (the "Owned Properties"), and (ii) leasehold estates in all leased real properties indicated as being leased by the Company and its subsidiaries in the financial statements included in the SEC Reports, except leasehold interests terminated in the ordinary course of business (the "Leased Properties"; the Owned Properties and Leased Properties being sometimes referred to herein as the "Real Properties"), in each case free and clear of all mortgages, liens, security interests, easements, covenants, rights-of-way and other similar restrictions and encumbrances ("Encumbrances"), except where the failure to have such marketable fee title would not interfere in any material respect with the conduct of business of the Company as currently conducted.

   (b) No consent or approval is required to be obtained under any agreement by which the Company or any of its subsidiaries has obtained a leasehold interest in any Leased Property (each such agreement a "Lease") by or with respect to the Company or any subsidiary of the Company, and no right of termination shall arise under any Lease nor does any landlord have the right to increase the rent payable under any Lease, in each case in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except to the extent that any of the foregoing, individually or in the aggregate, would not have a Material Adverse Effect.

   (c) Neither the Company nor any of its subsidiaries is obligated under or bound by any option, right of first refusal, purchase contract, or other contractual right to sell or dispose of any Owned Property or any portions thereof or interests therein which property, portions and interests, individually or in the aggregate, are material to the Company.

   (d) Neither the Company nor any of its subsidiaries (or any of the affiliates of any of the foregoing) has an ownership, financial or other interest in the landlord under any of the Company Leases, which exceeds a 50% ownership, financial or other interest in such landlord.

   SECTION 5.11 Employee Benefit Plans. (a) Section 5.11(a) of the Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether oral or written, under which any employee or former employee of the Company or its subsidiaries has any present or future right to benefits or under which the Company or its subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans".

   (b) No Company Plan (i) is a multiemployer plan within the meaning of
Section 4001(a)(3) of ERISA (and neither the Company nor any of its subsidiaries has, at any time, contributed to nor had an obligation to contribute to any such multiemployer plan) or (ii) is an "employee pension plan" within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA.

   (c) With respect to each Company Plan, the Company has delivered to Acquisition a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable:
(i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) the most recent summary plan description and other written communications (or a description of any oral communications) by the Company or its subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney's response to an auditor's request for information.

   (d) (i) Each Company Plan has been established and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code") and other applicable laws, rules and regulations; (ii) each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified, to the knowledge of the Company, and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification;
(iii) no event has occurred and no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (v) no non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Plan; (vi) no Company Plan provides retiree welfare benefits and neither the Company nor its subsidiaries have any obligations to provide any retiree welfare benefits (except to the extent retirees are entitled to benefits pursuant to Section 6.01 et seq. of ERISA); and (vii) all awards, grants or bonuses made pursuant to any Company Plan have been, or will be, fully deductible to the Company or its subsidiaries notwithstanding the provisions of
Section 162(m) of the Code and the regulations promulgated thereunder.

   (e) With respect to any Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened and (ii) to the knowledge of the Company, no facts or circumstances exist that would give rise to any such actions, suits or claims.

   (f) The consummation of the Mergers and other transactions contemplated by this Agreement will not (i) entitle any Company employee or director to severance pay, (ii) result in the payment to any present or former employee of the Company or its subsidiaries of any money or other property or accelerate the time of payment or vesting, or increase the amount payable or provide any other rights or benefits to any present or former employee of the Company or its subsidiaries, whether or not such payment would constitute a parachute payment within the meaning of Section 280G of the Code.

  SECTION 5.12 Tax Matters. Except to the extent the failure of any representation made in this Section 5.12 to be true and correct which, when taken in the aggregate with all other such failures (regarding the representations made in this Section 5.12 only), would not have a Material Adverse Effect:

     (a) All Tax Returns required to be filed by or with respect to the Company and its subsidiaries have been timely filed or requests for extensions to file such Tax Returns have been timely filed and the Company and its subsidiaries are within such period of extension. The Company and its subsidiaries have (i) timely paid all Taxes shown to be due on such Tax Returns or that have been assessed in writing by any taxing authority, except for Taxes contested in good faith and (ii) provided adequate reserves (in addition to reserves for deferred Taxes, which reflect differences between the book and tax bases in assets and liabilities) for Taxes (whether or not shown to be due on any Tax Return) on the financial statements in accordance with generally accepted accounting principles.

     (b) There are no liens for unpaid Taxes against the property of the Company or any of its subsidiaries, except with respect to Taxes not yet due or payable.

     (c) The statute of limitations with respect to the U.S. Federal, California and all other state income tax returns of the Company and its subsidiaries for all periods through 1992 has expired.

     (d) No audit or other proceeding by any taxing authority has formally commenced, and no written notification has been given to the Company or any of its subsidiaries that such an audit or other proceeding is pending or threatened with respect to any Taxes of the Company or any subsidiary of the Company, in each case that could reasonably be expected to result in an assessment for Taxes. No assessment of Tax has been proposed in writing against the Company or any of its subsidiaries or any of their assets, except for assessments contested by the Company or any of its subsidiaries in good faith.

     (e) Neither the Company nor any of the subsidiaries is a party to, bound by or has any obligation under any Tax sharing or similar contract or arrangement.

     (f) None of the Company or any of its subsidiaries (i) has been a member of an affiliated group (within the meaning of the Code) filing a consolidated federal Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for any Tax of any person under Reg. Section 1.1502-6 of the Treasury Regulations promulgated under the Code (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

     (g) As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental entity. As used herein, "Tax Return" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

   SECTION 5.13 Environmental Laws. Except to the extent that any inaccuracy, individually or in the aggregate with any other inaccuracy under any of the following representations, would not reasonably be expected to have a Material Adverse Effect, (a) each of the Company and each of its subsidiaries complies and has complied with all Environmental Laws applicable to the properties, assets or businesses of the Company and its subsidiaries, and possesses and complies with and has possessed and complied with all Environmental Permits required under such laws; (b) none of the Company and its subsidiaries has received any Environmental Claim, and none of the Company and its subsidiaries is aware after reasonable inquiry of any threatened Environmental Claim or of any Environmental Claim pending or threatened against any entity for which the Company or any of its subsidiaries may be responsible; (c) none of the Company and its subsidiaries has assumed, contractually or by operation of law, any liabilities or obligations under any Environmental Laws; (d) there are no past or present events, conditions, circumstances, practices, plans or legal requirements that would reasonably be expected to result in liability to the Company or any of its subsidiaries under Environmental Laws, prevent, or reasonably be expected to increase the burden on the Company or any subsidiary of, complying with Environmental Laws or of obtaining, renewing, or complying with all Environmental Permits required under such laws; (e) there are and have been no Hazardous Materials or other conditions at or from any property owned, operated or otherwise used by the Company or any subsidiary now or in the past that would reasonably be expected to give rise to liability of the Company or any subsidiary under any Environmental Law; and (f) the Company has provided to Acquisition all Environmental Reports in the possession or control of the Company or any of its subsidiaries. For purposes of this Agreement, the following terms shall have the following meanings:

     "Environmental Claim" means any written or oral notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its subsidiaries or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (iii) otherwise relating to obligations or liabilities under any Environmental Laws.

     "Environmental Laws" means all applicable statutes, rules, regulations, ordinances, orders, decrees and common law, in each case of any Governmental Entity, as they exist at the date hereof, relating in any manner to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state laws.

     "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required for the Company and the operations of the Company's and its subsidiaries' facilities and otherwise to conduct its business under Environmental Laws.

     "Environmental Report" means any report, study, assessment, audit, or other similar document that addresses any issue of noncompliance with, or liability under, any Environmental Law that may affect the Company or any of its subsidiaries.

     "Hazardous Materials" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, whether or not any such substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

   SECTION 5.14 Material Contract Defaults; Non-Compete. (a) Neither the Company nor any of its subsidiaries is, or has received any notice or has any knowledge that any other party is, in default or unable to perform in any respect under any material contracts, agreements, commitments, arrangements, leases, licenses, policies or other instruments to which it or any of its subsidiaries is a party or by which it or any such subsidiary is bound ("Material Contracts"), except for those defaults which would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default, except for those defaults which would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. The Company is not a party to any Material Contract that is required to be disclosed as an exhibit to the SEC Documents in accordance with the rules and regulations of the SEC that has not been so disclosed.

   (b) Neither the Company nor any of its subsidiaries is a party to any agreement that expressly limits the ability of the Company or any of its subsidiaries to compete in or conduct any line of business or compete with any person in any geographic area or during any period of time.

   SECTION 5.15 Intellectual Property. (a) Section 5.15(a) of the Disclosure Schedule sets forth (i) all material Intellectual Property necessary to operate the business of the Company as currently conducted ("Company IP") which is owned by the Company or its subsidiaries and which has been registered or filed with any Governmental Entity which regulates the filing of applications for any Intellectual Property, (ii) all unregistered trademarks that are necessary to operate the business as currently conducted and (iii) all licenses, consents and other agreements concerning Company IP ("IP Licenses") that are necessary to operate the business as currently conducted. The Company and/or its subsidiaries (i) owns or has the right to use all the Intellectual Property necessary for the Company and its subsidiaries to conduct their business substantially as is currently conducted and consistent with past practice, and
(ii) with respect to any registered trademarks owned or used by the Company or its subsidiaries in the United States, the corresponding Company IP in all other countries in which the Company and/or any of its subsidiaries currently conducts business except, in the case of this clause (ii), to the extent that the failure to own or have the right to use such Intellectual Property would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

   (b) Except to the extent that such would not individually or in the aggregate interfere in any material respect with the conduct of the business of the Company as currently conducted: (i) all of the issued registrations for the Company IP are valid, enforceable and unexpired, are free of liens and other encumbrances, have not been abandoned, to the knowledge of the Company, do not infringe the Intellectual Property of any third party and, to the knowledge of the Company, are not being infringed by any third party; (ii) no judgment, decree, injunction, rule or order has been rendered or, to the knowledge of the Company, is threatened by any Governmental Entity that seeks to limit or impair the validity of (or the Company or any subsidiary's right to own or use) any Company IP; (iii) no action, suit or proceeding is pending, or to the knowledge of the Company, threatened that seeks to limit, cancel or question the validity of (or the Company or any subsidiary's right to own or use) any Company IP;
(iv) the Company has taken and takes all reasonable steps to protect and maintain the Company IP; (v) to the knowledge of the Company, no party to an IP License is, or is alleged to be, in material breach or default thereunder; and
(vi) the transactions contemplated by this Agreement shall not in any material respect impair or limit the rights of the Company or any of its subsidiaries under any IP License, or cause any material additional payments to be due thereunder.

   For the purposes of this Section 5.15, "Intellectual Property" shall mean all U.S., state and foreign intellectual property, including all (a) inventions, processes, designs, techniques, technology, and related improvements and know-how, whether or not patented or patentable; (b) registered copyrights and works of authorship in any media, including computer software, databases and related items, graphics, artwork, photography, advertising and promotional materials, designs, copyrightable elements of pictorial, graphic or sculptural works, utilitarian objects or items of clothing, Internet site content, and all other authors' rights, including "moral rights"; (c) trademarks, service marks, trade names, brand names, corporate names, registered domain names, logos, trade dress and all elements thereof, the goodwill of any business symbolized thereby, and all common-law rights relating thereto (collectively, the "Trademarks"); and (d) trade secrets and other confidential information.

   SECTION 5.16 Transactions with Affiliates. From November 1, 1996 through the date of this Agreement, except as set forth in the SEC Documents, there has been no transaction, agreement, arrangement or understanding, or any related series thereof, between the Company or its subsidiaries or contractors, on the one hand, and the Company's affiliates (other than wholly-owned (excluding directors' and nominee shares) subsidiaries of the Company), on the other hand, in which the amount or value involved exceeded $60,000. As used in the definition of "affiliate", the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise.

   SECTION 5.17 Brokers. No broker, finder or investment banker (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Wasserstein Perella & Co., Inc. ("Wasserstein Perella" and, collectively with Merrill Lynch, the "Financial Advisors")) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or the Independent Committee. The Company and Parent have heretofore furnished to Acquisition a complete and correct copy of all agreements between the Company and/or Parent and each of the Financial Advisors pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby. The aggregate fees payable under such agreements will not exceed $4.3 million, plus reimbursement for out-of-pocket expenses.

   SECTION 5.18 Opinion of Financial Advisors. (a) The Company and the Independent Committee of the Board of Directors of the Company specially formed for the purpose of reviewing the transactions contemplated by this Agreement (the "Independent Committee") have received the opinion of Merrill Lynch dated the date of this Agreement, to the effect that the consideration to be received in the Acquisition Merger by the Company's (and, following the Reorganization Merger, Parent's) shareholders is fair to such shareholders from a financial point of view, a true and complete copy of which opinion has been delivered to Acquisition. The Company has been authorized by Merrill Lynch to permit the inclusion of such fairness opinion and any other reports, opinions or appraisals (within the meaning of Item 9 of Schedule 13E-3 under the Exchange
Act) of Merrill Lynch related to the transactions contemplated by this Agreement in the Form S-4, the Proxy Statement, and the Schedule 13E-3.

   (b) The Independent Committee has received the opinion of Wasserstein Perella & Co. Inc. dated the date of this Agreement, to the effect that the consideration to be received in the Acquisition Merger by the Company's (and, following the Reorganization Merger, Parent's) shareholders is fair to such shareholders from a financial point of view, a true and complete copy of which opinion has been delivered to Acquisition. The Company has been authorized by Wasserstein Perella to permit the inclusion of such fairness opinion and any other reports, opinions or appraisals (within the meaning of Item 9 of Schedule 13E-3 under the Exchange Act) of Wasserstein Perella related to the transactions contemplated by this Agreement in the Form S-4, the Proxy Statement, and the Schedule 13E-3.

   SECTION 5.19 Board Recommendation; Approval of Independent
Committee. (a) The Board of Directors of the Company, at a meeting duly called and held on February 2, 1999, has by unanimous vote of those directors present (who constituted 100% of the directors then in office), other than those directors who would be considered "interested directors" under Section 310 of the California GCL, (i) determined that this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, taken together, are advisable and are fair to and in the best interests of the shareholders of the Company, and (ii) resolved to recommend that the holders of the shares of Company Common Stock approve the principal terms of this Agreement and approve the transactions contemplated hereby, including the Mergers.

   (b) The Board of Directors of Parent, at a meeting duly called and held on February 2, 1999, has by unanimous vote of those directors present (who constituted 100% of the directors then in office), other than those directors who would be considered "interested directors" under Section 310 of the California GCL, (i) determined that this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, including the Acquisition Merger, taken together, are advisable and are fair to and in the best interests of the shareholders of Parent, and (ii) resolved to recommend that the holders of the shares of Parent Common Stock adopt this Agreement.

   (c) The Independent Committee has, by unanimous vote, recommended that the Board of Directors of the Company approve this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby on February 2, 1999.

   SECTION 5.20 Vote Required; State Takeover Statutes. (a) The affirmative vote of (i) the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon and (ii) the holders of a majority of the Company Common Stock present in person or by proxy and voting at the Shareholders Meeting, excluding for such purposes shares of the persons indicated on the Schedule 13D filed with the SEC on December 17, 1998, as amended, with respect to shares of Company Common Stock ((i) and (ii) together, the "Requisite Shareholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the principal terms of this Agreement and approve the Reorganization Merger and the other transactions contemplated hereby. No vote of the stockholders of the Company or any of its subsidiaries is required to approve the Voting Agreement.

   (b) The affirmative vote of the Company, as the sole stockholder of Parent, is the only vote of the holders of any class or series of Parent's capital stock necessary to adopt this Agreement.

   (c) No provision of the articles of incorporation, by-laws or other governing instruments of the Company or any of its subsidiaries (including Parent) or any applicable law would, directly or indirectly, restrict or impair the ability of Vestar/Gray (i) to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of the Company and its subsidiaries (including Parent) that may be beneficially owned by Vestar/Gray or (ii) to consummate the Mergers.

   SECTION 5.21 Proxy Statement. None of the information supplied by the Company or Parent for inclusion in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Common Stock of Parent following the Mergers (such Form S-4, as amended or supplemented, is herein referred to as the "Form S-4") will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders Meeting (as defined in Section 8.1) (such proxy statement, as amended or supplemented, is herein referred to as the "Proxy Statement") will, at the date it is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (iii) the Statement on Schedule 13E-3 (such statement, as amended or supplemented, is herein referred to as the "Schedule 13E-3") to be filed with the SEC by the Company concurrently with the filing of the Proxy Statement will, at the time it is first filed with the SEC, and at any time it is amended or supplemented and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will, as of its effective date, and the prospectus contained therein will, as of its date, comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company or Parent with respect to statements made or incorporated by reference therein based on information supplied in writing by Acquisition specifically for inclusion in the Proxy Statement.

   SECTION 5.22 Rights Plan. The Board of Directors of the Company has adopted a resolution designating Vestar Capital Partners III, L.P. and its affiliates, Vestar/Gray and Acquisition as "Exempt Persons" under the Rights Agreement between the Company and Harris Trust Company of California dated as of November 9, 1998 (the "Rights Agreement") (without redeeming the Company Rights), the net effect of which is that (a) neither the execution or delivery of this Agreement or the Voting Agreement, nor the consummation of the transactions contemplated by such Agreements (including the transactions contemplated by the Voting Agreement and the consummation of the Mergers) will (i) cause any Company Rights to become exercisable or to separate from the shares of Company Common Stock to which they are attached, (ii) cause Vestar/Gray or Acquisition or any of their affiliates to be an Acquiring Person (as defined in the Rights Agreement) in connection with the transactions contemplated hereby or (iii) trigger any other provisions of the Rights Agreement, including giving rise to a Distribution Date (as defined in the Rights Agreement) in connection with the transactions contemplated hereby and such resolution shall remain in full force and effect at all times from and after the date hereof.

                                   ARTICLE 6.

                         REPRESENTATIONS AND WARRANTIES
                                 OF ACQUISITION

   Acquisition hereby represents and warrants to the Company that:

   SECTION 6.1 Corporate Organization. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority and any necessary governmental approval to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to prevent the consummation of the Mergers.

   SECTION 6.2 Authority Relative to This Agreement. Acquisition has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Acquisition and the consummation by Acquisition of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquisition other than filing and recordation of appropriate merger documents as required by the DGCL. This Agreement has been duly executed and delivered by Acquisition and, assuming due authorization, execution and delivery by the Company and Parent, constitutes a legal, valid and binding obligation of Acquisition enforceable against it in accordance with its terms. Vestar/Gray will, in its capacity as sole stockholder of Acquisition, promptly following the execution of this Agreement adopt this Agreement in accordance with the DGCL.

   SECTION 6.3 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by Acquisition does not and will not: (i) conflict with or violate the certificate of incorporation or by-laws of Acquisition; (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i), (ii) and (iii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Acquisition or by which it or its properties are bound or affected; or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a material benefit under, or give rise to any pre-emptive or any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Acquisition pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquisition is a party or by which Acquisition or any of its properties are bound or affected, except, in the case of clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to prevent the consummation of the Mergers.

   (b) The execution, delivery and performance of this Agreement by Acquisition does not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except
(i) for the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, the Securities Act and the rules and regulations promulgated thereunder, the HSR Act, state securities, takeover and Blue Sky laws and (ii) the filing and recordation of appropriate merger or other documents as required by the DGCL.

   SECTION 6.4 Proxy Statement; Schedule 13E-3. None of the information supplied in writing by Acquisition specifically for inclusion in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (iii) the Schedule 13E-3 will, at the time it is first filed with the SEC, and at any time it is amended or supplemented and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Acquisition makes no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in or incorporated by reference in any of the foregoing documents.

   SECTION 6.5 Brokers. No broker, finder or investment banker (other than as set forth in Schedule 6.5) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Acquisition.

   SECTION 6.6 Commitment Letters. Acquisition has delivered to each of the Company and Parent executed letters (a) committing Vestar to cause to be contributed to Acquisition in connection with the Acquisition Merger cash equity in an amount equal to $146,526,664, (b) committing The Chase Manhattan Bank to provide senior debt financing to Parent in the amount of $180,000,000, consisting of a $155,000,000 term loan and a $25,000,000 revolving credit facility, in connection with the Acquisition Merger, and (c) stating that Chase Securities Inc. is highly confident that it can provide subordinated debt financing to Parent in connection with the Acquisition Merger in an amount equal to $160,000,000 (collectively, the "Commitment Letters"). As of the date of this Agreement, the Commitment Letters provided to the Company and Parent are in full force and have not been amended in any material respect.

   SECTION 6.7 Newly Formed Entity. Acquisition was formed on January 29, 1999 solely for the purpose of engaging in the transactions contemplated by this Agreement and, in all material respects, has not engaged in any other business activities or conducted any operations other than in connection with the transactions contemplated hereby.

   SECTION 6.8 Capitalization. The authorized capital stock of Acquisition consists of 1,000 shares of common stock, par value $.01 per share, of which, as of the date hereof, 1,000 shares are issued and outstanding and owned of record by Vestar/Gray. Immediately prior to the Effective Time of the Acquisition Merger, the authorized capital stock of Acquisition shall be increased to 7,100,000 and the number of issued and outstanding shares of common stock immediately prior to the Effective Time of the Acquisition Merger shall be increased to 6,546,252.

                                   ARTICLE 7.

                    CONDUCT OF BUSINESS PENDING THE MERGERS

   SECTION 7.1 Conduct of Business of the Company Pending the Mergers. The Company covenants and agrees that, during the period from the date hereof to the Effective Time of the Acquisition Merger, unless Acquisition gives its prior written consent, the businesses of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in compliance with applicable laws; and the Company and its subsidiaries shall each use its reasonable best efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. Except as expressly contemplated by this Agreement or as set forth in the Disclosure Schedule, by way of amplification and not limitation, neither the Company nor any of its subsidiaries shall, between the date of this Agreement and the Effective Time of the Acquisition Merger, directly or indirectly do or commit to do any of the following without the prior written consent of Acquisition:

     (a) amend or otherwise change the articles of incorporation or by-laws or equivalent organizational documents of the Company or any of its subsidiaries;

     (b) issue, deliver, sell, lease, sell and leaseback, pledge, dispose of or encumber, or authorize or commit to the issuance, delivery, sale, lease, sale/leaseback, pledge, disposition or encumbrance of, (i) any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of the Company or any of its subsidiaries (except for the issuance and delivery of shares of Company Common Stock issuable in accordance with the terms of Stock Options outstanding as of January 1, 1999) or (ii) any material assets of the Company or any of its subsidiaries, other than assets sold, leased, pledged, disposed of or encumbered in the ordinary course of business consistent with past practice;

     (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for the Company's regular quarterly dividend in an amount not in excess of $.025 per share per quarter;

     (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company or any of its subsidiaries;

     (e) (i) repurchase, repay or incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person; (ii) enter into any material contract or agreement or any Leases; or (iii) enter into or amend any material contract, lease, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 7.1(e), other than in the ordinary course of business consistent with past practice;

     (f) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, (i) increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries, who are not directors or officers of the Company, in the ordinary course of business and consistent with the Company's past practice, (ii) grant any severance or termination pay not currently required to be paid under existing severance plans to, or enter into any employment, consulting or severance agreement or arrangement with, any present or former director, officer or other employee of the Company or any of its subsidiaries or (iii) establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any present or former directors, officers or employees or the Company or any of its subsidiaries;

     (g) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it;

     (h) make any material tax election, make or change any material method of accounting with respect to any Tax, file any amended Tax Return with respect to any material Tax or settle or compromise any material federal, state, local or foreign tax liability;

     (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Mergers);

     (j) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

     (k) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business consistent with past practice, or waive, release, grant, or transfer any rights of value;

     (l) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement), other than settlements not in excess of amounts specifically reserved for in respect of the subject litigation in the most recent consolidated financial statements of the Company included in the SEC Documents (provided such settlement documents do not involve any material non-monetary obligations on the part of the Company);

     (m) close, shut down or otherwise eliminate any of its facilities;

     (n) change the composition, fill any vacancies or increase the size of the Company's Board of Directors;

     (o) amend, modify or waive any provision of the Rights Agreement, or take any action to redeem the Rights or render the Rights inapplicable to any transaction other than the Mergers and the transactions contemplated by the Voting Agreement other than in accordance with Section 8.14(b);

     (p) amend or modify in any material respect or terminate any existing IP License, execute any new IP License, sell, license or otherwise dispose of, in whole or in part, any Company IP, and/or subject any Company IP to any lien or other encumbrance; or

     (q) take or agree to take in writing or otherwise, any of the actions described in Sections 7.1(a) through 7.1(p).

   SECTION 7.2 WARN. Neither the Company nor any of its subsidiaries shall effectuate a "plant closing" or "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any subsidiary, without notifying Acquisition or its affiliates in advance and without complying with the notice requirements and other provisions of WARN.

                                   ARTICLE 8.

                             ADDITIONAL AGREEMENTS

   SECTION 8.1 Shareholders Meeting. (a) The Company, acting through its Board of Directors, will, as reasonably promptly as practicable following the date of this Agreement and in consultation with Acquisition, (i) duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of considering and approving the principal terms of this Agreement and the Reorganization Merger and the other transactions contemplated hereby (the "Shareholders Meeting") and
(ii) (A) except to the extent modified in accordance with this Section 8.01, include in the Proxy Statement the unanimous recommendation of the Board of Directors that the shareholders of the Company vote in favor of the approval of the principal terms of this Agreement and the Reorganization Merger and the transactions contemplated hereby and the written opinions of the Financial Advisors that the consideration to be received by the shareholders of the Company and the Parent pursuant to the Mergers is fair to such shareholders from a financial point of view and (B) use its reasonable best efforts to obtain the necessary approval of the principal terms of this Agreement and Reorganization Merger and the other transactions contemplated hereby by its shareholders. The Board of Directors of the Company shall not withdraw, amend or modify in a manner adverse to Acquisition its recommendation referred to in clause (ii) (A) of the preceding sentence (or announce publicly its intention to do so). Notwithstanding the foregoing, prior to the receipt of the Requisite Shareholder Approval, the Board of Directors shall be permitted to withdraw, amend or modify its recommendation (or publicly announce its intention to do so) of this Agreement and the Reorganization Merger and the other transactions contemplated by this Agreement in a manner adverse to Acquisition if: (1) the Company has complied with Section 8.4, (2) a Superior Proposal (as defined in
Section 8.4) shall have been proposed by any person other than Acquisition and such proposal is pending at the time of such action; (3) the Board of Directors shall have concluded in good faith, after consultation with its outside legal counsel, that the Board of Directors is required to withdraw, amend or modify its recommendation in order to comply with its fiduciary duties to the shareholders of the Company under applicable law; and (4) the Company shall have notified Acquisition of such Superior Proposal at least 48 hours in advance of such action; and

   (b) Parent, acting through its Board of Directors, will, as promptly as practicable following the date of this Agreement and in consultation with Acquisition, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Merger Agreement. The Company, acting in its capacity as sole stockholder of Parent (i) agrees to vote at such meeting all the shares of Parent Common Stock held by the Company in favor of the adoption of this Agreement and (ii) hereby irrevocably waives any rights of appraisal with respect to the Acquisition Merger or right to dissent from the Acquisition Merger that the Company may have.

   SECTION 8.2 Proxy Statement; Form S-4; Schedule 13E-3. As soon as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare the Proxy Statement and the Schedule 13E-3, and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included, and the Schedule 13E-3. The Company and Parent shall use their reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company and Parent will use their reasonable best efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. The Company and Parent shall also take any action reasonably required to be taken under any applicable state securities laws in connection with the registration and qualification in connection with the Mergers of common stock of Parent following the Mergers. The information provided by Parent and the Company for use in the Form S-4, the Proxy Statement and the Schedule 13E-3, and to be supplied by Acquisition in writing specifically for use in the Form S-4, the Proxy Statement and the
Schedule 13E-3, shall, at the time the Form S-4 becomes effective and on the date of the Shareholders Meeting referred to above, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not misleading, and the Parent, the Company and Acquisition each agree to correct any information provided by it for use in the Form S-4, the Proxy Statement and the
Schedule 13E-3, which shall have become false or misleading. Acquisition, Parent and the Company will cooperate with each other in the preparation of the Proxy Statement; without limiting the generality of the foregoing, Parent and the Company will promptly notify Acquisition of the receipt of any comments from the SEC, of any request by the SEC for any amendment to the Proxy Statement or for additional information and of the effectiveness of the Form S-
4. The Company will permit Acquisition to review and comment upon all filings with the SEC, including the Proxy Statement and the Schedule 13E-3 and any amendment thereto, and all mailings to the

Company's shareholders in connection with the Mergers, including the Proxy Statement, shall be subject to the prior review, comment and approval of Acquisition, which may not be unreasonably withheld. Acquisition will furnish to Parent and the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and the Schedule 13E-3. Each of Parent and the Company agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof filed by it and the Schedule 13E-3 and to cause the Proxy Statement to be mailed to the Company's shareholders at the earliest practicable time.

   SECTION 8.3 Access to Information; Confidentiality. From the date hereof to the Effective Time of the Acquisition Merger, the Company shall, and shall cause its subsidiaries, officers, directors, employees, auditors, counsel, financial advisors and other agents to, afford Acquisition and its representatives and the potential financing sources for the transactions contemplated by this Agreement reasonable access during normal business hours to its officers, employees, agents, properties, offices, centers and other facilities and to all books, contracts and records, and shall furnish Acquisition and such financing sources with all financial, operating and other data and information as Acquisition, through its representatives or such financing sources may from time to time reasonably request. Except as required by law, each of the Company and Acquisition will hold and cause their respective officers, directors, agents and employees to hold any nonpublic information in confidence to the extent required by, and in accordance with, the provisions of the letter dated November 13, 1998 between Vestar and the Company (the "Confidentiality Agreement").

   SECTION 8.4 No Solicitation. Neither the Company nor any of its subsidiaries (including Parent) shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its subsidiaries (including Parent) authorize or permit any of its or their officers, directors, agents, representatives, advisors or subsidiaries to, (a) solicit, initiate, encourage (including by way of furnishing information) or take any action knowingly to facilitate the submission of any inquiries, proposals or offers (whether or not in writing) from any person (other than Acquisition, Vestar or Vestar/Gray) relating to, other than the transactions contemplated by this Agreement and the Voting Agreement, (i) any acquisition or purchase of 10% or more of the consolidated assets of the Company (or, following the Reorganization Merger, Parent) and its subsidiaries or of 10% or more of any class of equity securities of the Company (or, following the Reorganization Merger, Parent) or any of its subsidiaries, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company (or, following the Reorganization Merger, Parent) or any of its subsidiaries, (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 10% or more of the consolidated assets of the Company (or, following the Reorganization Merger, Parent), or (iv) any other transaction the consummation of which would or would reasonably be expected to impede, interfere with, prevent or materially delay the Mergers or which would or would reasonably be expected to materially dilute the benefits to Acquisition of the transactions contemplated by this Agreement (collectively, "Transaction Proposals"), or agree to or endorse any Transaction Proposal, or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets in connection with the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than Acquisition, Vestar or Vestar/Gray) to do or seek any of the foregoing; provided, however, that the foregoing shall not prohibit the Company, prior to the receipt of the Requisite Shareholder Approval, (A) from complying with Rule 14e-2 and Rule 14d-9 under the Exchange Act with regard to a bona fide tender offer or exchange offer or
(B) from participating in negotiations or discussions with or furnishing information to any person in connection with a Transaction Proposal not solicited after the date hereof which is submitted in writing by such person to the Board of Directors of the Company after the date of this Agreement; provided, however, that prior to participating in any such discussions or negotiations or furnishing any information, the Company receives from such person an executed confidentiality agreement on terms not less favorable to the Company than the

Confidentiality Agreement, a copy of which shall be provided for informational purposes only to Acquisition; and provided, further, that the Board of Directors of the Company shall have concluded in good faith, after consultation with its outside financial advisors, that such Transaction Proposal is reasonably likely to constitute a Superior Proposal (as defined below) and, after consultation with its outside legal counsel, that participating in such negotiations or discussions or furnishing such information is required in order to comply with its fiduciary duties to the shareholders of the Company under applicable law; and provided, further, that the Board of Directors of the Company shall not take any of the foregoing actions unless it provides Acquisition with prompt (but in no event later than 24 hours after the occurrence or commencement of such action) notice thereof. If the Board of Directors of the Company receives a Transaction Proposal, then the Company shall, to the extent not prohibited in good faith by the terms of such Transaction Proposal, promptly inform Acquisition of the terms and conditions of such proposal and the identity of the person making it. The Company will immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party. "Superior Proposal" means any of the transactions described in clause
(i), (ii) or (iii) of the definition of Transaction Proposal (with all of the percentages included in the definition of such term raised to 51% for purposes of this definition) with respect to which the Board of Directors of the Company shall have concluded in good faith, after consultation with its outside legal counsel and financial advisors, is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the Transaction Proposal and the person making the proposal, and would, if consummated, result in a transaction more favorable to the Company's (or, following the Reorganization Merger, Parent's) shareholders from a financial point of view than the transactions contemplated by this Agreement, including the Mergers.

   SECTION 8.5 Employee Benefits Matters. For a period of at least 12 months following the Effective Time of the Acquisition Merger, Parent shall, or shall cause the Company to, provide employee benefits under plans, programs and arrangements which, in the aggregate, will provide benefits to the employees of Parent, the Company and its subsidiaries which are no less favorable, in the aggregate, than those provided pursuant to the Company Plans (other than those related to Company Common Stock) in effect and disclosed to Acquisition on the date hereof; provided, however, that nothing herein shall prevent the amendment or termination of any such Company Plan (provided that following any such amendment or termination, the Company continues to satisfy the requirements of the first clause of this Section 8.5) or any employee, require that Parent, the Company (or any of its subsidiaries) provide or permit investment in the securities of Parent or interfere with Parent's or the Company's right or obligation to make such changes to any Company Plans as are necessary to conform with applicable law.

   SECTION 8.6 Directors' and Officers' Indemnification and Insurance. (a) The articles of incorporation and by-laws of the Company following the Mergers shall contain provisions identical with respect to elimination of personal liability and indemnification to those set forth in Article V of the articles of incorporation of the Company and Article V of the by-laws of the Company, respectively, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time of the Acquisition Merger in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time of the Reorganization Merger or the Effective Time of the Acquisition Merger were directors, officers, agents or employees of the Company or Parent.

   (b) The Company shall maintain in effect for six years from the Effective Time of the Acquisition Merger policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous than those policies maintained by the Company at the date hereof, with respect to matters occurring prior to the Effective Time of the Acquisition Merger, to the extent available, and having the maximum available coverage under the current policies of directors' and officers' liability insurance; provided that (i) the Company following the Acquisition Merger shall not be required to spend an amount in any year in excess of 150% of the annual aggregate premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Company shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of Parent following the Acquisition Merger, for a cost not exceeding such amount, and (ii) such policies may in the sole discretion of the Company be one or more "tail" policies for all or any portion of the full six year period. The annual premium paid for such insurance in respect of the year ended December 31, 1998 was $108,000.

   SECTION 8.7 Notification of Certain Matters. The Company shall give prompt notice to Acquisition, and Acquisition shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate; (ii) any failure of Parent, the Company or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; and (iv) any material adverse change in the properties, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or the occurrence of an event known to the Company which would be reasonably likely to result in any such change; provided, however, that the delivery of any notice pursuant to this Section 8.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

   SECTION 8.8 Further Action; Reasonable Best Efforts. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Voting Agreement, including but not limited to (i) cooperation in the preparation and filing of the Form S-4, the Proxy Statement, the Schedule 13E-3, any required filings under the HSR Act and any amendments to any thereof, (ii) determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any Governmental Entities or third parties, including parties to leases, loan agreements or other debt instruments, in connection with the transactions contemplated by this Agreement, including the Mergers, and the Voting Agreement, and (iii) promptly making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such consents, approvals, permits or authorizations.

   (b) Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the shares of Company Common Stock from the NYSE, provided that such delisting shall not be effective until after the Effective Time of the Acquisition Merger. The parties also acknowledge that it is Acquisition's intent that the shares of Parent Common Stock following the Acquisition Merger will not be quoted on the NYSE or any other national securities exchange or quoted in any inter-dealer quotation system.

   (c) The Company agrees to provide, and will cause its subsidiaries and its and their respective officers, employees and advisers to provide, all cooperation reasonably necessary in connection with the arrangement of any financing to be consummated contemporaneously with or at or after the Closings in respect of the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company or Parent with respect to solvency matters, comfort letters of accountants and legal opinions as may be reasonably requested by Acquisition and taking such other actions as are reasonably required to be taken by the Company in the Commitment Letters. The parties acknowledge that the payment of any fees by the Company in connection with any Commitment Letters, other than pursuant to Section 10.3, shall be subject to the occurrence of the Closings. In addition, in conjunction with the obtaining of any such financing, the Company agrees, at the reasonable request of Acquisition, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company; provided that no such prepayment or redemption shall themselves actually be made until contemporaneously with or after the Effective Time of the Reorganization Merger.

   (d) The Company shall cooperate with any reasonable requests of Acquisition or the SEC related to the recording of the Mergers as a recapitalization for financial reporting purposes, including, without limitation, to assist Acquisition and its affiliates with any presentation to the SEC with regard to such recording and to include appropriate disclosure with regard to such recording in all filings with the SEC and all mailings to shareholders made in connection with the Mergers. In furtherance of the foregoing, the Company and/or Parent shall provide to Acquisition for the prior review of Acquisition's advisors any description of the transactions contemplated by this Agreement which is meant to be disseminated.

   (e) (i) Acquisition hereby agrees to use its reasonable best efforts, subject to normal conditions, to assist Parent and the Company in arranging the financing described in the Commitment Letters in respect of the transactions contemplated by this Agreement (as described in Section 9.3(f) hereof), including using its reasonable best efforts (A) to assist Parent and the Company in the negotiation of definitive agreements with respect thereto and
(B) to satisfy all conditions applicable to Acquisition in such definitive agreements. Acquisition and its affiliates shall not take any action which is intended to impair, hinder or delay the receipt of the proceeds of the financing described in the Commitment Letters on the terms set forth therein; provided that the foregoing shall not preclude Acquisition from providing the parties providing such financing with all relevant information relating to the Company and its business in connection with their due diligence investigation. Acquisition will keep the Company informed of the status of its efforts to assist Parent and the Company in arranging such financing, including making reports with respect to significant developments. In the event any portion of such financing becomes unavailable in the manner or from the sources originally contemplated, Acquisition will use its reasonable best efforts to assist Parent and the Company in arranging replacement financing. Each of Acquisition and the Company shall notify the other within 24 hours of its learning that any such financing will not be available on terms satisfactory to Acquisition or the Company.

   (ii) Subject to Parent having received the proceeds of the financing described in the Commitment Letters referred to in Section 6.6(b) and (c) on terms reasonably satisfactory to Acquisition, Acquisition at the Closings will be capitalized with a cash equity contribution in an amount of up to $146,526,664. It is understood that certain members of management of the Company may be afforded the opportunity to purchase Parent Common Stock representing not more than 5% of the outstanding capital stock of Parent. Acquisition will be under no obligation pursuant to the preceding sentence unless and until Parent receives the proceeds of the financing described in the Commitment Letters referred to in Section 6.6(b) and (c) on terms reasonably satisfactory to Acquisition. In addition, Acquisition will be under no obligation under any circumstances to be capitalized with cash equity of more than $146,526,664.

   (f) In case at any time after the Effective Time of the Reorganization Merger any further action is necessary or desirable to carry out the purposes of this Agreement, the parties to this Agreement shall use their reasonable best efforts to cause their proper officers and directors to take all such necessary action.

   (g) The Company and Parent shall make, subject to the condition that the transactions contemplated herein actually occur, any undertakings required in order to comply with the antitrust requirements or laws of any governmental entity, including the HSR Act, in connection with the transactions contemplated by this Agreement; provided that no such undertaking shall be agreed to or made unless reasonably acceptable to Acquisition.

   (h) The Company shall use its commercially reasonable best efforts to obtain all consents, approvals, agreements, extensions or other waivers of rights necessary to ensure that all Leases and other Material Contracts remain in full force and effect for the benefit of the Company on substantially the same terms and conditions as in effect on the date hereof (without any material increase in amounts payable by the Company thereunder) immediately following the Effective Time of the Reorganization Merger, and Acquisition shall cooperate with the Company in obtaining such consents, approvals, agreements, extensions or other waivers of rights.

   SECTION 8.9 Public Announcements. Neither Parent, the Company nor Acquisition will issue any press release or public statement with respect to the transactions contemplated by this Agreement and the Voting Agreement, including the Mergers, without the other party's prior consent, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with the NYSE. In addition to the foregoing, Acquisition and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The parties (including the Independent Committee) agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

   SECTION 8.10 Disposition of Litigation. The Company will not voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Mergers and will cooperate with Acquisition to resist any such effort to restrain or prohibit or otherwise oppose the Mergers. The Company and Acquisition shall participate jointly in the defense of any shareholder litigation against the Company or Acquisition, as applicable, and their respective directors relating to the transactions contemplated by this Agreement.

   SECTION 8.11 Affiliates. Prior to the Closing Dates, the Company shall deliver to Acquisition a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to Acquisition on or prior to the Closing Dates a written agreement substantially in the form attached as Exhibit A hereto.

   SECTION 8.12 Resignation of Directors. Prior to the Effective Time of the Acquisition Merger, the Company shall deliver to Acquisition evidence satisfactory to Acquisition of the resignation of the directors of the Company and Parent set forth in Section 8.12 of the Disclosure Schedule, effective at the Effective Time of the Acquisition Merger.

   SECTION 8.13 Stop Transfer Order. The Company acknowledges and agrees to be bound by and to comply with the provisions of the Voting Agreement as if a party thereto with respect to transfers of record ownership of shares of Company Common Stock, and agrees to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Subject Shares (as defined in the Voting Agreement) and that the Voting Agreement places limits on the voting of the Subject Shares and to do all other things as are necessary to effect the provisions of the Voting Agreement.

   SECTION 8.14 Certain Covenants of Parent and the Company. (a) Parent covenants and agrees that on or before the Effective Time of the Reorganization
Merger:

     (i) Qualification as Foreign Corporation. It will qualify to do business as a foreign corporation in the State of California, and in connection therewith will irrevocably appoint an agent for service of process as required under the provisions of Section 2105 of the California GCL.

     (ii) Franchise Tax Filings. It will file any and all documents with the California Franchise Tax Board necessary to the assumption by Parent of all the franchise tax liabilities of the Company.

     (iii) Migration of Parent. It will take all actions necessary to liquidate its existence as a Barbados corporation as promptly as practicable following the date of this Agreement and continue its existence as a Delaware corporation.

   (b) Effective not later than the Effective Time of the Reorganization Merger, the Board of Directors of the Company shall adopt and approve an amendment to the Rights Agreement causing the Company Rights to expire as of the Effective Time of the Reorganization Merger.

                                   ARTICLE 9.

                           CONDITIONS TO THE MERGERS

   SECTION 9.1 Conditions to Obligation of Each Party to Effect the
Mergers. The respective obligations of each party to effect the Mergers shall be subject to the satisfaction at or prior to the Effective Time of the Reorganization Merger of the following conditions:

     (a) Requisite Shareholder Approval. The principal terms of this Agreement and the Reorganization Merger shall have been approved by the Requisite Shareholder Approval.

     (b) HSR Act. The waiting period (and any extension thereof) applicable to the Mergers under the HSR Act shall have been terminated or shall have expired.

     (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of either or both of the Mergers or the transactions contemplated by the Voting Agreement shall be in effect; provided, however, that the parties hereto shall use their reasonable best efforts to have any such injunction, order, restraint or prohibition vacated.

     (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material Blue Sky and other state securities laws applicable to the registration and qualification of Parent Common Stock following the Mergers shall have been complied with.

     (e) Statutes. No statute, rule or regulation shall have been enacted by any Governmental Entity that would make the consummation of either Merger illegal.

     (f) Migration of Parent. The migration of the jurisdiction of incorporation of Parent from Barbados to Delaware pursuant to Section 356 of the Company Laws of Barbados shall have been consummated.
   SECTION 9.2 Additional Condition to the Acquisition Merger. The obligations of Acquisition and Parent to effect the Acquisition Merger are subject to the Reorganization Merger having become effective in accordance with the California GCL.

   SECTION 9.3 Conditions to Obligation of Acquisition to Consummate the Acquisition Merger. The obligations of Acquisition to effect the Acquisition Merger are further subject to the satisfaction at or prior to the Effective Time of the Acquisition Merger of the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company and Parent set forth in this Agreement to the extent qualified as to materiality shall be true and correct and any such representations and warranties to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Dates as though made on and as of the Closing Dates (other than representations and warranties which address matters only as of a certain date, which shall be true and correct, or true and correct in all material respects, as the case may be, as of such date). Acquisition shall have received a certificate signed on behalf of Parent and the Company by the chief executive officer and the chief financial officer of Parent and the Company to the effect set forth in this paragraph and paragraph (b) below.

     (b) Performance of Obligations of the Company. Parent and the Company shall have performed the obligations required to be performed by them under this Agreement at or prior to the Closing Dates (except for such failures to perform as have not had or would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect or materially adversely affect the ability of the Company and Parent to consummate the transactions herein contemplated or perform its obligations hereunder).

     (c) Consents, etc. Acquisition shall have received evidence, in form and substance reasonably satisfactory to it, that all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties listed on Section 9.3 of the Disclosure Schedule have been obtained without, in the case of third parties, the payment or imposition of any material costs or obligations or the exercise of preemptive rights.

     (d) No Material Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (i) challenging or seeking to restrain or prohibit the consummation of either of the Mergers or any of the other transactions contemplated by this Agreement or the Voting Agreement or seeking to obtain from Acquisition or any of its affiliates any damages that are material to any such party, (ii) seeking to prohibit or limit the ownership or operation by the Company or any of its subsidiaries of any material portion of the business or assets of the Company or any of its subsidiaries or (iii) seeking to impose limitations on the ability of Acquisition (or any designee of Acquisition pursuant to the Voting Agreement) or any shareholder of Acquisition or the Company to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including, without limitation, the right to vote the Company Common Stock on all matters properly presented to the shareholders of the Company.

     (e) Affiliate Letters. Acquisition shall have received the agreements referred to in Section 8.11.

     (f) Financing. Parent shall have received the proceeds of financing on the terms and conditions specifically identified in the Commitment Letters described in Section 6.6(b) and (c) or upon terms and conditions which are, in the reasonable judgment of Acquisition, substantially equivalent thereto, and to the extent that any terms and conditions are not specifically identified in the Commitment Letters, on terms and conditions reasonably satisfactory to Acquisition.

     (g) Certain Transactions. The Management Shareholders and Vestar/Gray shall have consummated the transactions contemplated by Section 4 of the Voting Agreement and entered into the agreement contemplated by Section 4 of the Voting Agreement.

     (h) No Material Adverse Effect. Since the date of this Agreement, no event shall have occurred that has had, or that would be reasonably likely to have, a Material Adverse Effect.

   SECTION 9.4 Conditions to Obligation of Parent to Consummate the Acquisition Merger. The obligations of Parent to effect the Acquisition Merger are further subject to the satisfaction at or prior to the Effective Time of the Acquisition Merger of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Acquisition set forth in this Agreement to the extent qualified as to materiality shall be true and correct and any such representations and warranties to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Dates as though made on and as of the Closing Dates (other than representations and warranties which address matters only as of a certain date, which shall be true and correct, or true and correct in all material respects, as the case may be, as of such date). Parent shall have received a certificate signed on behalf of Acquisition by an authorized officer of Acquisition to the effect set forth in this paragraph and in paragraph (b) below.

     (b) Performance of Obligations of Acquisition. Acquisition shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Dates (except for such failures to perform as have not had or would not reasonably be expected, either individually or in the aggregate, to materially adversely affect the ability of Acquisition to consummate the transactions herein contemplated or perform its obligations hereunder).

                                  ARTICLE 10.

                       TERMINATION, AMENDMENT AND WAIVER

   SECTION 10.1 Termination. This Agreement may be terminated and the Acquisition Merger contemplated hereby may be abandoned at any time prior to the Effective Time of the Reorganization Merger and, except as set forth below, notwithstanding approval hereof by the shareholders of the Company, Acquisition and Parent, provided that such termination shall have been approved by the Board of Directors of such party or a duly authorized committee thereof:

     (a) By mutual written consent of Acquisition and the Company;

     (b) By Acquisition or the Company if any court of competent jurisdiction, arbitrator or other Governmental Entity located or having jurisdiction within the United States or any country or economic region in which either the Company or Acquisition, directly or indirectly, has material assets or operations, shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of either of the Mergers or any of the transactions contemplated by this Agreement or the Voting Agreement, or otherwise altering the terms of any of the foregoing in any significant respect, and such order, decree, ruling or other action is or shall have become final and nonappealable;

     (c) By Acquisition or the Company if the Mergers shall not have been consummated on or before July 15, 1999, provided that the right to terminate this Agreement under this Section 10.1(c) shall not be available to the party whose action or failure to act has been the cause of or resulted in the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

     (d) By Acquisition or the Company if the Requisite Shareholder Approval shall not have been obtained at a duly held meeting of shareholders or at any adjournment thereof;

     (e) By Acquisition, if the Company or its Board of Directors shall have
  (i) withdrawn, modified or amended in any respect adverse to Acquisition its approval or recommendation of this Agreement or any of the transactions contemplated herein, (ii) failed as promptly as reasonably practicable after the Form S-4 is declared effective to mail the Proxy Statement to its shareholders or failed to include in such statement such recommendation,
  (iii) approved, recommended or entered into an agreement with respect to, or consummated, any Transaction Proposal from a person other than Acquisition or any of its affiliates, (iv) resolved to do any of the foregoing or (v) in response to the commencement of any tender offer or exchange offer for 10% or more of the outstanding shares of Company Common Stock, not recommended rejection of such tender offer or exchange offer;

     (f) By the Company, prior to the receipt of the Requisite Shareholder Approval, if, (i) pursuant to and in compliance with Section 8.1 hereof, the Board of Directors of the Company withdraws, modifies or amends in a manner adverse to Acquisition its recommendation referred to in Section
  5.21 (or publicly announces its intention to do so) or (ii) the Company or its Board of Directors approves a Superior Proposal; provided, however, that (A) the Company shall have complied with Section 8.4, (B) the Board of Directors of the Company shall have concluded in good faith, after consultation with its outside legal counsel and financial advisors, that such proposal is a Superior Proposal and (C) the Board of Directors shall have concluded in good faith, after consultation with its outside legal counsel, that approving and entering into an agreement in connection with, and consummating, such Superior Proposal is required in order to comply with its fiduciary duties to the shareholders of the Company under applicable law; provided, that this Agreement may not be terminated pursuant to this Section 10.1(f) unless (A) concurrently with such termination, the Company pays to Acquisition the Termination Fee and (B) the Company shall have provided Acquisition with at least 48 hours advance notice of such termination; or

     (g) (i) by the Company, if Acquisition breaches any of its representations, warranties, covenants or agreements contained in this Agreement which is reasonably likely to materially adversely affect Acquisition's ability to consummate the Acquisition Merger and, with respect to any such breach that is reasonably capable of being remedied, the breach is not remedied within 20 days after the Company has furnished Acquisition with written notice of such breach or (ii) by Acquisition, if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement which is reasonably likely to have a Material Adverse Effect or which is reasonably likely to materially adversely affect the Company's ability to consummate either or both of the Mergers and, with respect to any such breach that is reasonably capable of being remedied, the breach is not remedied within 20 days after Acquisition has furnished the Company with written notice of such breach.

   SECTION 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 10.3 and Section 11.1; provided, however, that nothing herein shall relieve any party from liability for any wilful breach hereof.

   SECTION 10.3 Termination Fees and Expenses. (a) The Company shall (provided that Acquisition is not then in material breach of its obligations under this Agreement) upon the termination of this Agreement in accordance with Section 10.1(c) (in the event that the Closings shall not have occurred, in whole or in part, by reason of the failure of the conditions set forth in Section 9.1(f),
9.2 (to the extent that all relevant conditions have been satisfied or waived and the Company fails to cause the Reorganization Merger to be consummated) or
Section 9.3(a), (b), (c) (other than consents from Robert E. Gray, Marie Gray and Kelly Gray or any entity controlled by any of them), (e) (other than letters from Robert E. Gray, Marie Gray and Kelly Gray), (f) (unless such financing is not received due to (i) the occurrence of a material disruption of or material adverse change in financial, banking or capital market conditions,
(ii) a competing offering, placement or arrangement of debt securities or bank financing by or on behalf of the Borrower, the Company or any subsidiary thereof that was undertaken by, on behalf of (with Vestar's consent), or at the direction of Vestar or its affiliates, or (iii) a material disruption or material adverse change in the market for new issues of high yield securities or the financial or capital markets in general) or (h)), 10.1(e), 10.1(f) or 10.1(g)(ii), promptly, but in no event later than two business days following written notice thereof, together with reasonable supporting documentation, reimburse Acquisition, in an aggregate amount of up to $1.5 million, for all reasonable out-of-pocket expenses and fees (including fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, advisors, experts and consultants to Acquisition and its affiliates), whether incurred prior to, concurrently with or after the execution of this Agreement, in connection with the Mergers and the consummation of all transactions contemplated by this Agreement, the Voting Agreement and the financing thereof (collectively, the "Expenses"). Such payment, together with any Termination Fee which may be paid, shall serve as full liquidated damages in respect of such breach, and Acquisition hereby waives all claims against the Company and Parent and their respective subsidiaries in respect of the breach or breaches occasioning the payment pursuant to this Section 10.3(a). It is understood that in the event that Acquisition is paid a Termination Fee pursuant to Section 10.3(c) or (d), to the extent not previously paid, no amounts shall be payable as Expenses.

   (b) Acquisition shall (provided that neither Parent nor the Company is then in material breach of its obligations under this Agreement) following the termination of this Agreement in accordance with Section 10.1(c) (in the event that the Closings shall not have occurred by reason of the failure of the conditions set forth in Sections 9.4(a) or 9.4(b)) or 10.1(g)(i), promptly, but in no event later than two business days following written notice thereof, together with reasonable supporting documentation, reimburse Parent and Company, in an aggregate amount of up to $1.5 million for all reasonable out-of-pocket expenses and fees (including payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, advisors, experts and consultants to Parent, the Company and their respective affiliates), whether incurred prior to, concurrently with or after the execution of this Agreement, in connection with the Mergers and the consummation of all transactions contemplated by this Agreement, the financing hereof and consents related hereto. Such payment shall serve as full liquidated damages in respect of such breach and Parent and the Company hereby waive, on behalf of themselves and their subsidiaries, all claims against Acquisition and its affiliates in respect of the breach or breaches occasioning the payment pursuant to this Section 10.3(b) less any amount previously paid to Acquisition in respect of Expenses.

   (c) In the event that this Agreement is terminated by Acquisition pursuant to Section 10.1(e) or by the Company pursuant to Section 10.1(f), the Company shall pay to Acquisition by wire transfer of immediately available funds to an account designated by Acquisition on the next business day following such termination (or, in the case of a termination pursuant to Section 10.1(f), prior to the effectiveness of such termination) an amount equal to $14 million (the "Termination Fee") less any amount previously paid to Acquisition in respect of Expenses.

   (d) If all of the following events have occurred:

     (i) a Transaction Proposal is commenced, publicly disclosed, publicly proposed or otherwise formally communicated to the Company, Parent or the Independent Committee at any time on or after the date of this Agreement but prior to any termination of this Agreement and either (A) Acquisition or the Company terminates this Agreement pursuant to Section 10.1(c) (unless such termination shall have occurred, in whole or in part, due to the failure of the condition set forth in Section 9.3(f) due to (i) the occurrence of a material disruption of or material adverse change in financial, banking or capital market conditions, (ii) a competing offering, placement or arrangement of debt securities or bank financing by or on behalf of the Borrower, the Company or any subsidiary thereof that was undertaken by, on behalf of (with Vestar's consent), or at the direction of Vestar or its affiliates, or (iii) a material disruption or material adverse change in the market for new issues of high yield securities or the financial or capital markets in general) or (B) Acquisition or the Company terminates this Agreement pursuant to Section 10.1(d) or (C) Acquisition terminates this Agreement pursuant to Section 10.1(g)(ii); and

     (ii) thereafter, within 12 months of the date of such termination, the Company or Parent enters into a definitive agreement with respect to, or consummates, the Transaction Proposal referred to in clause (i) above or a Superior Proposal (whether or not such Superior Proposal was commenced, publicly disclosed, publicly proposed or otherwise communicated to the Company or Parent prior to such termination);

then, the Company shall pay to Acquisition, concurrently with the earlier of the execution of such definitive agreement or the consummation of such Transaction Proposal, an amount equal to the Termination Fee (less any amount previously paid to Acquisition in respect of Expenses), it being agreed that one third of such Termination Fee shall be payable upon the execution of such definitive agreement and the remaining two thirds of such Termination Fee (or, if no definitive agreement shall have been signed, all of such Termination Fee less any amount previously paid to Acquisition in respect of Expenses) shall be payable upon the consummation of such Transaction Proposal or Superior Proposal.

   (e) Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby; provided that all expenses of Acquisition shall be paid by the Company at or following the Effective Time of the Merger.

   SECTION 10.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time of the

Reorganization Merger; provided, however, that, after approval of the Mergers and adoption of this Agreement by the shareholders of the Company, Acquisition and Parent, as applicable, no amendment may be made which by law requires the further approval of such shareholders without such further approval.

   SECTION 10.5 Waiver. At any time prior to the Effective Time of the Reorganization Merger, any party hereto may by action taken by or on behalf of its respective Board of Directors (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to applicable law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE 11.

                               GENERAL PROVISIONS

   SECTION 11.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any instrument delivered pursuant hereto shall terminate at the Effective Time of the Acquisition Merger or upon the termination of this Agreement pursuant to
Section 10.1, as the case may be, except that the agreements set forth in
Section 8.6 shall survive the Effective Time of the Acquisition Merger and those set forth in Sections 8.3, 10.3 and this Section 11.1 shall survive termination of this Agreement.

   SECTION 11.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy with confirmation or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     if to Acquisition:

       c/o Vestar Capital Partners III, L.P.
       1225 17th Street, Suite 1660
       Denver, Colorado 80202
       Attention: James P. Kelley
       Facsimile: (303) 292-6639

     with a copy to:

       Simpson Thacher & Bartlett
       425 Lexington Avenue
       New York, NY 10017
       Attention: Robert L. Friedman, Esq.
       Facsimile: (212) 455-2502

       Hewitt & McGuire, LLP
       19900 MacArthur Boulevard, Suite 1050
       Irvine, California 92612
       Attention: Paul A. Rowe, Esq.
       Facsimile: (949) 798-0511
     if to the Company or Parent:

       St. John Knits, Inc.
       17422 Derian Avenue
       Irvine, California 92614
       Attention: Robert E. Gray
       Facsimile: (949) 223-3272

     with a copy to:

       O'Melveny & Myers LLP
       610 Newport Center Drive
       Newport Beach, California 92660-6429
       Attention: Karen K. Dreyfus
       Facsimile: (949) 823-6994

       and

       Skadden, Arps, Slate, Meagher & Flom LLP
       300 South Grand Avenue
       Los Angeles, California 90071
       Attention: Brian J. McCarthy, Esq.
       Facsimile: (213) 687-5600

   SECTION 11.3 Certain Definitions and Interpretations. For purposes of this Agreement, the term:

     (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock;

     (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (d) "generally accepted accounting principles" shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States;

     (e) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

     (f) "subsidiary" or "subsidiaries" of the Company, or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity (and, for the avoidance of doubt, it is understood that such term shall include and shall refer to Parent, Amen Wardy Home Stores, LLC and St. John/Varian Development Corporation).

   When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Unless the context otherwise requires, the use of the singular shall include the plural, the use of the masculine shall include the feminine, and vice versa. As used in this Agreement, the antecedent of any personal pronoun shall be deemed to be only the next preceding proper noun or nouns, as appropriate for such pronoun. As used in this Agreement, any reference to any law, rule or regulation shall be deemed to include a reference to any amendments, revisions or successor provisions to such law, rule or regulation.

   SECTION 11.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

   SECTION 11.5 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement. This Agreement shall not be assigned by operation of law or otherwise, except that Acquisition may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned subsidiary or subsidiaries of Acquisition or Vestar/Gray, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

   SECTION 11.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and, with respect to the provisions of Section 8.6 and 10.3, shall inure to the benefit of the persons or entities benefitting from the provisions thereof who are intended to be third-party beneficiaries thereof. Except as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

   SECTION 11.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, except for Articles 1 and 2, which shall be governed by the laws of the State of California.

   SECTION 11.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

   SECTION 11.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   SECTION 11.10 Enforcement; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the States of California or Delaware or any California or Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties in any Federal court located in the States of California or Delaware or any California or Delaware state court, and each of the parties hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding may be served on any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the States of California or Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 11.2, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

   IN WITNESS WHEREOF, the Company, Acquisition, Merger Sub and Parent have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          ST. JOHN KNITS, INC.

                                                  /s/ Bob Gray
                                          By:  ______________________
                                                Title:

                                          PEARL ACQUISITION CORP.

                                                 /s/ James P. Kelley
                                          By:  _______________________
                                                Title:

                                          SJKACQUISITION, INC.

                                                    /s/ Bob Gray
                                          By:  ______________________
                                                Title:

                                          ST. JOHN KNITS INTERNATIONAL,
                                           INCORPORATED

                                                  /s/ Roger Ruppert
                                          By:  ______________________
                                                Title:

                                                                       EXHIBIT A

                            Form of Affiliate Letter

Gentlemen:

   The undersigned, a holder of shares of common stock, no par value ("Company Common Stock"), of St. John Knits International, Incorporated, a Delaware corporation (the "Company"), is entitled to receive in connection with the merger (the "Merger") of the Company with Pearl Acquisition Corp., a Delaware corporation, securities (the "Securities") of the Company. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933 (the "Act"), although nothing contained herein should be construed as an admission of such fact.

   If in fact the undersigned were an affiliate under the Act, the undersigned's ability to sell, assign or transfer the Securities retained by the undersigned pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act.

   The undersigned hereby represents to and covenants with the Company that the undersigned will not sell, assign or transfer any of the Securities retained by the undersigned pursuant to the Merger except (i) pursuant to an effective registration statement under the Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to the Company or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission (the "SEC"), is not required to be registered under the Act.

   In the event of a sale or other disposition by the undersigned of Securities pursuant to Rule 145, the undersigned will supply the Company with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto. The undersigned understands that the Company may instruct its transfer agent to withhold the transfer of any Securities disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the Securities sold as indicated in the letter.

   The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing Securities retained by the undersigned in the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to the Company from independent counsel reasonably satisfactory to the Company to the effect that such legends are no longer required for purposes of the Act.

   The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Securities and
(ii) the receipt by Acquisition of this letter is and inducement and a condition to Acquisition's obligations to consummate the Merger.

                                          Very truly yours,


Dated:

                                                                         ANNEX I
                                                                    TO EXHIBIT A

[Name]                                                                    [Date]

   On           the undersigned sold the securities ("Securities") of St. John
Knits International, Incorporated (the "Company") described below in the space provided for that purpose (the "Securities"). The Securities were retained by the undersigned in connection with the merger of Pearl Acquisition Corp. with and into the Company.

   Based upon the most recent report or statement filed by the Company with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

   The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in Section 3(a) (38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                        Very truly yours,

              [Space to be provided for description of securities]

                                                                      APPENDIX B

                                          February 2, 1999

The Board of Directors and
The Independent Committee of the Board of Directors
St. John Knits, Inc.
17422 Derian Avenue
Irvine, CA 92714

The Board of Directors and
The Independent Committee of the Board of Directors
St. John Knits International, Incorporated
17422 Derian Avenue
Irvine, CA 92714

Ladies and Gentlemen:

   St. John Knits, Inc. (the "Company"), St. John Knits International, Incorporated ("Parent"), SJK Acquisition, Inc., a wholly owned subsidiary of Parent ("Merger Sub"), and Pearl Acquisition Corp ("Acquisition"), a wholly owned subsidiary of Vestar/Pearl Investors LLC ("Vestar/Pearl") (which in turn is a wholly owned subsidiary of Vestar Capital Partners III, L.P. ("Vestar")), propose to enter into an agreement and plan of merger (the "Merger Agreement") pursuant to which Merger Sub will merge with and into the Company (the "Reorganization Merger"), with the Company as the surviving corporation, and each share of common stock, no par value, of the Company (the "Company Common Stock") outstanding immediately prior to the Reorganization Merger (other than Company Dissenting Shares (as defined in the Merger Agreement) and Company Common Stock owned, directly or indirectly, by the Company or any subsidiary of the Company) will be converted into one share of common stock, par value $.01 per share, of Parent (the "Parent Common Stock").

   Immediately following the Reorganization Merger, Acquisition will be merged with and into Parent (the "Acquisition Merger" and, together with the Reorganization Merger, the "Mergers"), with Parent as the surviving corporation (the "Surviving Parent Corporation"), and each share of Parent Common Stock outstanding immediately prior to the Acquisition Merger (other than Parent Common Stock owned, directly or indirectly, by Parent or any subsidiary of Parent or by Acquisition, any subsidiary of Acquisition, Vestar/Pearl or Vestar (which will be cancelled)) will be converted into the right to receive $30.00 in cash or, at the election of the holder thereof, the right to receive one share of common stock, par value $.01 per share, of the Surviving Parent Corporation (the "Surviving Parent Common Stock"), with such elections being pro rated as necessary so that approximately 457,000 shares of Surviving Parent Common Stock will be exchanged for Parent Common Stock pursuant to the Acquisition Merger.

   In connection with the Mergers, Vestar, Vestar/Pearl and the Shareholders (identified in Schedule A to the Voting Agreement (as hereinafter defined)) propose to enter into a voting agreement (the "Voting Agreement") pursuant to which the Shareholders will, following the Reorganization Merger but prior to the Acquisition Merger, contribute all of their Parent Common Stock to Vestar/Pearl in exchange for cash and equity in Vestar/Pearl.

   You have asked us whether, in our opinion, the consideration to be received by the holders of shares of Company Common Stock, other than the Shareholders, pursuant to the Mergers is fair from a financial point of view to such holders.

   In arriving at the opinion set forth below, we have, among other things:

  (1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

  (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company and Vestar;

  (3) Conducted discussions with members of senior management of the Company and representatives of Vestar concerning the matters described in clauses 1 and 2 above;

  (4) Reviewed the market prices and valuation multiples for the shares of Company Common Stock and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (5) Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (6) Compared the proposed financial terms of the Mergers with the financial terms of certain other transactions that we deemed to be relevant;

  (7) Participated in certain discussions and negotiations among representatives of the Company and Vestar and their financial and legal advisors;

  (8) Reviewed drafts dated February 2, 1999 of the Merger Agreement and the Voting Agreement; and

  (9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

   In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company and Vestar, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the management of the Company and representatives of Vestar as to the expected future financial performance of the Company. We have also assumed that none of the holders of Parent Common Stock will elect to receive Surviving Parent Common Stock in the Acquisition Merger, and, accordingly, that all such holders will receive their pro rata amount of Surviving Parent Common Stock and cash. In addition, we have assumed that, in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Mergers, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Mergers. We have assumed that the Merger Agreement and the Voting Agreement will be substantially similar to the last drafts reviewed by us. Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

   In connection with the preparation of this opinion, we solicited third-party indications of interest for the acquisition of the Company. We have not been asked to consider, and our opinion does not in any manner address, the value of the Surviving Parent Common Stock or the prices at which the Surviving Parent Common Stock will actually trade following the Mergers.

   We are acting as financial advisor to the Independent Committee of the Board of Directors of the Company in connection with the Mergers and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Mergers. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

   Richard A. Gadbois, III, Senior Vice President of Corporate Executive Services at Merrill Lynch, currently serves as a Director of the Company and Parent. In addition, we have, in the past, provided financial advisory and financing services to Vestar and have been retained to provide additional financial services to Vestar in the future and have received, or will receive, fees for such services. In the ordinary course of our business, we may actively trade shares of Company Common Stock as well as debt securities of Vestar and its affiliates, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   This opinion is for the use and benefit of the Board of Directors of the Company and the Independent Committee thereof and the Board of Directors of Parent and the Independent Committee thereof. Our opinion does not address the merits of the underlying decision by the Company or Parent to engage in the Mergers and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the Mergers.

   On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be received by the holders of the Company Common Stock, other than the Shareholders, pursuant to the Mergers is fair from a financial point of view to such holders.

                                  Very truly yours,

                                    /s/ Merrill Lynch, Pierce, Fenner & Smith
                                                   Incorporated

                                      MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                   INCORPORATED

                                                                      APPENDIX C

                                          February 2, 1999

Independent Committee of the Board of Directors
St. John Knits, Inc.
17422 Derian Avenue
Irvine, California 92614

Independent Committee of the Board of Directors
St. John Knits International, Incorporated
17422 Derian Avenue
Irvine, California 92614

Ladies and Gentlemen:

   You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, no par value ("Company Common Stock"), of St. John Knits, Inc. (the "Company"), other than the shareholders (the "Shareholders") identified in Schedule A to the Voting Agreement (as hereinafter defined), of the consideration to be received by such holders pursuant to the terms of the proposed agreement and plan of merger (the "Merger Agreement"), among the Company, St. John Knits International, Incorporated ("Parent"), SJK Acquisition, Inc. ("Merger Sub"), a wholly owned subsidiary of Parent, and Pearl Acquisition Corp. ("Acquisition"), a wholly owned subsidiary of Vestar/Pearl Investors LLC ("Vestar/Pearl") (which in turn is a wholly owned subsidiary of Vestar Capital Partners III, L.P. ("Vestar")). The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the "Reorganization Merger") pursuant to which each share of Company Common Stock outstanding immediately prior to the Reorganization Merger, other than (i) Company Dissenting Shares (as defined in the Merger Agreement) and (ii) Company Common Stock owned, directly or indirectly, by the Company or any subsidiary of the Company, will be converted into one share of common stock, par value $0.01 per share ("Parent Common Stock"), of Parent. The Merger Agreement further provides, immediately following the Reorganization Merger, for the merger of Acquisition with and into Parent (the "Acquisition Merger" and, together with the Reorganization Merger, the "Mergers") with Parent as the surviving corporation (the "Surviving Parent Corporation") pursuant to which each share of Parent Common Stock outstanding immediately prior to the Acquisition Merger, other than Parent Common Stock owned, directly or indirectly, by Parent or any subsidiary of Parent or by Acquisition, any subsidiary of Acquisition, Vestar/Pearl or Vestar, will be converted into the right to receive $30.00 in cash, or at the election of the holder thereof, the right to receive one share of common stock, par value $.01 per share, of the Surviving Parent Corporation (the "Surviving Parent Common Stock"), with such elections being pro rated as necessary so that approximately 457,000 shares of Surviving Parent Common Stock will be exchanged for Parent Common Stock pursuant to the Acquisition Merger. The terms and conditions of the Mergers are set forth in more detail in the Merger Agreement.

   In connection with the Mergers, Vestar, Vestar/Pearl and the Shareholders propose to enter into a voting agreement (the "Voting Agreement") pursuant to which the Shareholders will, following the Reorganization Merger but prior to the Acquisition Merger, contribute all of their Company Common Stock to Vestar/Pearl in exchange for cash and equity in Vestar/Pearl.

   In connection with rendering our opinion, we have reviewed drafts of the Merger Agreement and the Voting Agreement, and for purposes hereof, we have assumed that the final forms of these documents will not differ in any material respect from the drafts provided to us. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company and Vestar and provided to us for purposes

In re: St. John Knits, Inc.
February 2, 1999
Page 2

of our analysis, and we have met with the management of the Company and representatives of Vestar to review and discuss such information and, among other matters, the Company's business, operations, assets, financial condition and future prospects.

   We have reviewed and considered certain financial and stock market data relating to the Company, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company or one or more of its businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the apparel industry specifically, and in other industries generally, that we believe to be reasonably comparable to the Mergers or otherwise relevant to our inquiry. We have also performed such other financial studies, analyses and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

   In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us, and we have assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the management of the Company and of Vestar. We express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of the Company, or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company, and no such independent valuation or appraisal was provided to us. We also have assumed that none of the holders of Parent Common Stock will elect to receive Surviving Parent Common Stock in the Acquisition Merger and, accordingly, that all such holders will receive their pro rata amount of Surviving Parent Common Stock and cash and, further, that the transactions described in the Merger Agreement will be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. We have not been asked to consider and our opinion does not in any manner address the value of the Surviving Parent Common Stock or the prices at which the Surviving Parent Common Stock will actually trade following the Mergers. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof.

   In the ordinary course of our business, we may actively trade the debt and equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   We are acting as financial advisor to the Independent Committee of the Board of Directors of the Company in connection with the Mergers and will receive a fee for our services, as well as a fee for rendering this opinion. We have performed various investment banking services for Vestar and its affiliates from time to time in the past and have received customary fees for rendering such services.

   Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock, other than the Shareholders, of the consideration to be received by such holders pursuant to the Mergers, and we do not express any views on any other terms of the Mergers. Specifically, our opinion does not address the Company's underlying business decision to effect the Mergers. In addition, our opinion does not address the solvency of the Company or any other entity following consummation of the Mergers or at any time.

In re: St. John Knits, Inc.
February 2, 1999
Page 3


   It is understood that this letter is for the benefit and use of the Independent Committee of the Board of Directors of the Company and the Independent Committee of the Board of Directors of Parent in its consideration of the Mergers, and except for inclusion in its entirety in any proxy statement required to be circulated to shareholders of the Company relating to the Mergers may not be quoted, referred to or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to any holder of Company Common Stock with respect to how such holder should vote with respect to the Mergers, and should not be relied upon by any holder as such.

   Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof, the consideration to be received by the holders of Company Common Stock, other than the Shareholders, pursuant to the Mergers is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          /s/ Wasserstein Perella & Co., Inc.

                                          WASSERSTEIN PERELLA & CO., INC.

                                                                      APPENDIX D

                         CHAPTER 13. DISSENTERS' RIGHTS

(S)1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

   (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

   (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

     (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
  (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

     (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
  (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that sub-paragraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

     (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

     (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

   (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

(S)1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

   (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

   (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

   (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

(S)1302. Submission of share certificates for endorsement; uncertificated securities

   Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

(S)1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

   (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

   (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

(S)1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

   (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

   (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

   (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

(S)1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

   (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

   (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

   (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

   (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

   (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301).

(S)1306. Prevention of immediate payment; status as creditors; interest

   To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

(S)1307. Dividends on dissenting shares

   Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

(S)1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

   Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

(S)1309. Termination of dissenting share and shareholder status

   Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

   (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

   (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

   (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

   (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of dissenting shares.

(S)1310. Suspension of right to compensation or valuation proceedings; litigation of shareholder's approval

   If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

(S)1311. Exempt shares

   This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

(S)1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

   (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attach the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions, or if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

   (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

   (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                      APPENDIX E

                                VOTING AGREEMENT

   This AGREEMENT dated as of February 2, 1999, among Vestar Capital Partners III, L.P., a Delaware limited partnership ("Vestar"), Vestar/Gray Investors LLC, a Delaware limited liability company ("Vestar/Gray"), and the parties listed on Schedule A hereto (each, a "Shareholder" and, collectively, the "Shareholders").

   WHEREAS, St. John Knits, Inc. (the "Company"), St. John Knits International, Incorporated, a Delaware and Barbados corporation ("Parent"), SJKAcquisition, Inc., a California corporation ("Merger Sub"), and Pearl Acquisition Corp., a Delaware corporation ("Acquisition") propose to enter into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for (i) a merger (the "Reorganization Merger") of Merger Sub with and into the Company and (ii) as promptly as practicable following the consummation of the Reorganization Merger, a merger (the "Acquisition Merger" and, together with the Reorganization Merger, the "Mergers") of Acquisition with and into Parent, both upon the terms and subject to the conditions set forth in the Merger Agreement.

   WHEREAS, each Shareholder owns the number of shares of Common Stock, no par value, of the Company ("Company Common Stock") set forth opposite such Shareholder's name on Schedule A hereto (such shares of Company Common Stock, together with any other shares of Company Common Stock or shares of the Common Stock, par value $.01 per share, of Parent (the "Parent Common Stock") of which such Shareholder acquires beneficial ownership after the date hereof and during the term of this Agreement (including, but not limited to, shares of Parent Common Stock into which shares of Company Common Stock are converted pursuant the Reorganization Merger) whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise, being collectively referred to herein as the "Subject Shares"); and

   WHEREAS, as a condition to its willingness to cause Acquisition to enter into the Merger Agreement, Vestar/Gray has requested that the Shareholders enter into this Agreement.

   NOW, THEREFORE, to induce Vestar/Gray to cause Acquisition to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

   1. Representations and Warranties of the Shareholders.

     (a) Representations and Warranties of the Shareholders. Each Shareholder hereby represents and warrants to Vestar and Vestar/Gray as to itself as of the date hereof as follows:

       (i) Organization. The Shareholders that are entities are duly organized, validly existing and in good standing under the laws of the state of their incorporation, formation or organization.

       (ii) Authority; No Conflicts. Each Shareholder has the legal capacity (in the case of Shareholders that are natural persons), and all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by each Shareholder and constitutes a valid and binding obligation of each Shareholder enforceable in accordance with its terms. Except for filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the applicable requirements of the Securities Act and the Exchange

    Act, and the applicable requirements of state securities, blue sky or takeover or other corporate laws, (A) except as set forth on Schedule A, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other person is necessary for the execution of this Agreement by the Shareholders and the consummation by the Shareholders of the transactions contemplated hereby and (B) except as set forth on Schedule A, none of the execution and delivery of this Agreement by the Shareholders, the consummation of the transactions contemplated hereby and compliance with the terms hereof by the Shareholders will conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation, by-laws or analogous documents of each Shareholder (other than Shareholders that are natural persons) or any other agreement to which such Shareholder is a party, including any voting agreement, stockholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Shareholders or to each of the Shareholders' property or assets.

       (iii) The Subject Shares. Except as set forth on Schedule A, each Shareholder is the record and beneficial owner of, and has good and marketable title to, the number of Subject Shares set forth opposite such Shareholder's name on Schedule A hereto, free and clear of any encumbrances, agreements, adverse claims, liens or other arrangements with respect to the ownership of or the right to vote or dispose of the Subject Shares. None of the Shareholders beneficially or of record owns any shares of capital stock of the Company or securities convertible or exchangeable for shares of capital stock of the Company, other than as set forth opposite such Shareholder's name on Schedule A hereto. Each Shareholder has the sole right and power to vote and dispose of the Subject Shares. None of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or transfer of any of the Subject Shares, except as contemplated by this Agreement or as set forth on Schedule A.

   2. Representations and Warranties of Vestar and Vestar/Gray. Vestar and Vestar/Gray hereby represent and warrant to the Shareholders that Vestar and Vestar/Gray are duly organized, validly existing and in good standing under the laws of the state of their formation. Vestar and Vestar/Gray have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Vestar and Vestar/Gray and constitutes a valid and binding obligation of Vestar and Vestar/Gray enforceable in accordance with its terms. Except for filings required under the HSR Act, the applicable requirements of the Securities Act and the Exchange Act, and the applicable requirements of state securities, blue sky or takeover laws, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other person is necessary for the execution of this Agreement by Vestar and Vestar/Gray and the consummation by Vestar and Vestar/Gray of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Vestar and Vestar/Gray, the consummation of the transactions contemplated hereby nor the compliance with the terms hereof by Vestar and Vestar/Gray will conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation, by-laws, limited liability company agreement, certificate of formation or analogous documents of Vestar or Vestar/Gray or any other agreement to which either of them is a party, including any voting agreement, stockholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license, or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Vestar or Vestar/Gray or to Vestar's or Vestar/Gray's property or assets.

   3. Covenants of the Shareholders. Until the termination of this Agreement in accordance with Section 8 hereof, each Shareholder agrees as follows:

     (a) Voting of Subject Shares. At any meeting of stockholders of the Company or Parent or at any adjournment thereof or in any other circumstances upon which any Shareholder's vote, consent or other approval is sought, each such Shareholder shall vote all of the Subject Shares then beneficially owned by such Shareholder (i) in favor of the Mergers and the adoption and the approval of the principal terms of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement, (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company or Parent under the Merger Agreement and (iii) against any action or agreement that would impede, interfere with, delay or postpone or that would reasonably be expected to discourage the Mergers, including, but not limited to: (A) any extraordinary corporate transactions (other than the Mergers), such as a merger, consolidation or other business combination involving the Company or Parent and their subsidiaries, a sale or transfer of a material amount of assets of the Company or Parent and their subsidiaries or a reorganization, recapitalization or liquidation of the Company or Parent and their subsidiaries; (B) any amendment of the Company's or Parent's articles or certificate of incorporation or by-laws or other proposal or transaction involving the Company or Parent or any of their subsidiaries, which amendment or other proposal or transaction would in any manner impede, prevent or nullify the Mergers, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of the Company's or Parent's capital stock; (C) any change in the management or board of directors of the Company or Parent; (D) any material change in the present capitalization or dividend policy of the Company or Parent; or (E) any other material change in the Company's or Parent's corporate structure or business; provided, however, that in the event the Board of Directors of the Company shall have withdrawn, amended or modified its recommendation in accordance with
  Section 8.1 of the Merger Agreement, the Shareholders shall be permitted to vote the Subject Shares owned by them in favor of any action described in clause (iii)(A) above which is a Superior Proposal. Each Shareholder shall not hereafter, unless and until this Agreement terminates pursuant to
  Section 8 hereof, purport to grant (other than through the irrevocable proxy granted in Section 3(b)) any proxy or power of attorney with respect to any of the Subject Shares, deposit any of the Subject Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Subject Shares. Each Shareholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

     (b) Proxies. Each Shareholder hereby grants to Vestar/Gray a proxy to vote all of the Subject Shares then beneficially owned by such Shareholder as indicated in Section 3(a) above. Each Shareholder agrees that this proxy shall be irrevocable and coupled with an interest, agrees to take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Shareholder with respect to any of the Subject Shares.

     (c) Transfer Restrictions. Each Shareholder agrees not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of the Subject Shares to any person other than pursuant to the terms of the Merger Agreement,
  (ii) enter into any voting arrangement or understanding, whether by proxy, voting agreement or otherwise, with respect to any of the Subject Shares or
  (iii) take any action that would make any of its representations or warranties contained herein untrue or incorrect or have the effect of preventing or impeding such Shareholder from performing any of its obligations under this Agreement.

     (d) Appraisal Rights. Each Shareholder hereby irrevocably waives any rights of appraisal with respect to the Mergers or rights to dissent from the Mergers that such Shareholder may have.

     (e) No Solicitation. Each of the Shareholders agrees that it shall not, directly or indirectly, nor shall it authorize, instruct or, if asked or notified, permit (to the extent feasible) any of its trustees, advisors, agents, representatives or other intermediaries to, (i) solicit, initiate, encourage or take any action to facilitate any submission of inquiries, proposals or offers from any person relating to (A) any acquisition or purchase of any or all of the Subject Shares or (B) any Transaction Proposal or agree to or endorse any Transaction Proposal, other than the transactions contemplated by the Merger Agreement, or (ii) enter into or participate in any discussions or negotiations regarding any of the foregoing or furnish to any other person any information with respect to the Company's or Parent's business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing (other than in their capacities as officers and directors of the Company in the event that the Board of Directors of the Company has concluded in accordance with Section 8.4 of the Merger Agreement that similar actions on the part of the Company are required in order for the Board of Directors to comply with its fiduciary duties under applicable law). Notwithstanding anything in this Agreement to the contrary, from and after the date hereof, each Shareholder shall promptly advise Vestar/Gray orally and in writing of the receipt by any of them (or any of the other entities or persons referred to above) of any Transaction Proposal (it being understood that to the extent received in their respective capacities as officer or director of the Company, their obligation to so advise Vestar/Gray shall be governed by the Merger Agreement) or any inquiry which is likely to lead to any Transaction Proposal, the material terms and conditions of such Transaction Proposal or inquiry, and the identity of the person making any such Transaction Proposal or inquiry. Each Shareholder will keep Vestar/Gray fully informed of the status and details of any such Transaction Proposal or inquiry (it being understood that to the extent such transaction proposal was received in their respective capacities as officer or director of the Company, their obligation to so advise Vestar/Gray shall be governed by the Merger Agreement).

     (f) Affiliate Letter. Each Shareholder shall deliver to Vestar/Gray on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit C to the Merger Agreement.

     (g) Consents. Each Shareholder agrees that to the extent that it is, or that it controls, any party to any Lease or other agreement between the Company or one of its subsidiaries and a third party set forth on Section
  9.3 of the Disclosure Schedule, it will deliver, or cause to be delivered any necessary approval or consent required in connection with the consummation of the transactions contemplated by the Merger Agreement without requiring the payment of or imposing any costs or obligations on the Company or exercising any preemptive rights.

   4. Contribution; LLC Agreement. (a) Each Shareholder hereby agrees that, prior to the Effective Time of the Reorganization Merger, it shall contribute all of the Subject Shares then beneficially owned by such Shareholder to Vestar/Gray, in exchange for (i) payment by Vestar/Gray of cash in immediately available funds in the amount set forth opposite such Shareholder's name on Schedule B hereto and (ii) the membership interest in Vestar/Gray set forth opposite such Shareholder's name on Schedule B hereto.

     (b) In connection with the undertakings contained in Section 4(a) hereof, Vestar and each Shareholder hereby agree that concurrently with the consummation of the transactions contemplated by Section 4(a) hereof, they will enter into the Limited Liability Company Agreement of Vestar/Gray in substantially the form attached hereto as Exhibit A.

   5. Further Assurances. Each of the Shareholders, Vestar and Vestar/Gray agrees that it will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as any of the Shareholders, Vestar or Vestar/Gray may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

   6. Stop Transfer Order. Each Shareholder hereby authorizes counsel for the Company to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Subject Shares and that this Agreement places limits on the voting of the Subject Shares.

   7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties hereto, except that Vestar and Vestar/Gray may assign, in their sole discretion, any or all of their rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Vestar or Vestar/Gray, respectively. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

   8. Termination. This Agreement shall terminate, and no party hereto shall have any rights or obligations hereunder, upon the first to occur of (a) the Effective Time of the Acquisition Merger and (b) the termination of the Merger Agreement in accordance with its terms.

   9. General Provisions.

     (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

     (b) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     if to Vestar or Vestar/Gray:

       c/o Vestar Capital Partners III, L.P.
       1225 17th Street, Suite 1660
       Denver, Colorado 80202
       Attention: James P. Kelley
       Facsimile: (303) 292-6639

     with a copy to:

       Simpson Thacher & Bartlett
       425 Lexington Avenue
       New York, NY 10017
       Attention: Robert L. Friedman, Esq.
       Facsimile: (212) 455-2502

     if to any of the Shareholders:

       c/o Robert E. Gray
       St. John Knits, Inc.
       17422 Derian Avenue
       Irvine, California 92614
       Facsimile: (949) 223-3272

     with a copy to:

       Hewitt & McGuire, LLP
       19900 MacArthur Boulevard, Suite 1050
       Irvine, California 92612
       Attention: Paul A. Rowe, Esq.
       Facsimile: (949) 798-0511

     (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

     (e) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

   10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which it may be entitled, at law or in equity, the parties shall be entitled to the remedy of specific performance of the covenants and agreements contained herein and injunctive and other equitable relief.

   11. No Termination or Closure of Trusts. Unless, in connection therewith, the subject Shares held by any trust which are presently subject to the terms of this Agreement are transferred upon termination to one or more Shareholders and remain subject in all respects to the terms of this Agreement, the Shareholders who are trustees shall not take any action to terminate, close or liquidate any such trust and shall take all steps necessary to maintain the existence thereof at least until the first to occur of (i) the Effective Time of the Acquisition Merger and (ii) the termination of the Merger Agreement in accordance with its terms.

   12. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and, with respect to the provisions of Section 4 also shall inure to the benefit of Parent and the Company. Except as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies or any nature whatsoever under or by reason of this Agreement.

   IN WITNESS WHEREOF, each of Vestar, Vestar/Gray and the Shareholders have caused this Agreement to be signed by its signatory thereunto duly authorized, as of the date first written above.

                                          VESTAR CAPITAL PARTNERS III, L.P.

                         By:  Vestar Associates III, L.P.,
                                   its General Partner


                         By:  Vestar Associates Corporation III,
                                      its General Partner


                               /s/ James P. Kelley
                         By:   _______________________
                                Name:


                                          VESTAR/GRAY INVESTORS LLC


                         By:  Vestar Capital Partners III, L.P.
                                    Its:  Managing Member


                         By:  Vestar Associates III, L.P.
                                  Its: General Partner


                         By:  Vestar Associates Corporation III
                                     Its: General Partner


                               /s/ James P. Kelley
                         By:   _______________________
                                Name:
                               Title:


                             /s/ Robert E. Gray
                             ______________________
                                 Robert E. Gray


                             /s/ Marie Gray
                             __________________
                                 Marie Gray


                             /s/ Kelly A. Gray
                             _____________________
                                 Kelly A. Gray

                                          GRAY FAMILY TRUST


                                                  /s/ Robert E. Gray
                                          By:   ______________________
                                                Name: Robert E. Gray


                                                    /s/ Marie Gray
                                          By:   ______________________
                                                Name: Marie Gray


                                          KELLY ANN GRAY TRUST


                                                  /s/ Robert E. Gray
                                          By:   ______________________
                                                Name: Robert E. Gray


                                                    /s/ Marie Gray
                                          By:   ______________________
                                                Name: Marie Gray

                                                                      APPENDIX F

                        FORM OF AGREEMENT OF MERGER

   This Agreement of Merger is made as of            , 1999 by and among
SJKAcquisition, Inc., a California corporation (hereinafter called "Disappearing Corporation"), St. John Knits, Inc., a California corporation (hereinafter called "Surviving Corporation"), and St. John Knits International, Incorporated, a Delaware corporation ("Parent Corporation" and, together with Disappearing Corporation and Surviving Corporation, the "Constituent Corporations").

   Disappearing Corporation is organized in California. Its authorized capital stock consists of 1,000 shares of common stock, par value $0.01 per share ("Disappearing Corporation Common Stock"), of which 1,000 shares are issued and outstanding.

   Surviving Corporation, which is to be the surviving corporation in the merger set forth herein, is organized in California. Its authorized capital stock consists of 40,000,000 shares of Common Stock, no par value ("Common Stock"), and 2,000,000 shares of Preferred Stock, $0.01 par value ("Preferred
Stock"), of which          shares of Common Stock and no shares of Preferred
Stock have been issued.

   Parent Corporation, the sole shareholder of Disappearing Corporation, is organized in Delaware. Shares of Parent Corporation common stock, par value $0.01 per share ("Parent Common Stock"), will be issued to shareholders of the Surviving Corporation at the Effective Time (as defined below). Its authorized capital stock consists of 20,000,000 shares of Parent Common Stock and 2,000,000 shares of Preferred Stock, par value $0.01 per share ("Parent Preferred Stock"), of which 10,000 shares of Parent Common Stock and no shares of Parent Preferred Stock have been issued.

   The respective boards of directors of the Constituent Corporations and the respective shareholders of the Constituent Corporations have approved the merger set forth herein.

   NOW, THEREFORE, Disappearing Corporation, Surviving Corporation and Parent Corporation do hereby adopt and make themselves respectively parties to the plan of reorganization encompassed by this Agreement of Merger and do hereby agree that Disappearing Corporation shall merge with and into Surviving Corporation upon the following terms and conditions:

   1. Merger. Disappearing Corporation shall be merged with and into Surviving Corporation and Surviving Corporation shall survive the merger.

   2. Effective Time. Pursuant to Section 110(c) of the California General Corporation Law, this instrument and the merger contemplated herein shall
become effective at the close of business on          , 1999, provided it has
been filed on or before said date; if not filed on or before said date it shall become effective when a copy of this Agreement of Merger with officers' certificates attached is filed in accordance with Section 1103 of the California General Corporation Law. The date and time upon which the merger becomes effective in accordance with the foregoing sentence is sometimes referred to herein as the "Effective Time."

   3. Articles of Incorporation and Bylaws. The articles of incorporation of Surviving Corporation, as in effect immediately prior to the Effective Time, shall continue to be the articles of incorporation of the Surviving Corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law. The bylaws of Surviving Corporation, as in effect immediately prior to the Effective Time, shall continue to be the bylaws of Surviving Corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law.

   4. Directors and Officers. The directors of Surviving Corporation immediately prior to the Effective Time shall remain the directors of Surviving Corporation at and after the Effective Time until such director's respective successor is duly elected or appointed and qualified. Each person serving as an officer of the Surviving Corporation immediately prior to the Effective Time shall be and continue as an officer of the Surviving Corporation at and after the Effective Time, holding the same office or offices, until such person's successor is chosen or qualified.

   5. Succession. At the Effective Time, Surviving Corporation shall succeed to Disappearing Corporation in the manner of and as more fully set forth in
Section 1107 of the California General Corporation Law.

   6. Further Assurances. From time to time as and when required by Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of Disappearing Corporation such deeds and other instruments, and there shall be taken or caused to be taken such further and other actions as shall be appropriate or necessary in order to vest or perfect in or to confirm of record or otherwise in Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Disappearing Corporation, and otherwise to carry out the purposes of this Agreement of Merger, and the officers and directors of Surviving Corporation are fully authorized in the name and on behalf of Disappearing Corporation or otherwise to take any and all such actions and to execute and deliver any and all such deeds and other instruments.

   7. Cancellation of Common Stock. Each share of Common Stock that is owned by Surviving Corporation, Disappearing Corporation or Parent Corporation shall be automatically and immediately canceled and retired and shall cease to exist, and no cash, Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

   8. Common Stock of Disappearing Corporation. At the Effective Time, by virtue of the merger and without any action on the part of the holder thereof, each share of Disappearing Corporation Common Stock outstanding immediately prior thereto shall be converted into and become one (1) validly issued, fully paid and nonassessable share of the Common Stock, no par value, of Surviving Corporation, and such outstanding share of Disappearing Corporation shall be canceled and cease to exist.

   9. Capital Stock of Surviving Corporation. At the Effective Time, each share of Common Stock of Surviving Corporation outstanding immediately prior thereto shall be converted into and become one (1) validly issued, fully paid and nonassessable share of Parent Common Stock.

   10. Stock Certificates. At and as of the Effective Time, all of the outstanding certificates which prior to that time represented shares of the capital stock of Surviving Corporation shall be deemed for all purposes to evidence ownership of and to represent shares of Parent Corporation into which the shares of Surviving Corporation represented by such certificates have been converted as herein provided. Parent Corporation, as holder of the certificate that immediately prior to the Effective Time evidenced outstanding shares of Disappearing Corporation Common Stock, may at such holder's option, surrender the same to the Surviving Corporation in exchange for a certificate representing shares of the Surviving Corporation Common Stock into which such holder's outstanding shares of Disappearing Corporation Common Stock shall have been converted and, until surrendered, the Disappearing Corporation Common Stock certificate shall represent and evidence the shares of the Surviving Corporation Common Stock into which the outstanding shares of the Disappearing Corporation Common Stock theretofore represented and evidenced thereby.

   11. Counterparts. In order to facilitate the filing and recording of this Agreement of Merger, it may be executed in any number of counterparts, each of which shall be deemed to be an original.

                                          "SURVIVING CORPORATION"

                                          ST. JOHN KNITS, INC.,
                                          a California corporation

                                          By:
                                          Name: Bob Gray
                                          Title: Chairman of the Board and
                                           Chief Executive Officer

                                          By:
                                          Name: Marie Gray
                                          Title: Secretary

                                          "DISAPPEARING CORPORATION"

                                          SJKACQUISITION, INC.,
                                          a California corporation

                                          By:
                                          Name: Bob Gray
                                          Title: President

                                          By:
                                          Name: Roger G. Ruppert
                                          Title: Secretary

                                          "PARENT CORPORATION"

                                          ST. JOHN KNITS INTERNATIONAL,
                                          INCORPORATED,
                                          a Delaware corporation
                                          By:
                                          Name: Bob Gray

                                          Title: Chairman of the Board and
                                           Chief Executive

                                          Officer

                                          By:
                                          Name: Marie Gray
                                          Title: Secretary

                            CERTIFICATE OF APPROVAL
                                      OF
                              AGREEMENT OF MERGER
                                      OF
                             SJKACQUISITION, INC.,
                           a California corporation

   Bob Gray and Roger G. Ruppert do hereby certify:

   1. That they are, respectively, the president and secretary of SJKAcquisition, Inc., a California corporation.

   2. That the total number of outstanding shares of each class of said corporation entitled to vote on the merger described in the agreement of merger to which this certificate is attached is 1,000 shares of common stock.

   3. That the principal terms of the agreement of merger in the form attached were approved by that corporation by a vote of a number of shares of each class which exceeded the vote required, common stock being the sole class entitled to vote and a majority vote being required of such class.

   4. The required vote of the stockholders of St. John Knits International, Incorporated has been obtained.


DATE:        , 1999

                                        By:
                                        Name: Bob Gray
                                        Title: President

                                        By:
                                        Name: Roger G. Ruppert
                                        Title: Secretary

   Each of the undersigned declares under penalty of perjury that the matters set forth in the foregoing certificate are true of his or her own knowledge.
Executed at Irvine, California on        , 1999.

                            CERTIFICATE OF APPROVAL
                                       OF
                              AGREEMENT OF MERGER
                                       OF
                             ST. JOHN KNITS, INC.,
                            a California corporation

   Bob Gray and Marie Gray do hereby certify:

   1. That they are, respectively, the president and secretary of St. John Knits, Inc., a California corporation.

   2. That the total number of outstanding shares of each class of said corporation entitled to vote on the merger described in the agreement of merger
to which this certificate is attached is             shares of common stock.

   3. That the principal terms of the agreement of merger in the form attached were approved by that corporation by a vote of a number of shares of each class which exceeded the vote required, common stock being the sole class entitled to vote and a majority vote being required of such class.


DATE:        , 1999

                                          By:
                                          Name: Bob Gray
                                          Title: Chairman of the Board and
                                               Chief Executive Officer

                                          By:
                                          Name: Marie Gray
                                          Title: Vice-Chairman of the Board,
                                               Chief Designer and Secretary

   Each of the undersigned declares under penalty of perjury that the matters set forth in the foregoing certificate are true of his or her own knowledge.
Executed at Irvine, California on             , 1999.

                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   The Restated Certificate of Incorporation of the Registrant provides that except to the extent prohibited by the Delaware General Corporate Law (the "DGCL"), a director of the Registrant may not personally be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty by a director. Section 4.01 of the Registrant's Bylaws contains a similar provision, which states that the Registrant shall indemnify to the fullest extent permitted by law any person made, or threatened to be made, a party to any action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant or serves or served any other enterprise at the request of the Registrant.

   Section 145 of the DGCL permits a corporation to indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonable believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they will have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person will have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought will determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits

     EXHIBIT
     NUMBER                        DESCRIPTION OF DOCUMENT
     -------                       -----------------------
       2.1   Agreement and Plan of Merger, dated as of February 2, 1999, among
             St. John Knits, Inc., SJKAcquisition, Inc., St. John Knits
             International, Incorporated and Acquisition Corp. (included as
             Appendix A to the Proxy Statement-Prospectus
             which forms a part of this Registration Statement)
       3.1   Form of Post-Merger Restated Certificate of Incorporation of St.
             John Knits International
       3.2   Post-Merger Bylaws of St. John Knits International
       5.1   Opinion of O'Melveny & Myers LLP regarding the validity of the securities being registered
       8.1*  Opinion of O'Melveny & Myers LLP regarding certain tax matters
      10.1   Voting Agreement, dated as of February 2, 1999, among Vestar
             Capital Partners III, L.P., Vestar/Gray LLC and the parties listed on Schedule A thereto (included as Appendix E to the Proxy
             Statement-Prospectus which forms a part of this Registration
             Statement)
      10.2*  Form of Stockholders Agreement
      10.3*  Form of Limited Liability Company Agreement
      10.4+  Form of Management Agreement among St. John, St. John Knits
             International and Vestar Capital Partners
      10.5+  Letter Agreement dated April 27, 1999, between Vestar Capital
             Partners and Robert E. Gray, attaching (i) a summary of terms for the Grays' stock options, (ii) a form of St. John Knits
             International, Incorporated 1999 Stock Option Plan and (iii) a
             form of stock option agreement

     EXHIBIT
     NUMBER                        DESCRIPTION OF DOCUMENT
     -------                       -----------------------
      10.6   Letter dated February 2, 1999, from The Chase Manhattan Bank and
             Chase Securities Inc. to Vestar Capital Partners III, L.P.
             (incorporated herein by reference to Exhibit (a)(1) to the
             Schedule 13E-3 of St. John Knits, Inc., filed with the Securities and Exchange Commission on March 1, 1999)
      10.7   Letter dated February 2, 1999, from Chase Securities Inc. to
             Vestar Capital Partners III, L.P. (incorporated herein by
             reference to Exhibit (a)(2) to the Schedule 13E-3 of St. John
             Knits, Inc., filed with the Securities and Exchange Commission on
             March 1, 1999)
      10.8   Superior Court of the State of California County of Orange,
             Central Justice Center Minute Order, dated April 30, 1999
      23.1   Consent of O'Melveny & Myers LLP (contained in Exhibit 5.1 hereto)
      23.2*  Consent of O'Melveny & Myers LLP (contained in Exhibit 8.1 hereto)
      23.3   Consent of Arthur Andersen LLP
      24.1+  Power of Attorney of the officers and directors of Registrant signing this Registration Statement (contained on page II-4)
      99.1+  Form of Proxy
      99.2   Form of Election
      99.3+  Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated
      99.4+  Consent of Wasserstein Perella & Co., Inc.
      99.5   Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
             (included as Appendix B to the Proxy Statement-Prospectus which forms a part of this Registration Statement)
      99.6   Opinion of Wasserstein Perella & Co., Inc. (included as Appendix C to the Proxy Statement-Prospectus which forms a part of this
             Registration Statement)
      99.7+  Consent of Daniel S. O'Connell to serve as a director of St. John
             Knits International after the mergers
      99.8+  Consent of Sander M. Levy to serve as a director of St. John Knits
             International after the mergers
      99.9+  Consent of James P. Kelley to serve as a director of St. John
             Knits International after the mergers

--------
* To be filed in a subsequent amendment.
+ Previously filed.

    (b) FINANCIAL STATEMENT SCHEDULES

   All schedules have either been incorporated by reference or have been omitted as not applicable or not required under the rules of Regulation S-X.

    (c) REPORTS, OPINIONS AND APPRAISALS OF OUTSIDE PARTIES

   The opinions of Merrill Lynch, Pierce, Fenner & Smith Incorporated & Co., Inc. and Wasserstein Perella & Co. Inc. are included as Appendices B and C to the Proxy Statement-Prospectus.

ITEM 22. UNDERTAKINGS

   The undersigned registrant hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

       (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

    (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) (a)that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (b) that every prospectus: (A) that is filed pursuant to paragraph
  (5)(a) immediately preceding, or (B) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (a) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (b) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 17th day of May, 1999.

                                          ST. JOHN KNITS INTERNATIONAL,
                                           INCORPORATED

                                                   /s/ Bob Gray
                                          By  _________________________________
                                               Bob Gray
                                               Chairman and Chief Executive
                                                Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated below on the 17th day of May, 1999.

                   SIGNATURE                                     TITLE
                   ---------                                     -----

                /s/ Bob Gray                    Chairman of the Board and Chief
 _____________________________________________  Executive Officer (Principal Executive
                    Bob Gray                    Officer)

            *                                   Vice Chairman of the Board, Chief
 _____________________________________________  Designer and Secretary
 Marie Gray

            *                                   Director and President
 _____________________________________________
 Kelly A. Gray

            *                                   Chief Financial Officer and Senior Vice
 _____________________________________________  President, Finance (Principal Financial
 Roger G. Ruppert                               Officer and Principal Accounting
                                                Officer)

            *                                   Director
 _____________________________________________
 David A. Krinsky

            *                                   Director
 _____________________________________________
 Richard A. Gadbois, III

            *                                   Director
 _____________________________________________
 Robert C. Davis

            *                                   Director
 _____________________________________________
 Mark R. Goldston

            *                                   Director
 _____________________________________________
 Daniel T. Reiner

        /s/ Bob Gray
By: ____________________________________
  Bob Gray
  Attorney-in-fact

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                          DESCRIPTION OF DOCUMENT
 -------                         -----------------------
   2.1   Agreement and Plan of Merger, dated as of February 2, 1999, among St.
         John Knits, Inc., SJKAcquisition, Inc., St. John Knits International,
         Incorporated and Acquisition Corp. (included as Appendix A to the
         Proxy Statement-Prospectus which forms a part of this Registration
         Statement)
   3.1   Form of Post-Merger Restated Certificate of Incorporation
   3.2   Post-Merger Bylaws
   5.1   Opinion of O'Melveny & Myers LLP regarding the validity of the securities being registered
   8.1*  Opinion of O'Melveny & Myers LLP regarding certain tax matters
  10.1   Voting Agreement, dated as of February 2, 1999, among Vestar Capital
         Partners III, L.P., Vestar/Gray LLC and the parties listed on Schedule
         A thereto (included as Appendix E to the Proxy Statement-Prospectus which forms a part of this Registration Statement)
  10.2*  Form of Stockholders Agreement
  10.3*  Form of Limited Liability Company Agreement
  10.4+  Management Agreement among St. John, St. John Knits International and
         Vestar Capital Partners
  10.5+  Letter Agreement, dated April 27, 1999, between Vestar Capital
         Partners and Robert E. Gray, attaching (i) a summary of terms for the
         Grays' stock options, (ii) a form of St. John Knits International,
         Incorporated 1999 Stock Option Plan and (iii) a form of stock option agreement
  10.6   Letter dated February 2, 1999, from The Chase Manhattan Bank and Chase
         Securities Inc. to Vestar Capital Partners III, L.P. (incorporated herein by reference to Exhibit (a)(1) to the Schedule 13E-3 of St.
         John Knits, Inc., filed with the Securities and Exchange Commission on
         March 1, 1999)
  10.7   Letter dated February 2, 1999, from Chase Securities Inc. to Vestar
         Capital Partners III, L.P. (incorporated herein by reference to
         Exhibit (a)(2) to the Schedule 13E-3 of St. John Knits, Inc., filed with the Securities and Exchange Commission on March 1, 1999)
  10.8   Superior Court of the State of California County of Orange, Central
         Justice Center Minute Order, dated April 30, 1999
  23.1   Consent of O'Melveny & Myers LLP (contained in Exhibit 5.1 hereto)
  23.2*  Consent of O'Melveny & Myers LLP (contained in Exhibit 8.1 hereto)
  23.3   Consent of Arthur Andersen LLP
  24.1+  Power of Attorney of the officers and directors of Registrant signing this Registration Statement (contained on page II-4)
  99.1+  Form of Proxy
  99.2   Form of Election
  99.3+  Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated
  99.4+  Consent of Wasserstein Perella & Co., Inc.
  99.5   Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
         (included as Appendix B to the Proxy Statement-Prospectus which forms a part of this Registration Statement)
  99.6   Opinion of Wasserstein Perella & Co., Inc. (included as Appendix C to the Proxy Statement-Prospectus which forms a part of this Registration
         Statement)
  99.7+  Consent of Daniel S. O'Connell to serve as a director of St. John
         Knits International after the mergers
  99.8+  Consent of Sander M. Levy to serve as a director of St. John Knits
         International after the mergers
  99.9+  Consent of James P. Kelley to serve as a director of St. John Knits
         International after the mergers

--------
 * To be filed in a subsequent amendment.
 + Previously filed.